As filed with the Securities and Exchange Commission on January 29, 2003

Registration No. 333-101567

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLUG POWER INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3629	22-3672377
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Roger Saillant
President and Chief Executive Officer
Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stuart M. Cable, P.C. Robert P. Whalen, Jr., P.C. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Merrill M. Kraines, Esq. Fulbright & Jaworski, L.L.P. 666 Fifth Avenue New York, NY 10103 (212) 318-3000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[PLUG POWER LOGO]	[H POWER LOGO]

The boards of directors of Plug Power Inc. and H Power Corp. have each approved an agreement and plan of merger that would result in H Power becoming a wholly-owned subsidiary of Plug Power.

The board of directors of each company believes that the merger is advisable and in the best interests of its stockholders. The board of directors of H Power unanimously recommends that its stockholders vote to adopt and approve the merger agreement and approve the transactions contemplated by the merger agreement, and the board of directors of Plug Power unanimously recommends that its stockholders vote to approve the issuance of shares of Plug Power common stock pursuant to the merger agreement.

If the merger agreement is adopted and approved and the merger is subsequently completed, and you are an H Power stockholder, it is estimated that you will receive approximately .86 shares of Plug Power common stock for each share of H Power common stock you own, which would currently provide an estimated aggregate consideration value of $50,000,000 based on the closing price per share of Plug Power’s common stock on January 28, 2003. The actual amount of shares of Plug Power common stock you will receive in the merger will depend upon certain factors described in the attached joint proxy statement/prospectus. Subject to the terms of the merger agreement, the minimum aggregate consideration you will receive in the merger is $29,675,000. You will also receive cash, without interest, rather than a fractional share of Plug Power common stock that you otherwise would be entitled to receive in the merger. Plug Power common stock is listed on the Nasdaq National Market under the symbol “PLUG.” At your stockholders meeting, you will be asked to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

If you are a Plug Power stockholder, after the merger you will continue to own your existing shares of Plug Power common stock. At your stockholders meeting, you will be asked to vote on the issuance of shares of Plug Power common stock in the merger.

Stockholders of Plug Power are also being asked to vote upon a proposal to permit Plug Power’s employees to exchange options to purchase shares of Plug Power common stock held by them for shares of restricted common stock of Plug Power, in accordance with the terms and conditions described in the accompanying joint proxy statement/prospectus. The board of directors of Plug Power believes that the proposed stock option exchange is advisable and in the best interests of its stockholders and unanimously recommends that Plug Power stockholders vote to approve the stock option exchange.

Your Vote is Very Important.    Whether or not you plan to attend your company’s stockholders’ meeting, please take the time to vote on the proposal(s) submitted for your company’s meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you are an H Power stockholder, failure to return or sign your proxy card will have the effect of a vote against the merger agreement and the merger, unless you attend your stockholders meeting and vote in person. If you are a Plug Power stockholder, failure to return or sign your proxy card will have no effect on the proposal to issue shares of Plug Power common stock in the merger and no effect on the proposal to exchange Plug Power options for shares of restricted stock of Plug Power.

The dates, times and places of the stockholders meetings are as follows:

For Plug Power Inc. stockholders:              , 2003 at              a.m. local time, at the Albany Marriott, 189 Wolf Road, Albany, New York.

For H Power Corp. stockholders:                 , 2003 at              local time at                         .

Following this letter you will find a formal notice of the special meeting of each company’s stockholders and a joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information concerning the merger agreement, the merger, the issuance of shares of Plug Power common stock pursuant to the merger agreement, the proposed stock option exchange and Plug Power and H Power. You may also obtain more information about Plug Power and H Power from documents that each company has filed with the Securities and Exchange Commission.

Dr. Roger B. Saillant	Dr. H. Frank Gibbard
President and Chief Executive Officer of Plug Power Inc.	Chief Executive Officer of H Power Corp.

Please give all of the information contained or incorporated by reference in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 27 of the joint proxy statement/prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under, or passed upon the adequacy of, this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated             , 2003 and was first mailed to stockholders of Plug Power and H Power on or about             , 2003.

PLUG POWER INC.
968 Albany-Shaker Road
Latham, NY 12110
(518) 782-7700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on                     , 2003

To the Stockholders of Plug Power Inc.:

A special meeting of stockholders of Plug Power Inc. will be held on                     , 2003 at                      a.m., local time, at the Albany Marriott, 189 Wolf Road, Albany, New York. The board of directors asks you to attend this meeting (in person or by proxy) for the following purposes:

1.
To consider and vote on a proposal to approve the issuance of shares of common stock of Plug Power Inc. pursuant to the Agreement and Plan of Merger, dated as of November 11, 2002, by and among Plug Power Inc., a Delaware corporation, Monmouth Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Plug Power Inc., and H Power Corp., a Delaware corporation, as amended, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2.
To consider and vote on a proposal to exchange options to purchase shares of common stock of Plug Power Inc. held by its employees for shares of restricted common stock of Plug Power Inc., in accordance with the terms and conditions described in the accompanying joint proxy statement/prospectus.

3.	To transact any other business as may properly come before the special meeting and any adjournments or postponements of the special meeting.

Only stockholders of record of Plug Power Inc. as of the close of business on February 7, 2003 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of each of the proposals will require the affirmative vote of the holders of a majority of the shares of Plug Power common stock present in person or by proxy at the special meeting.

We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy to vote at any adjournments or postponements of the special meeting. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting in the manner described in the accompanying joint proxy statement/prospectus.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Roger Saillant,
President and Chief Executive Officer

Latham, New York
                        , 2003

H POWER CORP.
60 Montgomery Street
Belleville, New Jersey 07109
(973) 450-4400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on                     , 2003

To the Stockholders of H Power Corp.:

A special meeting of stockholders of H Power will be held on                 , 2003, at              a.m., local time, at             , for the following purposes:

1.
To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 11, 2002, by and among Plug Power Inc., a Delaware corporation, Monmouth Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Plug Power, and H Power Corp., a Delaware corporation, as amended, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and to approve the merger as contemplated by the merger agreement.

2.	To transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

Only stockholders of record of H Power common stock at the close of business on February 7, 2003 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of H Power common stock entitled to vote at the special meeting.

Your vote is important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-prepaid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote in person even if you returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Dr. H. Frank Gibbard
Chief Executive Officer
Belleville, New Jersey
                    , 2003

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Plug Power from other documents that are not included in or delivered with this document. We have listed the documents containing this information on page 167. This information is available to you without charge upon your written or oral request. You can obtain those documents relating to Plug Power, which are incorporated by reference in this joint proxy statement/prospectus, or any documents referred to in this joint proxy statement/prospectus relating to H Power by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Plug Power Inc.	H Power Corp.
968 Albany-Shaker Road	60 Montgomery Street
Latham, New York 12110	Belleville, NJ 07109
Attn: David A. Neumann Chief Financial Officer	Attn: William Zang Chief Financial Officer
(518) 782-7700	(973) 450-4400

If you would like to request documents, you must do so by January     , 2003 in order to receive them before the special meeting of your company’s stockholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Plug Power and H Power, please see the section entitled “Where You Can Find Additional Information” beginning on page 166 of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to H Power and its subsidiaries was provided by H Power and the information contained in this joint proxy statement/prospectus with respect to Plug Power and its subsidiaries was provided by Plug Power.

(i)

(ii)

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:	Why are Plug Power and H Power proposing the merger? (See pages 59 and 72)

A:
Plug Power and H Power are proposing the merger because they believe the resulting combined company will be a stronger, better capitalized and more competitive company. Plug Power and H Power believe that the merger will provide significant potential benefits and resources, including:

•	cash resources to fund the combined company’s growth and development;

•	benefits created from the complementary resources of Plug Power and H Power, including complementary financial, technology and intellectual property resources; and

•	potential synergy benefits from cost savings and integration of the companies’ strategic partners and suppliers.

Overall,
both Plug Power and H Power believe that the merger will provide added value to their respective stockholders. Achieving these anticipated benefits, however, is subject to certain risks discussed in the section entitled “Risk Factors” beginning on page 27.

Q:	What will I receive in the merger? (See page 79)

A:	H Power Stockholders:

If the merger is completed, Plug Power and H Power estimate that each H Power stockholder will receive approximately .86 shares of Plug Power common stock for each share of H Power common stock. This amount is an estimate based on (1) an estimated transaction value price of $50,000,000 based on the estimated value of H Power’s net cash of $36,000,000 (as defined in the merger agreement) as of the date of this joint proxy statement/prospectus; (2) an estimated average trading price of $5.39 per share of Plug Power common stock and (3) 10,776,548 shares of H Power common stock outstanding as of the date of this joint proxy statement/prospectus. The estimated average trading price is based on the closing price of $5.39 per share of Plug Power common stock on January 28, 2003. This amount is subject to a collar between $5.29 per share and $6.47 per share. As a result, the average trading price per share of Plug Power common stock for purposes of calculating the merger consideration can never be below $5.29 or above $6.47, and trading below or above these amounts, respectively, will have no effect on the average trading price for this purpose.

As further described below in this question and answer, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000.

The actual number of shares of Plug Power common stock that each H Power stockholder will receive for each share of H Power common stock may be different than the estimated .86 as the exchange ratio for H Power common stock is determined based in part on:

•	the transaction value price, which is determined based in part on the value of H Power’s net cash (as defined in the merger agreement) at the effective time of the merger;

•
the average trading price for shares of Plug Power common stock for 10 randomly selected days in the 20 trading day period ending on the second trading day prior to the effective time of the merger, subject to the collar adjustment; and

•
the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger (which is not expected to change from the 10,776,548 shares outstanding as of the date of this joint proxy statement/prospectus).

To illustrate the impact of changes in H Power’s net cash on the exchange ratio, if H Power’s net cash (as defined in the merger agreement) is equal to an amount between $34,000,000 and $38,000,000, then the number of shares of Plug Power common stock that each H Power stockholder will receive for each share of H Power common stock will, depending on the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger and the average Plug Power common stock price, range between .69 and .91.

To illustrate the impact of changes in Plug Power’s average trading price, if H Power’s net cash (as defined in the merger agreement) is equal to $36,000,000 then the number of shares of Plug Power common stock that each H Power stockholder will receive for each share of H Power common stock will, depending on the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger and the average Plug Power common stock price, range between .72 and .88.

Each H Power stockholder will also receive cash, without interest, rather than a fractional share of Plug Power common stock that he, she or it would otherwise be entitled to receive in the merger.

In the event that H Power, during the period commencing 5 business days prior to the stockholder meetings of H Power and Plug Power to approve the transactions contemplated by the merger agreement and ending on the second business day prior to such meetings, notifies Plug Power that the product of (1) the anticipated number of shares of Plug Power common stock to be issued in the merger and (2) the reasonably anticipated average Plug Power common stock price is less than $29,675,000, then H Power may terminate the merger agreement. As further described under the section of this joint proxy statement/prospectus titled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses,” such right of H Power to terminate the merger agreement is subject to Plug Power’s right to issue additional shares of Plug Power common stock such that the aggregate consideration received by H Power stockholders is equal to $29,675,000, as set forth in the merger agreement and described herein.

For a description of how the exchange ratio will be determined, and examples of the exchange ratio based on assumptions regarding H Power’s net cash and the average Plug Power common stock price, each at the effective time of the merger, see the section of this joint proxy statement/prospectus titled “The Merger and Related Transactions—The Merger Agreement—Conversion of H Power Common Stock in the Merger.” Prior to each company’s respective special meeting of stockholders, the current estimated exchange ratio will be posted on Plug Power’s website at www.plugpower.com and on H Power’s website at www.hpower.com.

Plug Power Stockholders:

If you own shares of Plug Power common stock immediately prior to the merger, you will continue to own those shares immediately after the merger. Based on the estimated exchange ratio of .86, which is subject to potential adjustment, Plug Power stockholders immediately prior to the merger will hold approximately 84.6% of the outstanding shares of Plug Power common stock when the merger is complete.

Q:	What are the tax consequences to me of the merger? (See page 100)

A:
In the opinion of counsel, it is unclear whether the merger will qualify as a tax-free reorganization. It is possible that the H Power stockholders will be required to recognize gain or loss for U.S. federal income tax purposes in connection with the merger, and H Power stockholders should vote to approve the merger only if they are willing to approve a taxable transaction in which they recognize gain or loss. However, Plug Power and H Power intend to treat the merger in such a manner that receipt of Plug Power’s common stock in the merger would be tax-free to H Power’s stockholders. We urge you to consider carefully the discussion of tax consequences related to the merger in this joint proxy statement/prospectus and to review these tax consequences with your tax advisor.

Q:	Will H Power stockholders be able to trade the Plug Power common stock that they receive in the merger? (See page 104)

A:
Yes. The Plug Power common stock issued in the merger will be registered with the Securities and Exchange Commission and listed on the Nasdaq National Market under the symbol “PLUG.” All shares of Plug Power common stock that you receive in the merger will be freely transferable unless you are deemed to be an affiliate of H Power prior to the completion of the merger or an affiliate of Plug Power after the completion of the merger, or your shares are subject to other contractual restrictions. Shares of Plug Power common stock received by persons deemed to be affiliates in the merger may only be sold in compliance with Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

Q:	When do Plug Power and H Power expect to complete the merger?

A:
Plug Power and H Power expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The stockholders of H Power must approve the merger agreement and the merger at their special stockholders meeting and the stockholders of Plug Power must approve the issuance of shares of Plug Power common stock pursuant to the merger agreement at their special stockholders meeting.

Plug Power and H Power are working toward satisfying these conditions and completing the merger as soon as practicable. Plug Power and H Power currently plan to complete the merger in the first quarter of 2003 following the respective special meetings of Plug Power’s and H Power’s stockholders, assuming the H Power stockholders approve the merger and the merger agreement, the Plug Power stockholders approve the issuance of shares of Plug Power common stock pursuant to the merger agreement and the other merger conditions are satisfied. However, because the merger is subject to some conditions which are beyond Plug Power’s and H Power’s control, the exact timing cannot be predicted.

Q:	What happens if the merger is not completed? (See page 96)

A:
If the merger is not completed, each of Plug Power and H Power will continue as independent companies. In addition, under the terms of the merger agreement, H Power may be required to pay Plug Power a termination fee of $2,000,000. Also, each party may be required to reimburse the other for out-of-pocket expenses, including legal, accounting, investment banking, printing and other fees, related to this transaction if the merger is not completed. For a more complete discussion of requirements relating to payments of fees and expenses by each of Plug Power and H Power see the section entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses” in this joint proxy statement/prospectus.

Q:	What vote is required to approve the merger? (See page 49)

A:
Approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of H Power common stock as of the record date. Although the approval of the stockholders of Plug Power is not required to effect the merger pursuant to Delaware general corporation law, Plug Power’s organizational documents or any other regulatory or listing requirements applicable to Plug Power, the board of directors of Plug Power has determined that the issuance of shares of Plug Power common stock pursuant to the merger agreement will be subject to, and the merger agreement requires, the affirmative vote of the holders of a majority of the shares of Plug Power common stock present in person or represented by proxy at the special meeting of

Plug Power stockholders on such matter. In addition, approval of the stock option exchange is subject to the same voting requirement as the merger.

The board of directors of H Power has approved the merger agreement and the merger. The board of directors of Plug Power has approved the merger agreement and merger including, without limitation, the issuance of shares of Plug Power common stock pursuant to the merger agreement, and has approved the stock option exchange.

Q:	How do I vote on the merger? (See pages 48 and 51)

A:
First, please review the information contained or incorporated by reference in this joint proxy statement/prospectus, including the annexes, as it contains important information about Plug Power, H Power and the merger. It also contains important information about what each of the boards of directors of Plug Power and H Power, respectively, considered in evaluating the merger. Next, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at your company’s special meeting of stockholders at which, in the case of H Power, the merger agreement and the merger will be presented and voted upon, or, in the case of Plug Power, the issuance of shares of Plug Power common stock pursuant to the merger agreement and the approval of the stock option exchange will be presented and voted upon. You may also attend the special meeting of your company in person and vote at the special meeting instead of submitting a proxy.

Q:	What happens if I don’t indicate how to vote my proxy? (See pages 47 and 50)

A:
If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR adoption and approval of the merger agreement and approval of the merger if you are an H Power stockholder or FOR the issuance of shares of Plug Power common stock pursuant to the merger agreement and FOR the stock option exchange if you are a Plug Power stockholder.

Q:	What happens if I don’t return a proxy card? (See pages 47 and 50)

A:
If you are a stockholder of H Power, not returning your proxy card will have the same effect as voting against adoption and approval of the merger agreement and against approval of the merger. If you are a stockholder of Plug Power, not returning your proxy card will have no effect as to the approval of the proposal to issue shares of Plug Power common stock pursuant to the merger agreement or the proposal to approve the stock option exchange.

Q:	Can I change my vote after I have mailed my signed proxy card? (See pages 48 and 51)

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting of your company’s stockholders at which, in the case of H Power, the merger agreement and the merger will be presented and voted upon, and in the case of Plug Power, the issuance of shares of Plug Power common stock pursuant to the merger agreement and the proposal to approve the stock option exchange will be presented and voted upon. You can do this in one of three ways:

•	first, you can send a written notice stating that you would like to revoke your proxy to the appropriate address below;

•	second, you can complete and submit a later-dated proxy card to the appropriate address below; or

•
third, you can attend the special meeting of Plug Power or H Power, as appropriate, and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to:

For Plug Power Stockholders:

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
Attn: David A. Neumann
Chief Financial Officer

For H Power Stockholders:

H Power Corp.
60 Montgomery Street
Belleville, NJ 07109
Attn: William Zang
Chief Financial Officer

Q:	Can I submit my proxy by telephone or over the Internet?

A:
If you hold shares directly, then you may not vote by telephone or over the Internet. If you hold your shares through a bank or brokerage firm, you may be able to submit your proxy by telephone or over the Internet. You should refer to the proxy card provided by your bank or brokerage firm for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me? (See pages 47 and 50)

A:
No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption and approval of the merger agreement or approval of the merger, in the case of H Power stockholders, or in favor of approval of the issuance of shares of Plug Power common stock pursuant to the merger agreement or approval of the stock option exchange, in the case of Plug Power stockholders. As a result, failure to provide your broker with voting instructions will have the effect of a vote against the merger agreement and against the approval of the merger if you are a stockholder of H Power, or the effect of a vote against approval of the issuance of shares of Plug Power common stock pursuant to the merger agreement and against the stock option exchange if you are stockholder of Plug Power. If you have instructed a broker to vote your shares and wish to change your vote, you must follow the directions received from your broker to change those instructions.

Q:	Should I send my H Power stock certificates now? (See page 83)

A:
No. If the merger is completed, Plug Power will send you written instructions for exchanging your H Power stock certificates for Plug Power stock certificates. In the meantime, you should retain your certificates as the H Power stock certificates are still valid. Please do not send in your stock certificates with your proxy. If you send your stock certificates to Plug Power, Plug Power assumes no risk of loss.

Q:	Am I entitled to appraisal rights in connection with the merger? (See page 104)

A:	No. Appraisal rights are not available under applicable law in connection with the merger.

Q:	Are there any risks I should consider in deciding whether to vote for the merger or the issuance of shares of Plug Power common stock in connection with the merger?

A:	Yes. In the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus, Plug Power and H Power have described a number of risk factors that you should consider.

Q:	Who can help answer my questions about the proposals?

A:	If you have any questions about the proposals presented in this joint proxy statement/prospectus, you should contact:

For Plug Power Stockholders:

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
Attn: David A. Neumann
Chief Financial Officer
(518) 782-7700

For H Power Stockholders:

H Power Corp.
60 Montgomery Street
Belleville, NJ 07109
Attn: William Zang
Chief Financial Officer
(973) 450-4400

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to for a more complete understanding of the merger and related transactions. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement, as amended, which is attached to this joint proxy statement/prospectus as Annex A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. In addition, Plug Power incorporates by reference into this joint proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 166 of this joint proxy statement/prospectus.

The Companies

PLUG POWER
968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700
www.plugpower.com

Plug Power was originally formed as a joint venture between Edison Development Corporation and Mechanical Technology Incorporated in the State of Delaware on June 27, 1997 and succeeded by merger to all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999.

Plug Power is a development stage enterprise formed to research, develop, manufacture and distribute on-site electric power generation systems utilizing proton exchange membrane fuel cells for stationary applications and is in the preliminary stages of field testing and marketing its initial commercial product to a limited number of customers, including utilities, government entities and its distribution partners, GE Fuel Cell Systems, LLC and DTE Energy Technologies, Inc. This initial product is a limited edition fuel cell system that is intended to offer complementary, quality power while demonstrating the market value of fuel cells as a preferred form of alternative distributed power generation. Plug Power anticipates subsequent enhancements to its fuel cell systems, including development of its next generation systems, which it expects will expand the market opportunity for fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, improving reliability, and adding features such as grid independence and co-generation of heat and electric power.

For more information on the business of Plug Power, please refer to Plug Power’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 and Form 10-Q for the quarterly period ended September 30, 2002. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find Additional Information” on page 166 in order to find out where you can obtain copies of Plug Power’s Annual Report as well as the other documents Plug Power files with the Securities and Exchange Commission.

H POWER CORP.
60 Montgomery Street
Belleville, NJ 07109
(973) 450-4400
www.hpower.com

H Power was organized on June 6, 1989 under the laws of the State of Delaware.

H Power designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems. Fuel cells are devices that produce electrical energy without combustion and its associated environmental contaminants. The fuel cell systems H Power makes and markets are designed to complement or replace conventional power sources, such as batteries and electric power generators. The use of alternative electric power systems is desirable in situations where conventional power sources cannot adequately, economically or technologically supply the power required.

For more information on the business of H Power, please refer to the section of this joint proxy statement/prospectus entitled “Information About H Power” beginning on page 128.

MONMOUTH ACQUISITION CORP.
968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700

Monmouth Acquisition Corp. was formed on November 1, 2002 as a Delaware corporation and a wholly-owned subsidiary of Plug Power. Monmouth was formed solely to effect the merger and has not conducted any business during the period of its existence.

Voting Requirements for the Merger (See pages 46 and 49)

In order to complete the merger, the holders of a majority of the outstanding shares of H Power common stock as of the record date must vote to adopt and approve the merger agreement and approve the merger. Holders of H Power common stock will be entitled to cast one vote per share of H Power common stock owned as of February 7, 2003, the record date for the H Power special meeting of stockholders at which the merger agreement and the merger will be presented and voted upon.

Although the approval of the stockholders of Plug Power is not required to effect the merger pursuant to Delaware general corporation law, Plug Power’s organizational documents or any other regulatory or listing requirements applicable to Plug Power, the board of directors of Plug Power has determined that the issuance of shares of Plug Power common stock pursuant to the merger agreement shall be subject to, and the merger agreement requires, the affirmative vote of the holders of a majority of the outstanding shares of Plug Power common stock present in person or represented by proxy at the special meeting of Plug Power stockholders on such matter. Approval of the stock option exchange is subject to the same voting requirement. Holders of Plug Power common stock will be entitled to cast one vote per share of Plug Power common stock owned as of February 7, 2003, the record date for the Plug Power special meeting of stockholders at which the issuance of shares of Plug Power common stock pursuant to the merger agreement and the stock option exchange will be presented and voted upon.

Share Ownership of H Power Directors and Officers (See page 151)

As of the close of business on the record date for the special meeting of H Power stockholders at which the merger agreement and the merger will be presented and voted upon, directors and officers of H Power (and their respective affiliates) collectively owned approximately 2.0% of the outstanding shares of H Power common stock entitled to vote at the special meeting on the merger agreement and the merger. This does not include 305,126 shares of H Power common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options had been exercised prior to the record date for the special meeting, the directors and executive officers of H Power (and their respective affiliates) would collectively own approximately 4.8% of the outstanding shares of H Power common stock entitled to vote at the special meeting. Two members of H Power management and an affiliate of H Power, who collectively own an aggregate of approximately 10.7% of the outstanding shares of H Power common stock entitled to vote at the special meeting, have entered into voting agreements with Plug Power under which they have agreed, among other things, to vote their shares of H Power common stock in favor of adoption and approval of the merger agreement and approval of the merger.

Share Ownership of Plug Power Directors and Officers (See page 155)

As of the close of business on the record date for the special meeting of Plug Power stockholders at which the issuance of shares of Plug Power common stock pursuant to the merger and the stock option exchange will be presented and voted upon, directors and officers of Plug Power (and their respective affiliates) collectively owned approximately 60.3% of the outstanding shares of Plug Power common stock entitled to vote at the special meeting. Directors and officers of Plug Power own a minority of this amount.

This does not include 2,080,946 shares of Plug Power common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options had been exercised prior to the record date for the special meeting, the directors and executive officers of Plug Power (and their respective affiliates) would collectively beneficially own approximately 61.9% of the outstanding shares of Plug Power common stock entitled to vote at the special meeting.

None of Plug Power’s directors, officers or affiliates have entered into a voting agreement or have otherwise agreed or given notice of their intention to vote their shares of Plug Power common stock in favor of the issuance of shares of Plug Power common stock in the merger. Accordingly, approval of the issuance of shares of Plug Power common stock in the merger by Plug Power’s stockholders is not assured.

Board Recommendations to Stockholders and Reasons for the Merger

Recommendation of H Power’s Board of Directors (See page 63)

After careful consideration, H Power’s board of directors unanimously determined that the merger is advisable, in the best interests of H Power’s stockholders, and is on terms that are fair to the stockholders of H Power. Accordingly, H Power’s board of directors unanimously approved the merger agreement and the merger and recommends that its stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

H Power’s Reasons for the Merger (See page 59)

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, H Power’s board of directors identified several potential benefits and material factors pertaining to the merger, including the following:

•	increased visibility and market capitalization of the combined entity;

•	increased financial strength of the combined entity;

•	greater intellectual property and technical resources of the combined entity;

•
the fact that on November 10, 2002, the date the merger agreement was approved, the proposed exchange ratio offered a significant premium of 106% to H Power stockholders relative to H Power’s closing stock price on the previous trading day;

•	the risks of remaining an independent entity, and the lack of definitiveness of any financing proposal; and

•
the opinion of Lehman Brothers that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio offered to the holders of  H Power common stock in the merger was fair from a financial point of view to such holders.

The H Power board of directors also identified a number of potentially negative factors, including the following:

•	risks associated with fluctuations in Plug Power’s stock price prior to the merger;

•	the risk of disruption of sales momentum and H Power’s operations as a result of uncertainties created by the announcement of the merger;

•	the risk that certain conditions in the merger agreement may have the effect of discouraging alternative proposals for a business combination with another third party;

•
the interests of the directors and officers that are different from, or in addition to, those of H Power’s stockholders generally, including the receipt of change of control payments under the employment agreements with certain executive officers of H Power; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 27.

The H Power board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

Recommendation of Plug Power’s Board of Directors (See page 74)

After careful consideration, Plug Power’s board of directors unanimously determined that the merger, including, without limitation, the issuance of shares of Plug Power common stock pursuant to the merger agreement, is advisable and in the best interests of Plug Power’s stockholders. Accordingly, Plug Power’s board of directors unanimously approved the merger agreement and the merger, including, without limitation, the issuance of shares of Plug Power common stock pursuant to the merger agreement, and recommends that its stockholders vote FOR the issuance of shares of Plug Power common stock in the merger pursuant to the merger agreement.

Plug Power’s Reasons for the Merger (See page 72)

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the issuance of shares of Plug Power common stock pursuant to the merger agreement, Plug Power’s board of directors considered several potential benefits and material factors pertaining to the merger, including the following:

•
the opinion of Stephens Inc., Plug Power’s financial advisor, to the effect that as of November 11, 2002, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Plug Power;

•	H Power’s cash reserves and Plug Power’s belief that the addition of such cash reserves to its own balance sheet would provide Plug Power with sufficient cash to help fund operations;

•	H Power’s intellectual property, technical resources and other assets;

•	the opportunity to enhance stockholder value by combining two complementary businesses;

•	the belief that the merger represents the most favorable alternative currently available to Plug Power to increase its capital resources and further its financing and business objectives;

•	the belief that the combined company will be in a better position to continue to compete effectively in the fuel cell industry;

•
the terms of the merger agreement, including Plug Power’s right to receive a $2,000,000 termination fee or to be reimbursed for its expenses in the event that it terminates the merger agreement under certain circumstances; and

•	potential synergy benefits, including cost savings and access to H Power’s partners and suppliers.

The Plug Power board of directors also considered a number of potentially negative factors, including the following:

•	the risk that the potential benefits of the merger may not be realized, in part or at all;

•	the risk that the merger may not be consummated;

•	the risk of management and employee disruption associated with the merger;

•
the potential costs the combined company may incur to (1) terminate, renegotiate or amend H Power’s existing obligations, including real estate and facility leases, (2) streamline the combined company’s business, (3) reduce excess capacity, including terminating employees and (4) eliminate redundant operations, including the consolidation of H Power’s operations into Plug Power’s headquarters in Latham, New York.

•	the dilutive effects of the merger upon existing Plug Power stockholders;

•	the risk that the merger could adversely affect Plug Power’s stock price or Plug Power’s relationship with some of its existing or potential customers, suppliers or strategic partners;

•	the significant costs involved in consummating the merger; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 27.

The Plug Power board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

Opinions of Financial Advisors

Opinion of Financial Advisor to H Power (See page 63)

In deciding to approve the merger, the H Power board of directors considered an opinion from its financial advisor, Lehman Brothers Inc. On November 11, 2002, Lehman Brothers delivered its written opinion to the board of directors of H Power that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio offered to the holders of H Power common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the Lehman Brothers’ written opinion is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read the opinion carefully as well as the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—Consideration of the Merger by H Power’s Board of Directors—Opinion of H Power’s Financial Advisor.” The opinion of Lehman Brothers does not constitute a recommendation as to how any holder of H Power common stock should vote with respect to the merger agreement and the merger.

Opinion of Financial Advisor to Plug Power (See page 74)

In deciding to approve the merger, the Plug Power board of directors considered an opinion from its financial advisor, Stephens Inc. that, as of November 11, 2002, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Plug Power.

The full text of Stephens’ written opinion is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read the opinion carefully as well as the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—Consideration of the Merger by Plug Power’s Board of Directors—Opinion of Plug Power’s Financial Advisor.” The opinion of Stephens does not constitute a recommendation as to how any holder of Plug Power common stock should vote on the merger.

Interests of H Power’s Directors and Executive Officers in the Merger (See page 70)

Some of H Power’s directors and officers have interests in the merger that are different from, or in addition to, those of H Power stockholders generally. For instance:

•
Dr. H. Frank Gibbard, chief executive officer of H Power, is a party to a Second Amended and Restated Employment Agreement, dated as of August 1, 2002, which provides that, among other things, (1) Dr. Gibbard must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $240,000, (2) if Dr. Gibbard is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Dr. Gibbard or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to two times his then annual base salary and incentive compensation, currently aggregating approximately $480,000. H Power has delivered notice to Dr. Gibbard that H Power will not be renewing his employment agreement in July.

•
Mr. William Zang, chief financial officer of H Power, is a party to an amended Officer’s Employment Agreement, effective as of August 1, 2002, which provides that, among other things, (1) Mr. Zang must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $190,000, (2) if Mr. Zang is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Mr. Zang or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating approximately $292,000.

•
Mr. Dudley Wass, chief operating officer of H Power, is a party to an amended Officer’s Employment Agreement, effective as of August 1, 2002, which provides that, among other things, (1) Mr. Wass must devote substantially all of his business time, ability and attention to H Power’s business and affairs and receives an annual base salary of $215,000, (2) if Mr. Wass is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Mr. Wass or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating $315,000.

•
Mr. Paul McNeill, vice president of business development, marketing and sales of H Power, is a party to an amended Officer’s Employment Agreement, effective as of August 1, 2002, which provides that, among other things, (1) Mr. McNeill must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $135,000, (2) if Mr. McNeill is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after change in control, H Power terminates Mr. McNeill or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating $195,000. H Power has delivered notice to Mr. McNeill that H Power will not be renewing his employment agreement in July.

•
In addition, Messrs. Zang and Wass are entitled to receive incentive bonuses of $150,000 and $50,000, respectively, relating to incentives to reduce H Power’s cash burn rate in order to maintain stockholder value.

•	The vesting on 1,500 outstanding options held by each of 5 non-employee directors of H Power to purchase H Power common stock will accelerate immediately prior to the merger.

•
Lehman Brothers, which H Power has retained as an investment banker with respect to the merger, will receive a fee of $1.5 million in addition to reimbursement of reasonable expenses upon the closing of the merger transaction, net of monthly retainer fees received prior to the closing of the merger. Mr. Clark, a member of H Power’s board of directors, is currently a vice-chairman of Lehman Brothers.

The proposed merger will be considered a change in control under each of the foregoing employment agreements, as amended. H Power’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and the merger.

Voting Agreements (See page 99)

Two executive officers and an affiliate of H Power who collectively held an aggregate of approximately 10.7% of H Power’s total outstanding shares of common stock as of January 27, 2003 have agreed to vote their shares of H Power common stock in favor of the merger agreement and the merger.

Structure and Effects of the Merger (See page 79)

At the completion of the merger, Monmouth will merge with and into H Power and H Power will survive the merger as a wholly-owned subsidiary of Plug Power.

As a result of the merger, each outstanding share of H Power common stock will be converted into the right to receive a specific number of shares of Plug Power common stock. The per share exchange ratio for H Power common stock will be determined based on, among other things, (1) the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger; (2) the average Plug Power common stock price, which is calculated based on the daily volume weighted average price of shares of Plug Power common stock for 10 randomly selected trading days in the 20 trading day period ending on the second trading day prior to the effective time of the merger and (3) the transaction value price, which is determined based on, among other factors, H Power’s net cash (as defined in the merger agreement) at the effective time of the merger. The manner in which this exchange ratio will be calculated is described in this joint proxy statement/prospectus. The closing sale price of Plug Power common stock on January 28, 2003, the trading day prior to the date of printing of this joint proxy statement/prospectus, was $ 5.39 per share. Also, as of that date, there were 10,776,548 shares of H Power common stock outstanding. Accordingly, substituting the closing sale price of the Plug Power common stock on January 28, 2003, for the average Plug Power common stock price, and assuming the transaction value price is $50,000,000 (based on the estimated value of H Power’s net cash of $36,000,000 as of January 28, 2003), there would result a hypothetical exchange ratio of approximately .86. This exchange ratio is an estimate, however, and may change at the completion of the merger as a result of the factors described above. H Power stockholders will also receive cash, without interest, rather than a fractional share of Plug Power common stock that each otherwise would be entitled to receive in the merger.

At the completion of the merger, holders of shares of H Power common stock will hold shares of Plug Power common stock. As a result, the rights of these holders following the merger will be governed by Plug Power’s certificate of incorporation and bylaws, rather than H Power’s certificate of incorporation and bylaws, as further described in this joint proxy statement/prospectus.

Completion and Effectiveness of the Merger (See page 79)

Plug Power and H Power expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived.

Plug Power and H Power are working toward satisfying these conditions and completing the merger as soon as practicable. Plug Power and H Power currently plan to complete the merger in the first quarter of 2003 following the respective special meetings of Plug Power stockholders and H Power stockholders, assuming the H Power stockholders approve the merger and the merger agreement, the Plug Power stockholders approve the issuance of shares of Plug Power common stock pursuant to the merger agreement and the other merger conditions are satisfied. However, because the merger is subject to specified conditions, some of which are beyond Plug Power’s and H Power’s control, the exact timing cannot be predicted.

Assuming that the H Power stockholders approve the merger and the merger agreement, the Plug Power stockholders approve the issuance of shares of Plug Power common stock pursuant to the merger agreement and the other conditions to completion of the merger have been satisfied or waived, the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Plug Power and H Power expect to file the certificate of merger shortly following the special meeting of H Power stockholders at which the merger agreement and the merger will be presented and voted upon and the special meeting of Plug Power stockholders at which the issuance of shares of Plug Power common stock in the merger will be presented and voted upon.

H Power Prohibited from Soliciting Other Offers (See page 88)

H Power has agreed that, while the merger is pending, it will not solicit, initiate or encourage, or, except with respect to an unsolicited superior proposal (as defined in the merger agreement), engage in discussions with any third parties regarding, certain types of extraordinary transactions, such as a tender offer, merger, consolidation or similar transaction involving H Power.

Conditions to Completion of the Merger (See page 93)

Plug Power’s and H Power’s obligations to complete the merger are subject to specified conditions described under “The Merger and Related Transactions—The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement and Payment of Termination Fee (See page 94)

Plug Power and H Power may terminate the merger agreement by mutual agreement and under other circumstances specified in the merger agreement. Plug Power and H Power have agreed that if the merger agreement is terminated under certain circumstances described under “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fees and Expenses,” H Power will pay Plug Power a termination fee of $2,000,000.

Plug Power and H Power have also agreed that if the merger agreement is terminated under certain circumstances, H Power or Plug Power, as applicable, will reimburse the other party for its out-of-pocket expenses.

Material United States Federal Income Tax Consequences of the Merger (See page 100)

For federal income tax purposes, the transaction is intended to be tax-free to H Power stockholders who receive shares of common stock of Plug Power in the merger (except with respect to cash received in lieu of fractional shares), although it is unclear as to whether the merger will qualify as a tax-free reorganization. No gain or loss will be recognized by Plug Power or its stockholders as a result of the merger.

This tax treatment may not apply to all H Power stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the tax consequences that are particular to you.

Accounting Treatment of the Merger (See page 103)

Plug Power will account for the merger using the purchase method of accounting and Plug Power will be considered the acquiror of H Power for accounting purposes. This method assumes that for financial reporting purposes, Plug Power will treat both companies as one company beginning as of the date of the merger. In addition, under this method, Plug Power will record the fair value of H Power’s net assets on its consolidated financial statements, with the remaining purchase price in excess of fair value of H Power’s net assets, if any, recorded as other intangibles.

Regulatory Approvals Required to Complete the Merger (See page 103)

Plug Power and H Power are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. The Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to the merger, effective as of November 16, 2002. Neither Plug Power nor H Power is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of the State of Delaware and federal and state securities laws.

Appraisal Rights (See page 104)

No appraisal rights are available to stockholders of Plug Power or H Power under applicable law in connection with the merger.

Restrictions on the Ability to Sell Plug Power Common Stock Received in the Merger (See page 104)

All shares of Plug Power common stock that you receive in the merger will be freely transferable unless you are deemed to be an affiliate of H Power prior to the completion of the merger or an affiliate of Plug Power after the completion of the merger or your shares are subject to other contractual restrictions. Shares of Plug Power common stock received by persons deemed to be affiliates in the merger may only be sold in compliance with Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

Listing of Plug Power Common Stock (See page 165)

The shares of Plug Power common stock issued in connection with the merger will be listed on the Nasdaq National Market under the symbol “PLUG.”

PLUG POWER SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following summary selected consolidated statement of operations data for each of the three fiscal years ended December 31, 1999, 2000 and 2001 and the summary selected consolidated balance sheet data as of December 31, 2000 and 2001 set forth below, are derived from the historical audited consolidated financial statements included in Plug Power’s Annual Report on Form 10-K/A for the year ended December 31, 2001. The summary selected consolidated statement of operations data for the period June 27, 1997 to December 31, 1997 and the year ended December 31, 1998 and the summary selected consolidated balance sheet data as of December 31, 1997, 1998 and 1999 are derived from Plug Power’s historical audited consolidated financial statements.

Plug Power derived the summary selected consolidated balance sheet and statement of operations data as of and for the nine month periods ended September 30, 2001 and 2002 from its unaudited condensed consolidated financial statements. These statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results in accordance with generally accepted accounting principles. The operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. When you read the following summary historical data, it is important that you read it along with the historical consolidated financial statements and related notes in Plug Power’s Annual Report on Form 10-K/A for the year ended December 31, 2001, Plug Power’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus and other Plug Power documents to which we refer. See “Where You Can Find Additional Information” on page 166.

	Years Ended December 31,					Nine Months Ended September 30,
	1997*	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)					(unaudited)
Consolidated Statement of Operations:
Product and service revenue	$—	$—	$—	$—	$2,574	$437	$7,381
Contract revenue	1,194	6,541	11,000	8,378	3,168	2,800	1,060

Total revenue	1,194	6,541	11,000	8,378	5,742	3,237	8,441
Cost of contract revenue	1,226	8,864	15,498	13,055	11,291	6,579	7,726
In-process research and development	4,043	—	—	4,984	—	—	—
Research and development expense:
Noncash stock-based compensation	—	—	—	248	1,301	375	520
Other research and development	1,301	4,633	20,506	65,657	59,299	46,690	29,406
General and administrative expense:
Noncash stock-based compensation	—	212	3,228	7,595	502	311	415
Other general and administrative	630	2,541	6,699	8,572	6,990	5,276	4,688
Interest expense	—	—	190	363	260	209	76

Operating loss	(6,006)	(9,709)	(35,121)	(92,096)	(73,901)	(56,203)	(34,390)
Interest income	103	93	3,124	8,181	4,070	3,092	1,434

Loss before equity in losses of affiliate	(5,903)	(9,616)	(31,997)	(83,915)	(69,831)	(53,111)	(32,956)
Equity in losses of affiliate	—	—	(1,472)	(2,327)	(3,281)	(2,931)	(1,544)

Net loss	$(5,903)	$(9,616)	$(33,469)	$(86,242)	$(73,112)	$(56,042)	$(34,500)

Loss per share:
Basic and diluted	$(0.62)	$(0.71)	$(1.27)	$(1.99)	$(1.56)	$(1.23)	$(0.68)
Weighted average number of common shares outstanding	9,500	13,617	26,283	43,308	46,840	45,712	50,558

	Years Ended December 31,					Nine Months Ended September 30,
	1997*	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)					(unaudited)

Consolidated Balance Sheet Data: (at end of the period)
Cash, cash equivalents and marketable securities	$3,080	$3,993	$171,496	$86,733	$92,682	$104,106	$66,011
Working capital	2,667	2,692	169,212	83,352	90,366	103,475	66,420
Total assets	4,846	8,093	216,126	150,829	151,374	164,819	119,647
Current portion of long-term obligations	—	—	553	577	530	330	317
Long-term obligations	—	—	6,517	6,707	6,172	6,534	6,018
Stockholders’ equity	3,597	5,493	201,407	134,131	135,003	150,548	104,655

*	For the period June 27, 1997 (date of inception) to December 31, 1997

H POWER SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following summary selected consolidated statement of operations data for each of the three fiscal years ended May 31, 2000, 2001 and 2002 and the summary selected consolidated balance sheet data as of May 31, 2001 and 2002 set forth below, are derived from the historical audited consolidated financial statements of H Power included in this joint proxy statement/prospectus. The summary selected consolidated statement of operations data for each of the two years ended December 31, 1998 and 1999 and the summary selected balance sheet data as of May 31, 1998, 1999 and 2000 are derived from H Power’s historical audited consolidated financial statements.

H Power derived the summary selected consolidated balance sheet and statement of operations data as of and for the six month periods ended November 30, 2001 and 2002 from its unaudited consolidated financial statements included in this joint proxy statement/prospectus. These statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results in accordance with generally accepted accounting principles. The operating results for the six months ended November 30, 2002 are not necessarily indicative of the results that may be expected for the year ending May 31, 2003. When you read the following summary historical data, it is important that you read it along with the consolidated financial statements and the notes to those statements beginning on page F-1 of this joint proxy statement/prospectus and the section titled “Information About H Power—H Power Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy statement/prospectus. All share and per share data presented below have been retroactively adjusted to reflect H Power’s 1-for-5 reverse stock split effective October 16, 2002.

	Years Ended May 31,					Six Months Ended November 30,
	1998	1999	2000	2001	2002	2001	2002
	(in thousands, except per share data)
Consolidated statement of operations data:
Revenues:
Products	$99	$501	$677	$1,474	$1,820	$718	$625
Contracts	619	517	3,003	2,169	756	77	27

Total revenues	718	1,018	3,680	3,643	2,576	795	652

Operating expenses:
Cost of revenue—products	355	614	848	2,499	3,613	900	1,382
Cost of revenue—contracts	436	466	2,609	2,994	568	19	579
Research and development	2,813	3,051	5,339	13,466	18,905	4,694	4,678
Selling, general and administrative(1)	3,514	3,813	12,565	11,846	9,158	2,050	2,442
Other costs	—	—	—	—	677	370	1,164

Total operating expenses	7,118	7,944	21,361	30,805	32,921	8,033	10,245

Loss from operations	(6,400)	(6,926)	(17,681)	(27,162)	(30,345)	(7,238)	(9,593)
Interest and other income, net	723	182	746	5,011	2,435	682	219
Interest expense	(41)	(22)	(77)	—	(5)	—	—

Net Loss	(5,718)	(6,766)	(17,012)	(22,151)	(27,915)	(6,556)	(9,374)

Net loss attributable to common stockholders	$(5,928)	$(6,976)	$(17,222)	$(22,192)	$(27,915)	$(6,515)	$(9,339)

Net loss per share, basic and diluted	$(1.02)	$(1.20)	$(2.47)	$(2.20)	$(2.59)	$(.61)	$(.87)
Weighted average shares outstanding, basic and diluted	5,802	5,803	6,976	10,083	10,771	10,771	10,777

(1)	Includes non-cash stock compensation expense of $4,400, $5,175 and $711 in the years ended May 31, 2001, 2000 and 1999, respectively.

	As of May 31,					As of November 30,
	1998	1999	2000	2001	2002	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
(at end of the period)
Cash, cash equivalents and short-term investments	$4,961	$242	$11,257	$93,372	$59,758	$75,357	$44,806
Total assets	7,436	3,472	18,650	105,350	73,752	90,189	57,558
Long-term debt	4	69	67	65	125	129	119
Total stockholders’ equity (deficit)	$(14,356)	$(20,464)	$(6,938)	$97,424	$69,737	$83,626	$53,248

SELECTED COMBINED COMPANY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and related notes included in this joint proxy statement/prospectus on page 106. This information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of Plug Power and the historical consolidated balance sheets and related historical consolidated statements of operations of H Power, using the purchase method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Pro forma Combined twelve month period ended December 31, 2001	Pro forma Combined nine month period ended September 30, 2002
Revenue
Product and service revenue	$2,573,434	$7,381,398
Research and development contract revenue	3,830,121	1,571,744

Total revenue	6,403,555	8,953,142
Cost of revenue and expenses
Cost of revenues	13,276,893	8,500,212
In-process research and development	—	—
Research and development expense:
Noncash stock-based compensation	1,300,807	520,006
Other research and development	78,242,058	41,932,190
General and administrative expense:
Noncash stock-based compensation	4,902,370	415,308
Other general and administrative	15,530,807	11,983,645
Interest expense	259,958	81,109

Operating loss	(107,109,338)	(54,479,328)
Interest income	8,876,017	2,522,453

Loss before equity in losses of affiliates	(98,233,321)	(51,956,875)
Equity in losses of affiliates	(3,280,794)	(1,544,051)

Net loss	$(101,514,115)	$(53,500,926)

Loss per share:
Basic and diluted (1)	$(1.81)	$(0.89)

Weighted average number of common shares outstanding(1)	56,116,529	59,834,576

Unaudited Pro Forma Balance Sheet Data
(at end of the period, in thousands)

Cash, cash equivalents and marketable securities	$118,697
Working capital	107,516
Total assets	180,530
Current portion of long-term obligations	454
Long-term obligations	5,120
Stockholders’ equity(1)	151,783

(1)
The estimated exchange ratio is .86 shares of Plug Power common stock for each share of H Power common stock based on (i) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus, (ii) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (iii) an estimated net cash value of $36,000,000. This estimated exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the estimated exchange ratio. The exchange ratio could range from .72 to .88, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the number of shares of Plug Power common stock issued in connection with the merger would decrease to approximately 7.7 million shares from approximately 9.3 million shares and the pro forma loss per share, basic and diluted, for the twelve month period ended December 31, 2001 would be $(1.86) based on the weighted average number of shares outstanding, basic and diluted, of 54,568,066. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the pro forma loss per share, basic and diluted, for the nine month period ended September 30, 2002 would be $(0.92) based on the weighted average number of shares outstanding, basic and diluted, of 58,286,113. Any change to the actual net cash at the effective time of the merger will affect the final transaction value and the exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment.”

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth certain historical per share data of Plug Power and H Power and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting, and assuming that 0.86 shares of Plug Power common stock are issued in exchange for each share of H Power common stock in connection with the merger. It is expected that a total of approximately 9.3 million shares of Plug Power common stock will be issued in exchange for all of the outstanding shares of common stock of H Power. The actual exchange ratio for H Power common stock in the merger may be different than this assumed exchange ratio. The following data should be read in conjunction with the separate historical consolidated financial statements of H Power included in this joint proxy statement/prospectus and the separate historical consolidated financial statements of Plug Power incorporated by reference in this joint proxy statement/prospectus, as well as the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. The results may have been different if the companies had always been consolidated. All per share information has been restated, as applicable for stock splits, as discussed in each entity’s respective consolidated financial statements and notes thereto. No cash dividends have ever been declared or paid on Plug Power or H Power common stock.

	Year ended December 31, 2001		Twelve month period ended November 30, 2001	Nine months ended September 30, 2002		Nine month period ended August 31, 2002
Plug Power—Historical:
Basic and diluted loss per share	$(1.56)		—	$(0.68)		—
Book value per common share	$2.53		—	$2.03		—

H Power—Historical:
Basic and diluted loss per share	—		$(2.66)	—		$(1.95)
Book value per common share	—		$7.80	—		$5.81

Pro Forma—Combined:
Basic and diluted loss per share	$(1.81	)(1)	—	$(0.89	)(2)	—
Book value per common share	$2.70		—	$2.54		—

Equivalent Pro Forma—Combined:(3)
Basic and diluted loss per share	$(1.56)		—	$(0.77)		—
Book value per common share	$2.32		—	$2.18		—

No options or warrants outstanding are included in the calculation of diluted loss per share because their impact would have been anti-dilutive to loss per share for each period presented.

(1)
The estimated exchange ratio is .86 shares of Plug Power common stock for each share of H Power common stock based on (i) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus, (ii) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (iii) an estimated net cash value of $36,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. The exchange ratio could range from .72 to .88, exclusive of any adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for pro forma combined would be $(1.86) based on the weighted average number of shares outstanding, basic and diluted, of 54,568,066.

In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and factors that may cause it to be adjusted, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

(2)
The estimated exchange ratio is .86 shares of Plug Power common stock for each share of H Power common stock based on (i) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus, (ii) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (iii) a net cash value of $36,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. The exchange ratio could range from .72 to .88, exclusive of any adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for the nine month period ended September 30, 2002 would be $(0.92) based on the weighted average number of shares outstanding, basic and diluted, of 58,286,113. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

(3)
The unaudited equivalent pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per share amounts by an assumed exchange ratio of .86 of a share of Plug Power common stock for each outstanding share of H Power common stock. The estimated exchange ratio of .86 shares of Plug Power common stock for each share of H Power common stock is based on 10,776,548 shares of H Power common stock outstanding, an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and an estimated net cash value of $36,000,000. This exchange ratio has been used to present the pro forma financial information based on the latest information available and may be subject to change on completion of the transaction.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Plug Power common stock is traded on the Nasdaq National Market under the symbol “PLUG.” H Power common stock is traded on the Nasdaq National Market under the symbol “HPOW.” The following table shows the high and low sale prices per share of Plug Power common stock and H Power common stock as reported on the Nasdaq National Market for each of the two most recent fiscal years and the fiscal quarters during the current fiscal year. Plug Power common stock has been listed on the Nasdaq National Market since October 28, 1999, the date of Plug Power’s initial public offering. H Power’s common stock has been listed on the Nasdaq National Market since August 9, 2000, the date of H Power’s initial public offering. All share prices of H Power have been adjusted to give effect to the 1-for-5 reverse stock split of the outstanding common stock effected as of the close of business on October 16, 2002.

	Plug Power		H Power
Fiscal Quarters	High	Low	High	Low
2000:
First Quarter	$156.50	$25.75	—	—
Second Quarter	97.00	38.00	—	—
Third Quarter*	71.63	36.00	$179.69	$63.16
Fourth Quarter	39.13	9.13	172.50	26.25
2001:
First Quarter	$33.00	$12.50	$53.13	$26.25
Second Quarter	38.00	12.88	80.00	31.88
Third Quarter	22.27	6.01	50.00	13.75
Fourth Quarter	10.70	7.19	17.70	12.55
2002:
First Quarter	$13.10	$8.26	$22.15	$11.15
Second Quarter	12.58	6.61	14.75	4.30
Third Quarter	8.00	4.05	6.40	2.95
Fourth Quarter	6.82	3.39	4.59	1.75
2003:
First Quarter	$5.59	$4.04	$4.24	$3.20
(through January 28, 2003)

*	Commencing on August 9, 2000 for H Power.

Recent Closing Prices

The following table shows the closing prices per share of Plug Power common stock and H Power common stock as reported on the Nasdaq National Market on (1) November 11, 2002, the business day preceding the public announcement that Plug Power and H Power had entered into the merger agreement and (2) January 28, 2003, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

The following table also includes the equivalent price per share of H Power common stock on those dates. This equivalent per share price reflects the value of the Plug Power common stock you would receive for each share of your H Power common stock if the merger was completed on any of these dates, applying the assumed exchange ratio of .855 shares of Plug Power common stock for each share of H Power common stock for November 11, 2002 and the assumed exchange ratio of .86 shares of Plug Power common stock for each share of H Power common stock for January 28, 2003. The assumed exchange ratios used in the presentation of the equivalent price per share amounts in the following table have been determined pursuant to the exchange ratio formula, as defined in the merger agreement, as if the merger was completed on November 11, 2002 and  January 28, 2003 based on (1) the closing price per share of Plug Power common stock (to the extent not limited by the 10% collar) on November 11, 2002 and January 28, 2003; (2) the number of outstanding shares of H Power common stock of 10,776,548 on November 11, 2002 and January 28, 2003; and (3) an estimated transaction value of $50,675,000 (based on estimated net cash of $36,675,000) on November 11, 2002 and an estimated transaction value of $50,000,000 (based on estimated net cash of $36,000,000) on January 28, 2003. These amounts are based on the latest information available and may change at the completion of the merger as a result of those factors described in the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

	Plug Power Common Stock	H Power Common Stock	Equivalent Price Per Share
November 11, 2002	$5.50	$2.19	$4.70
January 28, 2003	$5.39	$4.11	$4.64

Because the market price of Plug Power common stock and H Power common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

As of January 28, 2003, there were approximately 1,810 stockholders of record of Plug Power who held an aggregate of 51,062,116 shares of Plug Power common stock.

As of January 27, 2003, there were approximately 392 stockholders of record of H Power who held an aggregate of 10,776,548 shares of H Power common stock.

Dividend Policy

Neither Plug Power nor H Power has ever declared or paid dividends on its common stock in the past and neither company intends to pay dividends in the foreseeable future. Any determination to pay dividends after consummation of the merger will be at the discretion of Plug Power’s board of directors and will depend on Plug Power’s financial condition, results of operations, capital requirements and other factors Plug Power’s board of directors deems relevant.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements about the merger, Plug Power and H Power within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms constitute forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus, and, with respect to Plug Power, reports filed by Plug Power with the Securities and Exchange Commission, specifically forms 8-K, 10-K and 10-Q, incorporated into this document. Such risks, uncertainties and changes in condition, significance, value and effect could cause Plug Power’s or H Power’s actual results to differ materially from those anticipated events. In evaluating the merger agreement and the merger, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled “Risk Factors”.

Although each company believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved. H Power stockholders and Plug Power stockholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed as a result of various risk factors described in the section entitled “Risk Factors”. Listed below and discussed elsewhere in this joint proxy statement/prospectus are some important risks, uncertainties and contingencies which could cause each company’s actual results, performances or achievements to be materially different from the forward-looking statements made in this joint proxy statement/prospectus, particularly if the merger is not completed. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the satisfaction of the conditions to closing, including receipt of stockholder and regulatory approvals;

•	the expected closing date of the merger;

•	the risk that the merger will not close;

•	the risk that the merger will not be treated as a tax-free reorganization for United States federal income tax purposes;

•	the risk that Plug Power will not integrate and restructure the acquired business successfully;

•	the risk that Plug Power will incur unanticipated costs to integrate and restructure the acquired business;

•	the risk that H Power will require more cash than anticipated prior to closing;

•	fluctuations in the trading price and volume of Plug Power’s common stock;

•	the risk that continuity of H Power’s operations will be disrupted in the event the transaction does not close;

•	Plug Power’s ability to develop a commercially viable fuel cell system;

•	the cost and time required for Plug Power to develop fuel cell systems;

•	market acceptance of Plug Power’s fuel cell systems;

•	Plug Power’s reliance on its relationship with certain affiliates of General Electric;

•	Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to its distribution partners;

•	Plug Power’s ability to manufacture fuel cell systems on a commercial basis;

•
competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies and the cost and availability of components and parts for Plug Power’s fuel cell systems;

•	the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s fuel cell systems;

•	Plug Power’s ability to lower the cost of its fuel cell systems and demonstrate their reliability; and

•	the cost of complying with current and future governmental regulations.

In addition, events may occur in the future that H Power or Plug Power are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements.

Readers should not place undue reliance on the forward-looking statements contained in this joint proxy statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made and the companies assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in the companies’ respective reports and documents filed with the Securities and Exchange Commission.

RISK FACTORS

By voting in favor of the adoption and approval of the merger agreement and the approval of the merger, stockholders of H Power will be choosing to invest in Plug Power common stock and by voting in favor of the issuance of shares of Plug Power common stock in connection with the merger, stockholders of Plug Power will be choosing to acquire H Power. An investment in Plug Power common stock, which after the merger will be the common stock of the combined companies, involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of adoption and approval of the merger agreement and approval of the merger, in the case of H Power stockholders, or in favor of the issuance of shares of Plug Power common stock pursuant to the merger agreement, in the case of Plug Power stockholders. In addition, you should keep the following risk factors in mind when you read forward-looking statements in this joint proxy statement/prospectus. Please refer to the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus.

Risks Related to the Merger

Fluctuations in the market price of Plug Power common stock may affect the value of the consideration that H Power stockholders receive in the merger and the corresponding amount paid by Plug Power to acquire H Power.

The value of the consideration that H Power stockholders will receive in the merger, and the number of shares of Plug Power common stock that H Power stockholders will receive in the merger, may depend on the market price of Plug Power common stock. In the merger, H Power stockholders are to receive a number of shares of Plug Power common stock that is based on a formula that divides a transaction value price (initially set at $50,675,000, subject to adjustment) by Plug Power’s average common stock price for 10 randomly selected trading days in the 20 trading day period ending on the second trading day prior to the merger. In turn, this result is divided by the number of shares of H Power common stock outstanding immediately prior to the merger. However, H Power stockholders are not guaranteed to receive value in Plug Power common stock equivalent to the transaction value price. This is because the exchange ratio is restricted by a 10% collar from an assumed Plug Power common stock price of $5.88 per share. Accordingly, if the average Plug Power common stock price is less than $5.29, the exchange ratio will be fixed at the ratio that would have been derived if the average Plug Power common stock price was equal to $5.29, and H Power stockholders will receive aggregate value in the merger less than the transaction value price. Conversely, if the average Plug Power common stock price is greater than $6.47, the exchange ratio will be fixed at the ratio that would have been derived if the average Plug Power common stock price was equal to $6.47, and H Power stockholders will receive aggregate value in the merger greater than the transaction value price.

In addition, because the market price of Plug Power common stock between the determination date for the average Plug Power common stock price and the effective time of the merger, as well as the date certificates representing shares of Plug Power common stock are delivered in exchange for shares of H Power common stock following consummation of the merger, will fluctuate and possibly decline, the value of Plug Power common stock actually received by holders of H Power common stock may be more or less than (A) the average Plug Power common stock price or (B) the value of the Plug Power common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated in the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

Prior to each company’s respective special meeting of stockholders, the companies will post the current estimated exchange ratio on their respective websites. Plug Power’s website is at www.plugpower.com and H Power’s website is at www.hpower.com. We encourage you to consider the market price of Plug Power common stock before you make your voting decision regarding the merger. See the section of this joint proxy statement/prospectus titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

Fluctuations in the net cash of H Power may affect the value of the consideration that H Power stockholders receive in the merger and the value of the assets acquired by Plug Power.

The value of the consideration that H Power stockholders will receive in the merger will depend on the net cash of H Power (as such term is defined in the merger agreement) at the effective time of the merger. As described below, net cash directly impacts the transaction value price, which is a key determinant in calculating the exchange ratio. In certain instances, the transaction value price will reflect the value of Plug Power common stock to be received by the H Power stockholders in the merger. At the effective time of the merger, the net cash of H Power may be higher or lower than the estimated net cash on the date that the merger agreement was signed, the date this document was mailed to you or the date of the H Power special meeting of stockholders; however, the net cash at the effective time of the merger is the only applicable measurement. Therefore, H Power stockholders cannot be assured prior to the merger of the definitive value of shares of Plug Power common stock they will be entitled to receive on the date of the merger. Correspondingly, Plug Power stockholders cannot be assured prior to the merger of acquiring any definitive value of assets of H Power. See the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

The right of H Power to terminate the merger based on the price of Plug Power common stock and the right of Plug Power to not complete the merger based on the net cash of H Power are limited.

If the aggregate value of the anticipated number of shares of Plug Power common stock to be issued in the merger based on the reasonably anticipated average Plug Power common stock price is less than $29,675,000 (which could occur if Plug Power’s common stock price declines significantly prior to the effective time of the merger), H Power has the right, in certain circumstances, to terminate the merger agreement, subject to Plug Power’s ability to prevent H Power from doing so. In order for Plug Power to prevent termination, it would have to increase the number of shares of Plug Power common stock to be issued in the merger (through an increase in the exchange ratio) such that the aggregate value of such shares, based on the average Plug Power common stock price, is equal to or greater than $29,675,000. If Plug Power elects not to exercise this “topping-up” right, the merger agreement could then be terminated by H Power. However, H Power may elect not to exercise its right to terminate the merger agreement. In that case, the aggregate value to be received by H Power stockholders will be less than $29,675,000.

Plug Power has the right to not consummate the merger based on the amount of net cash of H Power. However, this right is limited to the circumstance where such net cash is less than $27,500,000 at the effective time of the merger. There is no assurance that Plug Power will elect to exercise its right not to consummate the merger in such circumstances.

As a result of the merger, existing H Power obligations will become the obligations of the combined company, which Plug Power may determine not to honor and may be expensive to terminate or may result in litigation.

As a result of the merger, substantially all of H Power’s existing obligations, contractual and otherwise, will remain intact and will become obligations of Plug Power following the merger, as the parent entity to H Power. Plug Power expects that in many instances it will seek to terminate, renegotiate or otherwise amend these obligations, although in doing so it may incur substantial costs. For example, certain of these ongoing commitments may relate to H Power products that Plug Power will no longer produce or support. Plug Power may not be able to terminate or amend those agreements or negotiate an alternative solution at a reasonable cost or at all. If Plug Power does not perform under these agreements, it may become subject to litigation. If this occurs, and the plaintiffs prevail, or if the combined company is obligated to perform under such agreements, such outcomes could have a material adverse effect on the combined company’s financial condition, results of operations and liquidity.

Plug Power expects to have significant costs associated with combining the companies.

Plug Power presently expects to incur significant costs to streamline the combined company’s business, reduce excess capacity and eliminate redundant operations. For instance, in addition to terminating or amending certain H Power obligations, as discussed above, as part of the post-closing integration of the combined businesses, it is anticipated that all operations would be consolidated into Plug Power’s headquarters, located in Latham, New York. Also, Plug Power expects to incur significant costs associated with the termination of contracts, including leases and employee terminations, including, but not limited to, an estimated $1.8 million with respect to change of control agreements with H Power management that will result in one time and/or continuing payments upon or prior to the consummation of the merger. For additional discussion as to these expected costs, See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 106. Accordingly, Plug Power believes the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating and streamlining the businesses and operations of Plug Power and H Power. There can be no assurance that the costs associated with streamlining the business, reducing excess capacity and eliminating redundant operations will not exceed those projected by Plug Power, nor can there be any assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Failure to complete the merger could negatively impact Plug Power’s and/or H Power’s stock prices, future business and operations.

If the merger is not completed for any reason, Plug Power and H Power may be subject to a number of material risks, including the following:

•	H Power may be required, under certain circumstances, to pay to Plug Power a termination fee of $2,000,000;

•	either Plug Power or H Power may be required, under certain circumstances, to pay to the other party particular out-of-pocket expenses incurred in connection with pursuing the merger;

•	both companies may experience a negative reaction, from both the financial markets and customers, suppliers or partners of each company, to the termination of the merger;

•
each company must pay its own costs related to the merger (subject to reimbursement by the other party in particular cases), such as amounts payable to legal and financial advisors and independent accountants, even if the merger is not completed;

•
the price of Plug Power’s and/or H Power’s common stock may decline as a result of the costs associated with the merger and/or to the extent that the current market price of Plug Power’s and/or H Power’s common stock reflects a market assumption that the merger will be completed;

•
either company may forego other opportunities which would otherwise be available had the merger agreement not been executed, including, without limitation, foregone opportunities as a result of certain affirmative and negative covenants made by H Power in the merger agreement, such as covenants affecting the conduct of its business outside the ordinary course of business; and

•
either company may be unable to obtain additional sources of financing or conclude another sale or merger transaction on favorable terms, or at all, and the board of directors of either company may determine that the best alternative is to discontinue certain operations, liquidate certain assets, reduce expenditures, and take other actions required to limit operations in a manner inconsistent with current development and commercialization plans.

The anticipated benefits of the merger may not be realized in a timely fashion, or at all, and Plug Power’s operations may be adversely affected.

The success of the merger will depend, in part, on Plug Power’s ability to realize the anticipated enhancements to capital resources, growth opportunities and synergies of combining with H Power and to effectively utilize the increased cash and other resources Plug Power expects to have following the merger. The merger involves risks related to the integration and management of acquired technology and operations and personnel. The integration of the businesses will be a complex, time-consuming and potentially expensive process and may disrupt Plug Power’s business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined company include:

•	the diversion of management’s attention from other ongoing business concerns;

•	the inability to utilize the acquired resources effectively; and

•	demonstrating to the combined company’s customers, suppliers and partners that the merger will not result in adverse changes in client service standards or business focus.

If Plug Power’s management focuses too much time, money and effort to integrate H Power’s operations and assets, they may not be able to execute Plug Power’s overall business strategy. Additionally, neither Plug Power nor H Power can assure the combined company will progress at the same rates as have been experienced by Plug Power and H Power, respectively, operating as separate companies in the past.

Customer, supplier, partner and employee uncertainty about the merger could harm the combined company, or the respective businesses of H Power and Plug Power if the merger is not completed.

Plug Power’s and/or H Power’s existing or potential customers may, in response to the announcement or consummation of the merger, delay or defer purchasing decisions. Plug Power’s and H Power’s suppliers or partners may experience uncertainty about their future relationship with the combined company and may limit their involvement with either company until or after the merger is completed. Similarly, Plug Power’s or H Power’s current or prospective employees may experience uncertainty about their future roles with the combined company until or after Plug Power announces and executes its strategies with regard to such employees. This may adversely affect the combined company’s, or each company’s, if the merger is not completed, ability to attract and retain key management, sales, and technical personnel and effectively operate its business.

Plug Power and H Power expect to incur significant costs associated with the merger, whether or not the merger is completed.

Plug Power estimates that it will incur direct transaction costs of approximately $1.4 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes, including fees and other expenses payable to Stephens in connection with the merger as described in the section entitled “The Merger and Related Transactions—Consideration of the Merger by Plug Power’s Board of Directors—Opinion of Plug Power’s Financial Advisor” beginning on page 74 of this joint proxy statement/prospectus. In addition, H Power estimates that it will incur direct transaction costs, which will be expensed as incurred for accounting purposes, of approximately $2.5 million, if the merger is completed, or approximately $1.9 million if the merger is not completed, including fees and other expenses payable to its advisors in connection with the merger as described in the section entitled “The Merger and Related Transactions—Consideration of the Merger by H Power’s Board of Directors—Opinion of H Power’s Financial Advisor” beginning on page 63 of this joint proxy statement/prospectus. Payment of certain of these fees are dependent on consummation of the merger.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in recognition of taxable gain or loss in respect of shares of H Power common stock.

Both Plug Power and H Power intend to treat the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. However, in the opinion of counsel, it is unclear as to whether the merger will qualify as a tax-free reorganization. If the merger fails to qualify as a reorganization, stockholders of H Power will generally recognize a gain or loss on each share of H Power common stock surrendered in an amount equal to the difference between the adjusted tax basis in that share and the fair market value of the Plug Power common stock (and cash in lieu of fractional shares) received in exchange for that share upon completion of the merger. H Power stockholders should vote to approve the merger only if they are willing to approve a taxable transaction in which they recognize gain or loss.

For a more detailed description of the consequences of the merger failing to qualify as a reorganization, see “The Merger and Related Transactions—Material United States Federal Income Tax Consequences of the Merger” beginning on page 100 of this joint proxy statement/prospectus.

The price of Plug Power common stock may be affected by factors different from those affecting the price of H Power common stock.

When the merger is completed, holders of H Power common stock will become holders of Plug Power common stock. Plug Power’s business differs from that of H Power, and Plug Power’s results of operations, as well as the price of Plug Power’s common stock, may be affected by factors that are different from those affecting H Power’s results of operations and the price of H Power’s common stock. The factors that may affect the price of Plug Power’s common stock include Plug Power’s reliance on its relationship with certain affiliates of General Electric, market acceptance of Plug Power’s fuel cell systems, Plug Power’s ability to lower the cost of its fuel cell systems and demonstrate their reliability, competitive factors, such as price competition and competition from other power technologies, and the cost and availability of components and parts for Plug Power’s fuel cell systems.

The market price of Plug Power common stock may decline as a result of the merger.

The market price of Plug Power common stock may decline as a result of the merger if:

•	the integration of Plug Power and H Power is unsuccessful;

•	Plug Power does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or

•	the effect of the merger on Plug Power’s financial results or condition is not consistent with the expectations of financial or industry analysts or investors.

The market price of Plug Power common stock could also decline as a result of factors related to the merger which may currently be unforeseen.

If H Power stockholders who receive Plug Power common stock in the merger sell that stock immediately, it could cause a decline in the market price of Plug Power common stock.

All of the shares of Plug Power common stock to be issued in the merger will be registered with the Securities and Exchange Commission and therefore will be immediately available for resale in the public market, except that shares issued in the merger to H Power stockholders who are affiliates of H Power before the merger or who become affiliates of Plug Power after the merger will be subject to certain restrictions on transferability. The estimated number of shares of Plug Power common stock to be issued to H Power stockholders in connection with the merger and immediately available for resale will equal approximately 18.2% of the number of outstanding shares of Plug Power common stock currently in the public market. H Power stockholders who are not affiliates may elect to sell the stock they receive immediately after the merger. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of Plug Power common stock may decline and could decline significantly before or at the time the merger is completed or immediately thereafter. If this occurs, or if other holders of Plug Power common stock sell significant amounts of Plug Power common stock immediately after the merger is completed, these sales may cause a decline in the market price of Plug Power common stock.

The termination fee and the restrictions on solicitation contained in the merger agreement and the terms of the voting agreements may discourage other companies from trying to acquire H Power.

Until the completion of the merger, and with some exceptions, H Power is prohibited from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions involving H Power, such as a tender offer, merger, business combination or sale of any material assets or any securities of H Power. H Power has also agreed to pay a termination fee of $2,000,000 to Plug Power in specified circumstances and in certain other circumstances, to reimburse Plug Power’s out-of-pocket expenses, including legal, accounting, investment banking, printing and other fees, related to the merger. In addition, holders of approximately 10.7% of the outstanding H Power common stock as of January 27, 2003 have entered into agreements with Plug Power in which they agreed to vote in favor of the merger and against any competing proposal. These provisions could discourage other companies from trying to acquire H Power even though those other companies might be willing to offer greater value to H Power stockholders than Plug Power has offered in the merger. Payment of the termination fee or Plug Power’s out-of-pocket expenses could also have a material adverse effect on H Power’s financial condition.

Plug Power and H Power may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to Plug Power’s and H Power’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable laws, by agreement of Plug Power and H Power. The boards of directors of Plug Power and H Power will evaluate the materiality of any such waiver to determine whether amendment of this document and resolicitation of proxies is warranted. In the event that the board of directors of Plug Power or H Power determines any such waiver is not sufficiently material to warrant resolicitation of stockholders, the applicable company will have the discretion to complete the merger without seeking further stockholder approval.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions must be satisfied or waived to complete the merger. These conditions are described in detail in the merger agreement. Plug Power and H Power cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Plug Power and H Power each may lose some or all of the intended benefits of the merger.

Certain directors and executive officers of H Power have special interests in the merger that may influence them to support and approve the merger.

Certain directors and executive officers of H Power have interests in the merger that are in addition to, or different than, their interests solely as H Power stockholders. These interests include the following:

•	the accelerated vesting of certain stock options held by certain non-employee directors of H Power as a result of the merger;

•	the receipt of severance payments by certain executive officers in the event that such individuals resign or terminate their employment with H Power subsequent to the signing of the merger agreement;

•	the receipt of payments, pursuant to a termination agreement by Energy Co-Opportunity, Inc. and ECO Fuel Cells, LLC, which has a representative on the H Power board of directors;

•	the engagement of Lehman Brothers, a vice-chairman of which is a director of H Power’s board of directors, as H Power’s financial advisor in connection with the merger; and

•
the receipt of ongoing indemnification and insurance coverage with respect to acts taken and omissions to take action in their capacities as directors and officers of H Power prior to the effective time of the merger.

The H Power board of directors was aware of these interests when it approved the merger agreement and the merger. For a more detailed description of these interests, see “The Merger and Related Transactions— Consideration of the Merger by H Power’s Board of Directors—Interests of H Power’s Directors and Officers in the Merger” beginning on page 70 of this joint proxy statement/prospectus.

After the merger, stockholders of H Power will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, the stockholders of H Power will become Plug Power stockholders. Differences in H Power’s certificate of incorporation and bylaws and Plug Power’s certificate of incorporation and bylaws will result in changes to the rights of H Power stockholders when they become Plug Power stockholders. See “Comparison of Rights of Holders of Plug Power Common Stock and H Power Common Stock” beginning on page 157. A stockholder of H Power may conclude that his, her or its rights under Plug Power’s certificate of incorporation and bylaws are more limited than his, her or its current rights under H Power’s certificate of incorporation and bylaws.

Purchase accounting treatment and the impact of amortization of intangibles with definite lives relating to the merger could adversely affect Plug Power’s operating results.

The merger will be accounted for under the purchase method of accounting and Plug Power will be considered the acquiror of H Power for accounting purposes. Accordingly, the historical financial statements of Plug Power will continue to be the historical financial statements of the combined company following the merger and H Power will be included in the ongoing results of operations prospectively from the date of the consummation of the merger. Under purchase accounting, Plug Power will record the following as the cost of acquiring the business of H Power:

(1)	the sum of the market value of Plug Power common stock issued in connection with the merger;

(2)	the fair value of H Power stock options assumed by Plug Power; and

(3)	the amount of direct transaction costs incurred by Plug Power.

Plug Power will allocate the cost of the items described in (1), (2) and (3) above to the individual assets acquired and liabilities assumed, including intangible assets such as acquired technology, based on their respective fair values. Intangible assets, including intangibles with indefinite lives from acquisitions are evaluated annually to determine whether any portion of the remaining balance of such indefinite lived intangibles may not be recoverable. The amount of purchase cost allocated to other intangibles for accounting purposes is estimated to be approximately $8.3 million, computed using the estimated purchase price of $51.9 million. If it is determined in the future that a portion of these intangibles is impaired, Plug Power will be required to write off that portion which could decrease the net income (or alternatively increase the net loss) of Plug Power in the future, and this could have a material adverse effect on the market value of Plug Power common stock following the completion of the merger. These amounts are only estimates, however, and actual amounts may differ from these estimates.

Risks Related to Plug Power and the Combined Company

The following risks relate to Plug Power prior to the merger as well as to the combined company of Plug Power and H Power subsequent to the merger. As a result, all references to Plug Power in this section shall be deemed to also be references to the combined company of Plug Power and H Power subsequent to the merger.

Plug Power may never complete the research and development of commercially viable stationary fuel cell systems.

Plug Power is a development stage company. Plug Power does not know when or whether it will successfully complete research and development of commercially viable stationary fuel cell systems. Plug Power has produced and is currently demonstrating a number of systems. Plug Power must decrease the costs of its components and subsystems, improve its overall reliability and efficiency, and ensure its safety. Although Plug Power has sold a limited number of its initial products, it must complete substantial additional research and development on its systems before it will have a large-scale commercially viable product. Because development of Plug Power’s fuel cell systems proceeded more slowly than it anticipated, Plug Power has amended its distribution agreement with GE Fuel Cell Systems on three occasions to revise the performance specifications and prices and to extend the delivery schedule for the products covered by that agreement. If development of Plug Power’s fuel cell systems proceeds more slowly than currently anticipated, additional amendments of Plug Power’s distribution agreement with GE Fuel Cell Systems may be necessary. There can be no assurance that GE Fuel Cell Systems will agree to such amendments on terms that are favorable to Plug Power, or at all. In addition, while Plug Power is conducting tests to predict the overall life of its systems, it will not have run its systems over its projected useful life prior to large-scale commercialization. As a result, Plug Power cannot be sure that its systems will last as long as predicted, resulting in possible warranty claims and commercial failures.

Plug Power has only been in business for a short time, and your basis for evaluating Plug Power is limited.

Plug Power was formed in June 1997 to further the research and development of stationary fuel cell systems. While Plug Power delivered its initial product in the third quarter of 2001, it does not expect to be profitable for at least the next several years. Accordingly, there is only a limited basis upon which you can evaluate Plug Power’s business and prospects. As an investor in Plug Power’s common stock, you should consider the challenges, expenses and difficulties that Plug Power will face as a development stage company seeking to develop and manufacture a new product.

Plug Power has incurred losses and anticipates continued losses for at least the next several years.

As of September 30, 2002, Plug Power had an accumulated deficit of $242.8 million. Plug Power has not achieved profitability and expects to continue to incur net losses until it can produce sufficient revenue to cover its costs. The total cost to produce Plug Power’s initial products is currently higher than its sales price. Furthermore, Plug Power anticipates that it will continue to incur losses until it can produce and sell its fuel cell systems on a large-scale and cost-effective basis. Even if Plug Power does achieve profitability, it may be unable to sustain or increase its profitability in the future.

Available market for fuel cell systems may never develop or may take longer to develop than Plug Power anticipates.

Fuel cell systems for residential, commercial and industrial applications represent an emerging market, and Plug Power does not know the extent to which its targeted distributors and resellers will want to purchase them and whether end-users will want to use them. If a viable market fails to develop or develops more slowly than Plug Power anticipates, it may be unable to recover the losses it will have incurred to develop its product and may be unable to achieve profitability. The development of a viable market for Plug Power’s systems may be impacted by many factors which are out of its control, including:

•	the cost competitiveness of fuel cell systems,

•	the future costs of natural gas, propane and other fuels expected to be used by Plug Power’s systems,

•	consumer reluctance to try a new product,

•	consumer perceptions of Plug Power’s systems’ safety,

•	regulatory requirements, and

•	the emergence of newer, more competitive technologies and products.

Plug Power has no experience manufacturing fuel cell systems on a large-scale commercial basis.

To date, Plug Power has focused primarily on research and development and has no experience manufacturing fuel cell systems on a large-scale commercial basis. In 2000, Plug Power completed construction of its 50,000 square foot manufacturing facility, and it is continuing to develop its manufacturing capabilities and processes. Plug Power does not know whether or when it will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable it to meet the quality, price, engineering, design and production standards or production volumes required to successfully market its fuel cell systems. Even if Plug Power is successful in developing its manufacturing capabilities and processes, it does not know whether it will do so in time to meet its product commercialization schedule or to satisfy the requirements of its distributors or customers.

Plug Power is heavily dependent on its relationship with GE Fuel Cell Systems and its commitment to develop the fuel cell market.

Plug Power believes that a substantial portion of its future revenue will be derived from sales of products to GE Fuel Cell Systems. Under the terms of Plug Power’s current distribution agreement, GE Fuel Cell Systems has worldwide rights to market, distribute, install and service Plug Power’s proton exchange membrane fuel cell systems designed for stationary applications other than in the states of Illinois, Indiana, Michigan and Ohio. Under Plug Power’s distribution agreement, it will serve as GE Fuel Cell Systems’ exclusive supplier of the proton exchange membrane fuel cell systems and related components meeting the specifications set forth in the distribution agreement.

Plug Power’s ability to successfully sell its fuel cell systems is heavily dependent upon GE Fuel Cell Systems’ sales, distribution and service capabilities. Although Plug Power owns a minority interest in GE Fuel Cell Systems, it cannot control the operations or business decisions of GE Fuel Cell Systems. Any change in Plug Power’s relationship with GE Fuel Cell Systems, whether as a result of market, economic or competitive pressures, including an inability to satisfy its contractual obligations to GE Fuel Cell Systems or any decision by General Electric to alter its commitment to GE Fuel Cell Systems or its fuel cell technology in favor of other fuel cell technologies, to develop fuel cell systems targeted at different markets than Plug Power’s or to focus on different energy product solutions could harm Plug Power’s reputation and potential earnings by depriving Plug Power of the benefits of GE Fuel Cell Systems’ sales and distribution network and service capabilities.

Plug Power’s distribution agreement with GE Fuel Cell Systems prohibits GE Fuel Cell Systems from selling or distributing proton exchange membrane fuel cell systems and related components manufactured by parties other than Plug Power. The distribution agreement, and therefore the prohibition, expires on December 31, 2014, subject to renewal, and terminates upon dissolution of GE Fuel Cell Systems or termination of GE Fuel Cell Systems’ limited liability company agreement. In addition, the distribution agreement may be terminated for cause, as defined in the limited liability company agreement. GE Fuel Cell Systems would be dissolved in the event of: (1) mutual consent of all of the members; (2) the bankruptcy of any member; (3) an involuntary bankruptcy or (4) termination of the limited liability company agreement of GE Fuel Cell Systems due to a material breach or upon termination of the distribution agreement or an ancillary agreement (as defined in the limited liability company agreement). Plug Power is not aware of any plans or intentions by GE Fuel Cell Systems to take any of these actions such that it may begin marketing products other than Plug Power products, including products that compete with Plug Power products. In addition, GE Power Systems, the division of General Electric Company which controls the majority owner of GE Fuel Cell Systems (GE MicroGen, Inc.), has agreed not to sell or distribute proton exchange membrane fuel cell systems and related components manufactured by parties other than Plug Power through any entity other than GE Fuel Cell Systems. However, GE Power Systems is not prohibited from developing non-proton exchange membrane fuel cell systems and distributed energy systems that would compete directly or indirectly against the proton exchange membrane fuel cell systems Plug Power manufactures. While at the present time Plug Power is not aware of any such current products, or plans or intentions to manufacture such products, by GE Power Systems, GE Power Systems may not provide Plug Power with information concerning such developments. The development of different energy product solutions by GE Power Systems could harm Plug Power’s reputation and potential earnings by providing potential customers with an alternative to Plug Power’s proton exchange membrane fuel cell systems.

Plug Power has not fully developed and produced the product that it has agreed to sell to GE Fuel Cell Systems.

Plug Power’s initial product does not meet the specifications required by its current agreement with GE Fuel Cell Systems. Economic and technical difficulties may prevent Plug Power from completing development of products meeting these specifications and delivering them on schedule to GE Fuel Cell Systems.

Plug Power’s distribution agreement with GE Fuel Cell Systems has been amended on three occasions. The most recent amendment in August 2001, further amended the distribution agreement to extend its term through 2014 and to replace the product specifications, prices and delivery schedule in the current agreement with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement.

Plug Power has not met in the past and may not meet in the future product development and commercialization milestones.

Plug Power has established both internally and in its distribution agreement with GE Fuel Cell Systems product development and commercialization milestones and dates for achieving development goals related to technology and design improvements. Plug Power uses these milestones to assess its progress toward developing commercially viable fuel cell systems. For example, 2000 was a milestone year for delivering to GE Fuel Cell Systems 485 units meeting pre-commercial specifications set forth in Plug Power’s agreement with them on a take-or-pay basis for a total of $10.3 million in revenue. During the second quarter of 2000, Plug Power determined that the specifications of the then current pre-commercial units did not conform to the specifications originally agreed upon with GE Fuel Cell Systems and that it would not meet that milestone. Additionally, Plug Power set internal milestones of building 500 developmental and pre-commercial units in 2000, having commercial units available in 2001 and achieving profitability by 2003. During 2000, Plug Power produced a total of only 113 systems, delayed availability of its initial product and announced that it would not be profitable for at least the next several years.

Delays in Plug Power’s product development will likely have a material impact on its commercialization schedule.

If Plug Power does experience delays in meeting its development goals or if its systems exhibit technical defects or if Plug Power is unable to meet cost or performance goals, including power output, useful life and reliability, its commercialization schedule will be delayed. In this event, potential purchasers of Plug Power’s initial commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages. Plug Power cannot assure you that it will successfully achieve its milestones in the future.

Plug Power depends on third parties for certain aspects of product development, manufacturing and the development and supply of key components for its products.

While Plug Power has entered into relationships with suppliers of key components, it does not know when or whether it will secure supply relationships for all required components and subsystems for its fuel cell systems, or whether such relationships will be on terms that will allow Plug Power to achieve its objectives. Plug Power’s business, prospects, results of operations or financial condition could be harmed if it fails to secure relationships with entities which can develop or supply the required components for its systems. Additionally, the agreements governing Plug Power’s current relationships allow for termination by its supply partners under a number of circumstances.

Plug Power will rely on its partners to develop and provide components for its fuel cell systems.

A supplier’s failure to develop and supply components in a timely manner, or to develop or supply components that meet Plug Power’s quality, quantity or cost requirements, or Plug Power’s inability to obtain substitute sources of these components on a timely basis or on terms acceptable to Plug Power, could harm its ability to manufacture its fuel cell systems. In addition, to the extent that Plug Power’s supply partners use technology or manufacturing processes that are proprietary, Plug Power may be unable to obtain comparable components from alternative sources.

In addition, platinum is a key material in Plug Power’s proton exchange membrane fuel cells. Platinum is a scarce natural resource and Plug Power is dependent upon a sufficient supply of this commodity. While Plug Power does not anticipate significant near or long term shortages in the supply of platinum, such shortages could adversely affect its ability to produce commercially viable fuel cell systems or significantly raise its cost of producing its fuel cell systems.

Plug Power faces intense competition and may be unable to compete successfully.

The markets for electric power generators are intensely competitive. There are a number of companies located in the United States, Canada and abroad that are developing proton exchange membrane fuel cells and other fuel cell technologies, such as phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Some of Plug Power’s competitors are much larger than it is and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of a commercially viable fuel cell system more quickly and effectively than it can.

There are many companies engaged in all areas of traditional and alternative electric power generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and microturbines, as well as grid-supplied electric power. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than Plug Power does.

Changes in government regulations and electric utility industry restructuring may affect demand for Plug Power’s fuel cell systems.

The market for electric power generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. The loosening of current regulatory policies could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the demand for Plug Power’s products. Plug Power cannot predict how the deregulation and restructuring of the industry will affect the market for stationary fuel cell systems.

Plug Power’s business may become subject to future government regulation which may impact its ability to market its products.

Plug Power does not believe that its products will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. Plug Power believes that its products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to, among others, building codes, public safety and electrical and gas pipeline connections. Such regulation may depend, in part, upon whether a fuel cell system is placed outside or inside a home or facility. At this time, Plug Power does not know what requirements, if any, each jurisdiction will impose upon its products or their installation. Plug Power also does not know the extent to which any new regulations may impact its ability to distribute, install and service its products. In the future, federal, state or local government entities or competitors may seek to impose regulations. Any new government regulation of Plug Power’s products, whether at the federal, state or local level, including any regulations relating to installation and servicing of its products, may increase its costs and the price of its systems.

Utility companies could place barriers on Plug Power’s entry into the residential marketplace.

Utility companies commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes. Though these fees are not currently charged to residential users, it is possible that utility companies could in the future charge similar fees to residential customers. The imposition of such fees could increase the cost to residential customers of using Plug Power’s systems and could make its residential systems less desirable, thereby harming its revenue and profitability.

Several states, including Texas, New York and California, have created and adopted or are in the process of creating or adopting their own interconnection regulations covering both technical and financial requirements for interconnection to utility grids. Depending on the complexities of the requirements, installation of Plug Power’s systems may become burdened with additional costs and have a negative impact on Plug Power’s ability to sell systems. There is also a burden in having to track the requirements of individual states and design equipment necessary to comply with the varying standards. Further, no universal standard has been adopted covering the connection of distributed generation devices to utility grids.

Alternatives to Plug Power’s technology could render its systems obsolete prior to commercialization.

Plug Power’s systems are one of a number of alternative energy products being developed as supplements to the electric power grid that have potential residential, commercial and industrial applications, including microturbines, solar power, wind power and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may render Plug Power’s systems obsolete prior to commercialization.

The hydrocarbon fuels and other raw materials on which Plug Power’s systems rely may not be readily available or available on a cost-effective basis.

The ability of Plug Power’s systems to produce electric power depends largely on the availability of natural gas and propane. If these fuels are not readily available, or if their prices are such that electric power produced by Plug Power’s systems costs more than electric power provided through the grid, its systems would be less attractive to potential users.

Plug Power’s fuel cell systems use flammable fuels which are inherently dangerous substances.

Plug Power’s fuel cell systems use natural gas in a catalytic reaction which produces less heat than a typical gas furnace. While Plug Power’s fuel cell systems do not use this fuel in a combustion process, natural gas is a flammable fuel that could leak in a home or office and combust if ignited by another source. Further, while Plug Power is not aware of any accidents involving its products, any such accidents involving Plug Power’s products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, Plug Power’s products.

Product liability or defects could negatively impact Plug Power’s results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect Plug Power’s business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of Plug Power’s products resulting in a decline in demand for its products and could divert the attention of its management, which may materially adversely affect its financial condition and results of operations.

Plug Power must lower the cost of its fuel cell systems and demonstrate its reliability.

The fuel cell systems Plug Power develops currently cost significantly more than the cost of many established competing technologies. If Plug Power is unable to produce fuel cell systems that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy products containing its fuel cell systems. The price of fuel cell systems depends largely on material and manufacturing costs. Plug Power cannot guarantee that it will be able to lower these costs to the level where it will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Failure of Plug Power’s field tests could negatively impact demand for its products.

Plug Power is currently field testing a number of its systems and it plans to conduct additional field tests in the future. Plug Power may encounter problems and delays during these field tests for a number of reasons, including the failure of its technology or the technology of third parties, as well as its failure to maintain and service its systems properly. Many of these potential problems and delays are beyond Plug Power’s control. Any problem or perceived problem with Plug Power’s field tests could materially harm its reputation and impair market acceptance of, and demand for, its products.

Plug Power may be unable to raise additional capital to complete its product development and commercialization plans.

Plug Power’s cash requirements depend on numerous factors, including completion of its product development activities, ability to commercialize its fuel cell systems and market acceptance of its systems. Plug Power expects to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. Plug Power believes that it will need to raise additional funds to achieve commercialization of its products. However, Plug Power does not know whether it will be able to secure additional funding, or funding on acceptable terms, to pursue its commercialization plans. If additional funds are raised through the issuance of equity securities or additional acquisitions of entities with cash reserves such as H Power, the percentage ownership of Plug Power’s then current stockholders will be reduced. If adequate funds are not available to satisfy either short- or long-term capital requirements, Plug Power may be required to limit operations in a manner inconsistent with its development and commercialization plans, which could affect operations in future periods.

Plug Power will need to establish additional strategic relationships to complete its product development and commercialization plans.

Plug Power believes that it will need to enter into additional strategic relationships in order to complete its current product development and commercialization plans on schedule. In particular, Plug Power may require a partner to assist in developing commercially viable fuel cell systems that produce in the range of 25 to 100 kW of electric power. If Plug Power is unable to identify or enter into a satisfactory agreement with potential partners, it may not be able to complete its product development and commercialization plans on schedule or at all. Plug Power may also need to scale back these plans in the absence of a partner, which would adversely affect its future prospects. In addition, any arrangement with a strategic partner may require Plug Power to issue a material amount of equity securities to the partner or commit significant financial resources to fund its product development efforts in exchange for their assistance or the contribution to Plug Power of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of Plug Power’s then current stockholders.

Future acquisitions may disrupt Plug Power’s business, distract its management and reduce the percentage ownership of Plug Power stockholders.

Plug Power may engage in acquisitions. Plug Power may not be able to identify suitable acquisition candidates. If Plug Power does identify suitable candidates, it may not be able to acquire them on commercially acceptable terms or at all. If Plug Power acquires another company, it may not be able to successfully integrate the acquired business into its existing business in a timely and non-disruptive manner. Plug Power may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of Plug Power’s then current stockholders. If Plug Power fails to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet Plug Power’s expectations could cause its business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of intangible assets that could adversely affect Plug Power’s results of operations.

Plug Power may not be able to protect important intellectual property.

Proton exchange membrane fuel cell technology was first developed in the 1950s, and Plug Power does not believe that it can achieve a significant proprietary position in the basic technologies currently used in proton exchange membrane fuel cell systems. Similarly, fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. However, Plug Power’s ability to compete effectively against other fuel cell companies will depend, in part, on its ability to protect its proprietary technology, systems designs and manufacturing processes. Plug Power does not know whether any of its pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect its technology or processes. Even if all of Plug Power’s patent applications are issued and are sufficiently broad, they may be challenged or invalidated. Plug Power could incur substantial costs in prosecuting or defending patent infringement suits. While Plug Power has attempted to safeguard and maintain its proprietary rights, Plug Power does not know whether it has been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.

Plug Power may have difficulty managing change in its operations.

Plug Power continues to undergo rapid change in the scope and breadth of its operations as it advances the development of its products. Such rapid change is likely to place a significant strain on Plug Power’s senior management team and other resources. Plug Power will be required to make significant investments in its engineering, logistics, financial and management information systems and to motivate and effectively manage its employees. Plug Power’s business, prospects, results of operations or financial condition could be harmed if it encounters difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

Plug Power faces risks associated with its plans to market, distribute and service its products internationally.

Plug Power intends to market, distribute and service its proton exchange membrane fuel cell systems for stationary applications internationally through GE Fuel Cell Systems. Plug Power has limited experience developing, and no experience manufacturing its products to comply with the commercial and legal requirements of international markets. Plug Power’s success in international markets will depend, in part, on GE Fuel Cell Systems’ ability to secure relationships with foreign sub-distributors and Plug Power’s ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, Plug Power’s planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Further, Plug Power’s competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to Plug Power’s. If Plug Power is found to be infringing third party patents, Plug Power could be required to pay substantial royalties and/or damages, and Plug Power does not know whether it will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of Plug Power’s fuel cell systems, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Plug Power relies, in part, on contractual provisions to protect its trade secrets and proprietary knowledge.

Confidentiality agreements to which Plug Power is a party may be breached, and Plug Power may not have adequate remedies for any breach. Plug Power’s trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Plug Power’s inability to maintain the proprietary nature of its technology and processes could allow its competitors to limit or eliminate any competitive advantages Plug Power may have and prevent it from being the first company to commercialize residential fuel cell systems.

Plug Power’s government contracts could restrict its ability to effectively commercialize its technology.

Some of Plug Power’s technology has been developed under government funding by the United States and by other countries. In some cases, government agencies in the United States can require Plug Power to obtain or produce components for its systems from sources located in the United States rather than foreign countries. Plug Power’s contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of its confidential information to third parties and the exercise of “march-in” rights by the government. March-in rights refer to the right of the United States government or government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on Plug Power’s sourcing of components or the exercise of march-in rights could harm its business, prospects, results of operations or financial condition. In addition, under the Freedom of Information Act, any documents that Plug Power has submitted to the government or to a contractor under a government funding arrangement are subject to public disclosure that could compromise Plug Power’s intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Plug Power’s future plans could be harmed if it is unable to attract or retain key personnel.

Plug Power has attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers, manufacturing and marketing professionals. Plug Power’s future success will depend, in part, on its ability to attract and retain qualified management and technical personnel. Plug Power does not know whether it will be successful in hiring or retaining qualified personnel. Plug Power’s inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect its development and commercialization plans and, therefore, its business, prospects, results of operations and financial condition.

GE MicroGen and DTE Energy have representatives on Plug Power’s board of directors.

Under Plug Power’s agreement with GE MicroGen it is required to use its best efforts to cause one individual nominated by GE Power Systems, an operating business of General Electric Company, to be elected to Plug Power’s board of directors for as long as its distribution agreement with GE Fuel Cell Systems remains in effect. GE MicroGen is the majority owner of GE Fuel Cell Systems, with Plug Power owning the remaining minority position. Currently, John G. Rice serves on Plug Power’s board of directors as the GE Power Systems nominee to its board. In addition, a current employee of DTE Energy, Anthony F. Earley, Jr., and a former employee of DTE Energy, Larry G. Garberding, currently serve on Plug Power’s board of directors. Both GE Fuel Cell Systems and DTE Energy Technologies, Inc., a wholly-owned subsidiary of DTE Energy, have entered into distribution agreements with Plug Power.

Plug Power is subject to a securities class action litigation.

In September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that Plug Power and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning Plug Power’s products and future prospects.

The action was brought on behalf of a class of purchasers of Plug Power’s stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs’ counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999 and alleges claims under the Securities Act of 1933 and the Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act of 1934. Subsequently, plaintiffs withdrew their claims under the Securities Act of 1933. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of Plug Power’s technology in a registration statement issued in connection with Plug Power’s initial public offering (IPO) and in subsequent press releases. Plug Power served its motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at this time. Plug Power believes that the allegations in the consolidated amended complaint are without merit and intends to vigorously defend against the claims. However, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on Plug Power’s financial condition, results of operations and liquidity.

Provisions of Delaware law and of Plug Power’s charter and by-laws may make a takeover of Plug Power difficult.

Provisions in Plug Power’s certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt of Plug Power which is opposed by Plug Power’s management and its board of directors. For example, Plug Power’s certificate of incorporation authorizes its board of directors to issue shares of Plug Power preferred stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of such preferred stock. As a result of such provisions, Plug Power stockholders who might desire to participate in a tender offer, change in control or takeover attempt may not have an opportunity to do so. Plug Power also has a staggered board of directors which makes it difficult for Plug Power stockholders to change the composition of the board of directors in any one year. These anti-takeover provisions could substantially impede the ability of Plug Power stockholders to benefit from a change in control or a change in the management of Plug Power or its board of directors.

Plug Power’s stock price has been and could remain volatile.

The market price of Plug Power’s common stock has historically experienced and may continue to experience significant volatility. Since Plug Power’s initial public offering in October 1999, the market price of its common stock has fluctuated from a high of $156.50 per share in the first quarter of 2000, to a low of $3.39 per share through January 28, 2003 in the third quarter of 2002. Plug Power’s progress in developing and commercializing its products, its quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting Plug Power or its competitors could cause the market price of its common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of Plug Power’s common stock. In addition, Plug Power may be the subject of additional securities class action litigation as a result of volatility in the price of its stock, which could result in substantial costs and diversion of management’s attention and resources and could harm its stock price, business, prospects, results of operations and financial condition.

Plug Power’s failure to comply with Nasdaq’s listing standards could result in its delisting by Nasdaq from the Nasdaq National Market and severely limit the ability to sell Plug Power’s common stock.

Plug Power’s common stock is currently traded on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of Plug Power’s common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify Plug Power that it may be delisted from the Nasdaq National Market. If the closing bid price of Plug Power’s common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist Plug Power’s common stock from trading on the Nasdaq National Market. There can be no assurance that Plug Power’s common stock will remain eligible for trading on the Nasdaq National Market. In addition, if Plug Power’s common stock is delisted, Plug Power’s stockholders would not be able to sell Plug Power’s common stock on the Nasdaq National Market, and their ability to sell any of Plug Power’s common stock would be severely, if not completely, limited.

Risks Related to H Power

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of H Power, particularly if the stockholders of H Power do not vote to approve the merger agreement at the special meeting of H Power’s stockholders.

In order to maximize the merger consideration to be received by its stockholders, H Power is implementing a restructuring plan to reduce operating costs, which will negatively impact the operation of H Power’s business if the merger is not consummated.

Pursuant to the merger agreement, the merger consideration to be received by H Power’s stockholders will be increased or decreased depending on, among other things, the amount of cash and cash equivalents remaining in H Power prior to the effective date of the merger. See “The Merger and Related Transactions—The Merger Agreement—Conversion of H Power Common Stock in the Merger” beginning on page 79 of this joint proxy statement/prospectus for a discussion of the determination of the merger consideration. In this regard, H Power is enacting a restructuring plan to reduce the amount of cash it expends, including without limitation:

•	the termination of employment arrangements with certain employees;

•	reductions in expenditures for research and development;

•	the closing of the New Jersey facilities; and

•	the termination of certain customer contracts.

In the event the merger is not consummated, such actions will make it more difficult to continue the operation of H Power’s business at the same level as it existed prior to the execution of the merger agreement. Some of the difficulties H Power may encounter include, among other things:

•	the inability to retain employees or hire new employees with similar qualifications on a timely basis;

•	with regard to the closing of certain facilities, the inability of H Power to successfully transfer its fuel cell stack technology from the facility being closed to another facility;

•	delays in further development of H Power’s residential fuel cell systems due to reductions in spending relating to research and development; and

•	delays in the timely production of its fuel cell products due to the suspension of field testing pursuant to certain customer contracts.

If the merger is not consummated, these and other factors resulting from the implementation of the restructuring plan may negatively affect H Power’s business, prospects, results of operations and financial condition.

H Power has agreed to terminate certain agreements with Energy Co-Opportunity, Inc. as of the effective date of the merger, and H Power’s relationship with Energy Co-Opportunity, Inc. may be negatively impacted if the merger is not consummated.

On November 8, 2002, H Power entered into a termination agreement with Energy Co-Opportunity, Inc., or ECO, which, among other things, terminates all of H Power’s prior agreements with ECO as of the effective date of the merger. Prior to executing this termination agreement, H Power anticipated that a substantial portion of H Power’s revenues over the next 2 to 3 years would be derived from sales of H Power’s fuel cell systems to ECO. H Power has been heavily dependent on ECO to effect the sale, distribution and servicing of H Power’s products. In anticipation of the merger, ECO has discontinued its sales and marketing effort relating to H Power’s products. In the event the merger is not consummated, H Power’s existing agreements with ECO would not be terminated. However, H Power’s business relationship with ECO will be negatively affected or discontinued due to the anticipated termination of H Power’s ECO relationship. If the merger does not occur, H Power’s entry into the termination agreement will have a detrimental effect on H Power’s ability to generate revenues for sales of H Power’s fuel cell products, not only with regard to ECO but also with regard to the development of H Power’s products for sales to other customers. See “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” beginning on page 100 of this joint proxy statement/prospectus.

H Power may never successfully complete the research and development required to commercialize H Power’s residential fuel cell systems.

H Power is currently in the research and development stage of its residential co-generation fuel cell systems. H Power has shipped and installed to ECO and other customers a limited number of alpha and beta fuel cell units for testing purposes. H Power must significantly decrease the costs of its fuel cell systems and improve their overall efficiency in order to begin viable commercialization of its residential fuel cell products. In addition, improvements to H Power’s residential fuel cell systems will be more difficult as H Power implements its restructuring plan, which among other things, will significantly reduce or eliminate spending relating to research and development of its residential systems. H Power has not yet produced a commercially viable residential fuel cell system. H Power may not successfully complete its research and development program and accordingly H Power may never have commercial sales of its residential co-generation fuel cell products.

H Power has a history of losses since its inception, H Power expects future losses and H Power may never achieve or sustain profitability.

H Power has incurred net losses each year since H Power’s inception in 1989 and had an accumulated loss of approximately $111 million through November 30, 2002. H Power expects to continue to incur net losses at least through H Power’s fiscal year 2007 and these losses may be substantial. To implement its business strategy, H Power will have to incur a high level of fixed operating expenses and will continue to incur considerable research and development expenses and capital expenditures. Further, H Power expects the cost to produce its initial products will continue to be higher than their sales price. Accordingly, if H Power is unable to generate substantial revenues and positive cash flows, H Power will not achieve profitability. Even if H Power does achieve profitability, it may not be able to sustain or increase its profitability on a quarterly or annual basis. H Power’s ability to generate future revenues will depend on a number of factors, many of which are beyond H Power’s control. These factors include the rate of market acceptance of H Power’s products, regulatory developments and general economic trends. Due to these factors, H Power cannot anticipate with any degree of certainty what H Power’s revenues, if any, will be in future periods. You have limited historical financial data and operating results with which to evaluate H Power’s business and its prospects. As a result, you should consider H Power’s prospects in light of the early stage of H Power’s business in a new and rapidly evolving market.

H Power’s direct hydrogen products represent an emerging technology which may give rise to problems regarding supply of component parts, commercial acceptance and government regulation.

H Power’s direct hydrogen products, such as the Emergency Power-AC, or EPAC, operating system, are fueled in part through compressed hydrogen cylinders. Distribution channels for hydrogen for some of H Power’s intended markets are in their infancy, which may make it difficult or expensive for H Power’s customers to obtain hydrogen for use with H Power’s products, thereby potentially affecting the marketability and profitability of H Power’s direct hydrogen products. Distribution of hydrogen cylinders is currently subject to specific regulation by the U.S. government. Should the government decide to impose changes in the regulations on the handling of compressed hydrogen cylinders, such regulations may affect the cost or availability of such cylinders, which could affect the marketability and profitability of H Power’s direct hydrogen products. Building codes and standards relating to the use of hydrogen may make it expensive or impossible for H Power’s customers to use hydrogen as a fuel in some of H Power’s intended markets. As H Power’s direct hydrogen products contain emerging technologies, there are currently few competitors with similar product offerings and a commercial market has not yet been established. In addition, H Power’s products use components which incorporate new technology, and it is possible that these components might be in short supply or may be discontinued by H Power’s current suppliers.

H Power may not be able to develop the necessary technology to introduce and market H Power’s products in a timely fashion, if at all.

H Power’s product and technology development efforts are subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. H Power’s success will depend upon H Power’s products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of H Power’s proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed. Failure to develop or significant delays in the development of H Power’s products and technology would have a material adverse effect on H Power’s ability to both sell H Power’s products and to generate sufficient cash to achieve profitability.

Failure of H Power’s field tests could negatively impact demand for H Power’s products.

Although H Power has suspended its field test program, it is continuing to test a number of its products that were already in the field. Through January 2003, certain beta stage residential co-generation units were undergoing continued field tests. H Power has encountered and may continue to encounter problems and delays during these field tests for a number of reasons, including the failure of its technology or the technology of third parties, as well as H Power’s failure to maintain and service its prototypes properly. Accordingly, any further delays, problems or perceived problems with H Power’s field tests could materially harm H Power’s reputation and impair market acceptance of, and demand for, H Power’s products.

Alternatives to H Power’s technology could render H Power’s products obsolete prior to initial commercial sales of H Power’s products.

Proton exchange membrane fuel cells represent one of a variety of alternative energy products being developed as a supplement to the electric grid that have potential residential, commercial and industrial applications. Other such products include solar power, wind power and other types of fuel cell technologies. Improvements to the existing electric transmission system are also being implemented. Technological advances in alternative energy products or other fuel cell technologies and improvements in the electric grid may render H Power’s fuel cell systems obsolete prior to commercialization.

H Power has no experience manufacturing fuel cells on a commercial basis.

While H Power has successfully produced prototype models of H Power’s fuel cells, H Power has focused primarily on research and development and has no experience manufacturing fuel cell systems on a commercial basis. In July 2001, H Power opened a 90,000 square foot manufacturing facility and H Power is continuing to develop its manufacturing capabilities and processes. H Power does not know whether or when it will be able to develop efficient manufacturing capabilities and processes that will enable it to meet the quality, price, engineering, design and production standards or production volumes required to successfully market its fuel cell systems at lower production costs. Even if H Power is successful in developing its manufacturing capabilities and processes, H Power may not be able to meet its commercialization schedule or to satisfy the requirements of its distributors or customers.

THE SPECIAL MEETING OF PLUG POWER’S STOCKHOLDERS

Plug Power is furnishing this joint proxy statement/prospectus to all stockholders of record of Plug Power common stock in connection with the solicitation of proxies by the Plug Power board of directors for use at the special meeting of Plug Power stockholders to be held on              2003, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished by Plug Power to H Power’s stockholders as a prospectus for Plug Power common stock to be issued in connection with the merger.

Date, Time and Place of Meeting

The special meeting will be held at the Albany Marriott, 189 Wolf Road, Albany, New York on             , 2003, at          a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Plug Power stockholders will be asked:

1.	to consider and vote upon a proposal to approve the issuance of shares of common stock of Plug Power pursuant to the merger agreement;

2.
to consider and vote upon a proposal to exchange options to purchase shares of common stock of Plug Power held by its employees for shares of restricted common stock of Plug Power, in accordance with the terms and conditions described in this joint proxy statement/prospectus; and

3.	to transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Plug Power stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The Plug Power board of directors has fixed the close of business on February 7, 2003 as the record date for determination of Plug Power stockholders entitled to notice of and to vote at the special meeting.

Votes Required for Approval of the Issuance of Shares of Common Stock of Plug Power

Although the approval of the stockholders of Plug Power is not required to effect the merger under Delaware general corporation law, Plug Power’s organizational documents or any other regulatory or listing requirements applicable to Plug Power, the board of directors of Plug Power has determined that the consummation of the merger shall be subject to the affirmative vote of the holders of a majority of the shares of Plug Power common stock present in person or by proxy at the special meeting of Plug Power stockholders on such matter. Holders of Plug Power common stock will be entitled to cast one vote per share of Plug Power common stock owned as of February 7, 2003, the record date for the Plug Power special meeting of stockholders at which the issuance of shares of Plug Power common stock pursuant to the merger agreement will be presented and voted upon.

As of the close of business on the record date for the special meeting, 51,062,116 shares of Plug Power common stock were outstanding, and held by approximately 1,810 stockholders of record.

As of the close of business on the record date for the special meeting, directors and executive officers of Plug Power (and their respective affiliates) collectively owned approximately 60.3% of the outstanding shares of Plug Power common stock entitled to vote at the special meeting on the issuance of shares of Plug Power common stock pursuant to the merger agreement. This does not include 2,080,946 shares of Plug Power common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options had been exercised prior to the record date for the special meeting, the directors and executive officers of Plug Power (and their respective affiliates) would collectively own approximately 61.9% of the outstanding shares of Plug Power common stock entitled to vote at the special meeting. None of Plug Power’s directors, officers or affiliates have entered into a voting agreement or have otherwise agreed or given notice of their intention to vote their shares of Plug Power common stock in favor of the merger. Accordingly, approval of the merger by Plug Power’s stockholders is not assured. For a discussion of the vote required with respect to the proposal to approve the stock option exchange see “Additional Proposal to be Acted on by Plug Power Stockholders” on page 118.

Quorum, Abstentions and Broker Non-Votes

A majority of shares of Plug Power entitled to vote as of the record date, present in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Plug Power has appointed David Neumann, Plug Power’s chief financial officer, to function as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Plug Power stockholders at the special meeting. If less than a quorum is present at the special meeting, the holders of Plug Power voting stock representing a majority of the voting power present at the special meeting or the inspector of elections may adjourn the meeting. Persons named on the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting, and will also be counted for the purpose of determining the number of shares present in person or by proxy. Consequently, your abstention will have the same effect as voting against approval of the proposal to issue shares of common stock of Plug Power in connection with the merger. In addition, the failure of a Plug Power stockholder to return a proxy will have no effect as to the approval of the proposal to issue shares of common stock of Plug Power in connection with the merger.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval of the issuance of shares of common stock of Plug Power in connection with the merger at the special meeting is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum and will also be counted for the purpose of determining the number of shares present in person or by proxy. Accordingly, at the special meeting, broker non-votes will have the same effect as voting against approval of the proposal to issue shares of common stock of Plug Power in connection with the merger. Consequently, Plug Power stockholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their brokers on how to vote their shares held in street name. For a discussion of the impact of abstentions or broker non-votes with respect to the proposal to approve the stock option exchange, see “Additional Proposal to be Acted on by Plug Power Stockholders” on page 118.

Solicitation of Proxies and Expenses

Plug Power will bear its own expenses in connection with the solicitation of proxies for the special meeting, except that Plug Power and H Power will equally share all costs and expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus.

In addition to solicitation by mail, directors, officers and employees of Plug Power may solicit proxies from stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for those services. Plug Power may retain outside agencies for the purpose of soliciting proxies, in which case Plug Power will pay the fees and expenses of those agencies. Record holders such as brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and to request authority for the exercise of proxies, and, upon the request of such record holders, they will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting of Proxies at the Special Meeting and Revocation of Proxies

Plug Power requests that all holders of Plug Power common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Plug Power. Brokers holding voting shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide directions to beneficial owners on how to instruct your broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. All properly executed proxies that Plug Power receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of the issuance of shares of Plug Power common stock pursuant to the merger agreement (except for broker non-votes, which are discussed above). (See “Additional Proposal to be Acted Upon by Plug Power Stockholders” on page 118 for a discussion of the impact of providing no direction on proxies with respect to the proposal to approve the stock option exchange.)

A Plug Power stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of Plug Power a later-dated signed notice of revocation;

•	delivering to the Secretary of Plug Power a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned); or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

If your shares are held in “street name,” your broker or nominee may permit you to vote by telephone or electronically. Please check your proxy card or contact your broker or nominee to determine whether either of these methods of voting is available to you.

No Appraisal Rights

Holders of Plug Power common stock do not have dissenters’ appraisal rights under Delaware law in connection with the merger or the stock option exchange.

Other Matters to be Voted on

Plug Power knows of no matters that will be presented for consideration at the special meeting other than those stated in this joint proxy statement/prospectus. However, if any other matters do properly come before the special meeting, the proxy holders will vote proxies in accordance with their best judgment regarding such matters.

Recommendation of Plug Power’s Board of Directors

The Plug Power board of directors has unanimously determined that the merger including, without limitation, the issuance of shares of Plug Power common stock pursuant to the merger agreement, is advisable and in the best interests of Plug Power’s stockholders. Accordingly, the Plug Power board of directors has unanimously approved the merger agreement and the merger including, without limitation, the issuance of shares of Plug Power common stock in the merger pursuant to the merger agreement, and recommends that its stockholders vote FOR approval of the issuance of shares of Plug Power common stock in the merger pursuant to the merger agreement.

The matters to be considered at the special meeting are of great importance to the stockholders of Plug Power. Accordingly, Plug Power stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

THE SPECIAL MEETING OF H POWER’S STOCKHOLDERS

H Power is furnishing this joint proxy statement/prospectus to all stockholders of record of H Power common stock in connection with the solicitation of proxies by H Power’s board of directors for use at the special meeting of H Power stockholders to be held on              2003, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished by Plug Power to H Power stockholders as a prospectus for Plug Power common stock to be issued in connection with the merger.

Date, Time and Place of Meeting

The special meeting will be held at              on             , 2003, at              a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, H Power stockholders will be asked:

1.	to consider and vote upon a proposal to adopt and approve the merger agreement and approve the merger; and

2.	to transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. H Power stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The H Power board of directors has fixed the close of business on February 7, 2003 as the record date for determination of H Power stockholders entitled to notice of and to vote at the special meeting.

Votes Required for Adoption and Approval of the Merger Agreement and Approval of the Merger

As a condition to completion of the merger, the Delaware General Corporation Law and the merger agreement require that the holders of a majority of the voting shares of H Power as of the record date must vote to adopt and approve the merger agreement and approve the merger. Each share of H Power common stock entitles the holder to one vote per share with respect to the merger agreement and the merger. There are no other voting securities of H Power.

As of the close of business on the record date for the special meeting, 10,776,548 shares of H Power common stock were outstanding, and held by approximately 392 stockholders of record.

As of the close of business on the record date for the special meeting, directors and executive officers of H Power (and their respective affiliates) collectively owned approximately 2.0% of the outstanding shares of H Power common stock entitled to vote at the special meeting on the merger agreement and the merger. This does not include 305,126 shares of H Power common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options had been exercised prior to the record date for the special meeting, the directors and executive officers of H Power (and their respective affiliates) would collectively own approximately 4.8% of the outstanding shares of H Power common stock entitled to vote at the special meeting.

Two executive officers and an affiliate of H Power have entered into voting agreements and delivered irrevocable proxies, pursuant to which they have agreed to vote their shares of H Power common stock in favor of adoption and approval of the merger agreement and approval of the merger, in favor of any matter that would be expected to facilitate the merger, and against any alternative proposals to the merger. At the close of business on the record date for the special meeting, these officers and affiliates collectively owned approximately 10.7% of the outstanding shares of H Power common stock entitled to vote at the special meeting. In addition, pursuant to a stockholders and voting agreement among H Power, Lehman Brothers, Mr. Norman Rothstein and Mr. Frederick Entman and certain of their affiliates, who collectively own 11.1%, in the case of the Rothstein family, and 7.2%, in the case of the Entman family, of H Power’s common stock, these investors have granted to H Power’s independent directors an irrevocable proxy for their shares, and such shares will be voted in the same proportion as those of H Power’s stockholders generally for approval of the merger agreement and the merger.

Quorum, Abstentions and Broker Non-Votes

A majority of all voting shares of H Power issued and outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. H Power will appoint an officer of American Stock Transfer and Trust Company, H Power’s transfer agent, to function as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to H Power stockholders at the special meeting. If a quorum is not obtained, or fewer voting shares of H Power are voted for the adoption and approval of the merger agreement and the approval of the merger than a majority of the voting shares eligible to vote at the special meeting in person or by proxy, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. Persons named on the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting, but will not be voted on any matter presented at the special meeting. Consequently, your abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. In addition, the failure of an H Power stockholder to return a proxy will have the effect of a vote against the proposal to adopt and approve the merger agreement and to approve the merger.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption and approval of the merger agreement and the approval of the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for the purpose of determining the number of votes cast on the merger agreement and the merger. Accordingly, at the special meeting, broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. Consequently, H Power stockholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

H Power will bear its own expenses in connection with the solicitation of proxies for the special meeting, except that each of H Power and Plug Power will pay one-half of all costs and expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus.

In addition to solicitation by mail, H Power may retain outside agencies for the purpose of soliciting proxies, in which case H Power will pay the fees and expenses of those agencies. Record holders such as brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and to request authority for the exercise of proxies, and, upon the request of such record holders, they will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting of Proxies at the Special Meeting and Revocation of Proxies

H Power requests that all holders of H Power common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to H Power. Brokers holding voting shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide directions to beneficial owners on how to instruct your broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. All properly executed proxies that H Power receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of adoption and approval of the merger agreement and approval of the merger (except for broker non-votes, which are discussed above).

An H Power stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of H Power a later-dated signed notice of revocation;

•	delivering to the Secretary of H Power a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned); or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

If your shares are held in “street name,” your broker or nominee may permit you to vote by telephone or electronically. Please check your proxy card or contact your broker or nominee to determine whether either of these methods of voting is available to you.

No Appraisal Rights

Holders of H Power common stock do not have dissenters’ appraisal rights under Delaware law that would give them the right to obtain the payment of cash in exchange for their shares of H Power common stock as a result of the merger.

Other Matters to be Voted On

H Power knows of no matters that will be presented for consideration at the special meeting other than those stated in this joint proxy statement/prospectus. However, if any other matters do properly come before the special meeting, the proxy holders will vote proxies in accordance with their best judgment regarding such matters.

Recommendation of H Power’s Board of Directors

The H Power board of directors has unanimously determined that the merger is advisable, in the best interests of H Power stockholders and on terms that are fair to the stockholders of H Power. Accordingly, the H Power board of directors has unanimously approved the merger agreement and the merger and recommends that stockholders vote FOR adoption and approval of the merger agreement and approval of the merger. In considering such recommendation, H Power stockholders should be aware that some H Power directors and officers have interests in the merger that are different from, or in addition to, those of H Power stockholders. For more information about these interests, see the section entitled “The Merger and Related Transactions—Consideration of the Merger by H Power’s Board of Directors—Interests of H Power’s Directors and Officers in the Merger” beginning on page 70 of this joint proxy statement/prospectus.

The matters to be considered at the special meeting are of great importance to the stockholders of H Power. Accordingly, H Power stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope.

H Power stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of H Power common stock certificates will be mailed to you promptly following completion of the merger. For more information regarding the procedures for exchanging H Power stock certificates for Plug Power stock certificates, see the section entitled “The Merger and Related Transactions—The Merger Agreement—Exchange of H Power Stock Certificates For Plug Power Stock Certificates and Cash” beginning on page 83 of this joint proxy statement/prospectus.

THE MERGER AND RELATED TRANSACTIONS

The following is a description of the material aspects of the merger and related transactions, including the merger agreement and certain other agreements entered into in connection with the merger agreement. While we believe that the following description covers the material terms of the merger, the merger agreement and the related transactions and agreements, the description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger and the related transactions. In particular, the following summary of the merger agreement, as amended, is not complete and is qualified in its entirety by reference to the copy of the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein. You should read the merger agreement carefully and in its entirety for a complete understanding of the terms of the merger and related transactions.

Background of the Merger

Since H Power’s initial public offering in August 2000, H Power’s board of directors has continually sought ways to enhance stockholder value, including encouraging management to seek additional strategic and financial partners relating to H Power’s business.

In November, 2001, H Power entered into discussions with Company A, a large supplier of automotive systems, with respect to such company becoming the exclusive North American contract manufacturer of H Power’s products. The parties discussed a potential business relationship, including an exchange of equity; the transfer of certain technology and intellectual property for certain products of H Power; the potential sharing of technology; the transfer of certain employees; and the sale of certain assets to H Power of Company A’s distributed power generation business. After numerous meetings and discussions, H Power determined that the total consideration which would be required to be paid by H Power to Company A was in excess of the value to be received, and, as a result, the parties decided not to engage in any such transaction.

In early December 2001, an executive director of a major stockholder of Company B, a privately held fuel cell company, contacted William Zang, chief financial officer of H Power, to engage in general conversations regarding the fuel cell industry and H Power’s business.

Later in December 2001, representatives of Company B visited H Power to meet with Dr. H. Frank Gibbard, chief executive officer of H Power, and Mr. Zang. At this meeting, H Power presented public background information on H Power to Company B’s representatives, and the parties indicated mutual interest in maintaining contact.

During March, 2002, representatives of H Power met with representatives of Company B regarding the feasibility of a business combination involving H Power and Company B. The parties discussed the nature of a potential combination, and further discussed their respective businesses and potential synergies between the companies. Dr. Gibbard and Mr. Zang made presentations to Company B regarding the background of H Power, and representatives of Company B invited Mr. Zang to visit one of Company B’s facilities.

On April 12, 2002, Mr. Zang toured one of Company B’s facilities and further discussed a potential business combination with representatives of Company B.

On May 2, 2002, Dr. Gibbard and Mr. Zang met with representatives of Company B, including representatives of certain of its major stockholders, and Company B’s chief executive officer. Dr. Gibbard and Mr. Zang presented public information regarding H Power and the chief executive officer presented public information regarding Company B. The parties discussed possible synergies in a combination of their respective businesses. The parties agreed to proceed with high level due diligence reviews of each other, including visits to production facilities and limited exchanges of business information. For the remainder of May 2002, the parties continued with their respective diligence reviews.

In May and June 2002, a Canadian investment group initiated discussions with H Power regarding a possible financial investment in H Power. The primary focus of this investment group is to invest in businesses with operations in Quebec, Canada.

At the June 12, 2002, meeting of the H Power board of directors, the status of negotiations between H Power and Company B was presented to the board by management. The board agreed that as a condition to any potential business combination, the stockholders of Company B would be required to make a substantial capital infusion into the combined entity.

During the Fall of 2001 through Spring 2002, as part of their efforts to improve Plug Power’s business and enhance stockholder value, Plug Power’s management and its board of directors periodically considered various strategic alternatives. In addition, as Plug Power’s board and management began to focus on its future capital requirements, they investigated a variety of financial options, including follow-on public securities offerings, “shelf” registration statements, private investment in public equity transactions and private placements. Eventually, at a special board meeting on June 25, 2002, Plug Power’s board of directors authorized the establishment of a special committee, consisting of Mr. Douglas Hickey, Mr. Larry Garberding and Gen. John Shalikashvili, that was delegated the authority to consider and evaluate mergers, acquisitions and other corporate finance transactions involving Plug Power, to participate in the negotiation of the material terms and conditions of any such transaction, and to recommend to the Plug Power board of directors the advisability of entering into a definitive agreement with respect to any such transaction. The selections of Mr. Hickey, Mr. Garberding and Gen. Shalikashvili were primarily based on the status of each as a non-employee director, as well as the expectation that each would be disinterested in any such transaction to be considered and evaluated by Plug Power.

On July 2, 2002, Dr. Gibbard called Dr. Roger Saillant, president and chief executive officer of Plug Power. While the parties had previously communicated from time to time regarding possible joint development opportunities, none of such previous communications resulted in any material negotiations. Dr. Gibbard met with Dr. Saillant to inquire about Plug Power’s willingness to consider a strategic partnership or business combination between H Power and Plug Power.

At the July 25, 2002 meeting of the H Power board of directors, Dr. Gibbard informed the H Power board of directors that he had met with Dr. Saillant and that the parties would schedule initial meetings to explore the possibility of a strategic partnership or business combination. The board was also updated on the status of the Canadian investment group proposal and the discussions with Company B, and H Power’s strategies in the event funding initiatives were not successful.

On July 25, 2002, Plug Power engaged Stephens Inc. to serve as its financial advisor in connection with its efforts to effect one or more strategic business combinations with potential acquisition candidates within the fuel cell industry.

On August 2, 2002, Dr. Saillant made a presentation to the Plug Power special committee, with W. Mark Schmitz, Plug Power’s then vice president and chief financial officer, Ana-Maria Galeano, Plug Power’s corporate secretary, Mr. Silvestri, Plug Power’s chief operating officer, and a partner from Goodwin Procter LLP, Plug Power’s legal counsel, in attendance at the request of the committee, concerning the status of discussions with H Power. Dr. Saillant indicated that, at H Power’s request, key executives of Plug Power had scheduled a meeting with their counterparts from H Power at Plug Power’s Latham, New York offices for August 5, 2002.

On August 5, 2002, representatives of H Power, including Dr. Gibbard, Mr. Zang, Dudley Wass, chief operating officer of H Power, Arthur Kaufman, chief technology officer of H Power and David Elkaim, vice president of operations and general manager of H Power Enterprises of Canada, a wholly-owned subsidiary of H Power, and representatives of Lehman Brothers met with Dr. Saillant, Mr. Silvestri, Mark Sperry, Plug Power’s vice president and chief marketing officer, and Dr. John Elter, Plug Power’s vice president-research and systems architecture, at Plug Power’s executive offices in Latham, New York, to further discuss possibilities relating to a business combination between H Power and Plug Power and to further review Plug Power’s business operations, technology and intellectual property portfolio and facilities.

On August 12, 2002, Mr. Silvestri made a presentation to the Plug Power special committee, with Ms. Galeano, Dr. Saillant, Mr. Schmitz and David Neumann, Plug Power’s controller, in attendance at the request of the special committee, summarizing the discussions that occurred on August 5, 2002 with H Power executives. Based on this report, the special committee authorized Plug Power management to pursue entering into a confidentiality agreement with H Power to be followed by a period of due diligence in which Plug Power would be assisted by representatives of Stephens. On August 12, 2002, Plug Power and H Power entered into a confidentiality agreement. Beginning immediately thereafter and continuing through the remainder of summer 2002, each of Plug Power and H Power conducted preliminary due diligence on the other company and preliminary due diligence materials were exchanged between the parties and their financial advisors.

On August 14, 2002, the executive committee of the H Power board of directors met and approved the engagement of Lehman Brothers as H Power’s financial advisor on an exclusive basis to render financial advisory services concerning a strategic transaction with either Company B or Plug Power. H Power and Lehman Brothers executed an Engagement Letter on August 27, 2002.

From August 19 through August 23, 2002, on-site business and technical due diligence was conducted on H Power by Plug Power’s representatives at H Power’s New Jersey, North Carolina, and Montreal facilities.

On August 22, 2002, Paul McNeill, H Power’s vice president-marketing and sales, and Mr. Zang presented H Power’s current business plan to Plug Power at a meeting in Lehman Brothers’ offices in New York City.

On August 29, 2002, Dr. Gibbard, Mr. Zang and the chief executive officer of Company B made a joint presentation to H Power’s executive committee and certain members of Company B’s board of directors regarding a potential business combination between H Power and Company B.

Also on August 29, 2002, Mr. Schmitz made a presentation to the Plug Power special committee, with Ms. Galeano, Dr. Saillant, Mr. Silvestri and representatives from Stephens in attendance at the request of the special committee, reporting upon the completion by management and Stephens of a preliminary due diligence review of H Power, and that H Power had likewise completed their due diligence review of Plug Power. Based on the results of the Plug Power review, the special committee authorized Plug Power management to deliver a non-binding indication of interest to H Power proposing a stock-for-stock business combination with a $42 to $50 million valuation range, and to propose that the parties immediately enter into an exclusivity agreement.

On August 30, 2002, Plug Power delivered to H Power a written non-binding preliminary expression of interest from Plug Power with respect to a possible business combination setting forth a proposed all-stock purchase price in the range of $42 million to $50 million. Also on that date, H Power disclosed in its proxy statement for its annual meeting of stockholders the engagement of Lehman Brothers as its investment bank with regard to certain strategic transactions.

On August 31, 2002, the management of H Power discussed the details of the expression of interest from Plug Power with Howard Clark, a member of H Power’s board and a vice chairman of Lehman Brothers. After consultation with Mr. Clark, it was determined that the offer did not present sufficient consideration to the stockholders of H Power. Mr. Clark then advised Mr. Garberding, a chairman of Plug Power’s special committee, that the proposal was inadequate, that H Power would not be making a counteroffer, and that no more management contact and technical due diligence exchange should take place. Plug Power returned to H Power the preliminary due diligence materials provided to it.

At the September 3, 2002 meeting of the H Power board of directors, the board reviewed the non-binding expression of interest received from Plug Power and was updated on the status of discussions with Company B and the Canadian investment group. Representatives of Lehman Brothers advised the board that they found the valuation range offered by Plug Power to be inadequate. The H Power board of directors authorized management to continue considering the other merger and acquisition and financing opportunities and to report back to the board on material developments.

In early September 2002, discussions with Company B were terminated when it was determined that the total consideration which would be received by H Power and its stockholders would not be sufficient. Although there was no firm offer provided to H Power at such time, H Power believed that the majority ownership of the combined entity requested by Company B was excessive in relation to the assets being contributed by Company B to the combined entity and that H Power had received no indication that the shareholders of Company B were willing to contribute $30 million, the amount which H Power deemed necessary to fund the combined company going forward.

On September 15, 2002, Mr. Schmitz made a presentation to the Plug Power special committee, with Mr. Elter, Ms. Galeano, Dr. Saillant, Mr. Silvestri, Mr. Sperry, William Ernst, Plug Power’s chief scientist, and representatives of Stephens in attendance at the request of the special committee, as to the status of negotiations with H Power. Representatives of Stephens made a presentation regarding the potential transaction with H Power as well as other strategic options that Plug Power might consider in the future so as to strengthen its balance sheet and enhance its positioning for commercial success. At the conclusion of the meeting, the Plug Power special committee decided to recommend to the Plug Power board of directors to authorize a non-binding offer to H Power with a valuation range of $50 million to $60 million in Plug Power common stock.

On September 17, 2002, at a special meeting of the Plug Power board of directors, Dr. Saillant updated the board as to the status of negotiations with H Power, management’s view as to the benefits to Plug Power from a business combination transaction with H Power, and the special committee’s authorization from September 15, 2002. Following discussion, the Plug Power board authorized management (1) to communicate to H Power a preliminary, non-binding offer for a business combination with Plug Power with a valuation range of $50 to $60 million in Plug Power common stock, contingent upon H Power having an adequate net cash value at the close of the transaction and (2) to negotiate and enter into an exclusivity agreement with H Power.

At the September 18, 2002 meeting of the H Power board of directors, representatives of Lehman Brothers reported that they continued to have conversations with Stephens, who told Lehman Brothers that they were reasonably confident that Plug Power was prepared to make an offer to merge with H Power for stock consideration in the $50 to $60 million range, but that Plug Power was requesting that H Power enter into an exclusivity agreement with Plug Power during which more extensive due diligence would be carried out by the parties. The board was also updated on the status of discussions with the Canadian investment group. The consensus of the board was to continue to evaluate the Plug Power proposal and to continue simultaneous discussions with Plug Power and the Canadian investment group.

On September 20, 2002, representatives of H Power met with representatives of Plug Power at Lehman Brothers’ offices in New York City. At this meeting, H Power and Plug Power agreed that they should enter into a mutual exclusivity agreement, based on Plug Power’s proposed valuation range of $50 to $60 million, with the intent of proceeding towards definitive documentation.

On September 23, 2002, Plug Power and H Power entered into an exclusivity agreement, pursuant to which H Power agreed not to solicit, initiate, knowingly encourage, participate in discussions with, provide any confidential information to, enter into any agreement with or otherwise cooperate in any way with any third party with respect to competing transactions, including mergers, sales of all or substantially all assets, tender offers or sales of equity securities, except with respect to the possible investment of the Canadian investment fund and potential investments by currently existing strategic partners or stockholders not exceeding $10 million per transaction and $20 million for all transactions. The exclusivity agreement originally remained in effect through the close of business on October 14, 2002 but was amended on October 15, 2002 to remain in effect through October 31, 2002.

During the period from September 23 through November 5, 2002, members of H Power’s management team, together with its accounting, financial and legal advisors, conducted business, financial, accounting and legal due diligence and participated in discussion with Plug Power’s advisors and management team on various issues.

During the period from September 23 through October 15, 2002, members of Plug Power’s management team, representatives of Goodwin Procter LLP, Plug Power’s legal counsel, and KPMG LLP, Plug Power’s independent auditors, conducted business, financial, accounting, tax and legal due diligence and participated in discussions with H Power, its legal counsel and management team on various issues.

On September 30, 2002, Plug Power and its counsel sent a draft merger agreement and voting agreement to H Power and its counsel with respect to the proposed transaction. The parties exchanged proposed revisions and revised drafts through November 11, 2002.

On October 3, 2002, representatives of Plug Power and H Power met in New York City to discuss each party’s direct hydrogen strategy.

At an October 8, 2002 meeting (continuing until October 9, 2002) of the Plug Power board of directors in Detroit, Michigan, the board was updated by Stephens on the status, key transaction terms, and material outstanding issues with respect to the proposed transaction with H Power, including, without limitation, due diligence and valuation matters. It was the consensus of the board that Plug Power management should continue its due diligence process on H Power and that Plug Power’s advisors should continue transaction negotiations based on a valuation range of approximately $53 million, contingent on H Power having adequate net cash at closing.

At an October 9, 2002 meeting of the H Power board of directors, the board was updated on H Power management’s strategic plan and discussions with potential investors. Lehman Brothers updated the board on the status of indications of interest from Plug Power and the material outstanding issues on the Plug Power transaction. It was the consensus of the board that H Power should continue its due diligence process on Plug Power.

On October 10, Stephens verbally informed Lehman Brothers of Plug Power’s interest in moving forward with negotiations at the $53 million valuation range and on October 11, Lehman Brothers verbally informed Stephens that H Power was also willing to proceed on such basis.

At the October 15, 2002 meeting of the H Power board of directors, Dr. Saillant made a presentation to the board regarding the merits of a proposed transaction between H Power and Plug Power.

On October 17, 2002, a representative of Lehman Brothers and Mr. Zang attended a meeting in Plug Power’s offices in Latham, New York with representatives of GE Fuel Cell Systems (GEFCS) and H Power’s distribution partner, ECO Fuel Cells, LLC, regarding the status and outlook for the relationship between GEFCS, Plug Power and ECO Fuel Cells, LLC.

In October, 2002, at the request of a senior managing member of a large Japanese company, Dr. Gibbard met with representatives of the company in Japan to discuss a potential investment in H Power by the company. These discussions were initiated by the Japanese company. Dr. Gibbard presented certain public information to the company, and the parties agreed to engage in further discussions regarding this potential investment.

At the October 21, 2002 meeting of the H Power board of directors, Dr. Gibbard presented H Power’s 5 year operating plan and a consultant to the board presented his comments to H Power’s operating plan.

On October 28 through 29, 2002, representatives of H Power and Plug Power and their advisors met in the New York offices of Goodwin Procter to discuss the status of negotiations and the merger agreement and related documentation. On the evening of October 28, 2002, Plug Power’s special committee held a meeting at which Ms. Galeano, Dr. Saillant, Mr. Schmitz, Mr. Silvestri and representatives of Stephens and Goodwin Procter were in attendance at the special committee’s request. Dr. Saillant updated the special committee as to the status of negotiations and the due diligence review. Following discussions, the special committee directed Stephens to deliver to Lehman Brothers a detailed written proposal for a strategic transaction with H Power substantially as Stephens delivered the next day. At the conclusion of the meetings between the parties and their advisors on October 29, 2002, Stephens forwarded to Lehman Brothers a written proposal for a transaction valued at $53 million in Plug Power common stock, based on H Power’s net cash at closing of $41 million, subject to agreement upon a number of outstanding transaction issues.

On October 29, 2002, H Power received a letter from the senior managing director of the large Japanese company seeking to obtain the rights to an exclusive license to sell H Power’s products in Japan, with a primary focus on H Power’s 4.5 kilowatt residential co-generation unit, or RCU, product. The letter stated, among other things, that the managing director planned to recommend to his company’s executive committee an investment of $5 to $10 million in H Power. Upon approval of such executive committee, the proposal would be submitted to the company’s full board of directors for approval.

At an October 30, 2002 meeting of the H Power board of directors, the board was updated on the various strategic and financing alternatives being considered by H Power. Representatives of Lehman Brothers reviewed with the board the status of discussions with Plug Power, including the exchange ratio and pricing mechanics. The board compared the merits and risks of management’s business plan assuming H Power remained independent with the merits and risks of the proposed transaction with Plug Power.

On October 31, 2002, representatives of Plug Power, H Power, their respective counsel and Lehman Brothers met with ECO. During the discussion, ECO proposed that its relationship with H Power be terminated upon the closing of the merger. The parties agreed to negotiate a termination agreement to provide that in consideration for the termination of all prior agreements between H Power and ECO (if and when the proposed merger between H Power and Plug Power occurred), H Power and Plug Power agreed to make payments to ECO including all payments required pursuant to existing agreements between H Power and ECO, plus a payment of $1.15 million in lieu of H Power’s obligations under the fuel cell testing agreement and other obligations and a $1 million termination payment (with certain payment obligations of Plug Power not due until and unless the proposed merger occurred).

After several meetings and due diligence reviews conducted by the Canadian investment group, H Power received a letter on November 4, 2002, consisting of a non-binding term sheet. The letter proposed a $10 million investment in H Power, contingent on, among other things, a simultaneous equivalent investment in H Power from an additional strategic partner. The investment was conditioned on various other factors, including finalization of due diligence reviews and proportional representation on the H Power board of directors.

On November 4, 2002, the H Power board of directors met to discuss the status of potential financing proposals, management’s business plan and the proposed merger transaction with Plug Power. At the meeting, H Power management presented its business plan providing for the continuation of H Power on a stand-alone basis if the transaction with Plug Power were not consummated. The plan presented proposed cost reductions in technology and materials, projected sales and financial projections. H Power management also discussed with the H Power board the letters from the Canadian investment group and the Japanese company relating to the provision of financing in the aggregate amount of $15 to $20 million. With respect to such letters, the board considered, among other things, the conditions and contingencies regarding such possible financings, the lack of definitiveness of the financing proposals, the high risk strategy in remaining independent, the absence of a major corporate and strategic partner, the potentially high dilutive effects of a financing at H Power’s present market capitalization, and the risk of losing shareholder value in the event that a financing was unsuccessful. The H Power board then reviewed the status of the Plug Power transaction and discussed the progress of the due diligence reviews and negotiations on the definitive agreement. Management and H Power’s legal counsel respectively summarized business and legal due diligence. Representatives of Lehman Brothers made a presentation to the board regarding the proposed merger consideration, key transactions points, and valuation analysis and stated that they would be prepared to issue an opinion that the exchange ratio is fair, from a financial point of view, to H Power’s stockholders. It was the consensus of the board that management should proceed to finalize the terms of the proposed transaction with Plug Power and report back to the board.

Also on November 4, 2002, the Plug Power board of directors met to discuss the status of the negotiations with H Power. Plug Power management updated the board as to events since the previous board meeting on October 8 and 9, 2002, including the process undertaken with respect to the conducting of mutual business, financial and legal due diligence of Plug Power and H Power, and negotiations of a definitive agreement. During the meeting, representatives of Stephens reviewed the financial aspects of the proposed transaction and confirmed their ability, if negotiations progressed as expected, to be able to issue an opinion that the exchange ratio in the merger agreement is fair, from a financial point of view, to Plug Power. Following this presentation and discussion, the board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Plug Power common stock in the merger, subject to any necessary or appropriate changes approved by specified Plug Power officers prominently involved in the negotiations.

On November 8, 2002, Dr. Gibbard received an unsolicited letter of intent dated November 7, 2002 from a private equity fund which was affiliated with a mortgage banking firm. The letter stated that their interest in H Power was based primarily on H Power’s current market capitalization to balance sheet equity ratio. The letter set forth their intention to acquire all issued and outstanding shares of H Power for a price of approximately $3.41 per share in cash, totaling approximately $36.7 million, in a transaction which would have the support of both H Power management and the board of directors. This offer of $3.41 per share compares to $4.70 in per share value to H Power stockholders to be received in the transaction with Plug Power as of such date. The offer was subject to a due diligence investigation by both the fund and its financing sources, execution of a definitive merger agreement, approval of the respective boards of the fund and H Power, and other conditions. The letter stated that the fund anticipated that the aggregate amount necessary to purchase all of the common stock of H Power would be comprised of working capital of the fund and financing from its lender. Dr. Gibbard, together with H Power’s legal and financial advisors, called representatives of the fund on November 8, 2002. They reviewed with the fund the background of the fund, the types of transactions in which the fund invested, the fact that the fund had never consummated an acquisition of a public company, and the type and timing of the due diligence investigation they would undertake, including a review of scientific, accounting, legal, financial and contingent liability issues. The representatives of the fund indicated that they believed their offer constituted a significant premium to H Power’s market capitalization and would enable stockholders to achieve a liquidity event.

On November 10, 2002, the H Power board of directors met to consider the final terms of the merger, as well as the letter of intent from the private equity fund. At the meeting, the board reviewed the letter of intent, noting that it was subject to substantial due diligence risks, offered a lower price than the proposed transaction with Plug Power and was subject to execution risks, including financial conditions. It was the consensus of the board that the transaction set forth in the letter of intent was not a viable alternative to the merger with Plug Power. Lehman Brothers then presented an update of its financial analyses and delivered and discussed its written fairness opinion regarding the exchange ratio with respect to the merger. Counsel for H Power updated the board regarding the legal and regulatory aspects of the proposed transaction, reviewed the fiduciary obligations of the H Power directors and described the terms of the merger agreement and related documents. The directors again discussed their views of the presentations and the transaction, including the potential advantages and risks associated with the merger. After discussion, the H Power board unanimously determined that the merger was advisable, in the best interests of the H Power stockholders, and on terms that are fair to the stockholders. The board unanimously approved the merger and the merger agreement and recommended that stockholders vote their shares in favor of adopting and approving the merger agreement and approving the merger, and further authorized the officers to execute and deliver the merger agreement to Plug Power.

Between November 4, 2002 and November 11, 2002, Plug Power’s management provided continual updates on the status of the negotiations and definitive documentation to the Plug Power board of directors, and indicated that the terms of the merger agreement remained materially consistent to those discussed at the November 4, 2002 Plug Power board meeting. Stephens delivered to the Plug Power board of directors its written fairness opinion, dated November 11, 2002, stating the exchange ratio in the merger agreement is fair, from a financial point of view, to Plug Power as of that date.

After the close of business on November 11, 2002, the parties executed the merger agreement and certain voting agreements and issued a joint press release announcing the transaction before the opening of business on November 12, 2002.

Consideration of the Merger by H Power’s Board of Directors

H Power’s Reasons for the Merger

H Power’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger agreement and the merger are in the best interests of H Power’s stockholders.

The following discussion of H Power’s reasons for the merger contains a number of forward-looking statements that reflect the current views of H Power with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus.

The decision by H Power’s board of directors was based on a number of potential benefits and material factors pertaining to the merger, including those set forth below:

Merger Consideration.    In addition to the analyses and presentations by H Power’s financial advisor described in the section entitled “—Opinion of H Power’s Financial Advisor” beginning on page 63 of this joint proxy statement/prospectus, the H Power board of directors looked at the exchange ratio represented by the proposed merger as of November 10, 2002, the date the merger agreement was approved, as representative of the consideration to be offered to the holders of H Power common stock in the merger. The board considered:

•
the fact that the proposed exchange ratio as of the last trading day prior to November 10, 2002 offered a premium of 106% to H Power’s stockholders relative to the then current stock price for H Power,

•
that given the competitive nature of the hydrogen fuel cell industry and H Power’s recent stock price performance, the exchange ratio gives H Power’s stockholders a value per share which may not be achievable within a reasonable time period; and

•	that the merger was therefore an attractive opportunity for H Power’s stockholders.

H Power’s board of directors also considered the ability of H Power’s stockholders to continue to participate in the growth of the combined company since the consideration to be received by H Power’s stockholders consists of shares of Plug Power common stock.

Advice from H Power’s Financial Advisor.    H Power’s board of directors considered the detailed presentations made by Lehman Brothers, H Power’s financial advisor, with respect to the proposed exchange ratio to be offered to the holders of H Power’s common stock in the merger. The H Power board of directors also considered Lehman Brothers’ written opinion, that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio offered to the holders of H Power common stock in the merger agreement was fair, from a financial point of view, to such holders.

Review of Prospects in Remaining Independent.    H Power’s board of directors considered H Power’s financial condition, results of operations and business and earnings prospects if it were to remain an independent entity, including the lack of a major corporate and strategic partner. The board also considered H Power’s financing prospects, including the lack of definitiveness of any financing proposal, the uncertainty of timing for the closing of any prospective financing transaction, the conditions and contingencies regarding a possible financing, and potential significant dilution to stockholders, given H Power’s market capitalization. It was the board’s assessment that remaining independent was not reasonably likely to present superior opportunities or create greater value for H Power’s stockholders than the prospects presented by the merger.

Certain Terms of the Merger Agreement Relating to Alternative Transactions.    In evaluating the adequacy of the consideration to be received, the H Power board of directors determined that the merger agreement did not preclude an unsolicited third party offer for H Power. In particular, in connection with an acquisition proposal more favorable from a financial point of view than the merger, subject to restrictions and the potential payment of a termination fee discussed more fully in the section entitled “—The Merger Agreement—Payment of Termination Fee and Expenses” beginning on page 96 of this joint proxy statement/prospectus, the merger agreement permits the H Power board of directors, if required by its fiduciary duties, to:

•	provide information to, and engage in discussion or negotiations with, a third party that makes an unsolicited superior proposal (as defined in the merger agreement); and

•	withdraw or modify its recommendation that the stockholders vote in favor of adopting and approving the merger agreement and approving the merger.

Limited Closing Conditions.    The H Power board of directors considered the increased likelihood that the merger agreement would be approved by H Power’s stockholders in light of the limited nature of the closing conditions included in the merger agreement, and the significant premium offered to H Power’s stockholders by the exchange ratio.

Realization of Liquidity.    The H Power board of directors further considered the recent relative lack of liquidity of H Power’s common stock. The H Power board of directors believed that some of this lack of liquidity was due to the absence of material market analyst coverage and relatively small market capitalization of H Power. By providing for the exchange of H Power common stock for Plug Power common stock, the merger would enable existing H Power stockholders to experience the advantages of a more liquid investment, as Plug Power common stock has historically experienced higher average trading volumes than H Power common stock.

Other Potential Benefits.    In addition to the benefits discussed above, the board of directors identified a number of other potential benefits, including:

•	increased visibility and market capitalization of the combined company;

•	increased financial strength of the combined company; and

•	greater intellectual property and technical resources of the combined company.

The H Power board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the merger agreement permits Plug Power to terminate the agreement if the H Power board of directors withdraws its recommendation in favor of the merger with Plug Power or recommends another proposal;

•
the merger agreement requires H Power to pay a termination fee to Plug Power if the merger agreement is terminated under some circumstances (See “—The Merger Agreement—Payment of Termination Fee and Expenses” on page 96);

•	risks associated with fluctuations in Plug Power’s stock price prior to the merger;

•	the risk of disruption of sales momentum and H Power’s operations as a result of uncertainties created by the announcement of the merger;

•
the interests of the directors and officers that are different from, or in addition to, those of H Power’s stockholders generally, including the receipt of change of control payments under the employment agreements with certain executive officers of H Power; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 27.

The H Power board of directors noted that the voting agreements and the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between H Power and a third party. However, the board of directors concluded that the amount of the fee that H Power may be obligated to pay, and the circumstances under which it may be payable are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to induce Plug Power to enter into the merger agreement.

The H Power board of directors believed that the potential negative factors were not sufficient, individually or in the aggregate, to outweigh the potential advantages.

Other Factors Considered by H Power’s Board of Directors

The H Power board of directors consulted with senior management and its financial and legal advisors and considered a number of other factors in its deliberations concerning the merger, including:

•
the H Power board of directors’ familiarity with, and information provided by H Power’s management as to, the business, financial condition, results of operations, current business strategy and future prospects of H Power, as well as the risks involved in achieving those prospects and objectives in current industry and market conditions, the nature of the markets in which H Power operates, H Power’s position in such markets, and the historical and current market prices for H Power’s shares;

•
the information provided to the H Power board of directors by the officers of H Power and Lehman Brothers with respect to the financial aspects of the merger and the advantages of a combination of Plug Power and H Power from the point of view of H Power and its stockholders;

•
alternatives to the merger, as well as the risks, financial and otherwise, inherent in continuing as an independent public company in an industry that is changing rapidly as opposed to the strengths of a combination between Plug Power and H Power;

•
the process engaged in by H Power’s management and financial advisor, which included discussions with another merger candidate and financing institutions, enabled the H Power board of directors to have what it believed to be an accurate sense of the values that could be achieved in a third party transaction;

•	H Power’s need for financing, and the lack of definitive alternatives to the merger for available financing;

•
the review of the material terms and conditions of the merger as reflected in the merger agreement, including (1) the provisions permitting H Power to respond to unsolicited inquiries and proposals from, provide confidential information to, and participate in any discussions and negotiations with, third parties concerning sales of assets and mergers or similar transactions with H Power to the extent required to satisfy the fiduciary obligations of its directors; (2) the break-up fee; (3) the collar; and (4) the conditions precedent to the consummation of the merger, including regulatory approval and the estimated length of time to consummate the merger;

•
the premium offered to H Power’s stockholders relative to the current, historical and projected stock price for H Power, including the board’s conclusion that given the competitive nature of the fuel cell industry and H Power’s recent stock price performance, the exchange ratio gives H Power’s stockholders a value per share which may not be achievable within a reasonable time period and that the merger was thus an attractive opportunity for the stockholders;

•	the structure of the merger, which is intended to permit holders of H Power common stock to exchange all their shares of H Power common stock on a tax-free basis;

•
H Power’s low market capitalization, which further decreases financing options, and the fact that a higher market capitalization will provide the combined company with a wider array of financing options; and

•
the strategic options available to H Power, including the option of continuing to operate H Power as an independent, publicly-traded company, and the assessment of H Power’s board of directors that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for H Power’s stockholders, than the prospects presented by the merger.

The foregoing discussion of the information and factors considered by H Power’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, H Power’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of H Power’s Board of Directors

The H Power board of directors has unanimously determined that the merger is advisable, in the best interests of H Power stockholders and on terms that are fair to the H Power stockholders. Accordingly, the H Power board of directors has unanimously approved the merger agreement and the merger and recommends that its stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

Opinion of H Power’s Financial Advisor

On August 27, 2002, the H Power board of directors engaged Lehman Brothers Inc. to act as its financial advisor with respect to pursuing a merger with Plug Power. On November 10, 2002, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing on November 11, 2002) to the H Power board of directors that as of such date, and based upon and subject to certain matters stated in its written opinion, from a financial point of view, the exchange ratio offered to H Power’s stockholders in the merger was fair to H Power’s stockholders.

Although Lehman Brothers evaluated the fairness, from a financial point of view, of the exchange ratio to be offered to H Power’s stockholders in the merger, the exchange ratio itself was determined through arm’s length negotiations between H Power’s senior management and Plug Power’s senior management with the assistance of their advisors. H Power did not provide specific instructions to, or place any limitation on, Lehman Brothers with respect to the procedures to be followed or factors to be considered by Lehman Brothers in performing its analyses or providing its opinion.

The full text of the Lehman Brothers’ written opinion, dated November 11, 2002 is attached as Annex C to this joint proxy statement/prospectus. H Power stockholders may read Lehman Brothers’ opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the material financial analyses presented by Lehman Brothers to the H Power board of directors on November 10, 2002 in connection with the rendering of its oral opinion on that date.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of H Power’s board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of H Power as to how such stockholder should vote with respect to the merger agreement or the transactions contemplated in the merger agreement. Lehman Brothers was not requested to opine as to, and its opinion does not address, (1) H Power’s underlying business decision to proceed with or effect the merger or (2) the relative merit of the merger in comparison to other alternatives for H Power (including the continued operation of H Power or the liquidation of H Power).

In arriving at its opinion, Lehman Brothers reviewed and analyzed the following material information:

•
the merger agreement and the specific terms of the merger, including H Power’s right to terminate the merger agreement in certain situations if the product of (1) the anticipated number of shares of Plug Power common stock to be issued in the merger and (2) the reasonably anticipated average Plug Power common stock price is less than $29,675,000, the estimated net cash of H Power as of the closing of the merger;

•
publicly available information concerning H Power that Lehman Brothers believed to be relevant to its analysis, including H Power’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended August 31, 2002;

•
publicly available information concerning Plug Power that Lehman Brothers believed to be relevant to its analysis, including Plug Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarter ended March 31 and June 30, 2002;

•
financial and operating information with respect to the business, operations and prospects of H Power furnished to Lehman Brothers by management of H Power, including financial projections of H Power on a stand-alone basis prepared by management of H Power;

•
H Power’s balance sheet, information with respect to H Power’s anticipated capital and investment expenditures, the likelihood that H Power would be able to meet its operating costs and capital requirements beyond October 2004, and the various capital market financing transactions that would be available to H Power on a stand-alone basis to fund its operations beyond October 2004;

•
financial and operating information with respect to the business, operations and prospects of Plug Power furnished to Lehman Brothers by management of Plug Power, including financial projections of Plug Power on a stand-alone basis prepared by management of Plug Power and financial projections of Plug Power after giving effect to the merger prepared by management of Plug Power and Plug Power’s representatives;

•
the trading histories of H Power’s common stock and Plug Power’s common stock from October 2001 to November 8, 2002 and a comparison of these trading histories with those of other companies in the fuel cell power source industry that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of H Power with those of other companies in the fuel cell power source industry that Lehman Brothers deemed relevant;

•
a comparison of the historical financial results and present financial condition of Plug Power with those of other companies in the fuel cell power source industry that Lehman Brothers deemed relevant;

•	the strategic benefits expected by Plug Power’s management and H Power’s management to result from a combination of the businesses of H Power and Plug Power;

•	the relative financial contributions of H Power and Plug Power to the combined company following consummation of the merger;

•	a possible liquidation of H Power, including the cash that would be distributed to H Power’s stockholders in connection with such liquidation;

•	a comparison of the strategic and competitive positions of H Power and Plug Power with those of other companies in the fuel cell power source industry that Lehman Brothers deemed relevant; and

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the management of H Power and of Plug Power concerning their respective businesses, operations, assets, financial condition and prospects.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of H Power and Plug Power that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of H Power on a stand-alone basis, upon advice of H Power, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of H Power as to the future financial performance of H Power on a stand-alone basis and that H Power would perform in accordance with such projections on a stand-alone basis. With respect to the financial projections of Plug Power on a stand-alone basis and after giving effect to the merger, upon advice of Plug Power Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Plug Power as to the future financial performance of Plug Power on a stand-alone basis and after giving effect to the merger, respectively, and that Plug Power would perform, and that the combined company will perform, in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of H Power and of Plug Power and did not make or obtain any evaluations or appraisals of the assets or liabilities of H Power or of Plug Power. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of H Power’s business. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of its opinion.

In addition, Lehman Brothers expressed no opinion as to the prices at which shares of Plug Power common stock will trade at any time following the announcement of the merger or the consummation of the merger. Lehman Brothers’ opinion should not be viewed as providing any assurance that the market value of the shares of Plug Power common stock to be held by the stockholders of H Power after the consummation of the merger will be in excess of the market value of the shares of H Power common stock owned by such stockholders at any time prior to the announcement or the consummation of the merger. In addition, Lehman Brothers expressed no opinion as to the potential outcomes of the pending class action lawsuit against Plug Power in which the plaintiffs allege, among other things, that Plug Power violated certain federal securities laws by failing to disclose certain information relating to its products and prospects. However, in arriving at its opinion, Lehman Brothers, with H Power’s consent, assumed that such litigation will not have a material adverse effect on the financial position, stockholders’ equity, results of operations, business or prospects of Plug Power.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to H Power or Plug Power, but rather made its determination as to the fairness, from a financial point of view, to H Power stockholders of the exchange ratio to be offered to such stockholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of H Power and Plug Power. None of H Power, Plug Power, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its opinion to H Power’s board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Stock Trading History

Lehman Brothers considered historical data with regard to the trading prices of H Power common stock and Plug Power common stock for the period from October 31, 2001 to November 8, 2002 and the relative stock price performances during this same period of H Power, Plug Power, and a composite of power technology companies including:

•	Plug Power;

•	Ballard Power;

•	Hydrogenics;

•	Fuel Cell Energy;

•	Proton Energy; and

•	H Power.

During this period, the closing stock price of H Power ranged from $1.75 to $22.15 per share, and the closing price of Plug Power ranged from $3.39 to $13.10 per share.

Specifically, Lehman Brothers considered the downward trend during the period from October 21, 2001 to November 8, 2002 of the trading prices per share of H Power common stock and the relative trend in the trading prices per share of Plug Power common stock and in the implied value of the power technology composite during the period considered. Lehman Brothers also considered the consistent decline in trading volumes of H Power common stock and the relative trend in trading volume of Plug Power stock during that period.

Lehman Brothers concluded that, based on the more pronounced relative decline in market value and trading liquidity of H Power common stock, and the resultant relative inability of H Power to access public equity financing to fund operations, when compared to Plug Power common stock or to a composite of selected companies which are comparable to H Power, this analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger.

Historical Exchange Ratio Analysis

Lehman Brothers also compared the historical per share prices of H Power and Plug Power during different periods during the 6-month period prior to November 8, 2002 in order to determine the implied average exchange ratio that existed for those periods. The following table indicates the average exchange ratio of Plug Power common stock for H Power common stock during the previous 90-day period, the maximum and minimum exchange ratio based on daily closing prices for each stock during the previous 6 months, and the implied exchange ratio as of November 8, 2002. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger.

	As of 11/08/02	6-Month Max.	6-Month Min.	90-Day
Implied Exchange Ratio Analysis:
Exchange Ratio	0.4014	0.9672	0.3390	0.6694
Implied H Power share of combined company	7.8%	17.1%	6.7%	12.4%

The exchange ratio to be affected by the merger is within the range of .7270 to .8886 assuming no adjustment to net cash at the effective time of the merger as outlined in the merger agreement.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to H Power and Plug Power with selected companies that Lehman Brothers deemed comparable to the companies. In selecting comparable companies for both H Power and Plug Power, Lehman Brothers considered proton exchange membrane (PEM) and stationary application fuel cell companies, and in particular the bifurcation within the fuel cell industry between companies with well-known strategic and distribution partners and those without.

For H Power, Lehman Brothers included in its review of comparable companies the following fuel cell companies:

•	FuelCell Energy, Inc.; and

•	Proton Energy Systems, Inc.

Using publicly available information, Lehman Brothers calculated for each of H Power and the selected fuel cell comparable companies listed above, the ratio of equity market value to net cash balances. As of November 8, 2002, the last trading date prior to the delivery of Lehman Brothers’ opinion, the comparable companies mean multiple of equity value to net cash ranged from 0.65x to 0.85x.

Lehman Brothers also compared selected financial data of Plug Power with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Plug Power. Specifically, Lehman Brothers included in its review of comparable companies the following fuel cell companies:

•	Ballard Power Systems, Inc.; and

•	Hydrogenics Corp.

Again, using publicly available information, for each of Plug Power and the selected fuel cell comparable companies listed above, Lehman Brothers calculated the ratio of equity market value to net cash balances. As of November 8, 2002 , the comparable companies mean multiple of equity value to net cash ranged from 3.10x to 3.30x.

The relevant net cash multiples were applied to H Power and Plug Power’s current net cash balances, respectively. This analysis yielded an implied exchange ratio in the range of 0.6447 to 0.8975.

Because of the inherent differences between the businesses, operations, financial conditions and prospects of H Power and Plug Power and the businesses, operations, financial conditions and prospects of the companies included in their comparable company groups, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of H Power, Plug Power and the companies in their respective comparable company groups that would affect the public trading values of H Power, Plug Power and the comparable companies. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger. For example, Lehman Brothers considered the following material characteristics in making such qualitative judgments:

•
Financial resources of material strategic stockholders. Lehman Brothers considered the financial resources of the material strategic stockholders/partners of both Plug Power and H Power, as an indication of the strength of such stockholders/partners to provide distribution, operational, management and other support to Plug Power and H Power, respectively.

•
Implied equity support for power technology companies with well-known strategic and financial partners. Lehman Brothers considered that power technology companies with well-known strategic partners and investors, such as General Electric’s partnership with Plug Power and General Motors’ partnership with Hydrogenics, traded at a significant premium to power technology companies, such as H Power, without well-known strategic partners and investors as measured by firm value to revenues.

Precedent Transaction Analysis

Using publicly available information, Lehman Brothers reviewed comparable technology transactions from January 1, 2001 to November 8, 2002 in which net cash as shown on the most recent balance sheet of the target company consisted of 100% or greater of the transaction value. Lehman Brothers undertook the precedent transaction analysis in order to ascertain:

•
the prevalence in the current market of whole-company acquisition transactions in which consideration paid is less than or approximately equal to the “net cash” as shown on the acquisition target’s most recent publicly available balance sheet;

•	the premium of consideration paid in such transactions to pre-announcement trading prices of the target’s publicly traded stock price; and

•	the implied valuation multiples paid in such transactions.

These transactions included:

•	US RealTel Inc./Cypress Communications—January 10, 2002

•	Exelixis Inc./Genomica Corp—November 19, 2002

•	EM Holdings Inc./eMachines Inc.—November 9, 2001

•	Divine Inc./Eprise Corp—September 18, 2001

•	Cross Media Marketing/Lifeminders Inc.—July 19, 2001

•	Kana Communications/Broadbase Software Inc.—April 9, 2001

•	AmericanGreetings.com/Egreetings Network Inc.—February 5, 2001

•	iVillage Inc. – Women.com Networks—February 5, 2001

Lehman Brothers calculated:

•	the premium per share paid by the acquiror compared to the share price of the target company prevailing (1) one day and (2) 30 days prior to the announcement of the transaction;

•	the premium per share paid by the acquiror compared to net cash on the target’s most recent publicly available balance sheet; and

•	the transaction equity value paid by the acquiror compared to the one year fiscal year forward projected revenues of the target company.

Lehman Brothers compared the premiums paid in the transactions described above to the premium to be paid by Plug Power for H Power in the merger. The following table shows the mean and median 1-day and 30-day premiums, the premium to net cash as well as the ratio of transaction equity value to one year fiscal year forward projected revenues:

	1-Day	30-Day	Cash Value	Equity Value / Fwd Rev Multiple
Comparable Transaction Premium Analysis:
Merger (based on Plug Power base price at signing Nov. 11, 2002)	97.9%	42.2%	(3.7)%	12.7x
Mean of selected transactions	57.5%	89.8%	(22.9)%	1.7x
Median of selected transactions	43.9%	89.0%	(25.0)%	1.8x

In the table above, the premium for the merger assumes a Plug Power base stock price of $5.88 per share, a transaction value of $50,675,000, and a corresponding exchange ratio of .80. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger.

Equity Premium Analysis

Lehman Brothers performed an analysis of the implied premium represented by the merger, over current and historic equity trading levels, cash at closing, and net (post-liquidation) cash of H Power. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger.

Premium Analysis:	Stock Price	Implied Premium to Equity Value
Stock Price as of 11/08/02	$2.28	106%
5 Day Average Price	$2.68	76%
15 Day Average Price	$2.34	101%
30 Day Average Price	$2.70	74%
60 Day Average Price	$3.51	34%
90 Day Average Price	$3.71	27%

	Cash	Implied Premium to H Power Cash Balance
Net (Post-Liquidation) Cash	$30 M	77%
Cash at Closing	$37 M	33%

In the table above, the net (post-liquidation) cash balance represents H Power management’s estimate of cash and cash equivalents that would remain if H Power were to cease operations immediately, satisfy all of its liabilities, and make any payments necessary for employee severance, facility sublet or payments for termination of leases, and other expenses potentially incurred in the liquidation of the business. Cash at closing represents H Power management’s estimate of cash and cash equivalents at the closing of the proposed merger, without taking into consideration the payment of any employee severance, facility or other liquidation expenses. The premium for the merger assumes a Plug Power base stock price of $5.88 per share, a transaction value of $50,675,000 and a corresponding exchange ratio of .80.

Discounted Cash Flow Analysis

As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon financial projections prepared by the management of H Power and Plug Power. Lehman Brothers compared the relative value represented by the two companies’ financial projections, although neither company has sufficient capital to achieve positive cash flow. This analysis yielded an implied exchange ratio in the range of 0.1097 to 0.5392. It should be noted that all long-term industry forecasts are highly uncertain, and discount rates used are correspondingly high. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger.

Alternative Liquidation Analysis

Lehman Brothers also performed a liquidation analysis in order to understand the residual cash that might be available to stockholders of H Power following a hypothetical liquidation of H Power. Lehman Brothers estimated the residual value of H Power as defined to be the net remaining cash after liquidation of all H Power’s assets and the extinguishment of all liabilities, and concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to H Power’s stockholders in the merger. The forecasts that underlie this analysis are subject to substantial uncertainty, and therefore, actual results would likely be substantially different.

Calculation of Net Liquidation Value:
(Dollars in millions, except per share amounts)

Cash and Cash Equivalents as of fiscal quarter ended August 31, 2002	$52.7
Less: Cash “burn” through an assumed closing date of January 15, 2003	($10.3)

Estimated Cash through an assumed closing date of January 15, 2003	$42.3

Plus: Liquidation Value of Assets.	$2.3
Less: Liquidation Value of Liabilities	($5.9)
Less: Material Obligations / Contingent Liabilities	($9.1)

Estimated Net Liquidation Value	$29.7

Estimated Net Liquidation Value Per Share	$2.75

Value per share of H Power after giving effect to merger exchange ratio of .80	$4.70

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. H Power selected Lehman Brothers because of its expertise, reputation and familiarity with H Power, Plug Power and the fuel cell industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for services in connection with the merger, H Power has agreed to pay Lehman Brothers a monthly retainer fee and an advisory fee upon the consummation of the merger. Monthly retainer fees paid by  H Power to Lehman Brothers to date total approximately $375,000, and the advisory fee payable upon consummation of the merger is approximately $1,125,000. In addition, H Power has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of its opinion. Lehman Brothers also has performed various investment banking services for H Power in the past (including acting as lead manager for the initial public offering of H Power’s common stock in August 2000) and has received customary fees for such services. During the two year period ended December 31, 2002, no fees were paid by H Power to Lehman Brothers except for those disclosed in the Form S-4 in association with the merger. In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of H Power and Plug Power for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Howard L. Clark, Jr., currently a member of H Power’s board of directors, is a vice chairman of Lehman Brothers.

Interests of H Power’s Directors and Officers in the Merger

In considering the recommendation of H Power’s board of directors with respect to approving the merger agreement and the merger, H Power’s stockholders should be aware that some of the directors and executive officers of H Power have interests in the merger and participate in arrangements that are different from, or are in addition to, those of H Power stockholders generally. The H Power board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and the merger. These interests include the following:

Accelerated Vesting of Options

The vesting on 1,500 outstanding options held by each of 5 non-employee directors of H Power to purchase H Power common stock will accelerate, which will cause those stock options to become fully vested and exercisable, immediately prior to the closing of the merger. The aggregate number of shares of H Power common stock issuable upon the exercise of unvested options that are subject to acceleration as a result of the merger and that are held by directors as of November 11, 2002, the date the merger agreement was executed, is 7,500 shares. At January 27, 2003, all such options had an exercise price that was less than the market price of the H Power common stock on that date. Pursuant to the terms of the merger agreement, all options to purchase H Power common stock will be converted into options to purchase Plug Power common stock. For further discussion about the treatment of H Power options in the merger, see the section entitled “The Merger and Related Transactions—The Merger Agreement—Treatment of H Power Stock Options” on page 84 of this joint proxy statement/prospectus.

Severance Agreements with H. Frank Gibbard and William Zang

The Second Amended and Restated Employment Agreement, dated as of August 1, 2002, between H Power and Dr. H. Frank Gibbard, a director and chief executive officer of H Power, provides that, among other things, (1) Dr. Gibbard must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $240,000, (2) if Dr. Gibbard is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Dr. Gibbard or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to two times his then annual base salary and incentive compensation, currently aggregating approximately $480,000. Prior to the amendment of Dr. Gibbard’s agreement, such lump sum payment would have equaled one-half of his then annual base salary and incentive compensation, which would total approximately $120,000. H Power has delivered notice to Dr. Gibbard that H Power will not be renewing his employment agreement in July.

Amendment No. 1 to Officer’s Employment Agreement, effective as of August 1, 2002, between H Power and William Zang, a director and chief financial officer of H Power, provides that, among other things, (1) Mr. Zang must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $190,000, (2) if Mr. Zang is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Mr. Zang or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating approximately $292,000. Prior to the amendment of Mr. Zang’s agreement, such lump sum payment would have equaled one-half of his then annual base salary and incentive compensation, which would total approximately $97,300. In addition, Mr. Zang is entitled to receive an incentive bonus of $150,000 relating to incentives to reduce H Power’s cash burn rate in order to maintain stockholder value.

Arrangements with Other Executive Officers

Amendment No. 1 to Officer’s Employment Agreement, effective as of August 1, 2002, between H Power and Dudley Wass, chief operating officer of H Power, provides that, among other things, (1) Mr. Wass must devote substantially all of his business time, ability and attention to H Power’s business and affairs and receives an annual base salary of $215,000, (2) if Mr. Wass is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Mr. Wass or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating $315,000. Prior to the amendment of Mr. Wass’ agreement, such lump sum payment would have equaled one-half of his then annual base salary and incentive compensation, which would total approximately $105,000. In addition, Mr. Wass is entitled to receive an incentive bonus of $50,000 relating to incentives to reduce H Power’s cash burn rate in order to maintain stockholder value.

Amendment No. 1 to Officer’s Employment Agreement, effective as of August 1, 2002, between H Power and Paul McNeill, vice president of business development, marketing and sales of H Power, provides that, among other things, (1) Mr. McNeill must devote substantially all of his business time, ability and attention to H Power’s business and affairs and he receives an annual base salary of $135,000, (2) if Mr. McNeill is terminated for reasons other than for cause, he may be entitled to receive benefits and payments of his salary through the end of his employment term and (3) if, within a year after a change in control, H Power terminates Mr. McNeill or assigns him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one and one-half times his then annual base salary and incentive compensation, currently aggregating $195,000. Prior to the amendment of Mr. McNeill’s agreement, such lump sum payment would have equaled one-half of his then annual base salary and incentive compensation, which would total approximately $65,000. H Power has delivered notice to Mr. McNeill that H Power will not be renewing his employment agreement in July.

The proposed merger will be considered a change in control under each of the foregoing employment agreements as amended.

Indemnification and Directors and Officers Insurance

H Power’s officers and directors are entitled to continuing indemnification against liabilities for matters occurring prior to the merger (including matters arising as a result of the merger) by virtue of provisions contained in H Power’s certificate of incorporation and bylaws for a period of not less than 6 years from the effective time of the merger. The merger agreement also provides that prior to the completion of the merger, H Power may spend up to $750,000 to purchase an extended “tail” policy under H Power’s existing director and officer insurance policy to provide the currently covered directors and officers of H Power with liability insurance coverage for 6 years following the completion of the merger; or, should such amount be insufficient for such coverage, to purchase a tail policy for such lesser period as may be purchased for such amount. Under the merger agreement, H Power may expend funds in excess of $750,000 if it determines that $750,000 is insufficient to obtain the extended coverage for a 3 year period.

Arrangements with Directors

In connection with the merger, H Power and Plug Power entered into a termination agreement with ECO which provides for the termination of H Power’s prior agreements with ECO. The termination agreement further provides that the agreement will be effective as of the closing of the merger, and that at such time ECO will receive the balance of payments owed to ECO under the termination agreement, including a $2,150,000 million termination payment. Robert L. Hance, a director of ECO, currently serves as ECO’s representative on H Power’s board of directors. For a discussion of the termination agreement, see the section entitled “—Other Material Agreements Relating to the Merger—ECO Termination Agreement” beginning on page 100 of this joint proxy statement/prospectus.

H Power executed an engagement letter dated August 27, 2002 to retain Lehman Brothers Inc. as its investment bank with regard to certain strategic transactions which H Power might pursue. Mr. Clark, a member of H Power’s board of directors, is currently a vice-chairman of Lehman Brothers.

Consideration of the Merger by Plug Power’s Board of Directors

Plug Power’s Reasons for the Merger

Plug Power’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Plug Power common stock in the merger, and has determined that the terms of the merger agreement and the merger are in the best interests of Plug Power’s stockholders.

The following discussion of Plug Power’s reasons for the merger contains a number of forward-looking statements that reflect the current views of Plug Power with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus.

The decision by Plug Power’s board of directors was based on several potential benefits of the merger that the Plug Power board of directors believes will contribute to the future success of the combined company. These potential benefits and material factors include:

•
the opinion of Stephens Inc., Plug Power’s financial advisor, to the effect that as of November 11, 2002, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Plug Power;

•	H Power’s cash reserves and Plug Power’s belief that the addition of such cash to its own balance sheet would provide Plug Power with sufficient cash to help fund operations;

•	H Power’s intellectual property rights, technical resources and other assets;

•	the opportunity to preserve and enhance stockholder value by combining two complementary businesses;

•	the belief that the merger represents the most favorable alternative currently available to Plug Power to increase its capital resources and further its business objectives;

•	the belief that, while no assurances can be given, the merger is likely to be completed because of the limited nature of the closing conditions included in the merger agreement;

•
the belief that the merger agreement will likely be approved by H Power’s and Plug Power’s stockholders based upon (1) the premium offered to H Power’s stockholders relative to the current and historical price of H Power common stock and (2) the potential benefits of the merger to Plug Power and its stockholders identified by the board of directors as described in this section of the joint proxy statement/prospectus, including, in particular, the addition of H Power’s cash reserves to help fund Plug Power’s operations;

•	the benefits contemplated in connection with the merger, in particular the influx of capital resources, are likely to be achieved within a reasonable time frame;

•	the belief that the combined company will be in a better position to continue to compete effectively in the fuel cell industry;

•
the terms of the merger agreement, including the ability of Plug Power to terminate the agreement if the H Power board of directors withdraws its recommendation in favor of the merger or approves or recommends any other acquisition proposal and the right to receive a $2,000,000 termination fee or to be reimbursed for Plug Power’s out-of-pocket expenses incurred in connection with the merger in the event that Plug Power terminates the merger agreement under certain circumstances;

•	the potential cost savings through the consolidation of businesses and the elimination of duplicative costs; and

•	the access to H Power’s portfolio of strategic partners and suppliers.

The Plug Power board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

•
the risk that the potential benefits of the merger may not be realized, in part or at all, including the risk that H Power’s net cash at the effective time of the merger may be less than at the signing of the merger agreement or the date of the special meeting of Plug Power stockholders;

•
the risk that the merger may not be consummated, including the risks associated with obtaining the necessary approvals required to complete the merger, notwithstanding the voting agreements obtained from stockholders representing beneficial ownership of approximately 10.7% of H Power’s common stock as of January 27, 2003;

•
the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not remain employed by the combined company;

•
the potential costs the combined company may incur to (1) terminate, renegotiate or amend H Power’s existing obligations, including real estate and facility leases, (2) streamline the combined company’s business, (3) reduce excess capacity, including terminating employees and (4) eliminate redundant operations, including the consolidation of H Power’s operations into Plug Power’s headquarters in Latham, N.Y.;

•	the dilutive effect of the merger on Plug Power’s existing stockholders;

•	the risk that the merger could adversely affect Plug Power’s relationship with some of its existing or potential customers, suppliers or strategic partners;

•	the potential negative effect on Plug Power’s stock price as a result of the public announcement of the merger;

•	the significant costs involved in consummating the merger; and

•	other applicable risks described in this joint proxy statement/prospectus under “Risk Factors.”

The Plug Power board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

Factors Considered by Plug Power’s Board of Directors

Plug Power’s board of directors consulted with senior management and its financial and legal advisors and considered a number of factors, including the following, in evaluating the merger:

•	the potential benefits and potential negative factors associated with the merger;

•	information concerning H Power’s business, financial performance and condition, particularly its cash position, operations, intellectual property, technology and management;

•	the timing of the financing provided by the merger;

•	the relative inaccessibility and cost of other capital sources in the current economic environment;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Plug Power common stock and H Power common stock;

•	the terms of the merger agreement and related agreements;

•	the potential impact of the merger on the customers, suppliers, strategic partners and employees of Plug Power and the combined company;

•	Plug Power’s management’s view as to the integration of H Power;

•	the results of the due diligence investigation conducted by Plug Power’s management, accountants, financial advisors and legal counsel;

•	the expected percentage ownership of the combined company by H Power’s stockholders;

•	the strategic and financial alternatives available to Plug Power;

•	the maturation cycle with respect to the fuel cell market generally;

•	advice of Plug Power’s outside legal counsel, on the proposed terms of the merger agreement; and

•	the analyses performed by Stephens, and its opinion (the full text of which is attached as Annex D to this joint proxy statement/prospectus).

The foregoing discussion of the information and factors considered by Plug Power’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Plug Power’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Plug Power’s Board of Directors

The Plug Power board of directors has unanimously determined that the merger including, without limitation, the issuance of shares of Plug Power common stock is advisable and in the best interests of Plug Power’s stockholders. Accordingly, the Plug Power board of directors has unanimously approved the merger agreement and the merger and recommends that stockholders vote FOR approval of the issuance of shares of Plug Power common stock in the merger pursuant to the merger agreement.

Opinion of Plug Power’s Financial Advisor

The Plug Power board of directors engaged Stephens Inc. to provide a fairness opinion in connection with the proposed acquisition of H Power by Plug Power pursuant to the merger agreement.

On November 4, 2002, Stephens presented its oral fairness opinion and certain of its analyses to the Plug Power board of directors. From this date until November 11, 2002, the date upon which the merger agreement was executed, the material information and data upon which Stephens’ fairness opinion is based did not materially change. Stephens subsequently delivered its written opinion, dated November 11, 2002, to the Plug Power board of directors to the effect that, as of such date and subject to the qualifications set forth in the opinion, the exchange ratio, as defined in the merger agreement, was fair to Plug Power from a financial point of view.

The full text of the written fairness opinion of Stephens, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Stephens in rendering its opinion, is attached as Annex D and is incorporated into this joint proxy statement/prospectus by reference. You should read this opinion in its entirety.

Stephens has consented to the use of its fairness opinion in this joint proxy statement/prospectus. Stephens provided the fairness opinion to the Plug Power board of directors for its information, and the fairness opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to Plug Power. The fairness opinion does not constitute a recommendation to any stockholder of Plug Power as to how that stockholder should vote on the merger. The summary of the fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the fairness opinion.

In connection with rendering its opinion, Stephens performed the following, which include all of the material analyses performed by it:

(1)	analyzed certain publicly available financial statements and reports regarding Plug Power and H Power;

(2)	analyzed certain internal financial statements and other financial and operating data concerning Plug Power and H Power prepared by the management of each;

(3)	analyzed, on a pro forma basis, the effect of the merger on Plug Power’s balance sheet, capitalization ratios, earnings and book value;

(4)	reviewed and compared the reported prices and trading activity for the H Power shares and Plug Power shares, with that of certain other comparable publicly-traded companies and their securities;

(5)	analyzed the assets, liabilities and operations of H Power;

(6)	reviewed, to the extent publicly available, certain comparable transactions;

(7)	reviewed the merger agreement and related documents;

(8)
discussed with the management of Plug Power the operations of, and future business prospects for, Plug Power and the anticipated financial consequences of the merger to Plug Power, including the expected costs of integrating H Power into Plug Power and any expected synergies;

(9)	assisted in Plug Power’s deliberations regarding the material financial terms of the merger and Plug Power’s negotiations with H Power; and

(10)	considered certain financial and strategic alternatives available to Plug Power.

In preparing the fairness opinion, Stephens relied on the accuracy and completeness of the representations and warranties of each party to the merger agreement and other information and financial data provided to it by the parties, without independently verifying the same, and Stephens’ opinion is based, in part, upon such information. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that it was rendering only an informed opinion and not an appraisal or certification of value.

With respect to the financial projections prepared by management of each of Plug Power and H Power, including potential synergies, Stephens assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the future financial performance of each company.

Stephens also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture agreements or amendments or modification, would be imposed that would have a material adverse impact on the contemplated benefits of the merger.

Stephens was not asked to consider, and the fairness opinion does not in any manner address, the price at which Plug Power common stock or H Power common stock would trade following either the announcement or consummation of the merger. The fairness opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated on, and on the information made available to Stephens as of, the date of the opinion.

Summary of Analyses

The following is a summary of the material financial analyses used by Stephens in connection with its fairness opinion.

The summary does not purport to be a complete description of all analyses performed and factors considered by Stephens. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Stephens was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Stephens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the exchange ratio from a financial point of view. Rather, in reaching its conclusion, Stephens relied upon the results of the analyses taken as a whole and also on application of Stephens’ own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Stephens has indicated to the Plug Power board of directors that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the opinion. The analyses performed by Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Furthermore, as indicated below, the analyses focused, in part, on the value to Plug Power of H Power’s net cash and book value, among other assets, rather than discounted cash flow analysis or multiples of projected revenues and earnings, which Stephens deemed not as meaningful with respect to the contemplated merger.

Publicly Traded Company Analysis

Stephens analyzed the publicly available financial information of 7 selected publicly traded companies that Stephens believed to be appropriate for comparison to corresponding financial information and operating data of H Power. These companies, referred to as the “public comparables,” were:

• Ballard Power Systems, Inc.;	• Millennium Cell Inc.;
• Fuel Cell Energy, Inc.;	• Stuart Energy Systems Corporation; and
• Hydrogenics Corporation;	• Global Thermoelectric Inc.
• Proton Energy Systems, Inc.;

Stephens compared, among other things, the net cash ratio, computed as the equity market capitalization divided by cash and cash equivalents less funded debt and capital lease obligations for the public comparables. Stephens also compared the book value ratio, computed as the equity market capitalization divided by total stockholders’ equity. These ratios are presented in the following table:

	Public Comparable Multiples
	Low	Median	High
Market Capitalization as a ratio of:
Net Cash	0.4x	1.1x	6.1x
Book Value	0.4	0.9	5.8

In light of this data and Stephens’ own experience and judgment, Stephens derived a range of implied exchange ratios for the merger of:

•	.58-.99 based on a ratio of market capitalization to net cash

•	.79-1.19 based on a ratio of market capitalization to book value

The exchange ratio for the merger was initially calculated as approximately .80 but may vary and shall not exceed approximately .89 nor be less than approximately .73, assuming no adjustment to net cash at the effective time of the merger as outlined in the merger agreement.

Precedent Transaction Analysis

In light of the relevance of the increase in net cash that Plug Power may realize from the merger and the fact that there were no comparable transactions within the fuel cell industry, Stephens analyzed the transaction value multiples paid or proposed to be paid in selected precedent transactions in which the target’s net cash appeared to be a major component of the rationale for the transaction. These transactions, referred to as “transaction comparables” were:

•	Valueclick Inc. / Be Free Inc. – March 11, 2002

•	MCSi Inc. / Zengine Inc. – October 5, 2001

•	Divine Inc. / Eprise Corp. – September 18, 2001

•	Cross Media Marketing Corp. / Lifeminders Inc. – July 19, 2001

•	Verso Technologies Inc. / Telemate Net Software Inc. – May 7, 2001

•	Kana Software Inc. / Broadbase Software Inc. – April 9, 2001

Stephens compared, among other things, the net cash ratio, computed as the transaction value divided by cash and cash equivalents less funded debt and capital lease obligations for the transaction comparables. Stephens also compared the book value ratio, computed as the transaction value divided by total stockholders’ equity. These ratios are presented in the following table:

	Transactions Comparable Multiples
	Low	Median	High
Transaction Value as a ratio of:
Net Cash	0.7x	1.1x	1.4x
Book Value	0.6	1.0	1.6

In light of this data and Stephens’ own experience and judgment, Stephens derived a range of implied exchange ratios for the merger of:

•	.74-.99 based on a ratio of transaction value to net cash

•	.69-1.19 based on a ratio of transaction value to book value

The exchange ratio for the merger was initially calculated as approximately .80 but may vary and shall not exceed approximately .89 nor be less than approximately .73, assuming no adjustment to net cash at the effective time of the merger as outlined in the merger agreement.

Historical Exchange Ratio Analysis

Stephens compared the 30, 45 and 60-day closing stock price averages for Plug Power and H Power. Using these averages, Stephens derived implied exchange ratios for the 30, 45 and 60 day periods and then compared the implied exchange ratios to the estimated .80 exchange ratio contemplated in the merger agreement. The results of this analysis are summarized in the table below.

	Implied Exchange Ratio
	30 Day Average	45 Day Average	60 Day Average
Exchange Ratio	0.58	0.62	0.68
Estimated Exchange Ratio per Merger Agreement	0.80	0.80	0.80
Implied Premium Paid	38.4%	29.2%	17.4%

Stephens concluded that the premium to be paid in the merger is within a range of premiums paid in transactions of a like nature.

Net Cash Analysis

In light of Plug Power’s objective to improve its capitalization position, Stephens made an assessment of the capital markets environment as it might apply to Plug Power. Stephens, based partly on information provided to it by Plug Power, determined that, during the time period of the merger negotiations, such capital markets environment was extremely difficult and that it was highly unpredictable for the foreseeable future. Therefore, Stephens also analyzed the net cash that Plug Power might expect to receive in a public equity transaction, if feasible, versus the net cash that Plug Power believes it will realize from the merger after integration of H Power’s operations, based on various assumptions.

Stephens performed such net cash analysis taking into account H Power’s available cash and using various assumptions with respect to the realizable cash value of H Power’s non-cash assets, including accounts receivable, inventories, property, plant and equipment and other assets. Stephens also analyzed and made various assumptions regarding H Power’s estimated cash outlays prior to closing as well as those that would be assumed by Plug Power post-closing, including H Power’s normal operating expenses, transaction fees and expenses, and other obligations related to employment contracts, leases, insurance and other contractual commitments. Stephens’ assumptions were based on a combination of information provided to it by H Power and its advisors, Plug Power and, in some cases, the assessments of other third parties, which it deemed reliable. This analysis resulted in Stephens’ estimate that Plug Power would effectively realize approximately $29.7 million in net cash as a result of the merger after integration of H Power’s operations and assuming a closing date in early January 2003. While Stephens believes it used reasonable assumptions in making its estimates, it recognizes that the actual net cash realized by Plug Power after the merger could vary materially from that estimated and advised Plug Power’s Board of Directors accordingly.

In comparing the merger to a potential equity offering, Stephens also estimated discounts to the trading price of Plug Power’s common stock at which an offering might be consummated while advising Plug Power that completing an offering on reasonable terms would be highly unlikely, in light of current capital markets conditions. In doing so, Stephens assumed trading price discounts of up to 40%, which reflected estimated pricing discounts, likely pre-sale price drops, placement fees and expenses normally associated with private investments in public equity under similar circumstances and conditions, given Stephens experience and judgment. The results of such analysis indicated that one consequence of the merger is that it represents a comparable, if not superior, method of enhancing Plug Power’s capitalization, when compared to attempting to consummate a public equity transaction in the existing capital markets environment.

Fees

Pursuant to a letter agreement between Plug Power and Stephens, Plug Power agreed to pay Stephens a fee of $350,000 in connection with the delivery of the fairness opinion. In addition, Stephens will receive a fee estimated to be approximately $400,000 for services rendered in connection with the merger upon the closing of the merger. Stephens will also be reimbursed for its out-of-pocket expenses, including reasonable fees and disbursements of outside counsel. In addition, Plug Power has agreed to indemnify Stephens for liabilities related to or arising out of the engagement, including specified liabilities under the federal securities laws.

As part of Stephens’ investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens also provides other investment banking services to Plug Power. Stephens has received fees from Plug Power for those services during the past two years, all of which were provided during 2002, totaling $150,000. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Plug Power.

The Merger Agreement

Structure of the Merger

Under the terms of the merger agreement, Monmouth Acquisition Corp. will be merged with and into H Power, and H Power will survive the merger as a wholly-owned subsidiary of Plug Power.

Completion and Effectiveness of the Merger

Plug Power and H Power expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a subsequent date or time as specified in the certificate of merger. Subject to receiving their respective stockholders’ approvals, H Power and Plug Power expect to file the certificate of merger shortly following the special meeting of H Power stockholders at which the merger agreement and the merger will be considered and voted upon and the special meeting of Plug Power stockholders at which the issuance of Plug Power common stock pursuant to the merger will be considered and voted upon.

Plug Power and H Power are working toward satisfying these conditions and completing the merger as soon as practicable. Plug Power and H Power currently plan to complete the merger in the first quarter of 2003, following the special meetings of H Power stockholders and Plug Power stockholders assuming the H Power stockholders approve the merger and the merger agreement, the Plug Power stockholders approve the issuance of Plug Power common stock pursuant to the merger and the other merger conditions are satisfied. Because the merger is subject to specified conditions, some of which are beyond Plug Power’s and H Power’s control, the exact timing cannot be predicted.

Conversion of H Power Common Stock in the Merger

The merger agreement provides that each outstanding share of H Power common stock will be converted into the right to receive a fixed number of shares of common stock of Plug Power based on an exchange ratio calculated as follows:

exchange ratio =	(the transaction value price ÷ average Plug Power common stock price) ÷ the total number of shares of H Power common stock outstanding immediately prior to the effective time of the merger.

For purposes of the merger agreement, the average Plug Power common stock price will be computed from the daily volume weighted average price of Plug Power common stock based on trading between 9:30 a.m. and 4:00 p.m. Eastern Time as reported by Bloomberg Financial L.P. for 10 trading days selected by lot out of the 20 trading days ending on and including the second trading day preceding the effective time of the merger.

Collar Adjustment

The exchange ratio is subject to change depending on two adjustment mechanisms. First, the exchange ratio is restricted by a 10% collar from an assumed Plug Power common stock price of $5.88 per share, which provides that if the average Plug Power common stock price is:

•	between $6.47 and $5.29 (or equal to such prices), there is no change to the exchange ratio as derived from the formula above;

•	greater than $6.47, then the exchange ratio shall equal the exchange ratio that would be determined if the average Plug Power common stock price was $6.47; and

•	less than $5.29, then the exchange ratio shall equal the exchange ratio that would be determined if the average Plug Power common stock price was $5.29.

Since many of the variables necessary to determine the exchange ratio will not be determined until shortly prior to the effective time of the merger, the precise exchange ratio will not be known until immediately prior to the effective time of the merger. The closing sale price of Plug Power common stock on January 28, 2003, the trading day prior to the date of printing of this joint proxy statement/prospectus, was $ 5.39 per share. Also, as of that date, there were 10,776,548 shares of H Power common stock outstanding. Accordingly, substituting the closing sale price of Plug Power common stock on January 28, 2003 for the average Plug Power common stock price, and assuming the transaction value price is $50,000,000 (based on the estimated net cash of H Power of $36,000,000 as of January 28, 2003), there would result a hypothetical exchange ratio of approximately .86. However, as discussed below, there is no assurance that the transaction value price will remain at $50,000,000.

To illustrate how the collar provisions could impact the exchange ratio, assume that the number of outstanding shares of H Power common stock and the transaction value price are as set forth in the immediately preceding paragraph. Accordingly, the exchange ratio would adjust as follows:

Average Plug Power Common Stock Price	Exchange Ratio (number of shares of Plug Power common stock to be exchanged for each share of H Power common stock)
$4.50	0.877
$5.29	0.877
$5.88	0.789
$6.47	0.717
$7.00	0.717

Net Cash Adjustment

The second mechanism that will impact the calculation of the exchange ratio is the determination of the transaction value price. For purposes of the merger agreement, the transaction value price is initially set at $50,675,000, and is adjusted as follows:

•
If net cash of H Power (as determined in accordance with the merger agreement as discussed below) is less than $36,675,000, the transaction value price is adjusted to equal $50,675,000 minus the difference between $36,675,000 and the net cash;

•	If net cash of H Power is equal to $36,675,000, the transaction value price remains $50,675,000; and

•	If net cash of H Power is greater than $36,675,000, the transaction value price is adjusted to equal $50,675,000 plus the difference between net cash and $36,675,000.

For purposes of the merger agreement, net cash of H Power is defined as the total amount, calculated as of the effective time of the merger, of:

•	The sum of:

¡	cash, cash equivalents and short term investments of H Power;

¡	15% of the amount by which H Power’s inventories exceed a value of $2,174,000 (up to a maximum addition of $30,000);

¡
$500,000, but only in the event Plug Power has received written confirmation of a specified payment of $500,000 in accordance with the ECO termination agreement (see “—Other Material Agreements Relating to the Merger—ECO Termination Agreement”); and

¡	the aggregate amounts, if any, of severance paid by H Power between November 11, 2002 through the effective time of the merger to specified employees (up to certain maximum amounts per employee);

•	less the sum of:

¡	current liabilities, excluding any current liabilities addressed in any of the bullet points below;

¡	amounts payable under the ECO termination agreement, other than specified payments aggregating $4,215,000;

¡
the aggregate amounts of liabilities of H Power and its subsidiaries that were not liabilities both existing as of November 11, 2002 and identified in the merger agreement, with certain specified exceptions for:

■	$180,000 in payment obligations under a specified consulting agreement;

■	specified severance obligations; and

■	specified lease obligations;

¡	amounts payable pursuant to stay-bonus arrangements and specified management bonus arrangements, to the extent not accrued on the net cash statement (described below);

¡
amounts that H Power’s accounts receivable (including unbilled receivables and tax credit receivable), net of allowance for doubtful accounts, are less than $533,229 (up to a maximum amount of $293,000), excluding any accounts receivable with respect to Peugeot Citroen Automobiles S.A.;

¡
$360,000, unless Plug Power receives correspondence from an authorized individual at Peugeot stating that an account receivable existing as of November 11, 2002 in the amount of approximately $360,000 is valid and not in dispute, and Peugeot fully intends to pay the entire amount of the receivable;

¡	amounts that prepaid and other current assets are less than $1,191,359 (up to a maximum amount of $449,000);

¡	$35,000 for each of up to four specific fuel cell units to the extent H Power has not fully terminated the applicable service, maintenance and warranty obligations therefor;

¡	15% of the amount by which the aggregate value of H Power’s inventories is less than $2,174,000;

¡
any amounts which may be paid by H Power or Plug Power for an extended reporting period endorsement to the H Power directors and officers liability insurance coverage to the extent such amounts have not been paid by the effective time of the merger or resulted in an equivalent reduction in the total amount of cash and cash equivalents in the first bullet point above;

¡
amounts of liabilities as of November 11, 2002 that also exist as of the date the net cash statement is delivered to Plug Power which are attributable to binding obligations or commitments of H Power and its subsidiaries to purchase materials, components (including sub-systems) and replacement parts; and

¡
$180,284, unless Plug Power receives correspondence from an authorized individual at the National Institute of Standards and Technology (NIST) stating that H Power and its subsidiaries have no payment obligations to NIST.

For purposes of illustration, the following chart demonstrates the effect that variations in net cash will have on the exchange ratio, assuming that the average Plug Power common stock price is $5.39 (based on the closing price per share of Plug Power common stock on January 28, 2003) and the total number of shares of H Power common stock outstanding immediately prior to the effective time of the merger is 10,776,548:

Net Cash	Transaction Value Price	Exchange Ratio
$38,000,000		$52,000,000.895
$36,000,000		$50,000,000.861
$34,000,000		$48,000,000.826

To aid in the parties’ determination of net cash, the merger agreement requires that, at least 10 business days prior to the date of the meeting of Plug Power’s stockholders at which the transactions addressed in the merger agreement are to be voted upon, H Power is to deliver a net cash statement prepared with consultation of its outside advisors, as necessary. The net cash statement:

•
is to be prepared in accordance with generally accepted accounting principles (GAAP) applied consistently with H Power’s past practices (other than for certain items that are specifically contemplated to be non-GAAP);

•	is to explain in reasonable detail the calculation of the anticipated net cash as of the effective time of the merger; and

•	is to include reasonable supporting documentation.

If Plug Power disagrees with the net cash amount on the net cash statement, it may deliver to H Power a written objection notice within 2 business days of delivery of the net cash statement specifying the basis for its disagreement (together with any authority or documentation supporting its position) and Plug Power’s determination of net cash. If no objection notice is received within such time, the net cash statement and net cash so reflected shall be final. If an objection notice is timely delivered to H Power, and the parties can reach agreement, they will mutually prepare a revised net cash statement reflecting such resolution, which shall be final. Alternatively, if no resolution can be reached through mutual agreement within two business days after receipt of the objection notice by H Power, the parties will submit the disagreement to an independent public accounting firm mutually agreeable to both Plug Power and H Power. The parties will provide such accounting firm reasonable access to obtain necessary information in considering the respective positions of Plug Power and H Power, and the accounting firm will be permitted to review all relevant records. The agreed-upon independent public accounting firm will be directed to render its determinations on the disagreement within 4 business days after submission, and its determination of the net cash statement (inclusive of the amount of net cash) shall be final.

Collar Adjustment and Net Cash Adjustment

As it is anticipated that the adjustments to the exchange ratio due to the determination of net cash will vary independently from the adjustments due to the collar provisions described above, the following chart is intended to illustrate the impact on the exchange ratio of simultaneous changes to these variables (assuming 10,776,548 shares of H Power common stock outstanding immediately prior to the effective time of the merger):

	Average Plug Power Common Stock Price
Net Cash	$4.50	$5.29	$5.88	$6.47	$7.00
$38,000,000.912		.912	.821	.746	.746
$36,000,000.877		.877	.789	.717	.717
$34,000,000.842		.842	.758	.688	.688

As illustrated by this chart, changes in the average Plug Power common stock below $5.29 per share and above $6.47 per share will have no effect on the exchange ratio.

Termination Right

The minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000.

As a result, in addition to the adjustments described above, additional adjustments to the exchange ratio would be required if the aggregate consideration that H Power stockholders will receive in the merger is below $29,675,000, H Power delivers a termination notice, and Plug Power elects to issue additional shares of Plug Power common stock in order to increase the total consideration value to the minimum $29,675,000. For purposes of that adjustment, total consideration value is determined by multiplying:

•	the anticipated number of shares of Plug Power common stock to be issued in the merger, and

•	the reasonably anticipated average Plug Power common stock price.

This is a distinct calculation from the determination of transaction value price. As described above, the transaction value price is a value, initially set at $50,675,000, and which is adjusted by the difference between the net cash of H Power and $36,675,000.

For a more detailed description of these provisions of the merger agreement, see “—The Merger Agreement—Payment of Termination Fee and Expenses” on page 96.

The net cash amounts and the average Plug Power common stock prices in the foregoing charts are for illustrative purposes and are not estimates of the actual net cash amount or average Plug Power common stock price, either of which could be materially higher or lower than those amounts and prices set forth above, and which may result in materially different ratios than those illustrated.

Possible Adjustments to the Merger Consideration For Extraordinary Stock Events

The exchange ratio will be adjusted either upwards or downwards if either Plug Power or H Power splits or combines its common stock, pays a dividend in its common stock or effects a similar event affecting its common stock before the completion of the merger. In these circumstances, the number of shares of Plug Power common stock issued in the merger will be adjusted either upwards or downwards to appropriately reflect that split, combination, dividend or similar event. For example, if Plug Power were to conduct a 2-for-1 stock split prior to closing, H Power stockholders would receive twice as many shares in the merger.

Fractional Shares

No fractional shares of Plug Power common stock will be issued in connection with the merger. In lieu of a fraction of a share of Plug Power common stock each holder of H Power common stock who would otherwise be entitled to receive a fraction of a share of Plug Power common stock will receive an amount of cash, without interest, and rounded to the nearest cent, determined by multiplying that fraction by the average Plug Power common stock price.

Rights of Holders of H Power Common Stock at the Effective Time of the Merger

At the effective time of the merger, holders of H Power common stock will cease to be, and will have no rights as, H Power stockholders, other than:

•	the right to receive any dividend or other distribution, if any, with respect to H Power common stock with a record date occurring prior to the effective time of the merger, and

•	the right to receive the merger consideration.

After the merger occurs, there will be no transfers on H Power’s stock transfer books of any shares of its common stock.

Exchange of H Power Stock Certificates for Plug Power Stock Certificates and Cash

Promptly after the effective time of the merger, if you are the holder of an H Power stock certificate, American Stock Transfer & Trust Company, the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your H Power stock certificates in exchange for Plug Power stock certificates, cash and dividends or other distributions, if any, to which you are or may be entitled. When you deliver your H Power stock certificates to the exchange agent for the merger, along with a properly completed and executed letter of transmittal and any other required documents, you will receive Plug Power stock certificates representing the number of full shares of Plug Power common stock and cash in lieu of fractional shares, to which you are entitled under the merger agreement. You should not submit your H Power stock certificates for exchange until you receive instructions from the exchange agent for the merger.

You are not entitled to receive any dividends or other distributions on Plug Power common stock until you have surrendered your H Power stock certificates in exchange for Plug Power stock certificates and the cash in lieu of fractional shares. Promptly after your Plug Power stock certificates are issued, you will receive payment for any dividend or other distribution on Plug Power common stock with a record date after the merger and a payment date prior to the date you surrender your H Power stock certificates.

Plug Power will only issue a Plug Power stock certificate in a name other than the exact name in which a surrendered H Power stock certificate is registered if you present the exchange agent with all documents required to demonstrate and effect the unrecorded transfer of ownership of the shares of H Power common stock formerly represented by the H Power stock certificate, and demonstrate that you paid any applicable stock transfer taxes.

If your stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving your Plug Power stock certificate and cash in lieu of fractional shares.

Treatment of H Power Stock Options

At the effective time of the merger, each option to purchase shares of H Power common stock granted under H Power’s stock option plans and specified stock option awards which are outstanding and unexercised, whether or not vested and exercisable, will cease to represent a right to acquire shares of H Power common stock and be converted automatically into an option to purchase shares of Plug Power common stock, and Plug Power will assume each H Power stock option, in accordance with the terms of the H Power stock option plan and the applicable stock option agreement, including, without limitation, all terms pertaining to the acceleration of vesting, except that from and after the effective time of the merger:

•	Plug Power and its board of directors shall be substituted for H Power and the H Power board of directors or duly authorized board committee administering the H Power stock option plans;

•	each H Power stock option assumed by Plug Power will be exercisable solely for shares of Plug Power common stock;

•
the number of shares of Plug Power common stock subject to such H Power stock option will be equal to the number of shares of H Power common stock subject to such H Power stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share;

•
the per share exercise price under each H Power stock option will be adjusted by dividing the per share exercise price under each such H Power stock option by the exchange ratio, rounded up to the nearest cent.

Pursuant to the merger agreement, Plug Power has agreed to register under the Securities Act of 1933, or ensure that there is an applicable registration statement covering, the shares of Plug Power common stock issuable upon exercise of the stock options assumed pursuant to the merger agreement, to the extent such shares are eligible for registration on Form S-8, as soon as practicable after the consummation of the merger.

H Power’s Representations and Warranties

H Power has made a number of representations and warranties, subject in some cases to customary qualifications, to Plug Power in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the merger. The representations and warranties viewed by Plug Power as material include representations and warranties as to:

•	the corporate organization, existence, good standing and qualification to do business of H Power and its subsidiaries;

•	authorization of the merger agreement by H Power;

•	consents and approvals required to complete the merger;

•	H Power’s cash, cash equivalents and short-term investments;

•	litigation involving H Power and its subsidiaries;

•	changes in H Power’s and its subsidiaries’ business since May 31, 2002 and actions taken by H Power since May 31, 2002;

•	H Power’s and its subsidiaries’ liabilities;

•	H Power’s product and service warranty obligations;

•	H Power’s and its subsidiaries’ labor relations and employment matters; (+)

•	H Power’s and its subsidiaries’ material contracts;

•	the nature of the accounts receivables of H Power and its subsidiaries; (+)

•	H Power’s and its subsidiaries’ accounting policies and management letters; (+)

•	the nature of specified relationships with customers, distributors and suppliers of H Power and its subsidiaries; (+)

•	product liability matters; (+)

•	the absence of specified business practices and of illegal transactions in securities by H Power’s directors and executive officers; (+)

•	intellectual property matters pertaining to H Power and its subsidiaries;

•	compliance with H Power’s cash investment policy; (+)

•	H Power’s and its subsidiaries’ ability to satisfy certain standards to increase the likelihood that the merger will be treated as a “reorganization” for federal income tax purposes; and

•	the accuracy of the information supplied by H Power in this joint proxy statement/prospectus.

Those representations and warranties denoted by a “(+)” are viewed by Plug Power to be somewhat unusual or non-routine (or to include specific detail that may be unusual or non-routine). In most instances, those representations and warranties were of heightened importance because the underlying subject matter directly or indirectly impacted the factors relevant for calculating H Power’s net cash (as described above). As for the representation concerning specified business practices and illegal transactions. Plug Power believed this was material in light of the recent heightened scrutiny by Congress, the SEC and the public generally towards corporate and securities improprieties and the recent passage of the Sarbanes-Oxley Act of 2002 this past summer.

In addition, H Power made customary representations and warranties viewed by Plug Power during negotiations as less material relating to:

•	compliance with applicable laws by H Power and its subsidiaries;

•	permits required to conduct H Power’s and its subsidiaries’ business and compliance with those permits;

•	the certificates of incorporation and bylaws of H Power and its subsidiaries;

•	H Power’s capitalization;

•	H Power’s subsidiaries;

•	H Power’s filings and reports with the Securities and Exchange Commission;

•	H Power’s consolidated financial statements;

•	H Power’s and its subsidiaries’ taxes;

•	H Power’s and its subsidiaries’ properties;

•	environmental matters pertaining to H Power and its subsidiaries;

•	H Power’s and its affiliates’ employee benefit plans;

•	payments required to be made by H Power and its subsidiaries to brokers and agents in connection with the merger;

•	the fairness opinion received by H Power from Lehman Brothers;

•	the vote of H Power stockholders required to approve the merger;

•	the inapplicability of anti-takeover laws to the merger;

•	H Power’s and its subsidiaries’ insurance coverage;

•	the fact that neither H Power nor its affiliates owns any Plug Power common stock;

•	the absence of contracts with affiliates; and

•	the approval of the merger, the merger agreement and the contemplated transactions by H Power’s board of directors.

However, breaches of these representations and warranties by H Power may be viewed by Plug Power to be material and could result in termination of the merger agreement. For a more detailed description of the termination provisions of the merger agreement, see “—The Merger Agreement—Termination of the Merger Agreement” on page 94.

Plug Power’s Representations and Warranties

Plug Power and Monmouth Acquisition Corp. have made a number of customary representations and warranties, subject to customary qualifications, to H Power in the merger agreement regarding aspects of Plug Power’s business, financial condition, structure and other facts pertinent to the merger. These representations and warranties viewed by H Power as material include representations and warranties as to:

•	the corporate organization, existence, good standing and qualification to do business of Plug Power and its subsidiaries;

•	authorization of the merger agreement by Plug Power and Monmouth Acquisition Corp.;

•	Plug Power’s and Monmouth Acquisition Corp.’s capitalization;

•	consents and approvals required to complete the merger;

•	Plug Power’s filings and reports with the Securities and Exchange Commission;

•	Plug Power’s consolidated financial statements;

•	litigation involving Plug Power;

•	changes in Plug Power’s and its subsidiaries’ business since December 31, 2001;

•	intellectual property matters pertaining to Plug Power and its subsidiaries;

•	Plug Power’s and its subsidiaries’ material contracts;

•	Plug Power’s and its subsidiaries’ liabilities;

•	approvals of the merger agreement and the contemplated transactions by Plug Power’s board of directors; and

•	the accuracy of the information supplied by Plug Power in this joint proxy statement/prospectus.

These representations and warranties were viewed by H Power as material primarily because they bear upon the nature and value of the securities being received by H Power stockholders in the merger, as well as providing assurance that Plug Power and Monmouth Acquisition Corp. are taking necessary corporate actions on their parts to increase the likelihood of the merger occurring. H Power viewed none of these representations and warranties to be either unusual or non-routine.

In addition, Plug Power and Monmouth Acquisition Corp. made customary representations and warranties viewed by H Power during negotiations as less material relating to:

•	compliance with applicable laws by Plug Power and its subsidiaries;

•	permits required to conduct Plug Power’s and its subsidiaries’ business and compliance with those permits;

•	the certificate of incorporation and bylaws of Plug Power and its subsidiaries;

•	Plug Power’s subsidiaries;

•	Plug Power’s and its subsidiaries’ taxes;

•	environmental matters pertaining to Plug Power;

•	Plug Power’s labor relations;

•	payments required to be made by Plug Power and its subsidiaries to brokers and agents in connection with the merger;

•	the fact that neither Plug Power nor its affiliates owns any H Power common stock; and

•	the fairness opinion received by Plug Power from Stephens.

However, breaches of these representations and warranties by Plug Power or Monmouth Acquisition Corp. may be viewed by H Power to be material and could result in termination of the merger agreement. For a more detailed description of the termination provisions of the merger agreement, see “—The Merger Agreement—Termination of the Merger Agreement” on page 94.

None of the representations and warranties made by either party survive the effective time of the merger. The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 5 and 6 of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and MergerCo,” respectively.

H Power’s Conduct of Business Before Completion of the Merger

Under the terms of the merger agreement, H Power agreed that, unless Plug Power otherwise consents in writing (which consent, to the extent it pertains to any action, activity, event or occurrence that is consistent with long-term cash preservation, taking into account Plug Power’s expectations of realizable cash following the integration of Plug Power and H Power, is not to be unreasonably withheld), until the earlier of the completion of the merger or termination of the merger agreement, H Power and its subsidiaries will, among other things, carry on their respective businesses in the usual, regular and ordinary course, in compliance with their past practices.

H Power has also agreed that, unless Plug Power otherwise consents in writing (which consent, to the extent it pertains to any action, activity, event or occurrence that is consistent with long-term cash preservation, taking into account Plug Power’s expectations of realizable cash following the integration of Plug Power and H Power, is not to be unreasonably withheld), and except as provided below, until the earlier of the completion of the merger or termination of the merger agreement, H Power will comply with specified restrictions relating to the operation of its business, including restrictions relating to the following:

•
splitting, combining, reclassifying, repurchasing, redeeming or otherwise acquiring any shares of its capital stock or other securities, except for dividends paid by a subsidiary to H Power or another of its subsidiaries;

•	issuing or selling any of its stock or any other securities or equity equivalents, other than outstanding options;

•	making any equipment purchases or capital expenditures in excess of $10,000 in the aggregate;

•	acquiring, selling, leasing, licensing, encumbering, transferring or disposing of any of its assets;

•	entering into, modifying or amending any agreement related to the licensing of its intellectual property assets;

•	incurring any indebtedness or making any loan or advance;

•	paying, discharging or satisfying any claim, liability or obligation, outside the ordinary course, or in excess of $5,000 in the aggregate;

•	changing its accounting policies;

•	making any tax elections or settling any material tax liability in excess of $10,000;

•
except with respect to stay bonus agreements approved by Plug Power, adopting or amending any employee benefit plan or any agreement between H Power or its subsidiaries and their directors, officers or employees;

•	increasing the compensation of any director, officer or employee;

•	amending its organizational documents;

•	authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	settling any pending or threatened litigation for an amount in excess of $15,000 in the aggregate;

•	amending the term of any outstanding security;

•
entering into, modifying, amending any existing or entering into any new material contract or otherwise subjecting H Power or its subsidiaries to any material commitment, obligation or liability, or entering into any contract or agreement requiring H Power or any of its subsidiaries to pay in excess of $10,000;

•	licensing, assigning or otherwise transferring any rights to its intellectual property assets;

•	permitting any of its or its subsidiaries’ insurance policies to be canceled;

•
entering into any agreement with any customer or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any products, rights of return or any other agreements or arrangements outside the ordinary course of business;

•	amending or restating any of its Securities and Exchange Commission reports, except to the extent advised by H Power’s legal or accounting advisors that such action is required;

•	taking any action which would make any of its representations and warranties untrue or incorrect; and

•	agreeing to take any of the actions described above.

The agreements relating to the conduct of H Power’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article 7 of the merger agreement attached hereto as Annex A.

Solicitations by H Power; Withdrawal of Recommendation by H Power Board of Directors

Except as expressly permitted in connection with a superior proposal, until the merger is completed or the merger agreement is terminated, H Power has agreed not to, and not to authorize or permit any of its subsidiaries or any officer, director or employee or professional representative of H Power or its subsidiaries to:

•
solicit, initiate or encourage, including by way of furnishing non-public information, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an acquisition proposal;

•	participate in any discussion with, or otherwise communicate in any way with, any person relating to any acquisition proposal; or

•	enter into any agreement regarding an acquisition proposal.

H Power has further agreed to cease and cause to be terminated any existing activities, negotiations or discussions with any persons related to such activities.

Any violation of any of the restrictions described in the preceding paragraphs by any officer or director or employee of H Power or any of its subsidiaries, or any professional representative of H Power or any of its subsidiaries, is deemed to be a breach of the relevant restriction by H Power. No violation of these restrictions, however, will be deemed a breach of the relevant restriction by H Power if an employee of H Power who is not an officer or a member of H Power’s management, without authority, permission or direction from, or prior notice to, H Power or any of its’ officers or directors, takes an action that violates the restrictions contained in either of the first two bullet points above, and such actions does not lead directly or indirectly, to the making of an acquisition proposal, which is, publicly announced or otherwise communicated to the board of directors H Power (or such action does not lead to any person to have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal).

Under the terms of the merger agreement, H Power has agreed to promptly advise Plug Power of any acquisition proposal or any request or inquiry received by H Power with respect to or that could reasonably be expected to lead to an acquisition proposal, including the terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person making any such request, acquisition proposal or inquiry and to provide to Plug Power any written materials received in connection with the request, acquisition proposal or inquiry. H Power has further agreed to keep Plug Power fully informed of the status of such discussions including by promptly providing Plug Power with all related written materials.

Furthermore, except as discussed below in connection with a superior proposal, H Power’s board of directors is not permitted to:

•	adversely withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the merger or the merger agreement;

•	approve or recommend, or propose to approve or recommend, any other acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent or agreement relating to an acquisition proposal; or

•	resolve to do any of the foregoing.

For these purposes, an acquisition proposal is a proposed or actual:

•	tender offer, merger, consolidation or similar transaction involving H Power; or

•	sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any material assets or securities of H Power.

H Power is expressly permitted, however, to furnish non-public information regarding H Power and its subsidiaries to, and to enter into a confidentiality agreement with or participate in discussions or negotiations with, any person in response to an unsolicited superior proposal, if all of the following conditions are met:

•	the stockholders of H Power have not yet approved the merger agreement and the merger;

•	the non-solicitation provisions described in this section have not been breached by H Power or its representatives; and

•
the H Power board of directors determines in good faith, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

Under the terms of the merger agreement, a superior proposal is an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal, which acquisition proposal is likely to be consummated, and that:

•
the H Power board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of H Power than the merger; and

•	is for all of H Power’s common stock.

Under the terms of the merger agreement, the H Power board of directors is permitted to adversely withdraw or modify its recommendation in favor of the merger only if:

•	a superior proposal is made and not withdrawn;

•	neither H Power nor any of its representatives has breached the non-solicitation provisions of the merger agreement described above; and

•
the board of directors of H Power concludes in good faith, after consultation with its outside legal counsel that, in light of the superior proposal, the withdrawal or modification of its recommendation is required in order for the H Power board of directors to comply with its fiduciary duties to H Power’s stockholders under applicable law.

H Power must give Plug Power at least 48 hours notice of the H Power board of directors’ intention to take such action, and provide Plug Power with the opportunity to meet with H Power and its legal counsel and financial advisor.

Regardless of whether there has been a superior proposal, and regardless of whether the H Power board of directors withdraws or modifies its recommendation in favor of the merger, H Power is obligated, under the terms of the merger agreement, to hold and convene the special meeting of H Power stockholders at which the merger agreement and the merger will be considered and voted upon and the directors, officers and other stockholders of H Power who signed voting agreements are obligated (in their capacities as stockholders) to vote in favor of the approval and adoption of the merger agreement and approval of the merger at the special meeting.

Under certain circumstances, including in the event that H Power accepts a superior proposal and terminates the merger agreement, it will be obligated to pay Plug Power a termination fee of $2,000,000. For a description of H Power’s right to terminate the merger agreement in these circumstances and this termination fee, see the sections of this joint proxy statement/prospectus entitled “—Termination of the Merger Agreement,” “—Payment of Termination Fee and Expenses” and Article 9 of the merger agreement.

H Power is not prohibited from taking and disclosing to its stockholders a position in conjunction with Sections 14d-9 or 14e-2 of the Exchange Act related to a tender or exchange offer.

Other Material Covenants

Nasdaq Listing

In the merger agreement, Plug Power has agreed to use its reasonable best efforts to cause the shares of its common stock which are to be issued in the merger to be approved for listing on the Nasdaq National Market. It is a condition to the completion of the merger that these shares are in fact so approved for listing.

Officers and Directors Indemnification

After the merger is completed, Plug Power will preserve all rights to indemnification existing as of November 11, 2002, the date of the merger agreement, in favor of any director, officer, employee or agent of H Power and its subsidiaries for a period of at least 6 years following the merger. Prior to the completion of the merger, H Power will purchase an extended reporting period endorsement, with a premium of no more than $750,000, to provide currently covered directors and officers with liability insurance coverage consistent with existing coverage for such individuals for 6 years following the merger for actions and omissions in such capacities prior to the completion of the merger. In the event that, after using all reasonable best efforts, H Power determines that $750,000 is insufficient to obtain the above referenced coverage for a 3-year period, then H Power shall be permitted to spend in excess of $750,000 to obtain such coverage for a 3-year period for the lowest obtainable premium costs.

Access to Information; Confidentiality

Each of H Power and Plug Power has agreed to, and to cause each of its subsidiaries and each of its and its subsidiaries’ officers, employees, representations and agents to, afford to the other party and the other party’s officers, employees, representations and agents, complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other party such other financial, operating and other data and information as the other party may reasonably request. Prior to the effective time, H Power has agreed to hold in confidence all such information.

Notification of Specified Event

Each of Plug Power and H Power has agreed that it will promptly advise the other party of:

•	any change or event which it believes could reasonably be expected to cause any of its representations or warranties contained in the merger agreement to be untrue in any material respect; and

•	any material failure of such party to comply with any covenant under the merger agreement.

Publicity

Plug Power and H Power have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the merger or any acquisition proposal and to not issue any press release or make any public statement generally without the prior consent of the other party, which consent will not be unreasonably withheld.

Delisting

Each of H Power and Plug Power has agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist H Power’s common stock from the Nasdaq National Market after the completion of the merger.

Additional Agreements and Regulatory Filings

Each of Plug Power and H Power has agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement and to cooperate with each other in doing such things, including:

•
taking all actions necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which H Power or any of its subsidiaries is a party or by which any of their properties or assets are bound;

•	to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger;

•
to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated in the merger agreement; and

•	to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

For these purposes the obligations to use “best efforts” to obtain waivers, consents and approvals to loan documents, leases and other contracts do not include any obligation to agree to an adverse modification of the terms of those agreements or to prepay or incur additional obligations to any other parties, nor are the parties required to include any obligation to divest themselves of any of their respective assets.

Employee Benefit Arrangements

H Power has agreed, unless otherwise directed in writing by Plug Power at least 5 days prior to the effective time of the merger, to take, or cause to be taken, all actions necessary or appropriate to terminate, effective immediately prior to the consummation of the merger, any employee program sponsored by H Power of any of its subsidiaries (or in which H Power or any of its subsidiaries participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Internal Revenue Code.

Appointment of Director

Plug Power has agreed to take all action necessary to appoint or elect, effective as of the effective time of the merger, 1 non-employee director of H Power as of November 11, 2002 who is reasonably acceptable to Plug Power as a director of Plug Power.

WARN Act Notices

H Power has agreed, in no event later than November 26, 2002, to:

•
deliver notice of “plant closing” compliant with the Worker Adjustment Retraining Act of 1986 (WARN Act) and expressly approved in writing by Plug Power to each employee and any other individual entitled to specific notice of H Power’s implementation of a “plant closing”; and

•
deliver appropriate and effective notices of the closing of H Power’s Canadian facility, compliant with any and all Canadian or Quebec provincial laws similar to the WARN Act and expressly approved in writing by Plug Power to the Quebec Ministry of Labor, to each affected employee, and to any other entity with respect to which such notice is required or recommended under applicable law.

These notices were delivered on November 18, 2002.

Canadian Investment Tax Credit

H Power has agreed to file certain tax forms pertaining to Canadian investment tax credits prior to November 30, 2002. Such tax forms were filed on November 30, 2002.

Restrictions on Additional Liabilities, Purchases, Asset Acquisitions and Dispositions

H Power has agreed, during the period between the date of delivery of the net cash statement and the effective time of the merger, to use its best efforts to conduct its business and to preserve its assets in a manner as to insure that the amount of net cash at the effective time of the merger is equal to or greater than net cash as provided for on the net cash statement. In furtherance, between the date of delivery of the net cash statement and the effective time of the merger, H Power and its subsidiaries have agreed not to:

•	incur or become subject to any liabilities, as described in the merger agreement,

•	authorize, commit to or make any equipment purchases or capital expenditures, or

•	acquire, sell, lease, license, encumber, transfer or dispose of any assets,

other than, in each of the cases described in the three bullet points above, as explicitly included and accounted for in the net cash statement.

Chief Restructuring Officer

H Power has agreed to engage by December 2, 2002 a chief restructuring officer who:

•	will report directly to H Power’s board of directors;

•
will be authorized up through the date of the effectiveness of the merger to take any and all actions as directed by the H Power board of directors, to implement cost saving measures and take other actions consistent with the objective of maximizing long-term cash preservation, taking into account Plug Power’s expectations of realizable cash following the integration of Plug Power and H Power; and

•	is acceptable to Plug Power.

H Power has engaged an outside management company to act as chief restructuring officer.

Conditions to Completion of the Merger

The obligations of Plug Power and H Power to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•
the merger agreement must have been adopted and approved, and the merger must have been approved, by the requisite vote of the stockholders of H Power and the issuance of shares of Plug Power common stock in the merger pursuant to the merger agreement must have been approved by the requisite vote of the stockholders of Plug Power;

•
no statute, order, decree, ruling or injunction may have been enacted or issued which makes the merger illegal or prohibits completion of the merger and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated;

•
Plug Power’s registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have been declared effective by the Securities and Exchange Commission, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the Securities and Exchange Commission; and

•	the shares of Plug Power common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

H Power’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions:

•
each of Plug Power’s and Monmouth Acquisition Corp.’s representations and warranties must have been true and correct as of November 11, 2002, and must continue to be true and correct on and as of the date the merger is to be completed as if made on such date, except:

(1)	to the extent Plug Power’s and Monmouth Acquisition Corp.’s representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; or

(2)
to the extent that any inaccuracies of such representations and warranties do not individually, or in the aggregate, have and could not reasonably be expected to have a material adverse effect on Plug Power and its subsidiaries, as further described below;

•	Plug Power must have performed, or complied in all material respects with, all of the obligations required by the merger agreement to be performed or complied with by it;

•
no event that could reasonably be expected to have a material adverse effect on Plug Power may have occurred (excluding changes to the Plug Power common stock trading price), as further described below; and

•	Plug Power and Monmouth Acquisition Corp. must have obtained all consents and approvals required to be obtained in connection with the merger agreement.

Plug Power’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions:

•
each of H Power’s representations and warranties must have been true and correct as of November 11, 2002, and must continue to be true and correct on and as of the date the merger is to be completed as if made on such date, except:

(1)	to the extent H Power’s representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; or

(2)
to the extent that any inaccuracies of such representations and warranties do not individually, or in the aggregate, have or could not reasonably be expected to have a material adverse effect on H Power and its subsidiaries, as further described below;

•	H Power must have performed, or complied in all material respects with, all of the obligations required by the merger agreement to be performed or complied with by it;

•	no event that could reasonably be expected to have a material adverse effect on H Power may have occurred (excluding changes to the H Power common stock trading price), as further described below;

•	H Power must have obtained all consents and approvals required by specific contracts identified in the merger agreement;

•	each of the affiliate letters contemplated by the merger agreement, as described below, must have been delivered;

•	H Power must have taken all action necessary to cause its stock options to be treated as provided for in the merger agreement;

•
H Power and its subsidiaries must not have incurred any liabilities other than those included and accounted for in the net cash statement, and, between the date of delivery of the net cash statement and the effective time of the merger, H Power must not have authorized, committed to or made any equipment purchases or capital expenditures or acquired, sold, leased, licensed, encumbered, transferred or disposed of any assets, except as including and accounted for in the net cash statement;

•	at the effective time of the merger, H Power shall have net cash, as such term is defined in the merger agreement, of at least $27,500,000; and

•
at the effective time of the merger the ECO termination agreement (as described below in the section entitled “—Other Material Agreements Relating to the Merger—ECO Termination Agreement” on  page 100) will be in full force and effect and no party to that agreement will be in default.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the adoption and approval of the merger agreement and approval of the merger by H Power’s stockholders:

•	by mutual written consent duly authorized by the boards of directors of Plug Power and H Power;

•	by Plug Power or H Power, if

(1)
H Power’s stockholders fail to adopt and approve the merger agreement and approve the merger at the H Power special meeting or at any adjournment of that meeting, except that the right to terminate the merger agreement under this provision is not available to H Power where the failure to obtain stockholder approval was caused by H Power’s action or failure to act which constitutes a breach by H Power of the merger agreement; or

(2)
Plug Power’s stockholders fail to approve the issuance of Plug Power common stock pursuant to the merger agreement at the Plug Power special meeting or at any adjournment of that meeting, except that the right to terminate the merger agreement under this provision is not available to Plug Power where the failure to obtain stockholder approval was caused by Plug Power’s action or failure to act which constitutes a breach by Plug Power of the merger agreement.

•	by Plug Power or H Power, if any governmental authority has issued a final and nonappealable injunction, which prohibits the completion of merger;

•
by Plug Power or H Power, if the merger is not completed before March 31, 2003, except that either party’s right to terminate the merger agreement under this provision will not be available to any party who is in material breach of the merger agreement or because of an injunction, or if such party’s action or failure to act has been a principal cause of, or resulted in, the failure of the merger to occur on or before such date of termination and such action or failure to act constitutes a breach of the merger agreement;

•
by H Power, upon a breach of any representation, warranty, covenant or agreement on the part of Plug Power or Monmouth Acquisition Corp. set forth in the merger agreement, if the breach cannot be or has not been cured within 30 business days after delivery of written notice to Plug Power of the breach. If the breach is cured during those 30 business days, or if the breach is not reasonably likely to have a material adverse effect on Plug Power, as further described below, H Power may not terminate the merger agreement under this provision;

•
by Plug Power, upon a breach of any representation, warranty, covenant or agreement on the part of H Power set forth in the merger agreement, if the breach cannot be or has not been cured within 30 business days after delivery of written notice to H Power of the breach. If the breach is cured during those 30 business days, or if the breach is not reasonably likely to have a material adverse effect on H Power, as further described below, Plug Power may not terminate the merger agreement under this provision;

•	by Plug Power, if H Power has breached the provisions of the merger agreement that prohibit the solicitation of, and discussions and negotiations with respect to, acquisition proposals;

•
by Plug Power, if certain of the persons who signed voting agreements have breached particular material representations, warranties, covenants or other agreements contained in the voting agreements; and

•	by Plug Power, if:

(1)
H Power’s board of directors withdraws or modifies in a manner adverse to Plug Power or Monmouth Acquisition Corp. its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

(2)	H Power’s board of directors approves or recommends any other acquisition proposal;

(3)	H Power’s board of directors approves, recommends, executes or enters into any agreement relating to any other acquisition proposal; or

(4)
a tender or exchange offer relating to the securities of H Power is commenced by a person unaffiliated with Plug Power, and H Power does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that H Power recommends rejection of such tender or exchange offer.

If the merger agreement is terminated because of any of the reasons listed above:

•
it will become null and void and, except in the limited circumstances described below, have no effect, without any liability by any party to the merger agreement or its affiliates, directors, officers or stockholders; and

•	all rights and obligations of any party under the merger agreement other than specified agreements will cease.

However, regardless of the reason for termination of the merger agreement, none of the parties will be relieved from liability for fraud or willful breach of the merger agreement. Additionally, in limited circumstances, as described below, H Power may be obligated to pay Plug Power a termination fee or to reimburse Plug Power’s out-of-pocket expenses and, in other limited circumstances, Plug Power may be obligated to reimburse H Power’s out-of-pocket expenses.

Payment of Termination Fee and Expenses

The merger agreement requires H Power to pay Plug Power a termination fee of $2,000,000 in cash if:

•
Plug Power terminates the merger agreement because H Power has breached the provisions of the merger agreement that prohibit the solicitation of, and discussions and negotiations with respect to, acquisition proposals; or

•	Plug Power terminates the merger agreement because H Power’s board of directors:

(1)
withdraws or modifies in a manner adverse to Plug Power or Monmouth Acquisition Corp., its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger; or

(2)	approves or recommends any other acquisition proposal; or

(3)	approves, recommends, executes or enters into any agreement relating to any other acquisition proposal; or

•
Plug Power terminates the merger agreement because a tender or exchange offer relating to the securities of H Power is commenced by a person unaffiliated with Plug Power, and H Power does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that H Power recommends rejection of such tender or exchange offer;

•
either H Power or Plug Power terminates the merger agreement as a result of the events described in the second bullet point under the section above entitled “—Termination of the Merger Agreement” due to failure to obtain the required vote of the stockholders of H Power; or

•
Plug Power terminates the merger agreement because there has been a breach of a representation, warranty, covenant or agreement on the part of H Power set forth in the merger agreement, and such breach can not be or has not been cured within 30 days after the delivery of written notice to H Power of the breach, and such breach is reasonably likely, individually or in the aggregate, to have a material adverse effect on H Power.

A termination fee of $2 million in cash will also be payable by H Power to Plug Power if, in the case of any termination pursuant to the immediately preceding two bullet points, an acquisition proposal shall have been publicly announced or otherwise communicated or made known to the H Power board of directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after November 11, 2002 and prior to, in the case of the first bullet point, the taking of a vote of the stockholders of H Power contemplated by the merger agreement at the special meeting of the H Power stockholders, and in the case of the second bullet point, the date of termination of the merger agreement.

The merger agreement may also be terminated by H Power if, during the period commencing 5 business days prior to the stockholder meetings of H Power and Plug Power to approve the transactions contemplated by the merger agreement and ending on the second business day prior to such meetings, it notifies Plug Power that the product of:

•	the anticipated number of shares of Plug Power common stock to be issued in the merger; and

•	the reasonably anticipated average Plug Power common stock price is less than $29,675,000. If this condition is applicable, H Power has the right to terminate the merger agreement. Any such decision would be made by the H Power board of directors in light of the circumstances existing at the time that the H Power board of directors has the opportunity to make an election. Before making any determination to terminate the merger agreement, the H Power board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision.

In this regard, the H Power board of directors would consider many of the same factors that it considered in determining whether to approve or adopt the merger agreement, including the principal factors discussed under “—Consideration of the Merger by H Power’s Board of Directors—Other Factors Considered by H Power’s Board of Directors” beginning on page 62. In particular, the H Power board of directors may analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to H Power stockholders than the value that would be expected in the event H Power were to continue as an independent company. In addition, the H Power board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of H Power common stock. There can be no assurance that the H Power board of directors would exercise its right to terminate the merger agreement if the conditions set forth above were applicable. If H Power elected not to exercise its right to terminate the merger agreement, which it could do without any action on the part of the H Power stockholders, the exchange ratio would remain as otherwise calculated in accordance with the descriptions in “—Conversion of H Power Common Stock in the Merger” on page 79.

If H Power elected to exercise its right to terminate the merger agreement, it must give notice to Plug Power during the period commencing 5 business days prior to the date of the meetings of stockholders of Plug Power and H Power to approve the transactions contemplated by the merger agreement and ending on the second business day prior to such stockholder meetings. Plug Power has the option to increase the consideration payable to H Power’s stockholders by adjusting the exchange ratio in the manner described below. Plug Power is under no obligation to adjust the exchange ratio and there can be no assurance that Plug Power would elect to adjust the exchange ratio if H Power were to exercise its option to terminate the merger agreement. Any such decision would be made by Plug Power in light of the circumstances existing at the time Plug Power has the opportunity to make such an election. If Plug Power elects to adjust the exchange ratio, it must give written notice to H Power no later than the business day immediately preceding the effective time of the merger, in which case H Power will not have any right to terminate the merger agreement as a result of the circumstances described above.

The operation of the conditions permitting H Power to terminate the merger agreement based on a reduction in the total consideration value of Plug Power common stock reflects the parties’ agreement that stockholders of H Power should be guaranteed a minimum aggregate consideration value, which, as determined by the parties, has been set at $29,675,000. The premise of this agreement is that the parties have determined that, at a minimum, the liquidation value of H Power’s assets (i.e., cash that could be distributed to the stockholders of H Power if, at the effective time of the merger, H Power were to cease operations, liquidate its assets and distribute the proceeds to its stockholders after payment of its outstanding obligations) is at least $29,675,000. Accordingly, should the above conditions occur, Plug Power is permitted to increase the number of shares of Plug Power common stock to be received by H Power’s stockholders such that the product of:

•	the anticipated number of shares of Plug Power common stock to be issued in the merger (including such increase in the exchange ratio); and

•	the average Plug Power common stock price

is equal to or greater than $29,675,000, in which case the exchange ratio will be appropriately adjusted for such increase in consideration.

H Power stockholders should be aware that the average Plug Power common stock price on which the occurrence of a termination of the merger agreement by H Power may be based and the subsequent increase, if any, in the exchange ratio by Plug Power, will be based on the determination of the average Plug Power common stock price as described above. Accordingly, because the market price of Plug Power common stock between the determination date and the effective time of the merger, as well as the date certificates representing shares of Plug Power common stock are delivered in exchange for shares of H Power common stock following consummation of the merger, will fluctuate and possibly decline, the value of Plug Power common stock actually received by holders of H Power common stock may be more or less than (A) the average Plug Power common stock price and (B) the value of the Plug Power common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above. (See “Risk Factors– Risks Related to the Merger” beginning on page 27.)

Furthermore, the merger agreement requires H Power to reimburse Plug Power for its out-of-pocket expenses (including, without limitation, legal, accounting, investment banking and printing fees) incurred in connection with pursuing the merger if Plug Power terminates the merger agreement because:

•
H Power breaches any representation, warranty, covenant or agreement set forth in the merger agreement, the breach has had or is reasonably likely to have a material adverse effect on H Power, as further described below, and the breach cannot be or has not been cured within 30 business days after delivery of written notice to H Power of the breach; or

•	certain of the persons who signed voting agreements breach particular material representations, warranties, covenants or other agreements contained in such voting agreements.

In addition, the merger agreement requires Plug Power to reimburse H Power for its similar out-of-pocket expenses incurred in connection with pursuing the merger if H Power terminates the merger agreement because Plug Power breaches any representation, warranty, covenant or agreement set forth in the merger agreement, the breach has had or is reasonably likely to have a material adverse effect on Plug Power, as further described below, and the breach cannot be or has not been cured within 30 business days after delivery of written notice to Plug Power of the breach.

Except with respect to the termination fee and expense reimbursement described above, each party will pay all fees and expenses it incurs in the merger, except that Plug Power and H Power will split equally all fees and expenses incurred in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the printing and mailing of this joint proxy statement/prospectus.

Extension, Waiver and Amendment of the Merger Agreement

Plug Power and H Power may amend the merger agreement before completion of the merger by mutual written consent. The parties to the merger agreement amended the merger agreement for technical reasons on November 26, 2002.

Either Plug Power or H Power may extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either H Power or Plug Power is defined to mean any change, effect, event, violation, occurrence, inaccuracy, condition or development that is or is reasonably likely to be materially adverse to:

•	the business, operations, assets (including intangible assets), liabilities, results of operations or condition (financial or otherwise) of such entity and its subsidiaries as a whole; or

•	the ability of such entity to perform its obligations under the merger agreement.

Other Material Agreements Relating to the Merger

Voting Agreements

As a condition to the willingness of Plug Power and Monmouth Acquisition Corp. to enter into the merger agreement, Dr. H. Frank Gibbard, Mr. Arthur Kaufman and ECO Fuel Cells, LLC, who together held approximately 10.7% of the outstanding shares of H Power common stock as of November 11, 2002, each executed a voting agreement with Plug Power dated as of November 11, 2002.

In the voting agreements, these H Power stockholders agreed to:

•	vote their shares and any newly acquired shares in favor of approval of the merger agreement and the merger and any matter necessary for consummation of the merger;

•	vote their shares and any newly acquired shares against approval of any acquisition proposal (including, without limitation, any superior proposal);

•
vote their shares and any newly acquired shares against any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of H Power under the merger agreement or which could result in any of the conditions of H Power’s obligations under the merger agreement not being fulfilled;

•
vote their shares and any newly acquired shares against any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement;

•
vote their shares and any newly acquired shares in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and

•	grant, and did grant, Plug Power irrevocable proxies to vote their shares and any newly acquired shares as required by the voting agreement.

Furthermore, each of these stockholders agreed not to:

•	sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of its shares or newly acquired shares;

•
deposit any shares or newly acquired shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares or grant any proxy or power of attorney with respect thereto;

•
enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any shares or newly acquired shares; or

•
take any action that would make any representation or warranty of such stockholder contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling such stockholder from performing such stockholder’s obligations under the voting agreement.

The voting agreements terminate at the effective time of the merger. The form of voting agreement is attached to this joint proxy statement/prospectus as Annex B, and you are urged to read Annex B in its entirety.

ECO Termination Agreement

On November 8, 2002, Plug Power, H Power, H Power Enterprises of Canada, a wholly-owned subsidiary of H Power, ECO and ECO Fuel Cells, LLC (EFC) entered into a termination agreement. Pursuant to this agreement, upon payment to ECO and EFC of the aggregate amount of $2,115,000, in addition to payments owed to ECO by H Power pursuant to their prior agreements aggregating $1,600,000, by the effective time of the merger, as set forth in the schedule to the termination agreement, all prior agreements between H Power and ECO and EFC will terminate if and when the closing of the merger occurs, including without limitation (1) that certain Second Amended and Restated Fuel Cell Product Operating Agreement dated April 10, 2002, as amended, by and among H Power and EFC, (2) that certain Memorandum of Agreement dated April 10, 2002, as amended, by and between H Power and ECO and EFC, (3) that certain Sales and Marketing Services Agreement dated April 10, 2002, as amended, between H Power and ECO and EFC, and (4) that certain Test Reporting, Engineering Services and Field Services Agreement dated April 10, 2002, as amended, between H Power and ECO and EFC.

The termination agreement also provides for, among other things, the continuation of the obligations of H Power with respect to 4 previously installed fuel cell units, as well as the termination of H Power’s obligations regarding delivery of any fuel cell products which were required to be delivered under the prior agreements with ECO and EFC. Under the termination agreement, after payment of any required amounts at the closing of the merger, subject to the terms of Plug Power’s existing distribution agreements, Plug Power will use commercially reasonable efforts to help ECO to obtain access to Plug Power’s distributors to offer Plug Power products and related services to rural electric cooperatives, including ECO’s members.

Material United States Federal Income Tax Consequences of the Merger

General

The following is a discussion of the material U.S. federal income tax consequences of participating in the merger. This discussion reflects the opinion of Plug Power’s tax counsel, Goodwin Procter LLP. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions in effect as of the date hereof. All of the foregoing are subject to differing interpretations and to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action that could affect the tax consequences described herein. Neither Plug Power nor H Power has sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

Except as specifically provided below, this discussion is limited to the United States federal income tax consequences relevant to a United States holder of H Power common stock. A “United States holder” is defined as

•	a citizen or resident of the U.S.;

•	a domestic corporation or domestic partnership;

•	an estate, the income of which (from sources without the United States which are not effectively connected with the conduct of a trade or business in the U.S.) is subject to U.S. income tax; or

•
a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, and that is also not the U.S. government, a state government, or an agency or instrumentality thereof.

This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences. In addition, this discussion does not address all U.S. federal income tax considerations that may be applicable in light of your particular circumstances or to stockholders subject to special tax rules, including, without limitation:

•	a broker-dealer or a dealer in securities or commodities;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a holder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a person holding shares as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction; or

•	a person with a “functional currency” other than the U.S. dollar.

The following discussion assumes that H Power stockholders hold their shares of H Power common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. If a partnership holds shares of H Power common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

This discussion of material U.S. federal income tax consequences of the offer is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Implications of the Merger to U.S. Holders of H Power Common Stock

The tax treatment of an H Power stockholder depends upon whether the exchange of shares of H Power common stock for shares of Plug Power common stock qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In general, for a merger to qualify for reorganization treatment, several requirements, including “continuity of business enterprise” as described in Treasury Regulations Section 1.368-1(d), must be satisfied. The “continuity of business enterprise” requirement would be satisfied if Plug Power either (1) continues H Power’s historic business or (2) uses a significant portion of H Power’s historic business assets in a business. The fact that Plug Power is in the same line of business as H Power tends to establish the requisite continuity of business enterprise, but it is not alone sufficient to satisfy the requirement.

The major portion of the non-cash assets that Plug Power will obtain from H Power are patents, other intellectual property, and any other intangible assets held by H Power at the time of the merger. As of the date of this document, Plug Power has not had the opportunity to finalize any plans or intentions to actively use such non-cash intangible assets in a trade or business. Plug Power may employ a portion of these non-cash assets in the continued development of its products and technologies and, in any event, does not have any present plan or intentions to dispose of such non-cash intangible assets to third parties. We are not aware of any precedents with regard to a similar situation or set of facts. Accordingly, we believe the law is unclear with regard to whether the continuity of business enterprise requirement in Treasury Regulations Section 1.368-1(d) will be satisfied by the merger.

As a result, assuming that the facts at the time of the merger are as described herein, the law is unclear as to whether the “continuity of business enterprise” requirement would be satisfied and therefore whether the merger should be treated as a tax-free reorganization. Therefore, tax counsel to Plug Power is unable to opine that the merger will be treated as a tax-free reorganization. It is possible that the Internal Revenue Service and/or a court might conclude that the merger does not satisfy the continuity of business enterprise requirement described above and that the merger will not qualify as a tax-free reorganization. H Power stockholders should therefore vote to approve the merger only if they are willing to approve a taxable transaction in which they recognize gain or loss.

Notwithstanding the above uncertainty as to the proper tax treatment of the merger, Plug Power and H Power have agreed in the merger agreement to treat the merger as a tax-free reorganization. Such a provision in a merger agreement, pursuant to which the parties to the merger agree as to how they will treat the merger for income tax purposes, is a customary provision provided there is a reasonable basis for the agreed treatment. With respect to the merger, the tax advisors to Plug Power and H Power have agreed that there is a reasonable basis to treat the merger as a tax-free reorganization. However, no assurances can be given that the Internal Revenue Service or a court would agree with this characterization.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the U.S. federal income tax consequences to H Power stockholders who exchange their shares of H Power common stock for shares of Plug Power common stock will be as follows:

•
H Power stockholders should be viewed as exchanging shares of H Power common stock for shares of Plug Power common stock and any cash in lieu of the fractional shares exchanged as a result of the merger in a taxable exchange.

•
An H Power stockholder will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Plug Power common stock at the time of the merger and any cash in lieu of the fractional shares exchanged therefore and (2) such stockholder’s adjusted basis in his, her or its shares of H Power common stock surrendered. Gain or loss will be computed separately for separate blocks of stock.

•
Under most circumstances, any gain or loss recognized as a result of the merger will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are classified as long-term capital gain and are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

•
The tax basis of Plug Power common stock received as a result of the merger will equal the fair market value of the Plug Power common stock at the time of the merger. The holding period of the shares of Plug Power common stock received in the exchange will begin on the day after the merger.

Neither Plug Power nor its stockholders will recognize any gain or loss as a result of the merger regardless of whether the merger qualifies as a reorganization.

Tax Consequences if the Merger Qualifies as a Reorganization

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which is the way that Plug Power and H Power have agreed to treat it, then the U.S. federal income tax consequences to H Power stockholders who exchange their shares of H Power common stock for shares of Plug Power common stock will be as follows:

•	No gain or loss will be recognized for U.S. federal income tax purposes by H Power stockholders as a result of the merger except with respect to any cash received in lieu of fractional shares.

•
H Power stockholders receiving cash in lieu of a fractional share interest will be treated as having received a fractional share of Plug Power common stock in the merger and as having that fractional share subsequently redeemed by Plug Power. Gain or loss recognized on such exchange will be measured by the difference between the amount of cash received and the portion of the adjusted tax basis in the stockholder’s shares of H Power stock that is allocable to such fractional share. Any gain or loss recognized on such exchange generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are classified as long-term capital gain and are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

•
The aggregate tax basis of Plug Power common stock received as a result of the merger will equal the H Power stockholder’s aggregate adjusted basis in the shares of H Power common stock surrendered in the merger, decreased by the basis allocable to fractional shares for which cash is received in the merger. The holding period of the Plug Power common stock will include the holding period for the H Power common stock surrendered in exchange therefor.

Neither Plug Power nor its stockholders will recognize any gain or loss as a result of the merger regardless of whether the merger qualifies as a reorganization.

Accounting Treatment of the Merger

Plug Power will record the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. This method assumes that for financial reporting purposes, Plug Power will treat both companies as one company beginning as of the date that the merger is completed. Accordingly, the historical financial statements of Plug Power will continue to be the historical financial statements of the combined company following the merger and H Power will be included in the combined company’s ongoing results of operations. In addition, under this method of accounting, Plug Power will record the fair value of H Power’s net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of H Power’s net assets, if any, recorded as other intangibles. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 106.

Post-Closing Capitalization

Based on, among other things, the number of outstanding shares of H Power common stock calculated as of the date of this joint proxy statement/prospectus, and assuming that the average trading price for shares of Plug Power common stock is $5.39 and H Power’s net cash is $36,000,000, Plug Power and H Power estimate that Plug Power will issue approximately 9.3 million shares of its common stock to H Power stockholders in the merger and following the merger Plug Power will have 60.3 million shares of its common stock outstanding. H Power stockholders will own approximately 15.4% of that total, and the remaining 84.6% will be owned by Plug Power’s stockholders as of immediately prior to the merger.

These amounts are estimates, however, and may change at the completion of the merger as a result of, among other things, (1) the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger; (2) the average trading price for shares of Plug Power common stock for 10 randomly selected trading days in the 20 trading day period ending on the second trading day prior to the merger; (3) the transaction value, which is determined based on H Power’s net cash at the effective time of the merger; and (4) the aggregate value of the shares of Plug Power common stock to be issued in the merger to H Power stockholders.

Regulatory Filings and Approvals Required to Complete the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. The Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to the merger effective as of November 16, 2002. The closing of the merger is conditioned upon all waiting periods under the Hart-Scott-Rodino Act relating to the merger having expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the merger having been obtained. Neither Plug Power nor H Power is aware of any antitrust approvals which remain to be obtained in connection with the merger.

Although early termination of the waiting period under the Hart-Scott-Rodino Act has been granted, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Neither Plug Power nor H Power is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of the State of Delaware and federal and state securities laws.

Restrictions on Sales of Plug Power Common Stock by Affiliates of H Power

The shares of Plug Power common stock to be issued in connection with the merger have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Plug Power common stock issued to any person who is deemed to be an “affiliate” of either Plug Power or H Power and shares subject to other contractual restrictions. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Plug Power or H Power and may include some of H Power’s officers and directors, as well as its principal stockholders. Affiliates may resell their shares of Plug Power common stock acquired in connection with the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

As a condition to the obligations of Plug Power and H Power to effect the merger, H Power will use its reasonable best efforts to deliver or cause each affiliate of H Power within the meaning of Rule 145, as identified by H Power, to deliver an affiliate agreement with Plug Power. Under the terms of the affiliate agreements, such affiliates have agreed not to make any sale, transfer or other disposition of any shares of Plug Power common stock received in the merger except in certain specified situations, including:

•	pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

•	in compliance with Rule 145(d) under the Securities Act; or

•
in a transaction which, in the opinion of counsel reasonably satisfactory to Plug Power or as described in a “no-action” or interpretive letter from the Securities and Exchange Commission, is not required to be registered under the Securities Act.

The affiliate agreements also allow Plug Power to place appropriate legends on the certificates evidencing any shares of Plug Power common stock received by the affiliates in the merger, and to issue stop transfer instructions to the transfer agent for such shares of Plug Power common stock received by the affiliates.

This joint proxy statement/prospectus does not cover the resale of shares of Plug Power common stock to be received by any person in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Listing on the Nasdaq National Market of Plug Power Common Stock to be Issued in the Merger

Plug Power has agreed to prepare and submit all reports, applications and other documents that may be necessary or desirable to enable all shares of Plug Power common stock that will be outstanding or reserved for issuance at the effective time of the merger to be listed on the Nasdaq National Market, subject to official notice of issuance. Such approval is a condition to the consummation of the merger.

Delisting and Deregistration of H Power Common Stock after the Merger

When the merger is completed, H Power common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

Dissenters’ Rights of Appraisal

No appraisal rights are available to stockholders of Plug Power or H Power under applicable law in connection with the merger.

Operations After the Merger

Following the merger, H Power will operate as a wholly-owned subsidiary of Plug Power. The membership of Plug Power’s board of directors will remain unchanged as a result of the merger, other than as described below in the section entitled “—Director to be Appointed in Connection with the Merger.” The senior management of Plug Power will also remain unchanged as a result of the merger.

The officers and board of directors of Monmouth Acquisition Corp. will become the officers and directors of H Power immediately following the merger, and H Power will cause each officer and director of each of its subsidiaries to resign at the effective time of the merger. The stockholders of H Power will become stockholders of Plug Power, and their rights as stockholders will be governed by the Plug Power certificate of incorporation, the Plug Power bylaws and the laws of the State of Delaware. See the section entitled “Comparison of Rights of Holders of Plug Power Common Stock and H Power Common Stock” beginning on page 157 of this joint proxy statement/prospectus.

Director to be Appointed in Connection with the Merger

Except as noted below, the directors of Plug Power immediately prior to consummation of the merger shall be the directors of Plug Power upon the consummation of the merger. Pursuant to the merger agreement, Plug Power agreed to appoint or elect one non-employee director of H Power as of November 11, 2002 who is reasonably acceptable to Plug Power to the Plug Power board.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the consolidated financial position and results of operations for future periods or the results that actually would have been realized had Plug Power and H Power been a consolidated company during the specified periods. Plug Power expects to further incur certain reorganization and integration expenses as a result of the acquisition of H Power if consummated.

The following unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Plug Power and H Power after giving effect to the assumed acquisition of H Power using the purchase method of accounting and the assumptions and adjustments described below. The estimated purchase price was allocated to the estimated fair value of the H Power assets to be acquired and liabilities to be assumed based on the H Power consolidated balance sheet at August 31, 2002. The estimated purchase price allocation is based on management’s preliminary analysis and estimates. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and nine months ended September 30, 2002 assumes the merger occurred on January 1, 2001. The unaudited pro forma condensed combined balance sheet at September 30, 2002 assumes the merger occurred on September 30, 2002.

The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that Plug Power’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this joint proxy statement/prospectus and are subject to change based on completion of the transaction and final purchase price allocation, and such changes may be material.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Plug Power included in its Annual Report on Form 10-K/A for the year ended December 31, 2001, and its quarterly report on Form 10-Q for the nine months ended September 30, 2002, incorporated by reference in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of H Power on its Annual Report on Form 10-K for its fiscal year ended May 31, 2002 and its interim report on Form 10-Q for the three months ended August 31, 2002, each of which is included in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Historical
	Plug Power as of September 30, 2002	H Power as of August 31, 2002	Pro forma Adjustments				Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$40,241,697	$47,626,928	$				$87,868,625
Restricted cash	310,000	—					310,000
Marketable securities	25,768,135	5,060,110					30,828,245
Accounts receivable, net	3,386,700	816,306					4,203,006
Inventory	1,843,639	2,173,778		(1,833,778)	(A	)	2,183,639
Prepaid development costs	2,574,505	—					2,574,505
Prepaid expenses and other current assets	1,269,736	1,268,282		(380,000)	(B	)	2,158,018

Total current assets	75,394,412	56,945,404		(2,213,778)			130,126,038
Restricted cash	5,000,274	50,000		(50,000)	(B	)	5,000,274
Property, plant and equipment, net	27,536,546	8,765,702		(7,952,702)	(C	)	28,349,546
Intangible assets	1,287,139	665,248		4,673,147	(D	)	6,625,534
Investment in affiliates	9,953,949	—					9,953,949
Other assets	474,701	—					474,701

Total assets	$119,647,021	$66,426,354		$(5,543,333)			$180,530,042

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,054,352	$2,002,035	$				$3,056,387
				1,900,000	(E	)
Accrued expenses	2,232,566	1,267,190		8,016,125	(E	)	13,415,881
Deferred revenue	5,370,364	313,083					5,683,447
Current portion of capital lease obligation and long-term debt	316,726	137,115					453,841

Total current liabilities	8,974,008	3,719,423		9,916,125			22,609,556

Long-term debt	5,000,274	119,325					5,119,599
Deferred grant revenue	250,000	—					250,000
Capital lease obligation	885	—					885
Other liabilities	767,193	—					767,193

Total liabilities	14,992,360	3,838,748		9,916,125			28,747,233

Stockholders’ equity:
Preferred stock	—	—					—
Common stock	508,615	53,883		(53,883)	(F	)	601,379
				92,764	(F	)

				40,000	(F	)
				(164,770,005)	(F	)
Paid-in capital	346,987,838	164,770,005		49,907,236	(F	)	396,935,074
				102,236,282	(F	)
Accumulated deficit	(242,841,792)	(102,236,282)		(2,911,852)	(F	)	(245,753,644)

Total stockholders’ equity (i)	104,654,661	62,587,606		(15,459,458)			151,782,809

Total liabilities and stockholders’ equity	$119,647,021	$66,426,354		$(5,543,333)			$180,530,042

(i)
The estimated exchange ratio is .86 shares of Plug Power common stock for each share of H Power common stock based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus; (2) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (3) an estimated net cash value of $36,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. It is estimated that the exchange ratio could range from .72 to .88, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the number of shares of Plug Power common stock issued in connection with the merger would decrease to approximately 7.7 million shares from the approximately 9.3 million shares assuming the .86 exchange ratio. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

See accompanying notes to pro forma information.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Plug Power Nine months ended September 30, 2002	H Power Nine month period ended August 31, 2002 (ii)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$7,381,398	$1,341,477	$(1,341,477	)(1)	$7,381,398
Research and development contract revenue	1,060,244	1,011,500	(500,000	)(1)	1,571,744

Total revenue	8,441,642	2,352,977	(1,841,477)		8,953,142
Cost of revenue and expenses
Cost of revenues	7,725,699	4,541,194	(3,766,681	)(1)	8,500,212
In-process research and development	—	—			—
Research and development expense:
Noncash stock-based compensation	520,006	—			520,006
			1,335,000	(2)
Other research and development	29,405,724	12,048,202	(856,736	)(3)	41,932,190
General and administrative expense:
Noncash stock-based compensation	415,308	—			415,308
Other general and administrative	4,688,194	7,840,568	(545,117	)(4)	11,983,645
Interest expense	75,644	5,465			81,109

Operating loss	(34,388,933)	(22,082,452)	1,992,057		(54,479,328)
Interest income	1,433,733	1,088,720			2,522,453

Loss before equity in losses of affiliates	(32,955,200)	(20,993,732)	1,992,057		(51,956,875)
Equity in losses of affiliates	(1,544,051)	—			(1,544,051)

Net loss	$(34,499,251)	$(20,993,732)	$1,992,057		$(53,500,926)

Loss per share: Basic and diluted (iii)	$(0.68)				$(0.89)

Weighted average number of common shares outstanding (iii)	50,558,138		9,276,438		59,834,576

(ii)
The nine-month period ended August 31, 2002 as presented for H Power was derived by adding the three months ended August 31, 2002 to H Power’s fiscal year ended May 31, 2002, and removing the six months ended November 30, 2001. The three months ended November 30, 2002 for H Power are excluded from this historical presentation. Results of H Power for the three months ended November 30, 2002 were as follows:

Total Revenues	$651,846
Loss from operations	(9,592,846)
Net loss	(9,374,105)
Loss per share	(0.87)

Included in the net loss for the three month period ended November 30, 2002 were $1,163,849 of other costs primarily related to the merger and H Power’s restructuring plan.

(iii)
The estimated exchange ratio is .86 shares of Plug Power common stock for each share of H Power common stock based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus, (2) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (3) an estimated net cash value of $36,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio. The exchange ratio could range from .72 to .88, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for pro forma combined would be $(0.92) based on the weighted average number of shares outstanding, basic and diluted, of 58,286,113. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Merger and Related Transactions–The Merger Agreement–Collar Adjustment and Net Cash Adjustment” on page 82.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Plug Power Twelve months ended December 31, 2001	H Power Twelve-month period ended November 30, 2001 (iv)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$2,573,434	$1,934,584	$(1,934,584	)(1)	$2,573,434
Research and development contract revenue	3,168,091	884,254	(222,224	)(1)	3,830,121

Total revenue	5,741,525	2,818,838	(2,156,808)		6,403,555
Cost of revenue and expenses
Cost of revenues	11,290,891	4,374,846	(2,388,844	)(1)	13,276,893
In-process research and development	—	—			—
Research and development expense:
Noncash stock-based compensation	1,300,807	—			1,300,807
Other research and development	59,299,042	18,305,330	1,780,000	(2)	78,242,058
			(1,142,314	)(3)
General and administrative expense:
Noncash stock-based compensation	502,370	4,400,000			4,902,370
Other general and administrative	6,990,119	9,072,175	(531,487	)(4)	15,530,807
Interest expense	259,958	—			259,958

Operating loss	(73,901,662)	(33,333,513)	125,837		(107,109,338)
Interest income	4,070,419	4,805,598			8,876,017

Loss before equity in losses of affiliates	(69,831,243)	(28,527,915)	125,837		(98,233,321)
Equity in losses of affiliates	(3,280,794)	—			(3,280,794)

Net loss	$(73,112,037)	$(28,527,915)	$125,837		$(101,514,115)

Loss per share:
Basic and diluted (v)	$(1.56)				$(1.81)

Weighted average number of common shares outstanding(v)	46,840,091		9,276,438		56,116,529

(iv)
The twelve-month period ended November 30, 2001 as presented for H Power was derived by adding the 6 months ended November 30, 2001 to H Power’s fiscal year ended May 31, 2001, and removing the 6 months ended November 30, 2000.

(v)
The estimated exchange ratio of .86 shares of Plug Power common stock for each share of H Power common stock is based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus; (2) an average share price of $5.39 per share of Plug Power common stock (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus) and (3) an estimated net cash value of $36,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. The exchange ratio could range from .72 to .88, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .72 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for pro forma combined would be $(1.86) based on the weighted average number of shares outstanding, basic and diluted, of 54,568,066. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration shall be $29,675,000. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

See accompanying notes to pro forma information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.    Basis of Presentation and Purchase Price

On November 11, 2002, Plug Power and H Power entered into an Agreement and Plan of Merger, as subsequently amended, pursuant to which H Power will be acquired by Plug Power. The transaction will be accounted for using the purchase method of accounting. The total purchase price consideration is estimated to be $51.9 million which will include approximately 9.3 million of Plug Power common shares with an estimated fair value of $50.0 million, the conversion of H Power stock options to Plug Power stock options with an estimated fair value of approximately $40,000, and including approximately $1.9 million of direct transaction costs to be incurred in connection with the acquisition.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to the acquisition as if the transaction had occurred as of January 1, 2001. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the transaction had occurred on September 30, 2002. The preliminary allocation of estimated purchase price, including direct transaction costs and other liabilities in connection with termination benefits and costs associated with exiting certain activities, is based on preliminary management analysis and estimates. Below is a table of the preliminary purchase price allocation, including estimated direct transaction costs and other liabilities:

Current assets	$54,731,626
Property, plant & equipment	813,000
Purchased identifiable intangibles with definite lives	5,338,395
In process research & development	2,911,852
Current liabilities	(13,635,548)
Long-term debt	(119,325)

$50,040,000

The above preliminary purchase price allocation includes the allocation of negative goodwill in the amount of $249,753 that has been allocated on a proportionate basis to reduce the fair value of purchased identifiable intangibles with finite lives and in process research & development in the amounts of $161,605 and $88,148, respectively.

As part of the transaction Plug Power will incur significant costs to streamline the business and eliminate redundant operations. As part of the post-closing integration of the combined business, it is anticipated that all operations will be consolidated into Plug Power’s headquarters, located in Latham, New York. Lease termination costs for the facilities expected to be closed or abandoned in the amount of $1.9 million have been included in the purchase price allocation above under current liabilities. Certain of H Power’s distribution and partnership agreements, including that with Energy Co-Opportunity, Inc. (ECO) and its affiliates, will be terminated upon closing. The costs associated with the termination of the ECO agreement in the amount of $4.2 million have been included in the purchase price allocation above under current liabilities.

Additionally, some members of H Power management have change of control clauses in their employment contracts that will result in one time and/or continuing payments upon the consummation of the merger. These costs in the amount of approximately $1.8 million have also been included in the purchase price allocation above, under current liabilities.

Note 2.    Pro Forma Adjustments

The pro forma adjustments are based on an estimated allocation of purchase price to the assets to be acquired and liabilities to be assumed based on the consolidated balance sheet of H Power as of August 31, 2002.

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)
INVENTORY – To adjust the carrying value of inventory to its net realizable value for product lines Plug Power expects to discontinue. Certain raw material inventory is not compatible with continuing product lines and as such, has been adjusted to its liquidation value.

(B)	PREPAID EXPENSES AND OTHER CURRENT ASSETS AND RESTRICTED CASH – To write-off unrecoverable deposits for facility and equipment leases expected to be terminated.

(C)
PROPERTY, PLANT AND EQUIPMENT – Adjustment in the amount of $7,952,702 to reduce property, plant and equipment of H Power to its estimated fair value (based on selling price less costs to sell). A majority of the H Power property, plant and equipment relates to facilities expected to be closed or abandoned and will be held for sale.

(D)
INTANGIBLE ASSETS – To record the identifiable intangible assets in the amount of $5,338,395 ($5,500,000 fair value, net of negative goodwill allocation in the amount of $161,605), related to certain H Power fuel cell technology, including small scale fuel cell stack designs, steam reforming technology and other intellectual property. The fair value of this technology was determined using an income approach which reflects the estimated present value of future avoided costs by estimating the cost to develop similar technology into a commercially viable product, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. This purchased technology has been capitalized for related amortization over an estimated useful life of 36 months has been included in the unaudited pro forma combined statements of operations for the year ended December 31, 2001 and the 9 months ended September 30, 2002, in the amounts of $1.8 million and $1.3 million, respectively.

(E)	ACCRUED EXPENSES – To record accrued expenses for:

•	$1,846,000 change in control provisions of executive employment agreements.

•	$1,945,000 lease termination costs for facilities expected to be closed or abandoned.

•
$4,215,000 accrued expenses related to sales & marketing services, trade shows, fuel cell test programs and other contractual agreements with ECO which will become payable upon termination of the contract. See the section of this document titled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” on page 100.

•	$1,900,000 accrued for direct transaction costs of the acquisition.

(F)	STOCKHOLDERS’ EQUITY –

•	To eliminate the common stock, paid-in capital and accumulated deficit of H Power.

•
Record the issuance of approximately 9.3 million shares at an assumed fair value of $5.39 per share, using the most recent closing price of Plug Power common stock prior to the filing of this joint proxy statement/prospectus, for a total estimated fair value of $50.0 million. As discussed further below under note 3, the final fair value of the transaction under purchase accounting will not be determinable until the effective date of the merger due to the application of the exchange ratio formula that will vary based on the average trading price for shares of Plug Power common stock, as determined pursuant to the merger agreement, and the transaction value price, which is determined based on the value of H Power’s net cash (as defined in the merger agreement) at the effective time of the merger.

•
Adjustment to reflect the effects of estimated acquired in-process research and development expense of $2.9 million ($3.0 million fair value, net of negative goodwill allocation in the amount of $88,148) has been included in accumulated deficit. The acquired in-process research and development expense relates to certain H Power fuel cell technology, including small scale fuel cell stack designs and steam reforming technology. The fair value of this technology was determined using an income approach which reflects the estimated present value of future avoided costs by estimating the cost to develop similar technology into a commercially viable product, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. In accordance with generally accepted accounting principles, the amount allocated to in-process technology will be expensed in the quarter in which the merger is consummated. The estimated in-process research and development (IPR&D) adjustment has been excluded from the unaudited pro forma condensed combined statements of operations because it is a non-recurring charge. The effects of the IPR&D expense have been included in accumulated deficit in the September 30, 2002 unaudited pro forma condensed combined balance sheet.

As required by Article 11 of Regulation S-X, the unaudited pro forma condensed combined statement of operations excludes material non-recurring charges that result directly from the merger and that will be recorded within 12 months of the merger. Accordingly, estimated in-process research and development expense of $3.0 million related directly to the merger was not included in the unaudited pro forma combined condensed statements of operations.

•
Upon consummation of the merger, substantially all of the options to purchase shares of H Power common stock held by H Power officers and employees will continue to vest and will convert to options to purchase Plug Power common stock. Consequently, a pro forma adjustment, in the amount of approximately $40,000, has been recorded to reflect the fair value of these options, based on the Black-Scholes pricing model using the following assumptions:  “dividend yield equal to zero, risk free interest rate equal to 3.5%, an expected life of 60 days and expected volatility of 124%”. The effect of this pro forma adjustment has been included in the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statement of Operations

PRODUCT REVENUE AND COST OF PRODUCT REVENUE:

(1)	To eliminate the revenue and cost of revenue related to product lines not expected to be continued.

RESEARCH AND DEVELOPMENT EXPENSE:

(2)
To record amortization of identifiable intangible assets noted above over an estimated useful life of 36 months. This adjustment has been recorded as a component of research and development as it is related to amortization of capitalized technology expected to be utilized in research and product development activities.

(3)	To adjust depreciation expense based on the adjustments to the fair value of facilities to be acquired.

GENERAL AND ADMINISTRATIVE EXPENSE:

(4)	To adjust rent expense for facilities and equipment expected to be disposed of or abandoned.

Note 3.    Range of Results – Pro Forma Effects

The actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio of .86 shares of Plug Power common stock presented in the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Any adjustments to the exchange ratio due to the determination of net cash will vary independently from the adjustments due to the average Plug Power common stock price and collar adjustment mechanisms, and will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement.

The following charts are intended to illustrate the impact on the exchange ratio, weighted average shares and pro forma net loss per share (basic and diluted) of simultaneous changes to these variables (assuming 10,776,548 shares of H Power common stock outstanding immediately prior to the effective time of the merger) for the twelve month and nine month Unaudited Pro Forma Condensed Combined Statements of Operations;

Twelve month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Plug Power Common Stock Price
	$5.29			$5.39			$6.47
Net Cash	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share
$38,000,000.91		56,669,959	$(1.79)	.90	56,487,586	$(1.80)	.75	54,877,185	$(1.85)
$36,000,000.88		56,291,887	$(1.80)	.86	56,116,529	$(1.81)	.72	54,568,066	$(1.86)
$34,000,000.84		55,913,815	$(1.82)	.83	55,745,471	$(1.82)	.69	54,258,947	$(1.87)

Nine month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Plug Power Common Stock Price
	$5.29			$5.39			$6.47
Net Cash	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share
$38,000,000.91		60,388,006	$(0.89)	.90	60,205,633	$(0.89)	.75	58,595,232	$(0.91)
$36,000,000.88		60,009,934	$(0.89)	.86	59,834,576	$(0.89)	.72	58,286,113	$(0.92)
$34,000,000.84		59,631,862	$(0.90)	.83	59,463,518	$(0.90)	.69	57,976,994	$(0.92)

The unaudited basic and diluted net loss per share expressed in the tables above and within the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations are based on the weighted average number of Plug Power common shares outstanding prior to the merger plus the number of shares of Plug Power common stock issued upon the closing of the merger to existing H Power security holders. For the year ended December 31, 2001 and the nine months ended September 30, 2002, the combined unaudited pro forma diluted earnings per share does not include common stock equivalents resulting from stock options because to do so would have been anti-dilutive.

The net cash amounts and the average Plug Power common stock prices in the foregoing charts are for illustrative purposes and are not estimates of the actual net cash amount or average Plug Power common stock price which could be materially higher or lower than those amounts and prices set forth above.

The estimated purchase price as presented in the accompanying unaudited pro forma condensed combined financial information is based on the issuance of 9.3 million shares of Plug Power common stock at $5.39 per share (the most recent closing price of Plug Power common stock prior to the filing of this joint proxy statement/prospectus). The following presents the effects of a $1 decrease or increase in the price of Plug Power common stock on the estimated purchase price and associated unaudited pro forma condensed combined financial information:

Plug Power common stock price decline:    A $1 decrease in the price of Plug Power common stock would result in additional negative goodwill in the amount of approximately $8.5 million. The additional amount of negative goodwill is determined based on the issuance of 9.5 million shares of Plug Power common stock (based on a common stock price of $4.39 per share and adjusted to $5.29 per share as a result of the collar), which results in an estimated purchase price of $41.5 million. The additional negative goodwill of $8.5 million would eliminate the purchase price allocated to purchased identifiable intangibles with definite lives and in process research & development of $8.3 million in the unaudited pro forma condensed combined financial information. The remaining unallocated negative goodwill would result in an extraordinary gain of approximately $200,000 that would be recognized in the period of acquisition.

The elimination of the purchased identifiable intangibles with definite lives would result in no amortization expense. The change to earnings per share (decrease in loss per share, basic and diluted) as a result of the elimination of amortization expense would be approximately $0.02 per share for the pro forma combined nine month period ended September 30, 2002 and $0.03 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding shares as of September 30, 2002 and December 31, 2001 of 60,009,934 and 56,291,887, respectively).

Plug Power common stock price increase:    A $1 increase in the price of Plug Power common stock would result in the issuance of 7.8 million shares of Plug Power common stock (based on a common stock price of $6.39 per share) which results in an estimated purchase price of $50.0 million. The estimated purchase price remains unchanged as a result of the issuance of fewer shares of Plug Power common stock as determined pursuant to the exchange ratio formula and therefore, no adjustments are required to the purchase price allocation as presented in the unaudited condensed combined balance sheet.

The change to earnings per share (increase in loss per share, basic and diluted) as a result of the issuance of fewer common shares of Plug Power common stock would be approximately $0.03 per share for the pro forma combined nine month period ended September 30, 2002 and $0.05 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding as of September 30, 2002 and December 31, 2001 of 58,382,864 and 54,664,817, respectively).

Note 4.    Additional Cash Requirements and Reductions of Expenses

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet do not include an estimate of H Power cash used in operations between August 31, 2002, the historical balance sheet date, and the anticipated closing date, expected to be approximately $11.6 million. Net cash (as defined in the merger agreement) as of November 30, 2002 was approximately $37 million and was approximately $44 million as of August 31, 2002. After considering H Power’s cash used in operations for the three months ended November 30, 2002, net cash, as adjusted at August 31, 2002 was approximately $36 million, which is consistent with the estimate of net cash as contemplated in the merger agreement. Additionally, Plug Power has not included pro forma adjustments in the unaudited pro forma condensed combined balance sheet or in the unaudited pro forma condensed combined statements of operations for certain other expenses such as the elimination of redundant personnel. In addition to eliminating these redundant expenses, Plug Power also expects annualized expense savings to be approximately $25 million, primarily related to H Power.

Note 5.    Effects of Proposed Plug Power Stock Option Exchange

The proposed Plug Power stock option exchange is mutually exclusive of the proposed acquisition of H Power and therefore has not been included in the above pro forma information. However, under the presumption that the H Power transaction is approved by both H Power and Plug Power stockholders, the proposed stock option exchange is approved by Plug Power stockholders and that the board of directors of Plug Power authorizes management to commence the stock option exchange, the issuance of shares of restricted stock in the stock option exchange will result in an estimated stock compensation charge of approximately $6.0 million, which will be recognized over a two year vesting period. There will be no impact on the earnings per share calculation as a result of the option exchange because the restricted stock is anti-dilutive given the net loss. The pro forma stock compensation expense for the nine month period ended September 30, 2002 and the twelve month period ended December 31, 2001 would be $2.2 million and $3.0 million, respectively. The increase in loss per share as a result of the estimated stock compensation charge would be approximately $0.04 per share for the pro forma combined nine month period ended September 30, 2002 and $0.05 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding as of September 30, 2002 and December 31, 2001 of 59,834,576 and 56,116,529, respectively). The shares of restricted common stock of Plug Power to be issued in the stock option exchange will not vest until on or about the second anniversary of the grant date of the shares of restricted common stock, at which time they will vest in full. Under Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” nonvested restricted stock that vests solely upon continued service is excluded from basic earnings per share, but reflected in diluted earnings per share by application of the treasury stock method.

The aforementioned amounts and calculations assume all eligible option holders exchange their options for shares of restricted common stock with a fair value of $5.39 per share (based on the closing price of Plug Power common stock on January 28, 2003).

ADDITIONAL PROPOSAL TO BE ACTED ON BY PLUG POWER STOCKHOLDERS

The following proposal is only being submitted to stockholders of Plug Power to be voted upon at the special meeting of Plug Power stockholders. Stockholders of H Power will not be asked to, or entitled to, vote upon this proposal.

Background and Description of the Exchange

Plug Power has granted options under its stock option plans to further its growth and development by providing, through ownership of Plug Power’s common stock, incentives to employees, officers and directors to increase their interest in Plug Power’s welfare, to encourage them to continue their services to Plug Power and to attract individuals of outstanding ability to enter the employment or service of Plug Power. As of January 8, 2003, there were options outstanding to purchase 5,789,961 shares of Plug Power common stock held by approximately 375 employees, directors and consultants, of which options with respect to 3,249,969 shares were then exercisable. The exercise price of these outstanding stock options was based upon the fair market value of the shares of Plug Power common stock underlying the options at the time of their issuance. However, based upon the closing price of Plug Power as of January 8, 2003, approximately 87% of the total outstanding options, and 78% of the total options which were then exercisable, had an exercise price that exceeded the fair market value of the shares of Plug Power common stock on such date. Because of this decrease in the fair market value of Plug Power’s common stock since the date of the issuance of the options, a large majority of the options granted to employees of Plug Power no longer provide the intended performance incentives which the board of directors of Plug Power considers to be important factors with respect to maximizing stockholder value.

In response to this situation, the board of directors of Plug Power consulted with its management and its advisors with respect to alternatives available to Plug Power to better align the interests of Plug Power’s current employees with those of its stockholders. After careful consideration of the factors and alternatives described below, the Plug Power board of directors determined that conducting an offering to exchange outstanding options to purchase shares of Plug Power common stock held by Plug Power employees for shares of restricted common stock of Plug Power, subject to the terms described below, is in the best interests of Plug Power’s stockholders. The stock option exchange is being proposed to correct the distortion in employee performance incentives caused by the decrease in the fair market value of Plug Power’s common stock since the date of the issuance of the options as described in the paragraph immediately above.

The stock option exchange approved by the Plug Power board of directors is expected to include the following material terms, among others:

•	In order for an option to be eligible for the stock option exchange it must:

•	be outstanding immediately prior to the effective time of the merger,

•	have been granted under Plug Power’s 1997 Membership Option Plan or 1999 Stock Option and Incentive Plan, and

•	have an exercise price greater than $8.53 per share of Plug Power common stock, which price was based on management’s analysis of outstanding stock option grants;

•
All non-director employees of Plug Power holding eligible stock options may participate in the stock option exchange, including executive officers of Plug Power, other than employees of Plug Power who have received a notice of termination of their employment with Plug Power as of the commencement date of the offering;

•
For each option exchanged, the holder will receive a number of shares of restricted common stock of Plug Power equal to one third of the number of shares of Plug Power common stock underlying the exchanged option (rounded down to the nearest whole share of restricted stock); provided, that each option holder who exchanges all of his or her options shall receive a minimum of 500 shares of restricted common stock;

•	Each option holder will be required to exchange the full number of shares of Plug Power common stock subject to an individual option award;

•
Subject to the preceding bullet, each option holder may exchange all or some of his or her options, whether or not they are vested, provided, that each option holder must exchange all options received on or after 6 months before the date of the offer that have a lower exercise price than the option with the highest exercise price that the option holder exchanges;

•	Any options that an option holder chooses not to exchange pursuant to the offer will remain outstanding and will retain their current exercise price and other terms;

•
Each option holder must remain an employee after the option holder exchanges his or her options and through the date that Plug Power issues the shares of restricted common stock in the exchange in order for such option holder to receive such shares; and

•
After commencing the offer, Plug Power may terminate the offer upon the occurrence of certain events such as a change in accounting principles, a lawsuit challenging the offer, or a definitive agreement is entered into for an acquisition for Plug Power.

The foregoing description of certain material terms of the stock option exchange does not purport to be a complete description of all terms and conditions of the exchange. If this proposal is approved by the required vote of Plug Power stockholders and the board of directors of Plug Power determines to proceed with the stock option exchange, option holders of Plug Power with respect to whom the offer is made will receive a document describing the terms and conditions of the exchange in greater detail.

While Plug Power currently expects to commence the offer relating to the stock option exchange promptly following the closing of the merger, assuming that the stock option exchange is approved by the requisite vote of the Plug Power stockholders, there can be no assurance as to when, if at all, the offering will be commenced and the stock option exchange will be completed. The board of directors of Plug Power may determine not to effect the offer notwithstanding approval of the stock option exchange by Plug Power’s stockholders.

Recommendation and Reasons for the Exchange

The board of directors of Plug Power has unanimously determined that the stock option exchange is advisable and in the best interests of Plug Power’s stockholders and unanimously recommends that Plug Power stockholders vote FOR approval of the exchange of options to purchase shares of Plug Power common stock for shares of restricted common stock of Plug Power in accordance with the terms described in this joint proxy statement/prospectus.

In approving the stock option exchange, Plug Power’s board of directors consulted with senior management and its advisors and considered a number of factors including those set forth below. The following discussion of Plug Power’s reasons for the stock option exchange contains a number of forward-looking statements that reflect the current views of Plug Power with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus.

•
Employee Incentives.    As noted above, one of the primary purposes of granting stock options to employees is to align the interests of Plug Power’s employees with those of its stockholders in order to maximize stockholder value. In addition to the fact that a substantial majority of outstanding stock options had exercise prices in excess of recent market prices for Plug Power common stock, the Plug

Power board of directors considered the fact that upon an increase in the Plug Power common stock market price to $10.00 per share (i.e., an 86% increase over the market price of shares of Plug Power common stock as of January 28, 2003) only 36% of all outstanding options, and 41% of all exercisable options, would have an exercise price that is less than the market price of Plug Power common stock. The stock option exchange will help to realign employee incentives as employees will benefit from any appreciation in the shares of restricted common stock received in the stock option exchange.

•
Alternatives.    In consultation with its advisors, the board of directors of Plug Power considered a number of alternatives to the stock option exchange as a means to realign employee incentives, including:

•	repricing the current stock options (where the exercise price exceeds the market value of Plug Power common stock) to the current fair market value or some other value;

•	granting additional stock options at current fair market value;

•	canceling the existing options (where the exercise price exceeds the market value of Plug Power common stock) and granting new options 6 months and 1 day after the cancellation;

•	providing cash to employees in exchange for options (where the exercise price exceeds the market value of Plug Power common stock) based on a predetermined value per share; or

•	a combination of the above.

The board of directors determined that the stock option exchange was more favorable to Plug Power and its stockholders and better achieved the desired employee incentives for the following reasons;

•
Accounting Treatment.    The stock option exchange will be subject to fixed accounting treatment. Under this form of accounting, the charge to Plug Power’s earnings in the form of a compensation expense is fixed at the time of the grant of the restricted stock to an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the amount which the recipient pays for the restricted stock. In comparison, an option repricing would be subject to variable accounting, under which the charge to earnings is adjusted quarterly such that it is equal to the difference between the exercise price and the fair market value of the shares of Plug Power common stock. As a result, if the fair market value of Plug Power common stock were to increase by $1 after the stock option exchange, under fixed accounting Plug Power’s compensation expense would not be affected. However, if the fair market value of Plug Power common stock were to increase by $1 after a repricing, under variable accounting Plug Power’s compensation expense would increase by $1 multiplied by the number of repriced options. Further, variable accounting would require Plug Power to recognize additional compensation expense for any subsequent quarter in which there is an increase in fair market value of its common stock. For this reason, the board of directors determined that the fixed accounting treatment of the stock option exchange was preferable as compared to the variable accounting treatment of repricing.

•
Cash Reserves.    Unlike the alternative to provide cash to employees in exchange for their options, the stock option exchange preserves Plug Power’s cash reserves which are important to Plug Power’s continuing operations.

•
Potential Future Declines in Stock Price.    In the event that the stock price of Plug Power common stock declines in the future, repricing the existing options or issuing additional options may fail to properly incentivize employees if the new exercise price exceeds the trading price of Plug Power common stock in the future. By contrast, the shares of restricted stock received in the stock option exchange would retain value even if the Plug power common stock price declined.

•
Effect on Shares Available for Future Grants.    Because the exchange ratio in the stock option exchange contemplates issuing a number of shares of restricted common stock of Plug Power equal to one third of the number of shares of Plug Power common stock underlying the exchanged options, the number of shares subject to outstanding stock awards will decrease and, accordingly, the number of shares available for issuance under the Plug Power 1999 Stock Option and Incentive Plan will increase as a result of the stock option exchange.

•	Terms of the Stock Option Exchange. Plug Power’s board of directors considered the following terms of the stock option exchange to also be potential benefits:

•
The stock option exchange ratio provides that for each option exchanged the option holder will receive a number of shares of restricted common stock of Plug Power equal to one third of the number of shares of Plug Power common stock underlying the exchanged options. Therefore, for example, if an eligible option holder owns options to purchase 5,000 shares of Plug Power common stock and such option holder exchanges all of his or her options in connection with the offer, he or she would receive 1,666 shares of restricted stock. Accordingly, the stock option exchange contemplates that option holders will receive less shares of restricted stock than the current number of shares of common stock underlying their options in order to reflect the decrease in value of such options since their date of grant.

•
The shares of restricted common stock of Plug Power to be issued in the exchange will not vest until on or about the second anniversary of the grant date of such shares, at the discretion of the board of directors, at which time they will vest in full. This vesting period provides additional incentive to employees to align their interests with those of Plug Power’s stockholders. In addition, because the vesting periods for outstanding options granted to employees range between 1 to 5 years in duration, depending upon the date of issuance of the options to be exchanged, the vesting period of the shares of restricted common stock obtained as a result of the exchange may be more or less than the remaining vesting period of such exchanged options.

The board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the stock option exchange, including, but not limited to:

•
Effect on Earnings Per Share.    The board of directors of Plug Power considered the fact that the issuance of shares of restricted stock in the stock option exchange will cause a dilution to earnings per share as a result of the associated stock compensation charge, which will be recognized over a two year vesting period. The dilution to earnings per share as a result of the stock compensation charge would be approximately $0.06 per share (based on outstanding shares as of January 27, 2002 of 51,062,116), assuming all eligible option holders exchange their options for shares of restricted common stock with a fair value of $5.39 per share (based on the closing price of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus).

If all eligible option holders exchange their options for shares of restricted common stock, such option holders will receive an aggregate of approximately 1.1 million shares of restricted common stock or 2.2% of the outstanding shares as of January 27, 2002 of 51,062,116. The shares of restricted common stock of Plug Power to be issued in the stock option exchange will not vest until on or about the second anniversary of the grant date of the shares of restricted common stock, at which time they will vest in full. Under Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” nonvested restricted stock that vests solely upon continued service is excluded from basic earnings per share, but reflected in diluted earnings per share by application of the treasury stock method. In consideration of the significant losses from continuing operations in Plug Power’s historical results, the effect would be anti-dilutive to the presentation of diluted earnings per share.

•
Potential Negative Effect on Stock Price.    The board of directors of Plug Power considered that the stock option exchange and certain of its effects, such as the charge to Plug Power’s earnings in the form of a compensation expense and the dilution to earnings per share (each as discussed above) may be viewed negatively by the market and, therefore, could have a negative effect on the price of Plug Power’s common stock.

After careful consideration of these factors, the board of directors of Plug Power believes that the potential benefits of the stock option exchange outweigh any potential negative factors, and that the stock option exchange represents the alternative that best realigns the interests of Plug Power’s employees in order to maximize stockholder value.

The foregoing discussion of the information and factors considered by Plug Power’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the stock option exchange, Plug Power’s board of directors did not find it practical to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Required Vote

Only stockholders of record of Plug Power common stock as of the record date for the special meeting of Plug Power stockholders are entitled to vote on the proposal to approve the stock option exchange. Proxies will be voted FOR the approval of the stock option exchange, as described in this joint proxy statement/prospectus, unless contrary instructions are set forth in the enclosed proxy card. The affirmative vote of a majority of the shares of Plug Power common stock present in person or represented by proxy for the stock option exchange, shall be sufficient to approve the proposal. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this proposal, and will be included in the number of shares of Plug Power common stock present at the special meeting for purposes of establishing a quorum.

Benefits of the Exchange

Assuming that the proposal is approved by the required stockholder vote and assuming that the board of directors of Plug Power determines to make the offer, the number of shares of Plug Power restricted stock that employees of Plug Power will receive in exchange for eligible options is indeterminate at this time as it depends upon the number of shares of Plug Power common stock underlying options held by such employees that (1) satisfy the criteria for purposes of the exchange and (2) the employee chooses to exchange pursuant to the offer. If all eligible option holders exchange their options for shares of restricted common stock, such option holders will receive an aggregate of approximately 1.2 million shares of restricted common stock with a market value of approximately $5.39 per share, based upon the price of Plug Power common stock as of January 28, 2003. The following table sets forth the maximum number of shares of restricted common stock that the individuals and groups listed in the table would be entitled to receive in the exchange if they exchanged all of their outstanding eligible options:

NEW PLAN BENEFITS

Plug Power Inc. 1999 Stock Option and Incentive Plan and 1997 Membership Option Plan

Name and Position	Dollar Value (1)	Number of Shares of Common Stock Underlying Stock Options (2)	Maximum Number of Shares of Restricted Stock to be received in the Exchange
Dr. Roger B. Saillant (3) (President and Chief Executive Officer)		750,000	—

Gregory A. Silvestri (4) (Chief Operating Officer)		80,000	26,667

W. Mark Schmitz (5) (Vice President, Treasurer and Chief Financial Officer)		220,000	—

Mark A. Sperry (6) (Vice President and Chief Marketing Officer)		240,000	80,000

Dr. John F. Elter (7) (Vice President of Research and System Architecture)		100,000	33,333

Executive Group		1,390,000	140,000

Non-Executive Director Group (8)		—	—

Non-Executive Officer Employee Group		2,895,780	965,260

(1)
The dollar value of the shares of restricted stock to be received in the exchange is indeterminable at this time as it depends, in part, upon the market value of shares of Plug Power’s common stock at the time of the exchange.

(2)	Includes only shares of Plug Power common stock underlying options with respect to which the option exercise price is greater than $8.53 per share.

(3)
Existing stock option awards eligible for inclusion in the stock option exchange consist of 750,000 options with a strike price of $11.19, of which 225,000 are vested and an additional 150,000 will vest on December 15, 2003, 187,500 will vest on December 15, 2004 and 187,500 will vest on December 15, 2005. Dr. Saillant is not eligible to participate in the stock option exchange because he is a director of Plug Power.

(4)
Existing stock option awards eligible for inclusion in the stock option exchange consist of 50,000 options with a strike price of $83.50, of which 30,000 are vested and an additional 10,000 will vest on each of January 28, 2003 and January 28, 2004 and 30,000 options with a strike price of $17.94, of which 20,000 are vested and an additional 10,000 will vest on January 11, 2003.

(5)
Existing stock option awards consist of 220,000 options with a strike price of $24.53, of which 55,000 are vested. Mr. Schmitz resigned from his positions as Vice President, Treasurer and Chief Financial Officer of Plug Power effective January 20, 2003. As a result, Mr. Schmitz will not be eligible to participate in the stock option exchange. In addition, Mr. Schmitz’s unexercised stock options will terminate on February 19, 2003.

(6)
Existing stock option awards eligible for inclusion in the stock option exchange consist of 70,000 options with a strike price of $87.00, of which 42,000 are vested and an additional 14,000 will vest on each of May 1, 2003 and May 1, 2004; 70,000 options with a strike price of $19.25, of which 52,500 are vested and an additional 17,500 will vest on November 16, 2003; 50,000 options with a strike price of $17.94, of which 16,670 are vested and an additional 16,665 will vest on each of January 11, 2003 and January 11, 2004; and 50,000 options with a strike price of $17.94, of which 16,670 are vested and an additional 16,665 will vest on each of January 11, 2003 and January 11, 2004.

(7)	100,000 options with a strike price of $17.88, all of which are vested.

(8)	Because directors will not be entitled to participate in the exchange, they will not receive any benefits as a result of the exchange.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,796,936	$21.79	2,854,242
Equity compensation plans not approved by security holders	0	N/A	0
Total	5,796,936	$21.79	2,854,242

Material United States Federal Income Tax Consequences of The Exchange

The following is a summary of the material United States federal income tax consequences to Plug Power of the stock option exchange pursuant to this proposal. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions in effect as of the date hereof. This discussion does not address the tax considerations arising under the law of any foreign, state or local jurisdiction or any non-income tax consequences.

Due to Plug Power’s current net operating losses, the exchange of stock options for shares of restricted common stock by Plug Power employees under the terms discussed in this proposal should have no material tax impact on Plug Power.

Summary of the Stock Option and Incentive Plans

The following description of the material terms of the Plug Power Inc. 1997 Membership Option Plan and the 1999 Stock Option and Incentive Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the 1999 Stock Option and Incentive Plan, as amended, and the 1997 Membership Option Plan, which are attached to this joint proxy statement/prospectus as Annex EI and EII, respectively.

1997 Membership Option Plan

Effective July 1, 1997, Plug Power established an option plan to provide employees, consultants, and members of Plug Power’s board of directors the ability to acquire an ownership interest in Plug Power. Options for employees generally vest 20% per year and expire 10 years after issuance. Options granted to members of the board vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on the expiration of the consultant’s initial contract term, with an additional one-third vesting on each anniversary thereafter. At December 31, 2002, there were a total of 1,445,522 options outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan.

1999 Stock Option and Incentive Plan

General

Plug Power’s board of directors and stockholders have adopted the 1999 Stock Option and Incentive Plan, which allows for the issuance of up to 7,205,656 shares of common stock and other awards. The number of shares of common stock available for issuance under the plan is increased by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Membership Option Plan, including options tendered in the proposed exchange. The number of shares of common stock under the plan is also further increased January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. As of December 31, 2002 there were 4,351,414 options outstanding under the 1999 Stock Option and Incentive Plan. The 1999 Stock Option and Incentive Plan permits Plug Power to:

•	grant incentive stock options;

•	grant non-qualified stock options;

•	grant stock appreciation rights;

•	issue or sell common stock with vesting or other restrictions, or without restrictions;

•	grant rights to receive common stock in the future with or without vesting;

•	grant common stock upon the attainment of specified performance goals; and

•	grant dividend rights in respect of common stock.

These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of Plug Power. The number of individual potentially eligible persons to participate in the 1999 Stock Option and Incentive Plan is approximately 375. The market value of shares of Plug Power common stock underlying the options granted pursuant to the plan was $5.39 as of January 28, 2003.

Plan Administration

The 1999 Stock Option and Incentive Plan may be administered by the compensation committee of Plug Power’s board of directors. Subject to the provisions of the plan, the compensation committee may select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

Option Exercises

The exercise price of options granted under the 1999 Stock Option and Incentive Plan is determined by the compensation committee of the board of directors. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power. Non-qualified stock options may be granted at prices which are no less than 85% of the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate 10 years from the date of grant, may be exercised for specified periods after the termination of the optionee’s employment or other service relationship with Plug Power, and are generally non-transferable. Upon the exercise of options, the option exercise price must be paid in full:

•	in cash or by certified or bank check or other instrument acceptable to the committee;

•	in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least 6 months;

•
by promissory note if the loan of these funds to the optionee has been authorized by the board of directors and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note; or

•	by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

Amendments and Termination

Plug Power’s board of directors may, at any time, amend or discontinue the 1999 Stock Option and Incentive Plan and amend or cancel any outstanding stock option awards to satisfy changes in the law or for any other lawful purpose. To ensure that compensation earned under awards from the 1999 Stock Option and

Incentive Plan qualify as performance-based compensation under the Internal Revenue Code of 1986, as amended, amendments to the plan shall be subject to the approval of Plug Power stockholders entitled to vote at a meeting of stockholders.

Change of Control Provisions

Upon certain events, including a merger (although not the proposed merger with H Power), reorganization or consolidation, the sale of all or substantially all of Plug Power’s assets or all of Plug Power’s outstanding capital stock or a liquidation or other similar transaction, all outstanding awards issued under the 1999 Stock Option and Incentive Plan will become fully vested and exercisable upon the closing of the transaction. The 1999 Stock Option and Incentive Plan and all awards issued under the plan will terminate upon any of the transactions described above, unless Plug Power and the other parties to such transactions have agreed otherwise. All participants under the 1999 Stock Option and Incentive Plan will be permitted, for a period of time to be determined by the committee, to exercise before any termination all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

Material Federal Income Tax Consequences of Transactions under the Plan

The following is a summary of the material United States federal income tax consequences of transactions under the 1999 Stock Option and Incentive Plan. It does not describe all federal tax consequences under the 1999 Stock Option and Incentive Plan, nor does it describe state or local tax consequences. This discussion is for general information only and may not address all tax considerations that may be significant to a holder of Plug Power common stock.

Incentive Options

No taxable income is generally realized by the recipient of the option upon the grant or exercise of an incentive stock option. If the recipient of an incentive stock option sells or transfers shares of common stock issued pursuant to exercise of the option after 2 years from the date of grant and after 1 year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the recipient of the option as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for Plug Power for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the recipient of the option.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the 2-year and 1-year holding periods described above, generally (1) the recipient of the option will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (2) Plug Power will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than 3 months following termination of employment (or 1 year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the 3-month rule does not apply.

Non-Qualified Options

With respect to non-qualified stock options under the 1999 Stock Option and Incentive Plan, no income is realized by the recipient of the option at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the recipient of the option in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and Plug Power receives a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of common stock.

Parachute Payments

The vesting of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to Plug Power, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Plug Power’s Deductions

As a result of Section 162(m) of the Internal Revenue Code, Plug Power’s deduction for certain awards under the 1999 Stock Option and Incentive Plan may be limited to the extent that certain employees and officers of Plug Power receive compensation in excess of $1,000,000 in such taxable year of Plug Power (other than performance-based compensation that otherwise meets the requirements of Section 162(m)).

Executive Compensation

The information relating to Plug Power executive compensation is hereby incorporated by reference to pages 9 through 11 of Plug Power’s Schedule 14A filed with the Securities and Exchange Commission on  April 24, 2002 for the Plug Power stockholders meeting held on May 16, 2002. (See “Where You Can Find Additional Information” beginning on page 166 of this joint proxy statement/prospectus).

RECENT DEVELOPMENTS RELATING TO PLUG POWER

Information Concerning a Recently Elected Plug Power Director

J. Douglas Grant was elected in October 2002 to serve as a Class II director until 2004 and until his successor is duly elected and qualified. Mr. Grant, 65, has been chairman of Sceptre Investment Counsel Limited, the tenth largest investment manager in Canada, since 1986. From 1976 to 1990, Mr. Grant was the chief executive officer of Sceptre Investment Counsel Limited. Mr. Grant attended the University of Toronto and graduated with a Bachelor of Arts in Political Science and Economics. Mr. Grant is a Fellow of the Institute of Chartered Accountants of Ontario. Mr. Grant’s son is the son-in-law of Roger Saillant, Plug Power’s President and Chief Executive Officer.

Information Concerning Newly Appointed Chief Financial Officer

David A. Neumann was appointed to Vice President and Chief Financial Officer of Plug Power, effective January 20, 2003, following the resignation of W. Mark Schmitz. Mr. Neumann, 39, had previously served as Corporate Controller for Plug Power since 1997. Mr. Neumann is a Certified Public Accountant and a graduate of the State University of New York, College at Plattsburgh.

havePOWER, LLC Litigation

On or about December 9, 2002, a complaint was filed by havePOWER, LLC (“havePOWER”) in the United States District Court for the District of Maryland naming Plug Power and H Power as defendants. havePOWER alleges that certain dealings with H Power gave rise to a form of exclusive distributorship for the sale of fuel cell products in several states. The complaint sets forth claims against Plug Power alleging that the proposed merger between Plug Power and H Power constitutes tortious interference with havePOWER’s contractual relations and prospective business relations with H Power. havePOWER seeks damages in an amount to be proven at trial, allegedly no less than $10,000,000, and also seeks $30,000,000 in exemplary and punitive damages and certain injunctive relief. Plug Power believes that the allegations against Plug Power are without merit and intends to defend vigorously those claims.

Shareholder Class Action Lawsuit

As previously disclosed in September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that Plug Power and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning Plug Power’s products and future prospects in a registration statement issued in connection with Plug Power’s initial public offering (“IPO”) and in subsequent press releases. A consolidated amended complaint extending the class period was subsequently filed.

Plug Power served its motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at that time.

Plug Power believes that the remaining allegations are without merit and intends to vigorously defend against those claims. Plug Power does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity. However, litigation is inherently uncertain and there can be no assurances at to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on Plug Power’s financial condition, results of operations and liquidity.

INFORMATION ABOUT H POWER

H Power Corp.

The description of H Power’s business found below includes references to H Power’s continuing operations and future activities. These statements address H Power’s continuing operations and future activities if the merger is not consummated.

Overview

H Power designs, develops, manufactures and sells proton-exchange membrane, or PEM, fuel cell power sources. H Power’s goal is to be a leading international provider of hydrogen based and fossil fuel based fuel cell power sources to both premium power users and original equipment manufacturers (OEMs). The premium power market consists of the telecommunication, standby generation and uninterruptible power supply industries which H Power believes will support the initial relatively high prices of these systems. In August 2002, H Power announced the commercial launch of its EPAC product and began shipments in September 2002. The EPAC500 is a 500 watt fuel cell based power source, which can be used for primary or back-up power for a wide variety of industrial applications. The EPAC is a modular product and up to four units can be connected together to power applications requiring up to two kilowatts. This product incorporates H Power’s experience gained over the last four years in field trials of direct hydrogen powered portable systems in the range of 15 to 500 watts. During fiscal 2002, H Power also continued the development of H Power’s Residential Co-generation Units, or RCUs, which provide up to 4.5 kilowatts of continuous electrical power and up to 6 kilowatts of heat (approximately 20,000 btus). In May 2002, H Power completed the shipments of H Power’s beta program deliveries to H Power’s marketing partner, ECO. The RCU was designed to provide the electricity needs of an average home in the United States. The RCU incorporates a fuel processor based on steam reforming which processes fossil fuels, such as propane or natural gas, to high quality hydrogen for the fuel cell. H Power’s RCU was designed to operate independently off the electric grid with load-following capabilities. In addition, during the first half of fiscal 2003 H Power worked to develop a 500 watt cogeneration fuel cell system using Osaka Gas Co., Ltd.’s proprietary compact steam reformer, for residential applications in Japan. H Power’s strategy for fiscal 2003 is to focus on the commercialization of H Power’s direct hydrogen based products, because H Power believes such products will have immediate near-term commercial applicability.

H Power was founded in 1989 and incorporated in the State of Delaware, and has developed, owns or has been granted the exclusive rights to patents, proprietary technology and trade secrets covering fuel cells and ancillary systems, particularly fuel cell stacks and fuel processors. Fuel cells are devices that generate electricity efficiently and cleanly from the electrochemical reaction of a fuel, such as hydrogen, and oxygen. Hydrogen is typically derived from conventional fuels including natural gas or propane, while oxygen is derived from the air. H Power’s PEM fuel cells are designed to provide electricity for a wide range of portable and stationary applications. H Power’s fuel cell systems can provide on-site power to replace or supplement the electric grid for use in residences, farms, small commercial establishments, industrial facilities, and telecom applications.

The initial target market for H Power’s direct hydrogen products is for various telecommunications and industrial applications, to be used as either a stand-alone primary power source, or as a back-up power source. H Power has been demonstrating and field testing H Power’s EPAC systems since February 2002 and other direct hydrogen systems both domestically and internationally since 1998. During fiscal 2002, H Power successfully completed several field trials of H Power’s direct hydrogen products with industrial users for critical load applications. H Power’s initial target market for H Power’s residential co-generation products was rural, remote homes. H Power anticipated selling to H Power’s initial target market once the cost of the RCU was significantly reduced, and its reliability increased, through ECO Fuel Cells LLC, created by ECO (collectively referred to as ECO), an association of approximately 300 rural electric cooperatives. However, the agreements covering the distribution of H Power’s products by ECO are currently subject to a termination agreement, which provides that such agreements will terminate upon the closing of the merger. For a description of the termination agreement see the section entitled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” on page 100 of this joint proxy statement/prospectus. H Power believes that as H Power’s products gain acceptance in the market and are manufactured in large quantities, their cost will decline. H Power expects that this cost reduction, combined with their increased reliability, will enable these products to provide electricity competitively for a wide variety of applications and geographical territories.

Restructuring Plan

Pursuant to the merger agreement, the merger consideration to be received by H Power’s stockholders will depend in part on the net cash remaining in H Power as of the closing of the merger, as set forth in the merger agreement. H Power is therefore restructuring its operations in order to increase stockholder value and preserve net cash while at the same time preserving operational structure in case the merger is not consummated. As part of the restructuring process, H Power intends to, among other things, reduce its workforce by at least 100 employees and begin the process of consolidating its business operations by closing its New Jersey facilities and consolidating the operations in North Carolina which is anticipated to take place regardless of whether or not the merger is completed.

Consistent with the preservation of its basic operational structure, H Power will retain core elements of its technology, including the necessary elements for the production of its fuel cell stacks, the main component of its fuel cell system.

One impact of this restructuring will be to suspend the development of H Power’s residential co-generation systems. The suspension of these products could significantly impact H Power’s relationship with certain key customers, including ECO, Gaz de France, Peugeot, Mitsui and Osaka Gas. The suspension of these products could also significantly reduce H Power’s ability to generate near-term revenue. Also, these actions will delay the commercialization of some of H Power’s other products beyond the current expected timeframe.

In connection with the merger, H Power has entered into a termination agreement with ECO, pursuant to which all prior agreements between the parties will be terminated as of the effective time of the merger. For a more complete discussion of the termination agreement, see the section entitled “The Merger and Related Transactions—Other Material Agreements Related to the Merger—ECO Termination Agreement” on page 100 of this joint proxy statement/prospectus.

Industry and Market Trends

The U.S. Department of Energy’s (DOE) Energy Information Administration’s Annual Energy Outlook 2002 projects a 32% increase in energy demand over the next two decades while the DOE’s Distributed Energy Resources Program expects that 20% of all new electrical generation will come from distributed generation by 2010. Distributed electrical generation refers to the practice of producing power physically close to the intended end user of that power. This approach contrasts with the centralized approach used in the electrical grid system in most countries where electrical power is generated centrally in large power stations and then shipped long distances through transmission cables to the end users. In a distributed energy system the power producing components are much smaller generators typically in the range 1 to 500kW compared to central power stations which generate power in the MW range. While the steady, annual projected increase in demand for electrical energy continues, the utility industry faces challenges from deregulation both in the US and overseas. H Power believes that fuel cells, a clean and efficient source of high quality power, will help alleviate the strain on the electrical transmission, distribution and generating infrastructure and can help reduce the environmental impact of emissions from electrical generating facilities.

The DOE Distributed Energy Resources Program is actively promoting the use and integration of distributed power solutions into the existing electrical supply industry. As part of this initiative, The Fuel Cells for Buildings program is developing the PEM fuel cell as a cost effective and efficient technology suitable for stationary application. A key aspect is to maximize the use of recoverable energy to integrate with Buildings Cooling, Heating and Power (BCHP). It is expected that this initiative will assist in the introduction and sale of larger numbers of fuel cells systems. For several years H Power promoted the use of combined heat and power systems through its residential co-generation unit product sales to ECO and other customers.

Electric Power Research Institute (EPRI), an electric utility industry trade group, estimates that electrical outages cost the US about $119 billion per year and Sandia National Laboratories estimates the cost at about $150 billion per year. The North American Electric Reliability Council (NERC), the independent organization promoting bulk electric system reliability and security, says that planned investment in the US electric transmission capacity has fallen by about half since 1992. NERC also indicates there has been a ten-fold increase over the last several years of transmission loading procedures and this trend indicates an increasing strain on the electrical system and the need to increase investments in distributed generation technologies companies.

Fuel cells can help alleviate this strain by being installed at a customer’s site and providing continuous high quality power compared to the power grid and the intermittent power available from other distributed generation alternatives such as wind and solar power. H Power believes that these modular and clean energy sources provide an option to customers concerned about meeting their premium power requirements. Sandia National Laboratories reports that power disruptions such as local under and over voltages occur daily. H Power believes that fuel cells would eliminate disruptions caused by these localized conditions.

With over 2 billion people in the world without electrical power, the need for clean, efficient electrical power is strong. Fuel cells can also be used for backup emergency power, and as battery replacements. H Power believes that the following market trends favor the deployment of fuel cells:

•	Growing demand for premium power to supply the expanding digital economy;

•	Increasing concern about the safety and security of centralized power generating facilities;

•	Increasing problems to site and build transmission and generating facilities;

•	Increasing desire by utilities to avoid costly transmission, maintenance and distribution expenditures;

•	Continuing privatization and deregulation of utilities, which is likely to expand the market for alternative power; and

•	Increasing regulation of the environmental impact of conventional fossil fuel and nuclear power generation and transmission.

H Power’s Products

H Power’s current products consist of PEM fuel cell power sources for stationary and portable applications. H Power’s lower power products typically have power ratings of up to 1,000 watts, are air cooled and utilize hydrogen as the primary fuel. H Power’s higher power products have power ratings in excess of 1,000 watts, are liquid cooled and use either direct hydrogen, or fossil fuels such as natural gas or propane as the primary fuel.

Direct Hydrogen Products

Fuel cell systems operating directly on hydrogen can be used for either primary or back-up power to provide electricity to a wide array of power electronic equipment. Some advantages of direct hydrogen fuel cell systems compared to fossil fuel based systems are that they are simpler, which makes them more reliable, smaller, lighter and less costly to produce. Systems operating on direct hydrogen have short start-up times, typically less than five minutes, which makes them ideal for use in emergency and back-up applications. In response to the continuing demand for premium power sources, H Power has produced a commercial fuel cell system—the EPAC—operating directly on hydrogen. The EPAC has a continuous power output of 25 to 500 watts, with voltage output options of 120 VAC at 60Hz or 48V regulated or unregulated DC. The EPAC is a modular product allowing up to four units to be combined for a total power output of 2 kilowatts. H Power’s direct hydrogen products can be used in diverse applications such as remote cell towers, back-up power for telecommunications, homes and commercial buildings, as a battery charger for small electric vehicles, solar and radio applications and for auxiliary power units, but to date, sales have been limited. The EPAC is manufactured at H Power’s Monroe, North Carolina plant and H Power’s product development activities are targeted towards capitalizing on market opportunities for near term commercial sales of these power sources.

H Power has been developing the H Core 5000, a higher power direct hydrogen power source at 5000 watts, which is a combined heat and electrical generator. H Power believes that this product could be used as a fuel cell based power source for entire communities (sustainable communities). As a result of the H Power restructuring plan, this program is being suspended.

Fossil Fueled Based Products

Stationary fuel cell power sources using fossil fuels can provide on-site power to replace or supplement the electric grid for use in residences, small commercial establishments and industrial facilities. As a result of its restructuring plan, H Power intends to suspend development of fossil-fuel based products, including the RCU4500, but to preserve the core technology for use in other applications.

PEM Fuel Cell Technology

A PEM fuel cell is a device that silently produces electricity through an electrochemical reaction in which hydrogen and oxygen are combined to generate electricity, with usable heat and water as the principal by-products. The hydrogen used in the process is derived from fuels such as natural gas, propane, methanol or other petroleum products and the oxygen is drawn from the air. H Power’s fuel cells consist principally of two electrodes, the anode and the cathode, separated by a polymer electrolyte membrane. Each of the electrodes is coated on one side with a platinum-based catalyst. Hydrogen fuel is fed into the anode and air enters through the cathode. In the presence of the platinum catalyst, the hydrogen molecule splits into two protons and two electrons. The electrons from the hydrogen molecule flow through an external circuit creating an electric current. Protons from the hydrogen molecule are transported through the polymer electrolyte membrane and combine at the cathode with the electrons and oxygen from the air, to form water and generate by-product heat. Individual fuel cells are positioned between electrically conducting bipolar plates and combined into a fuel cell stack.

The voltage of a stack of cells is proportional to the number of cells. The number of cells in a stack and the cell surface area determine the amount of electrical power that can be generated. The DC power produced by a fuel cell stack is either applied directly to a DC load or converted to AC power by an inverter. The heat generated in the process can be used in cogeneration heating and offers the potential to enhance significantly the overall efficiency of a PEM fuel cell system. Compared with currently available energy storage and production alternatives, fuel cell systems have a combination of characteristics that make them attractive for a wide variety of current niche applications. Typically, fuel cell systems are attractive to users of electricity who require portability, mobility, an independent off-grid power source, a remotely located electrical power source or an on-site backup power source when the grid fails. Fuel cell systems, nonetheless, today are significantly more expensive than other currently available energy storage and production alternatives.

Other types of fuel cells have been under development for a variety of applications, but H Power believes that PEM fuel cells have distinct advantages over each of these for near-term commercialization. PEM fuel cells, running on direct hydrogen as a fuel, are commercially available today from several suppliers including Avista Labs, Ballard and H Power. H Power believes that other fuel cell systems such as solid oxide and molten carbonate, that are more tolerant of other fuels, are further from commercial sales at this time. PEM fuel cells can provide power ranging from milliwatts to kilowatts, depending on their size and configuration. PEM fuel cells operate at low temperatures, which allows for faster start-ups. They also respond rapidly to changes in demand for power. Some other types of fuel cells, however, have a greater tolerance for operating on different fuels than PEM fuel cells and are more suitable for high (hundreds of kilowatts) power applications. Nonetheless, H Power believes that PEM fuel cells have greater potential for near-term commercialization in systems that can be used in commercial, industrial and consumer products.

H Power also believes that PEM fuel cells are better suited for small portable and mobile applications than other types of fuel cells. While PEM fuel cells are advantageous in many respects, they are significantly more expensive and generally have a longer start-up time than combustion-powered generators. Unlike PEM fuel cells, combustion-powered generators are also widely available today in the marketplace. However, PEM fuel cell systems have inherent operational and environmental advantages over combustion-powered generators:

Attribute	Advantage

Fuel cells are electrochemical, rather than combustion powered generators.	Greater efficiency and lower operating costs through fuel savings.

Fuel cells are virtually pollution and odor free.	More suitable for home use; can be located within the home or business.

Fuel cells are reliable and require minimal maintenance.	Better adapted to intermittent use in back up power systems.

Even small units can efficiently recover by power and heat.	Greater fuel economy through cogeneration of product heat.

Status of H Power’s Technology

H Power’s in-house PEM fuel cell system development efforts have concentrated on fuel cell components, fuel cell stacks, system components and system integration, as well as hydrogen storage and generation subsystems. The proprietary technologies that H Power has developed include:

•	formulation and fabrication of electrodes and membrane-electrode assemblies;

•	design and fabrication of bipolar plates;

•	management of heat and water within the fuel cell stack and overall system;

•	fabrication and assembly methodologies for cells and stacks;

•	hydrogen fuel storage and generation; and

•	steam reforming technology.

H Power’s Fuel Cell Stacks.  H Power’s development program has emphasized the design and fabrication technologies for fuel cell stacks. The design characteristics differ between “higher-power” multi-kilowatt stacks, which are used for stationary power applications, and “lower-power” stacks, which are used for portable power and battery replacement. H Power’s proprietary, low-power stack design achieves compactness and internal humidification, and provides user-friendly features such as external air-cooling and non-humidified reactants.

H Power’s technology cools high-power stacks by directing a flow of water through them. This approach allows the stacks to operate at a higher power output and provides a simple method for recovery of by-product heat for hot water and space heating. H Power maintains an active development program on its higher power stacks, focusing on design features, component performance and costs. These stacks have progressively yielded higher output power, higher efficiency and lower power loss from auxiliary components than those of previous designs.

Integrated Systems.  H Power’s low-power fuel cell systems generally incorporate means of hydrogen storage and supply. Examples are pressurized hydrogen vessels, metal-hydride canisters and chemical hydrides that generate hydrogen upon reaction with water. H Power typically integrates pressurized hydrogen or metal- hydride units into its fuel cell systems. To expand the utility of its portable and mobile fuel cell systems in the marketplace, H Power requires fuel reformers that extract hydrogen from common, widely available fuels such as natural gas, liquid propane or methanol. For these fuels, H Power worked with selected outside development companies to obtain fuel processing technologies suitable for use in PEM fuel cell systems. H Power expects these fuel reformers to be available in the next two to four years.

H Power has continued to test power conditioning hardware, primarily DC-to-AC inverters, from several outside suppliers. These sub-systems were integrated within H Power’s fuel cell systems, where they were valuated in regard to their performance characteristics. H Power continues to monitor their prospects for availability and cost as well. H Power is also continuing its optimization activities related to the system controller.

Product Development and Commercialization

H Power’s research and development has been funded internally and from work performed under government contracts. For the fiscal years ended 2002, 2001 and 2000, total research and development expense was $18.9 million, $13.5 million and $5.3 million, respectively. H Power’s research team continues to focus on improving PEM fuel cell performance by working to optimize materials and processes. These activities are critical to achieving a higher cell power density, which leads directly to smaller, lighter, lower-cost and more fuel-efficient fuel cell stacks and systems. H Power’s development team improves the designs of H Power’s existing products, generates new product concepts and develops pre-prototype and prototype hardware. The team also upgrades methods for the removal of heat from a fuel cell and for cell humidification, thereby increasing the utility of existing products. During fiscal 2002, H Power continued developing direct methanol fuel cell technology, which uses methanol to power the fuel cell. H Power’s research and development teams made advances in the fuel cell stack assembly design to increase output and allow the fuel cell units to function effectively under adverse conditions. The activities of H Power’s fuel cell development team were complemented by the multi-kilowatt system development efforts at H Power’s subsidiary, H Power Enterprises of Canada Inc. These efforts, carried out by H Power’s system integration engineers, provided for the specification, procurement, evaluation and optimization of key subsystem hardware such as fuel processors and power conditioners, as well as overall system assembly. H Power’s HPEC fuel processor group designed, developed and manufactured steam reformers using natural gas or propane, and focused on optimizing the steam reformer to increase its efficiency, which H Power believed could give its RCU a competitive advantage over fuel cell systems that use other types of fuel processors. H Power believes that fuel cell systems utilizing steam reforming technology will have a comparative advantage over fuel cell systems not utilizing such technology because, among other things, the steam-reforming process allows for a substantially greater hydrogen yield per unit of fuel redacted, which generally leads to a higher process efficiency.

During fiscal 2002, H Power completed the development of the pre-commercial version of a 500 watt direct hydrogen fuel cell system, the EPAC. In February 2002, H Power launched the pre-commercial version of the EPAC by placing a limited number of units in the field for test and evaluation. H Power also developed a modular design of the EPAC whereby the output of the system was increased to two kilowatts. The modular EPAC was successfully field-tested as the primary source of power for a critical load application. In August 2002, H Power announced the commercial launch of H Power’s EPAC product and began shipments in September 2002. The RCU field-test systems have been upgraded during 2002. These deliver 4.5 kW of net AC power, and improvements in reliability and efficiency have been realized. The development programs for the 4.5 kW RCU products have been discontinued as a result of the H Power restructuring plan.

Manufacturing

In January 2001, H Power entered into a lease for a 90,000 square foot manufacturing facility in Monroe, North Carolina. The facility was opened in July 2001. Training of technical staff commenced in August 2001. H Power is currently producing all fuel cell stacks and direct hydrogen power systems in H Power’s Monroe facility. H Power also leases a total of approximately 27,000 square feet in two buildings in Belleville, New Jersey and a total of 30,900 square feet in two buildings in Saint Laurent, a suburb near Montreal, Canada, where H Power has the capability for limited manufacturing. H Power has commenced the process of closing its New Jersey facilities by July 2003, which coincides with the expiration of these facilities’ leases, consolidating the operations in North Carolina. H Power anticipates its existing facilities, including H Power’s new manufacturing plant, will provide sufficient capacity through fiscal year 2007. H Power’s goal is to achieve system cost reductions as H Power moves into higher-volume manufacturing phases. H Power is focusing its efforts on overall system design, component and subsystem integration, assembly and quality control processes. H Power is utilizing third-party manufacturing and engineering support to help achieve its objectives. As H Power reaches successively higher volumes of production, H Power believes that it can achieve substantial cost reductions through improved equipment and operator efficiencies, and by taking advantage of high-volume orders in the purchase of materials. H Power’s strategy involves third party suppliers who, with H Power’s assistance, can design, develop and/or manufacture subsystems and components that H Power expects will achieve H Power’s cost and reliability targets. Several of H Power’s suppliers of key components or materials are working with H Power in cooperative technology development programs to improve and optimize system performance through a closer sharing of development data than is typical in a vendor/user relationship.

Sales and Marketing

H Power plans to market and sell H Power’s products globally through distribution channels that H Power considers to be appropriate for the particular product and geographical area. H Power’s immediate focus is to access markets that offer near-term opportunities for the sale of its direct hydrogen products. H Power is strengthening its existing strategic relationships and pursuing new marketing and distribution partnerships with companies that have established distribution networks. H Power will also be seeking to generate revenues from sales of H Power’s products to federal and state governmental agencies.

In the U.S., ECO initially sold, marketed and distributed H Power’s power products in the counties in which rural electric cooperatives are active. H Power also worked closely with ECO to train participating cooperatives in the installation and maintenance of H Power’s products. ECO also created programs to secure early orders of H Power’s commercial fuel cells by creating awareness of the products through presentations in cooperative territories. While H Power’s agreements with ECO currently contemplate the sales, marketing and distribution described above, these agreements are the subject of a termination agreement which will become effective upon the consummation of the merger. See “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” on page 100 of this joint proxy statement/prospectus.

H Power has sought business arrangements with major companies that will distribute H Power’s direct hydrogen fuel cell products in the U.S. and in industrialized regions such as Europe and Japan, as well as in developing countries. H Power expects that these distributors will have existing sales organizations, and that some of them will have the capability, or will acquire it, to install and service H Power’s products. H Power already has a distribution arrangement with Mitsui to sell H Power’s fuel cell products in Japan and Naps Systems Oy for certain sections of Europe. Mitsui has also assisted in developing new strategic partners for sales, marketing and distribution in Japan.

H Power’s restructuring plan has resulted in a significant reduction in sales and marketing activity.

H Power’s ECO Relationship

ECO is a national energy services cooperative, incorporated in Delaware in 1998. ECO provides its members with products and services to help them take advantage of new energy technologies, supports them in their acquisition of natural gas and propane companies, obtains energy products and services and provides consulting services. Currently, approximately 300 of the more than 900 rural electric cooperatives in the U.S. are ECO members (who are also its owners). ECO is controlled by a board of directors who are elected by these same cooperative members. Electric cooperatives have a service territory that includes some 80% of the U.S. counties in 47 states. These cooperatives supply power to approximately 14 million U.S. households, farms and small businesses. The 300 rural cooperatives which are currently ECO members service in excess of 9 million homes.

In April 2002, H Power entered into a second amended and restated fuel cell operating agreement with ECO, which provides for ECO to purchase $81 million of H Power’s fuel cell products. The agreement further provides for ECO to market H Power’s direct hydrogen fuel cell products in addition to the RCU4500. H Power also repurchased from ECO for $2.1 million the exclusivity granted to it under the original operating agreement, with certain limited exceptions. H Power believes this will result in greater flexibility for H Power to enter into strategic relationships and market its products in those territories where previously the cooperative members had an exclusive arrangement with H Power. H Power also amended the delivery schedule in the operating agreement, whereby H Power will start shipping RCUs in the third calendar quarter of 2002 with deliveries to be completed by calendar year 2008. H Power commenced shipments consistent with this schedule beginning in the third quarter of 2002, however, it has currently stopped shipping product to ECO pending the outcome of the merger. The substantial majority of the deliveries are scheduled to take place in calendar years 2005 to 2008. The schedule also includes approximately $76 million of purchases of RCUs and $5 million of purchases of H Power’s direct hydrogen products. The agreement provides for significant reductions in the price of the RCUs over the term of the agreement. The agreement also calls for quarterly meetings to review the delivery schedules and to ensure that any changes to deliveries will be made in the best interests of completing the deliveries on time and in meeting the requirements of ECO’s customers.

H Power also expanded H Power’s relationship with ECO in April 2002, by entering into three agreements, a Sales and Marketing Services Agreement, a Test Reporting and Field Services Agreement and a Memorandum of Agreement (MOA) for a sustainable fuel cell community project. Under the terms of the Sales and Marketing Agreement, ECO will work with H Power to identify potential new markets, applications and distribution channels for H Power’s fuel cell products. Under the terms of the Test Reporting and Field Services Agreement, ECO will support H Power in the installation, maintenance and the setting up of the field service infrastructure to service H Power’s fuel cell products. Under the MOA, ECO will work on the development of a sustainable community that includes the generation, storage, transmission of hydrogen, and distribution of hydrogen based fuel cells. H Power has agreed to pay ECO up to $4.4 million through December 31, 2003, in exchange for the services under these agreements of which $2,093,000 has been incurred through November 30, 2002. ECO has already started its marketing efforts nationwide. The success of ECO’s marketing plan will depend on its successful efforts to generate the necessary working capital to finance its sales efforts and to purchase products from H Power. In addition, the success of ECO’s marketing program will depend on H Power’s ability, within a reasonable period of time, to reduce the cost of H Power’s fuel cell system and increase its efficiency and reliability, as well as general market acceptance of fuel cells as an alternative to existing power generation solutions.

In August 1999, ECO purchased 5,000,000 shares of H Power’s common stock (reflecting a 5-for-1 stock split effected on July 24, 2000) for an aggregate purchase price of $15,000,000 and as of May 31, 2002, continued to hold 4,750,000 of these shares. In April, 2002, ECO implemented an amended 10b5-1 plan to sell shares of H Power common stock. The current 10b5-1 plan has been terminated by its own terms as a result of the announcement of the merger.

During fiscal year 2002, H Power installed several of its next generation beta units for testing purposes in various cooperatives throughout the country. These locations were chosen based on geography, climatic conditions (e.g., temperature and humidity) and traditional load curves. The data obtained from these test units will be used to further develop H Power’s fuel cell size, design and operational components.

The shipment of the initial test and evaluation units for the alpha stage testing was completed in December 2000, at the same time H Power commenced shipments of H Power’s beta units for evaluation. As H Power analyzed the test results with ECO, in July of 2001, the parties mutually determined to stop shipments of H Power’s beta units and to extend the beta test program to make modifications to the unit to enhance performance and increase efficiency. H Power and ECO subsequently terminated field testing of the beta units. In February 2002, H Power commenced shipments of next generation beta units to ECO incorporating modifications to the units, which increased their reliability. As of May 31, 2002, H Power completed the shipments of beta units to ECO. To the extent that H Power’s sales to third parties require H Power to lower the price of the RCUs that ECO has committed to purchase, the aggregate purchase price under H Power’s ECO agreement will be correspondingly reduced. ECO’s financial ability to perform under the agreement and to purchase units from H Power is dependent on H Power’s being able to offer timely, reliable and competitive fuel cells and its ability to raise necessary funding for its marketing program and to resell the units to its primary customer base, the rural electric cooperatives. As a result of the pending merger and the suspension of its marketing activities, it is uncertain whether ECO or H Power will be able to fulfill their respective obligations under the Agreement.

The agreements described in this section, “H Power’s ECO Relationship,” are currently the subject of a termination agreement which will become effective upon the consummation of the merger. See the section entitled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” appearing on page 100 of this joint proxy statement/prospectus. Pursuant to the termination agreement, as of the effective time of the merger, all prior agreements between ECO and H Power will be terminated, and H Power is not required to deliver any additional fuel cell products to ECO. By the closing date of the merger, ECO is scheduled to receive any payments due to ECO under prior agreements with H Power aggregating $1,600,000, plus a contract termination payment in the aggregate amount of $2,115,000.

H Power’s Marketing and Technology Development Alliances

H Power intends to aggressively pursue additional manufacturing, marketing and distribution alliances, and the following represent some of the significant relationships that H Power has established:

Mitsui & Co., Ltd.    In May 2000, H Power entered into a renewable two-year distribution arrangement with Mitsui & Co., Ltd. Under the terms of this arrangement, H Power granted Mitsui the right to distribute and sell H Power’s fuel cell products in Japan. This agreement has been renewed through May 2003. The terms and conditions of each purchase and sale of H Power’s fuel cell products by and to Mitsui, if any, will be determined through the negotiation of separate purchase and sales contracts. In September 2001, H Power and Mitsui formed H Power Japan, a Japanese corporation headquartered in Tokyo. Both H Power and Mitsui have a 50% ownership in the newly created company. H Power Japan’s initial activity is to perform a feasibility and market study for a sales and distribution network in Japan. As a result of the restructuring plan, H Power’s business relationship with Mitsui will likely be negatively impacted due to the suspension of the RCU development. H Power cannot determine whether any liabilities will arise from the suspension of the RCU development in connection with its alliance with Mitsui & Co., Ltd.

Ball Aerospace & Technologies Corp.    In September 2000, H Power signed a memorandum of understanding with Ball Aerospace & Technologies Corp., a subsidiary of Ball Corporation, whereby H Power will supply fuel cell stacks capable of supplying between 10 and 500 watts of electricity for Ball’s PPS-15, PPS-50 and PPS-100 portable power systems sold to the U.S. military and others requiring similar sophisticated power sources.

SGL Carbon LLC.    In October 2000, H Power entered into a Memorandum of Understanding with SGL Carbon LLC, to jointly develop cost-effective graphite plate components customized for use in H Power’s PEM fuel cell systems. Although the MOU has expired, H Power continues to work closely with SGL in developing and evaluating the performance of low cost graphite plate components.

Osaka Gas Co., Ltd.    In April 2001, H Power entered into a second joint study agreement with Osaka Gas Co., Ltd. to develop alpha units of 500 watt cogeneration fuel cell systems using H Power’s proprietary fuel cell systems and Osaka Gas’ proprietary steam reforming technology. H Power has completed the shipments of the alpha units to Osaka Gas pursuant to such agreement whereby they will be field tested in Japan. In June 2002, H Power entered into a third joint study agreement to develop beta systems of the 500 watt cogeneration fuel cell systems. The objective was to develop and offer one kilowatt and 500 watt cogeneration systems in Japan where the demand for low power alternative energy systems is strong. As a result of the restructuring plan, H Power’s business relationship with Osaka Gas will likely be negatively impacted due to the suspension of the RCU development. H Power cannot determine whether any liabilities will arise from the suspension of the RCU development in connection with its alliance with Osaka Gas Co., Ltd.

Gaz de France.    In May 2001, H Power amended H Power’s original memorandum of understanding with Gaz de France, whereby GDF will be H Power’s preferred partner for the development of fuel cells in France. As part of the amendment to the MOU, GDF agreed to purchase six of H Power’s beta residential co-generation units. With GDF’s cooperation, H Power began the process of obtaining mandatory certifications and standards marking necessary for the use and sale of H Power’s products within any European Union member country. As a result of the restructuring plan, H Power’s business relationship with Gaz de France will likely be negatively impacted due to the suspension of the RCU development. H Power cannot determine whether any liabilities will arise from the suspension of the RCU development in connection with its alliance with Gaz de France.

Naps Systems Oy.    In June 2001, H Power entered into a distribution and development agreement with Naps Systems Oy, a subsidiary of Fortum Corporation, located in Finland. Naps Systems will distribute H Power’s standard and customized off-grid fuel cell systems in select Asian and European countries. The agreement also calls for H Power and Naps Systems to work toward the further development of fuel cell products for off-grid use, and both companies will work toward the marketing and selling of such future products. During fiscal 2002, Naps chose one of H Power’s cogeneration systems for a sustainable energy project in Sweden. This fuel cell system is intended to be the core energy source for an Environmental Information Center, fueled by stored hydrogen produced through a photovoltaic solar system combined with an electrolyzer. In August 2002, Naps Systems ordered five of H Power’s H Core 500 systems for demonstration with their European-based customers.

PSA Peugeot Citroen.    In December 2001, H Power entered into a joint development agreement with Peugeot to develop low power fuel cells that will be used in light duty vans. The 7-kilowatt fuel cells will be used as range extenders to increase the range of an electric powered car. H Power expects to receive minimum revenues of $2 million over three years from this agreement. H Power is in compliance with the terms and conditions of its joint development agreement with Peugeot. H Power is currently in negotiations with Peugeot regarding the implications of the proposed merger on H Power’s ability to honor its obligations under the joint development agreement.

The agreements and arrangements described in this section, “H Power’s Marketing and Technology Development Alliances,” may not be modified or terminated by H Power in advance of the potential consummation of the merger without the prior consent of Plug Power.

Intellectual Property

H Power has a total of 22 patents issued or allowed of which 18 are in the United States, 2 are in Taiwan and one is in each of Indonesia and Mexico. These issued patents will remain in effect for the next 13 to 17 years. In addition, H Power currently has 17 patent applications pending in the United States alone relating to fuel cell technology containing proprietary features arising from H Power’s development efforts. H Power has also filed numerous “Document Disclosures” with the U.S. Patent and Trademark Office in preparation for submitting corresponding patent applications. H Power has also accumulated substantial trade secrets and “know-how” since its inception relating to fuel cell stacks, fuel cell design, fuel processing technology and assembly, and H Power relies on confidentiality agreements to protect many of these trade secrets and know-how. H Power believes, however, that H Power’s success is substantially dependent on the knowledge, experience and technical expertise of H Power’s employees. In this regard, all of H Power’s key employees are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while employed by H Power. These agreements also contain non-competition and non-solicitation clauses for the term of employment and for one year thereafter.

Competition

H Power competes against existing and emerging technologies in H Power’s targeted markets for stationary and portable applications. H Power competes primarily on the basis of reliability, efficiency, cost and environmental considerations. Competitors that H Power is aware of who are developing PEM fuel cells include: Plug Power, which has executed a merger agreement with H Power (see the section entitled “The Merger and Related Transactions—The Merger Agreement” appearing on page 79 of this joint proxy statement/prospectus), International Fuel Cells, a unit of United Technologies Corp., Ballard Power Systems Inc., Avista Corp., IdaTech Corporation, Nuvera Fuel Cells Inc., Hydrogenics Corporation, Toyota Motor Corporation, Sharp Corporation, Toshiba Corporation and Global Thermoelectric Inc. A number of major manufacturing and automotive companies also have in-house PEM fuel cell development efforts. The markets for electricity are intensely competitive.

There are many companies engaged in all areas of traditional and alternative electric power generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas and specialized electronic firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating diesel engines and microturbines as well as grid-supplied electricity. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than H Power has.

H Power also competes with companies that are developing other types of fuel cells. In addition to PEM fuel cells, phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells are generally considered to have viable commercial applications. These fuel cells differ with regard to cell materials and operating temperature. While all fuel cell types have potential environmental and efficiency advantages over traditional power sources, H Power believes that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale applications.

H Power believes that H Power’s systems will also compete with other distributed generation technologies, including microturbines, solar and wind powered systems and engine-generators, and with current conventional power sources such as batteries and on-grid electricity. H Power believes that for certain premium power markets, H Power’s fuel cells will be quieter, environmentally cleaner, more efficient and less expensive than other distributed generation technologies. However, the cost of electricity provided through the grid is substantially less than the cost of electricity provided by H Power’s fuel cells, and it may be several years before the cost of fuel cells decline to the level necessary to compete with the grid.

Government Regulation

H Power does not believe that it will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. H Power anticipates, however, that H Power’s products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. Any government regulation may depend, in part, upon whether a system is placed outside or inside a home. Product safety standards have been established covering the overall fuel cell system (ANSI Z21.83) and the power conversion electronics (UL 1741). H Power’s product is being designed in compliance with these standards. At this time, H Power does not know which jurisdictions, if any, will impose regulations upon H Power’s products or installation. H Power also does not know the extent to which any existing or new regulations may impact H Power’s ability to distribute, install and service H Power’s products. Once H Power’s products reach the commercialization stage and H Power begins distributing its systems to its early target markets, federal, state or local government entities or competitors may seek to impose regulations. H Power intends to encourage the standardization of industry codes to avoid having to comply with differing regulations on a state-by-state or locality-by-locality basis. H Power has obtained its Canadian Standards Association certification for its EPAC product.

Employees

As of January 15, 2003, H Power employed 179 persons. None of H Power’s employees are represented by a labor union. H Power considers its relationships with its employees to be satisfactory. All key employees have signed confidentiality and non-competition agreements. These agreements prohibit H Power’s employees from disclosing any of H Power’s confidential information at any time during or after their employment with H Power and prohibit them from competing with H Power for one year following termination of their employment. Consistent with its restructuring plan, H Power intends to reduce its workforce by at least 100 people in the third quarter of fiscal 2003. H Power may terminate certain employment relationships in the interest of reducing cash expenditures and increasing the merger consideration to be received by H Power’s stockholders.

Properties

H Power’s principal executive offices are located in Belleville, New Jersey, where H Power leases through two separate leases approximately 27,000 square feet in two buildings in an industrial park. Each of these leases was due to expire in July 2002 and has been extended to July 2003 with an option to renew for an additional year to July 2004. H Power does not intend to renew these leases. In January 2001, H Power entered into a lease for a 90,000 square foot manufacturing facility in Monroe, North Carolina. This lease expires ten years from date of occupancy with two successive five-year renewal options. In June 2001, HPEC leased approximately 28,000 square feet in an industrial park near Montreal which expires in May 2011 with an option to renew for an additional five years. HPEC also leases an additional 2,900 square feet of manufacturing space near Montreal, which expires in March 2003.

Legal Proceedings

Except as follows, H Power is not a party to any material pending legal proceedings, nor is any of H Power’s property, including intellectual property, the subject of any material pending legal proceedings.

H Power has received a complaint and summons, dated December 10, 2002, from havePOWER, LLC, in the U.S. District Court of Maryland. The complaint and summons names both H Power and Plug Power as defendants.

havePOWER is alleging breach of a Memorandum of Understanding with H Power dated May 7, 2001, which stated that H Power and havePOWER agreed to work in good faith and use best efforts to enter into a distribution agreement by June 2001. The parties never entered into a distribution agreement. The complaint seeks damages against H Power of not less than $10,000,000, as well as certain injunctive relief. H Power filed an answer on January 13, 2003. Discovery has not yet commenced.

H POWER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of H Power’s financial condition and results of operation should be read in conjunction with H Power’s consolidated financial statements and the notes thereto appearing elsewhere in this joint proxy statement/prospectus. When used in the following discussion, the words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. These risks include, but are not limited to, those set forth herein. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.

Overview

H Power designs, develops, markets and manufactures proton-exchange membrane, or PEM, fuel cells and fuel cell systems. Fuel cells are devices that produce electrical energy without combustion and its associated environmental contaminants. The fuel cell systems H Power makes and markets are designed to complement or replace conventional power sources, such as batteries and electric power generators. The use of alternative electric power systems is desirable in situations where conventional power sources cannot adequately, economically or technologically supply the power required.

H Power was incorporated in June 1989 under the laws of the State of Delaware. A substantial portion of H Power’s business activity, from inception, was development of products subject to various government contracts. The most significant of these contracts were used to develop fuel cell powered vehicles, stationary power systems, communications backup power systems and diesel reformers. Although these contracts have historically accounted for a substantial portion of H Power’s revenues, they have diminished in importance as a result of H Power’s focus on commercialization of its fuel cell systems.

On November 11, 2002, H Power and Plug Power entered into the merger agreement providing for a business combination between H Power and Plug Power. If the merger becomes effective, a wholly-owned subsidiary of Plug Power will be merged with and into H Power, and H Power will become a wholly-owned subsidiary of Plug Power. Each issued and outstanding share of common stock of H Power will be converted into the right to receive approximately .86 shares of common stock of Plug Power, subject to, among other things, (1) the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger, (2) the average Plug Power common stock price as defined in the Merger Agreement and (3) the transaction value price, which is determined based on, among other factors, H Power’s cash, cash equivalents, and short-term investments, as adjusted by items defined in the Merger Agreement (“Net Cash”) at the effective time of the merger with fractional shares paid in cash. The merger requires the approval of both H Power and Plug Power shareholders and is subject to certain closing conditions. H Power and Plug Power are working to complete the transaction no later than March 31, 2003. The Merger Agreement provides for payment of a $2 million termination fee by H Power under certain circumstances.

As discussed above, the merger consideration to be received by H Power’s stockholders will depend in part upon H Power’s remaining Net Cash at the effective time of the merger, as set forth in the Merger Agreement. In order to maximize Net Cash, H Power has started the process of restructuring its operations.

As part of the restructuring process, H Power intends to, among other things, reduce its current workforce of 179 personnel by at least 100 during the quarter ended February 28, 2003 which will result in severance and other compensation charges in that quarter of approximately $428,000. In the quarter ended November 30, 2002, H Power approved and has commenced the process of consolidating its business operations. This will result in the closing of H Power’s New Jersey facilities by July 2003, which coincides with the expiration of the facility leases, and consolidating the operations in North Carolina. A charge of $197,743 has been recorded in the second quarter to reduce the net book value of excess office, computer and manufacturing equipment in New Jersey to its net realizable value as these assets will be disposed of. These actions are anticipated to take place even if the merger is not completed. In addition to anticipated workforce reductions and consolidation of business operations, inventory related to the RCU4500 product line was written down to its net realizable value resulting in a charge of $188,000 in the second quarter. The production of products has been decreased significantly although H Power is continuing delivery of products pursuant to customer purchase orders. Some customer purchase orders have been cancelled since the announcement of the execution of the merger agreement. Research and development activities have been substantially reduced. H Power continues to evaluate whether additional restructuring is necessary and additional charges to operations related to any further restructuring activities may be incurred in future periods.

H Power has also entered into a termination agreement (the “Termination Agreement”) with ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc. (collectively “ECO”). Pursuant to this Termination Agreement, all prior agreements with ECO, as described below, will terminate if and when the merger occurs and H Power will pay ECO a termination fee of $2,115,000 in addition to payments due to ECO by H Power pursuant to prior agreements which are anticipated to be $1,600,000 by the effective time of the merger. During the third fiscal quarter of 2003, in light of the pending merger, ECO is continuing to evaluate its activities being performed under prior agreements.

In 1997, H Power began to use its technologies to develop higher power, stationary PEM fuel cell products for use as primary and supplemental on-site electric power systems for residential use. In August 1999, H Power entered into a ten-year agreement with ECO. ECO is an association of approximately 300 U.S. rural electric cooperatives. The agreement provided for the purchase of $81 million of H Power’s fuel cell products which ECO would market, sell, install and service through the rural electric cooperatives. In April 2002, H Power and ECO amended the agreement (the “Amended Agreement”) which continues to provide for the purchase of $81 million of fuel cell products from H Power. H Power and ECO also amended the products and delivery schedule to include both stationary and portable products, increased the unit prices of the products, extended the period of time for the delivery of the substantial majority of the products to 2005 through 2008, and reduced the number of prototype units to be delivered to 21 at a fixed price of $1,380,500. Under the terms of the Amended Agreement, H Power also repurchased ECO’s exclusive rights to sell and distribute H Power’s stationary products in areas of the U.S. served by rural electric cooperatives and granted ECO the non-exclusive right to distribute H Power’s other fuel cell products. As consideration for the above, H Power paid ECO $2,100,000 (which is the remaining unrecognized revenue related to the initial distribution rights fees) and reduced deferred revenue on the balance sheet by this amount.

H Power also expanded its relationship with ECO in April 2002 by entering into three agreements, a Sales and Marketing Services Agreement, a Test Reporting and Field Services Agreement and a Memorandum of Agreement (the “MOA”) for a sustainable fuel cell community project. Under the terms of the Sales and Marketing Agreement, ECO will work with H Power to identify potential new markets, applications and distribution channels for H Power’s fuel cell products. Under the terms of the Test Reporting and Field Services Agreement, ECO will support H Power in the installation, maintenance and the setting up of the field service infrastructure to service H Power’s fuel cell products. Under the MOA, ECO will work on the development of a sustainable community that includes the generation, storage, transmission of hydrogen, and distribution of hydrogen based fuel cells. H Power agreed to pay ECO up to $5.4 million through December 31, 2003, in exchange for the services under these agreements. As a result of ECO receiving funding from an alternative source and consistent with the terms of the MOA, H Power’s obligation to ECO has been reduced to $4.4 million. For the quarter and six months ended November 30, 2002 and year ended May 31, 2002, selling, general and administrative expenses include $424,000, $1,219,000 and $904,000, respectively, for services under these agreements. These agreements as well as the Amended Agreement will be terminated pursuant to the Termination Agreement described above if the merger is consummated. H Power is continuing to make payments under these agreements and are obligated to do so if the merger is not consummated.

During August 2001, H Power and Mitsui & Co., Ltd. (“Mitsui”) formed H Power Japan which is a Japanese corporation headquartered in Tokyo. H Power contributed $84,282 for a 50% ownership interest in the newly created corporation, which is being accounted for using the equity method of accounting. H Power Japan’s activities include performing a feasibility study related to the sale and distribution of H Power’s fuel cell products in Japan and potentially in other countries. The impact of this venture on H Power’s results of operation was not material. Since the announcement of the planned merger with Plug Power, Mitsui has significantly reduced marketing activities of H Power’s products in Japan.

H Power has a limited history of generating revenues and its products have only been recently introduced or are still under development. The costs of H Power’s products are currently higher than H Power originally anticipated. Through November 30, 2002, H Power has incurred accumulated losses of approximately $111 million since its inception in 1989 and H Power anticipates incurring significant losses in the future. If H Power is unable to reduce its product costs and achieve its revenue estimates, H Power’s net losses in any given quarter could be greater than expected. In addition, to the extent H Power’s prototype units do not perform to expectations, H Power’s commercialization schedule could be further delayed. You have limited historical financial data and operating results with which to evaluate H Power’s business and prospects. As a result, you should consider H Power’s prospects in light of the early stage of H Power’s business in a new and rapidly evolving market. H Power has commenced limited commercial shipments of its portable products. H Power’s products will be priced substantially higher than competing products and will be used primarily for demonstration purposes by early adopters. As a result, revenues from large scale commercial shipments are not expected to begin until calendar year 2005, if then.

Results of Operations

Comparison of the Three Months Ended November 30, 2002 and November 30, 2001

Revenue

Revenues were $652,000 for the three months ended November 30, 2002 compared to $795,000 for the three months ended November 30, 2001, a decrease of $143,000 or 18%. H Power’s revenues for the three months ended November 30, 2002 were derived approximately 96% from product revenues and 4% from contract revenues. Product revenues for the three months ended November 30, 2002 were comprised of $494,000 and $131,000 in stationary and portable product revenue, respectively, which represents a decrease of $80,000 and $13,000 for stationary and portable product revenue, respectively, when compared to the three months ended November 30, 2001. The decrease in stationary product revenues is a result of decreased sales of RCU4500 products. Contract revenues for the three months ended November 30, 2002 were $27,000, a decrease of $50,000 from $77,000 for the three months ended November 30, 2001. The decrease in contract revenue is primarily due to the elimination of license revenues related to ECO’s exclusive distribution rights recognized during the three months ended November 30, 2001. No additional license revenue will be recognized subsequent to November 30, 2001 as H Power repurchased ECO’s exclusive distribution rights in December 2001.

Costs of Revenues.

Costs of revenues were $1,961,000 for the three months ended November 30, 2002 compared to $918,000 for the three months ended November 30, 2001, an increase of $1,043,000 or 114%. The increase in the cost of revenues is a result of $318,000 in costs related to a contract currently in process that may not be recoverable, $247,000 for potential disallowed costs and potential refunds associated with a governmental contract with the remainder of the increase primarily being fixed facility and manufacturing costs. H Power anticipates that its cost of revenues will exceed its revenues for the foreseeable future due to the current cost of H Power’s fuel cell subsystems, limited production volumes and H Power’s fixed manufacturing costs. H Power is pursuing cost reductions of its fuel cell subsystems and components as the cost of H Power’s initial beta units must be significantly reduced to be attractive to the markets H Power intends to serve.

Research and Development Expenses.

Research and development costs were $4,678,000 for the three months ended November 30, 2002 compared to $4,694,000 for the three months ended November 30, 2001, a decrease of $16,000. H Power’s research and development efforts include the continuing development of its stationary power fuel cell systems and the development of H Power’s portable and mobile products. The decrease in research and development expenses is primarily due to the material and personnel costs associated with stationary and portable fuel cell prototype systems that were built and tested in the three months ended November 30, 2001 in an effort to accelerate the development of these systems. Similar levels of prototype costs were not incurred in the three months ended November 30, 2002.

Selling, General and Administrative.

Selling, general and administrative costs were $2,442,000 for the three months ended November 30, 2002 compared to $2,049,000 for the three months ended November 30, 2001, an increase of $393,000. This increase consists of an increase in selling expenses of $498,000 which includes costs of $424,000 for sales and marketing related services provided by ECO. The increase in selling expenses is partially offset by reduced general and administrative expenses associated with H Power’s continuing emphasis on cost controls.

Other Costs.

During the three months ended November 30, 2002, other expenses includes $966,000 for legal, accounting and investment banking fees incurred in conjunction with H Power’s proposed merger with Plug Power and $198,000 for asset impairments related to the closing of H Power’s facilities in New Jersey. H Power anticipates that total professional fees related to the merger will be in excess of $2,500,000. During the three months ended November 30, 2001, other costs include $370,000 for costs incurred as H Power prepared for production in its North Carolina manufacturing facility. These pre-production expenses include personnel, recruiting and training costs of $237,000 and costs for rent, utilities, insurance and other facility related costs totaling $133,000.

Interest Income And Other, Net.

Interest income and other, net was $219,000 for the three months ended November 30, 2002 compared to $682,000 for the three months ended November 30, 2001, a decrease of $463,000. The decrease was primarily a result of less interest income earned due to lower interest rates and H Power’s reduced short-term investment balances.

Comparison of the Six Months Ended November 30, 2002 and November 30, 2001

Revenues.

Revenues were $1,595,000 for the six months ended November 30, 2002 compared to $1,166,000 for the six months ended November 30, 2001, an increase of $429,000 or 37%. H Power’s revenues for the six months ended November 30, 2002 were derived approximately 69% from product revenues and 31% from contract revenues. Product revenues for the six months ended November 30, 2002 were $1,093,000, an increase of $147,000 from $946,000 for the six months ended November 30, 2001. Contract revenues for the six months ended November 30, 2002 were $502,000, an increase of $282,000 from $220,000 for the six months ended November 30, 2001. The increase in product revenues is primarily due to increased sales of portable power products in the current period. The increase in contract revenue is primarily due to revenues from the sale of beta units to and revenue associated with H Power’s contract with PSA Peugeot Citroen.

Cost of Revenues.

Cost of revenues were $3,618,000 for the six months ended November 30, 2002 compared to $1,297,000 for the six months ended November, 2001, an increase of $2,321,000 or 179%. The increase in the costs of revenues is a result of product costs associated with increased revenues, $318,000 in costs related to a contract currently in process that may not be recoverable, $247,000 for potential disallowed costs and potential refunds associated with a governmental contract with the remainder of the increase primarily being fixed facility and manufacturing costs. H Power anticipates that H Power’s cost of revenues will exceed H Power’s revenues for the foreseeable future due to the current cost of H Power’s fuel cell subsystems, limited production volumes and H Power’s plans to increase production capacity. H Power is pursuing cost reductions of H Power’s fuel cell subsystem and component costs as the cost of H Power’s initial beta units must be significantly reduced to be attractive to the markets H Power intends to serve.

Research and Development Expenses.

Research and development costs were $8,452,000 for the six months ended November 30, 2002 compared to $10,631,000 for the six months ended November 30, 2001, a decrease of $2,179,000. H Power’s research and development efforts include the continuing development of H Power’s stationary power fuel cell systems and the development of H Power’s portable and mobile products. The decrease in research and development expenses is primarily due to the material and personnel costs associated with stationary and portable fuel cell prototype systems that were built and tested in the six months ended November 30, 2001 in an effort to accelerate the development of these systems. Similar levels of prototype costs were not incurred in the six months ended November 30, 2002.

Selling, General and Administrative.

Selling, general and administrative costs were $5,232,000 for the six months ended November 30, 2002 compared to $4,107,000 for the six months ended November 30, 2001, an increase of $1,125,000. This increase consists of an increase in selling expenses of $1,466,000 which includes costs of $1,219,000 for sales and marketing related services provided by ECO. The increase in selling expenses is partially offset by reduced general and administrative expenses associated with H Power’s continuing emphasis on cost controls.

Other Expenses.

During the six months ended November 30, 2002, other expenses includes $1,164,000 for legal, accounting and investment banking fees incurred in conjunction with H Power’s proposed merger with Plug Power and $197,743 for asset impairments related to the proposed closing of H Power’s facilities in New Jersey. H Power anticipates that total professional fees related to the merger will be in excess of $2,500,000. During the six months ended November 30, 2001, other expenses includes $677,000 for costs incurred as H Power prepared for production in H Power’s North Carolina manufacturing facility. These pre-production expenses include personnel, recruiting and training costs of $397,000 and costs for rent, utilities, insurance and other facility related costs totaling $280,000.

Interest Income and Other, Net.

Interest income and other, net was $505,000 for the six months ended November 30, 2002 compared to $1,634,000 for the six months ended November 30, 2001, a decrease of $1,129,000. The decrease was primarily a result of less interest income earned due to lower interest rates and H Power’s reduced short-term investment balances.

Comparison of the Years Ended May 31, 2002 and May 31, 2001

Revenues

Revenues were $2,576,000 for the year ended May 31, 2002 compared to $3,643,000 for the year ended May 31, 2001, a decrease of $1,067,000 or 29%. H Power’s revenues for the year ended May 31, 2002 were derived approximately 71% from product revenues and 29% from contract revenues. Product revenues for the year ended May 31, 2002 were $1,820,000, an increase of $346,000 from $1,474,000 for the year ended May 31, 2001. Contract revenues for the year ended May 31, 2002 were $756,000, a decrease of $1,414,000 from $2,170,000 for the year ended May 31, 2001. The increase in product revenues for the annual comparative periods is principally due to H Power’s emphasis on the commercialization of its fuel cell products which resulted in increased sales of its stationary and portable power products to primarily Mitsui & Co., Ltd. and PSA Peugeot Citroen. The decrease in contract revenues for the annual comparative periods is a result of H Power’s decreased emphasis on government contracts. Contract revenue for the year ended May 31, 2002 was principally derived from the alpha/beta phase of the ECO contract and a contract to develop fuel cells for PSA Peugeot Citroen. H Power believes that its contract revenues will continue to decline in the future as the final planned alpha/beta units under H Power’s contract with ECO are delivered, and as H Power is not actively pursuing government contracts and is concentrating its efforts on its commercial products.

Cost of Revenues

Cost of revenues was $4,181,000 for the year ended May 31, 2002 compared to $5,493,000 for the year ended May 31, 2001, a decrease of $1,312,000. The decrease in cost of revenues is principally due to the estimated loss accrued for the alpha/beta phase of the ECO contract of $1,280,000 in the year ended May 31, 2001. During the year ended May 31, 2002, no additional loss on this contract was incurred. In addition, H Power and ECO amended H Power’s operating agreement in April 2002 which reduced the number of alpha/beta units to be delivered to ECO from 32 to 21 units and reduced certain of H Power’s obligations under the alpha/beta phase of the contract. This resulted in a net reduction of $287,000 in both cost of revenues and the estimated loss accrual in fiscal year 2002. Currently, H Power’s cost of material is higher than H Power anticipated and H Power has excess production capacity, therefore, H Power anticipates that its cost of revenues will exceed its revenues for at least the next year, until H Power is able to reduce material costs and increase production.

Research and Development

Research and development costs were $18,905,000 for the year ended May 31, 2002 compared to $13,466,000 for the year ended May 31, 2001. The increase in research and development costs of $5,439,000 is primarily the result of additional stationary and portable fuel cell prototype systems which were built and tested in an effort to accelerate the development of these systems. Salaries and employee related costs increased by $1,324,000 for fiscal year 2002 when compared to the same period last year. During the year ended May 31, 2002 costs of materials and supplies related to the building of test units and other development activities, including the write down of obsolete and excess components, increased by approximately $3,772,000 when compared to the same period last year. The remaining increases in research and development costs are primarily related to fees paid to outside suppliers as well as research facilities and related overhead expenses.

Selling, General and Administrative

Selling, general and administrative costs were $9,158,000 for the year ended May 31, 2002 compared to $11,846,000 for the year ended May 31, 2001, a decrease of $2,688,000. During the year ended May 31, 2001, H Power incurred stock compensation charges of $4,400,000 related to stock options exercised by two former consultants and directors. Excluding the non-cash stock compensation charge in the year ended May 31, 2001, selling, general and administrative expenses increased $1,712,000. This increase consists of an increase in selling expenses of $2,249,000 which includes sales and marketing related services provided by ECO of $904,000. The remaining increase in selling expenses is primarily due to increases in personnel and their related costs and costs associated with the promotion of H Power’s portable power products. The increase in selling expenses is offset by reduced general and administrative expenses associated with H Power’s continuing emphasis on cost controls.

Other Expenses

During the year ended May 31, 2002, other expenses of $677,000 were incurred as H Power prepared for production in its North Carolina manufacturing facility. These pre-production expenses include personnel, recruiting and training costs of $397,000 and costs for rent, utilities, insurance and other facility related costs totaling $280,000.

Interest Income and Other, Net

Interest income and other, net was $2,436,000 for the year ended May 31, 2002 compared to $5,011,000 for the year ended May 31, 2001, a decrease of $2,575,000. This decrease was primarily a result of less interest income earned due to lower interest rates and H Power’s reduced short-term investment balances.

Interest Expense

Interest expense related to equipment financing for the year ended May 31, 2002 was $5,465. There was no interest expense recorded for the year ended May 31, 2001.

Comparison of the Years Ended May 31, 2001 and May 31, 2000

Revenue

Revenues were $3,643,000 for the year ended May 31, 2001 compared to $3,680,000 for the year ended May 31, 2000, a decrease of $37,000 or 1%. H Power’s revenues for the year ended May 31, 2001 were derived approximately 60% from contract revenues and 40% from product revenues. Contract revenues for the year ended May 31, 2001 were $2,169,000, a decrease of $834,000 from $3,003,000 for the year ended May 31, 2000. Product revenues for the year ended May 31, 2001 were $1,474,000, an increase of $797,000 from $677,000 for the year ended May 31, 2000. The decrease in contract revenues and the increase in product revenues for the annual comparative periods is principally due to H Power’s emphasis on commercialization of its fuel cell products. Contract revenues for the year ended May 31, 2001 were principally derived from contracts with the National Institute of Standards & Technology to build and demonstrate a 5 kilowatt fuel cell system for primary and backup power for telecommunication systems and the alpha/beta phase of the ECO contract. Product revenues for the year ended May 31, 2001 were derived from sales of stationary high power units to Mitsui & Co., Ltd., Hydro Quebec and Gaz de France and sales of low power portable systems to various customers. With the exception of the alpha/beta phase of the ECO contract, H Power believes that its contract revenues will continue to decline in the future as H Power is concentrating its efforts on its commercial products and is not actively pursuing government contracts.

Cost of Revenue

Cost of revenues was $5,493,000 for the year ended May 31, 2001 compared to $3,458,000 for the year ended May 31, 2000, an increase of $2,035,000. The increase in the cost of revenues is principally due to the accrual of losses estimated for the alpha/beta phase of the ECO contract of $1,280,000 discussed in Note 1 of the consolidated financial statements included herein and the increased cost of product revenues resulting from increasing sales and increasing costs associated with adding additional manufacturing capacity required to produce H Power’s products in larger quantities. H Power anticipates that its cost of revenues will exceed its revenues for the foreseeable future as H Power increases its capacity consistent with increasing demand for its products. Cost of revenues as a percentage of revenues will continue to increase in the foreseeable future as H Power continues to add manufacturing capacity, principally in H Power’s new North Carolina facility.

Research and Development

Research and development costs were $13,466,000 for the year ended May 31, 2001 compared to $5,339,000 for the year ended May 31, 2000. The increase in research and development costs of $8,127,000 is primarily the result of costs associated with the continuing development of H Power’s high power fuel cell systems and the development of its portable and mobile systems. Salaries and employee related costs increased by $2,538,000 for the fiscal year 2001 when compared to the same period the previous year. During the year ended May 31, 2001 costs of materials and supplies related to the building of test units and other development activities increased by approximately $4,611,000 when compared to the same period the previous year. Included in this was the write down of obsolete and excess components of $1,460,000 resulting from H Power’s determination that a significant portion of this inventory would be used for internal test units, which were not sold to third parties, and were used in other product development activities. The remaining increases in research and development costs were primarily related to fees paid to outside suppliers as well as research facilities and related overhead expenses. In May 2001, H Power’s Canadian operations moved into a new facility and incurred non-recurring costs associated with this move, including the write off of unamortized leasehold improvements.

Selling, General and Administrative

Selling, general and administrative costs were $11,846,000 for the year ended May 31, 2001 compared to $12,565,000 for the year ended May 31, 2000, a decrease of $719,000. During the year ended May 31, 2001, H Power incurred stock compensation charges of $4,400,000 related to stock options exercised by two former consultants and directors. During the year ended May 31, 2000, H Power incurred charges for cash payments totaling $2,100,000 to terminate H Power’s agreements with the two former consultants and directors and NBG Technologies, Inc., and an associated stock compensation charge of $5,175,000 relating to the issuance of stock options granted concurrently with the termination of those agreements and payment of services. Excluding these non-cash stock compensation charges and nonrecurring cash payments in both years, selling, general and administrative expenses increased $2,156,000. This increase consisted primarily of $770,000 in salaries and employee related expenses, $617,000 in professional services and supplies including professional services related to site identification, lease negotiations and lease preparation for H Power’s facilities in Montreal, North Carolina and New Jersey and other expenses concurrent with the growth of H Power’s operations.

Interest Income and Other, Net

Interest income and other, net was $5,011,000 for the year ended May 31, 2001 compared to $746,000 for the year ended May 31, 2000, an increase of $4,265,000. This increase was primarily a result of interest income earned from the investment of the net proceeds of H Power’s initial public offering which was concluded in August 2000. This increase was partially offset by a loss on foreign exchange for the year ended May 31, 2001 of $137,000 compared to a loss of $23,000 for the year ended May 31, 2000.

Interest Expense

There was no interest expense recorded for the year ended May 31, 2001. Interest expense for the year ended May 31, 2000 was $77,000.

Liquidity and Capital Resources

Pursuant to the merger agreement with Plug Power, the merger consideration to be received by H Power’s stockholders will depend in part on the Net Cash in H Power upon the effective date of the merger. In order to maximize Net Cash, H Power is restructuring its operations by, among other things, reducing its workforce, closing its New Jersey facilities, discontinuing the RCU4500 product line and suspending the development of other product lines. H Power’s capital requirements depend on numerous factors, including, but not limited to, completion of H Power’s product development activities that allow it to produce its products in a cost effective manner, and market acceptance of H Power’s systems. H Power will continue to make significant expenditures on the development of its PEM fuel cell systems. H Power will need to raise additional funds to execute H Power’s business plan and achieve commercialization. There can be no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, or at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of H Power’s then current stockholders will be reduced. In addition, H Power intends to seek strategic partners and suppliers for technical and/or financial assistance in completing the development of H Power’s products. In the event H Power is unsuccessful in entering into such strategic arrangements, H Power may be unable to complete the development of H Power’s products.

At November 30, 2002 and May 31, 2002, H Power had net working capital of approximately $44,468,000 and $60,279,000, respectively. Net working capital included cash, cash equivalents, restricted cash and short-term investments totaling $44,806,000 and $59,758,000 in the respective periods. The decrease in net working capital of $15,811,000 is primarily a result of cash used to fund operations, merger related expenses and the purchase of plant and equipment.

Net cash used by operating activities for the six months ended November 30, 2002 was $14,321,000 compared to $12,874,000 for the six months ended November 30, 2001. For the six months ended November 30, 2002 and 2001, cash was used primarily to fund the net loss of $16,366,000 and $13,913,000 respectively. The non-cash portion of the operating losses related primarily to depreciation and amortization of $964,000 and $465,000 for the six months ended November 30, 2002 and 2001 which increased primarily due to the added depreciation for H Power’s new facility in North Carolina and changes in the other components of working capital. Accounts payable primarily increased due to the costs incurred in connection with the planned merger.

For the six months ended November 30, 2002 and 2001, cash provided by investing activities included the disposition of short-term investments of $9,999,000 and $17,923,000. Cash used for the six months ended November 30, 2002 and 2001 was primarily for capital expenditures of $499,000 and $5,335,000.

In January 2001, H Power signed a ten-year lease for approximately 90,000 square feet of manufacturing and office space in Monroe, North Carolina. This lease has two five-year renewal options exercisable at the end of the 10th year. H Power occupied the facility in July 2001. The annual base rental rate for this facility is approximately $308,000, subject to annual inflation adjustments. In addition to the base rent, H Power is responsible for the cost of maintenance, taxes and insurance.

H Power currently occupies space in New Jersey in two adjacent facilities. Leases for these facilities were due to expire in July 2002 and have been extended to July 2003 with an option to renew for an additional year to July 2004. Consistent with H Power’s approved restructuring plan which it is implementing, H Power does not intend to renew either of these leases.

The lease for H Power’s former facility in Canada was terminated in July 2001, prior to the September 2001 expiration date, for approximately $5,500. H Power signed a ten-year Offer to Lease for a facility in Canada with approximately 28,000 square feet in January 2001. H Power commenced its operations in this facility in May 2001. This lease has a five-year renewal option exercisable at the end of the 10th year. The annual base rental rate for this facility for the first and second five year periods is approximately $171,000 and $198,000, respectively. In addition to the base rent, H Power is responsible for the cost of maintenance, taxes and insurance. H Power also leases an additional facility in Canada with 2,900 square feet which expires in March 2003.

The successful execution of H Power’s restructuring plan includes meeting revenue estimates, the continuation of H Power’s product development activities, and the continuation of sales and marketing to support the commercialization of H Power’s fuel cell systems. H Power anticipates that it will incur substantial losses over at least the next few years due to expenditures for these activities. The successful commercialization and introduction of H Power’s products may be affected by the cost competitiveness of its products, the future costs of fuels used by its products, consumer reluctance to try a new product, the pace of utility deregulation nationwide and the emergence of newer, more competitive technologies and products. These factors may affect H Power’s ability to secure additional funding which, in the event the merger is not consummated, H Power will pursue during fiscal 2003. H Power believes that the net proceeds of $102 million, which were received in conjunction with H Power’s IPO in August 2000, will be adequate to fund H Power’s operations at least through May 31, 2004.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires H Power’s management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. As such, H Power is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which H Power believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Revenue Recognition

H Power derives its revenue from primarily two sources, product revenue and contract revenue. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

Revenues from sales of products are recognized when the product has been shipped and H Power has met its obligations under the sales contract. Revenues from sales of products requiring H Power to perform installation are recognized when installation has been completed. Revenues from sales of products allowing a customer acceptance period are recognized at the conclusion of the acceptance period. Revenues from sales of test and evaluation products which are used by customers primarily for research and development purposes and are sold without a right of return and without a customer acceptance period are recognized when the product has been shipped.

Revenues on contracts include reimbursed direct costs and allowable allocated indirect costs incurred, plus recognized profits. Profit is recognized on cost-reimbursable contracts as costs are incurred, and under fixed- price contracts on the cost-to-cost method or the units of delivery method or the percentage-of-completion method. When it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. The impact of revisions in contract estimates are recognized on a cumulative catch up basis in the period in which revisions are made. The complexity of the estimation process and all issues related to the percentage-of-completion method of contract accounting affect the amounts reported in H Power’s financial statements. A number of internal and external factors affect H Power’s cost estimates including labor rates, future materials prices and customer specification and testing requirements changes. The revenues related to contracts which qualify as best-efforts research and development arrangements are treated as an offset to H Power’s research and development expenses. Revenues from product distribution rights fees related to H Power’s agreement with ECO are deferred and recognized as contract revenue on a straight-line basis over the term of the distribution agreement. As of May 31, 2002, there are no additional product distribution rights fees included in deferred revenue that will be recognized as contract revenue in future periods.

Inventories

H Power values its inventory at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. H Power regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on H Power’s estimated forecast of product demand and production requirements. In addition, H Power’s industry is characterized by technological change, frequent new product development and product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Therefore, any significant unanticipated changes in H Power’s forecasts or technological developments could have a significant impact on the value of H Power’s inventory and H Power’s reported operating results.

Product Warranty

H Power offers warranties of various lengths to its customers depending upon the specific product and terms of the customer purchase agreement. H Power typically negotiates varying terms regarding warranty coverage and length of warranty dependant upon the product involved and the type of customer. H Power’s typical warranties require it to repair or replace defective products during the warranty period at no cost to the customer. As of the balance sheet date, H Power records an estimate for warranty related costs for products sold based on H Power’s historical experience and expectation of future conditions. While H Power believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from future actual warranty costs.

Long-Lived Assets

Long-lived assets including plant, equipment, intangible and certain other long-lived assets are amortized over their useful lives. H Power periodically reviews the useful lives and carrying values of its long-lived assets for continued appropriateness. H Power records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items.

Contractual Obligations

The following table summarizes H Power’s contractual obligations in the fiscal years subsequent to May 31, 2002:

Contractual Obligations	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Obligations to ECO*	$3,445,334	$2,520,002	$925,332	$—	$—
Long-term debt	139,415	14,890	53,954	70,571	—
Operating leases	4,856,168	629,865	1,507,263	1,080,691	1,638,349

Total	$8,440,917	$3,164,757	$2,486,549	$1,151,262	$1,638,349

*	In the event the merger is consummated, it is expected that H Power will pay ECO a termination fee of $2,115,000 in 2003, in addition to any remaining payments in the table above.

Quantitative and Qualitative Disclosures about Market Risk

H Power’s financial market risk includes risks associated with international operations and related foreign currencies, as H Power has a significant operation in Canada. Expenses in this operation are incurred in Canadian dollars and therefore are subject to foreign currency exchange risk. Through November 30, 2002, H Power has not experienced any significant negative impact on its operations as a result of fluctuations in foreign currency exchange rates. In addition, H Power’s international business is subject to the risks typical of an international business including, but not limited to, differing economic conditions, changes in political climate, differing tax structures and other legal regulations and restrictions, and foreign exchange rate volatility. Accordingly, H Power’s future results could be materially and adversely affected by changes in these and other factors.

The primary objective of H Power’s investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. H Power maintains its portfolio of cash, cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations and money market funds. H Power does not utilize any derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. H Power believes that the investment-grade securities it holds are not subject to any material risks arising from changes in interest rates, however, they may be subject to changes in the financial standing of the issuer of these securities.

Recent Developments

As discussed above, the merger consideration to be received by H Power’s stockholders will depend in part upon H Power’s remaining Net Cash at the effective time of the merger, as set forth in the Merger Agreement. Therefore, H Power is restructuring its operations in order to maximize Net Cash while at the same time preserving basic operational structure in case the merger is not consummated. As required in the Merger Agreement, H Power retained an outside management company to act as H Power’s chief restructuring officer (the “CRO”). The role of the CRO is to assist H Power’s management in implementing cost saving measures and take other actions consistent with the objective of maximizing Net Cash.

H POWER PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of H Power common stock as of January 27, 2003 by:

•	each person known by H Power to own beneficially 5% or more of the H Power common stock,

•	each director of H Power,

•	each executive officer of H Power, and

•	all of the directors and executive officers of H Power as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)
	Number	Percent
Norman Rothstein(3) 311 Links Drive West Oceanside, NY 11572	1,409,486	13.0%

Plug Power Inc.(4) 968 Albany-Shaker Road Latham, NY 12110	1,339,035	12.2%

Sofinov Société Financière D’Innovation Inc. 1981 Avenue McGill College Montreal, Quebec H3A 3C7	1,291,667	12.0%

ECO Fuel Cells, LLC 2201 Cooperative Way Herndon, VA 20171	950,000	8.8%

Frederick Entman(5) 260 Tillou Road South Orange, NJ 07079	941,106	8.7%

Hydro-Québec CapiTech Inc. 75, René-Levesque Blvd. West Montreal, Quebec H2Z 1AU	330,000	3.1%

DQE Enterprises, Inc. One North Shore Center, Suite 100 Pittsburgh, PA 15212	256,543	2.4%

Dr. H. Frank Gibbard(6)	189,350	1.8%

Dr. Arthur Kaufman(7)	189,685	1.8%

Dudley C. Wass(8)	21,666	*

Paul G. McNeill(9)	13,333	*

Gary K. Willis(10)	10,667	*

Leonard A. Hadley(11)	10,667	*

Howard Clark, Jr.(12)	10,667	*

William L. Zang(13)	75,000	*

Ivan Roch	0	*

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)
	Number	Percent

Rachel Lorey Allen(14)	0	*

Robert L. Hance(15)	0	*

All directors and executive officers as a group (11 persons) (16)	521,035	4.8%

*	Less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the address of all persons is c/o H Power Corp., 60 Montgomery Street, Belleville, New Jersey 07109.
(2)
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting and investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 27, 2003 through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement/prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(3)
Includes 55,827 shares held by Mr. Rothstein and 486,000 shares held by Cynthia Rothstein, his spouse. Includes stock options to purchase 160,000 shares granted to Mr. Rothstein. Also includes stock options to purchase 50,000 shares granted to Fuel Cell Components and Integrators, Inc., a company controlled by Mr. Rothstein, 7,000 shares held by his brother Carl Rothstein and 568,839 shares held by his children as follows: Allan Rothstein 257,075 shares, Steven Rothstein 112,764 shares and Tammy Rothstein 199,000 shares. Also includes 25,000 shares held by Mr. Rothstein as trustee for Jordan H. Rothstein 2000 Irrevocable Trust, 25,000 shares held by Mr. Rothstein as trustee for Nicole S. Rothstein 2000 Irrevocable Trust, and 6,820 shares held in custodial accounts for Mr. Rothstein’s grandchildren. Also includes 25,000 shares of common stock held by Dynamark Corp., a company controlled by members of Mr. Rothstein’s family. Mr. Rothstein disclaims beneficial ownership of all shares of common stock held by any members of his family. For a discussion of the stockholders’ and voting agreement to which Mr. Rothstein and his affiliates are subject, see “—Stockholders’ and Voting Agreement.”

(4)
In connection with the merger agreement, Plug Power entered into voting agreements with Dr. H. Frank Gibbard, Dr. Arthur Kaufman and ECO Fuel Cells, LLC. Pursuant to these voting agreements, each of the stockholders agreed to vote and has granted to Plug Power an irrevocable proxy and power of attorney to vote his or its shares of common stock of H Power owned as of November 11, 2002 and acquired thereafter (i) in favor of approval of the merger agreement and the merger and any matter necessary for consummation of the merger; (ii) against (x) approval of any other acquisition proposal, (y) any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of H Power under the merger agreement or which could result in any of the conditions of H Power’s obligations under the merger agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Plug Power, to permit Plug Power to vote such shares directly. As a result of these voting agreements, Plug Power may be deemed to have sole power to control the vote of these shares on the matters related to the merger. Plug Power has no voting power with respect to any other matters. More specifically, pursuant to these voting agreements, Plug Power has the sole power to vote, and may be deemed to be the beneficial owner of an aggregate of 1,339,035 shares of the common stock of H Power. Plug Power has no power to dispose of these shares.

(5)
Includes 11,407 shares held in trust for Mr. Entman. Also includes 411,104 shares held in trust for Elise Entman, his spouse, for which Mr. Entman serves as trustee. Also includes options to purchase 160,000 shares granted to Mr. Entman. Also includes 180,482 shares held in trust for Brian Entman and 176,922 shares held in trust for Scott Entman, his children. Also includes stock options to purchase 1,191 shares granted to Brian Entman. Mr. Entman disclaims beneficial ownership of all shares of common stock held by any members of his family. For a discussion of the stockholders’ and voting agreement to which Mr. Entman and his affiliates are subject, see “—Stockholders’ and Voting Agreement.”

(6)	Includes 19,350 shares owned by Dr. Gibbard and stock options to purchase 170,000 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.
(7)	Includes 3,125 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.
(8)	Includes 16,667 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.
(9)	Includes 8,333 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.
(10)
Includes 10,667 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003. Does not include options to purchase 1,500 shares of H Power common stock which will become immediately vested and exercisable at the effective time of the merger. See “The Merger and Related Transactions—Interests of H Power Directors and Officers in the Merger—Accelerated Vesting of Options” appearing on page 70 of this joint proxy statement/prospectus.

(11)
Includes 10,667 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003. Does not include options to purchase 1,500 shares of H Power common stock which will become immediately vested and exercisable at the effective time of the merger. See “The Merger and Related Transactions—Interests of H Power Directors and Officers in the Merger—Accelerated Vesting of Options” appearing on page 70 of this joint proxy statement/prospectus.

(12)
Includes 10,667 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003. Does not include options to purchase 1,500 shares of H Power common stock which will become immediately vested and exercisable at the effective time of the merger. See “The Merger and Related Transactions—Interests of H Power Directors and Officers in the Merger—Accelerated Vesting of Options” appearing on page 70 of this joint proxy statement/prospectus.

(13)	Includes 75,000 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.
(14)
Does not include options to purchase 1,500 shares of H Power common stock which will become immediately vested and exercisable at the effective time of the merger. See “The Merger and Related Transactions—Interests of H Power Directors and Officers in the Merger—Accelerated Vesting of Options” appearing on page 70 of this joint proxy statement/prospectus.

(15)
Mr. Hance is the designee of ECO Fuel Cells, LLC on H Power’s board of directors and serves as a director of ECO Fuel Cells, LLC, but he does not have or share voting or investment control over the 950,000 shares of common stock held by ECO Fuel Cells, LLC.

(16)	Includes 305,126 shares of H Power common stock, which may be acquired upon the exercise of options within 60 days of January 27, 2003.

Stockholders’ and Voting Agreement

H Power is a party to a stockholders’ and voting agreement with Mr. Norman Rothstein and Mr. Frederick Entman and certain of their affiliates, who collectively own 11.1%, in the case of the Rothstein family, and 7.2%, in the case of the Entman family, of H Power’s common stock. Pursuant to this agreement, these investors have granted to H Power’s independent directors an irrevocable proxy for their shares and have agreed that:

•	their shares will be present and counted for quorum purposes at every meeting of H Power’s stockholders;

•	their shares will be voted on all matters in the same proportion as the votes cast by H Power’s other stockholders;

•	in the case of a tender offer or an exchange offer for H Power’s common stock, their shares will be tendered in the same proportion as the shares tendered by H Power’s other stockholders;

•
they may sell or transfer their shares without the prior written consent of H Power’s independent directors, in transactions meeting the requirements of Rule 144 under the Securities Act of 1933, as amended, so long as in all cases the manner of sale requirements of Rule 144(f) are complied with, and certain other limited circumstances;

•
they will not increase their percentage ownership in H Power by more than 3% of the outstanding common stock, in the case of each family, above the levels of fully diluted ownership that existed immediately following H Power’s initial public offering; and

•
they will not seek to be represented on, seek the removal of any directors from, or otherwise change the composition of, H Power’s board of directors or otherwise control H Power’s board of directors or have any involvement in H Power’s management.

The investors have further agreed that neither they nor any person they control will: (1) conduct or participate in any solicitation of proxies or consents relating to H Power’s common stock or other securities; (2) conduct or participate in any meeting of H Power’s stockholders; (3) request or obtain any lists of stockholders; (4) initiate or encourage the making of any stockholder proposal; (5) deposit any of their shares of common stock in a voting trust or enter into any voting agreement or grant any proxy in respect of their shares; (6) form, join, or participate with any persons or group for the purpose of acquiring, holding, voting or disposing of H Power’s common stock; (7) make any offer or proposal regarding the acquisition of H Power or any of its securities or assets or with respect to any merger, business combination, change-in-control, restructuring or recapitalization transaction involving H Power; (8) facilitate, encourage, disclose or pursue any intention, purpose, plan or proposal with respect to H Power, its board of directors or management personnel that is inconsistent with the terms of the stockholders’ and voting agreement; (9) seek any waiver or amendment of the voting and proxy provisions of the stockholders’ and voting agreement; or (10) assist, advise, facilitate or encourage any person, entity or group to enter into any of the transactions contemplated by clauses (1) through (9) above.

The stockholders’ and voting agreement has a 10-year term and will continue in effect until April 5, 2010. The agreement will terminate with respect to the Rothstein family members when the number of shares they own collectively is less than 5% of H Power’s outstanding common stock. This same termination provision also applies with respect to the Entman family members. The agreement would again become operative if the Rothstein family investors or Entman family investors, as applicable, reacquire, on a collective basis, record or beneficial ownership of 5% or more of H Power’s outstanding common stock, in which case the agreement would terminate upon the earlier of April 5, 2010 or the date on which such Rothstein family investors or Entman family investors, as applicable, collectively own less than 5% of H Power’s outstanding common stock.

PLUG POWER PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Plug Power common stock as of January 24, 2003 by:

•	each person known by Plug Power to own beneficially 5% or more of the Plug Power common stock,

•	each director of Plug Power,

•	each executive officer of Plug Power, and

•	all of the directors and executive officers of Plug Power as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number(2)	Percent %
DTE Energy Company(3)	14,390,981	28.0
Mechanical Technology Incorporated	10,885,815	21.3
General Electric Company(4)	6,391,666	12.3
Anthony F. Earley, Jr.(5)	14,439,981	28.3
Larry G. Garberding(6)	25,000	*
J. Douglas Grant(7)	15,000	*
Douglas T. Hickey(8)	25,000	*
George C. McNamee(9)	230,000	*
John G. Rice(10)	6,416,666	12.6
John M. Shalikashvili(11)	45,500	*
Dr. Roger B. Saillant(12)	276,139	*
Gregory A. Silvestri(13)	197,541	*
Mark Sperry(14)	157,819	*
Dr. John F. Elter(15)	114,662	*
All executive officers and directors as a group (13 persons)(16)	32,879,056	61.9

*	Represents less than 1% of the outstanding shares of Plug Power common stock.
(1)
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Plug Power common stock beneficially owned by the stockholder. The address of Mechanical Technology, Inc. is 431 New Karner Road, Albany, New York 12205. The address of Edison Development Corporation is c/o DTE Energy Company, 2000 Second Avenue, 644 WCB, Detroit, Michigan 48226. The address of General Electric is c/o GE Power Systems, One River Road, Schenectady, New York 12345. The address of all other listed stockholders is c/o Plug Power Inc., 968 Albany-Shaker Road, Latham, New York 12110.

(2)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 24, 2003, through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement/prospectus of such Plug Power shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Plug Power common stock outstanding used in calculating the percentage for each listed person includes the shares of Plug Power common stock underlying options held by such person that are exercisable within 60 days of  January 24, 2003, but excludes shares of Plug Power common stock underlying options held by any other person. Percentage of beneficial ownership is based on 51,061,173 shares of Plug Power common stock outstanding as of January 24, 2003.

(3)
Includes 14,395,581 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 270,000 are shares of Plug Power common stock issuable upon the exercise of outstanding options that are exercisable within 60 days of January 24, 2003.

(4)
Includes 5,668,666 shares of Plug Power common stock owned of record by GEPS Equities, Inc., an indirect wholly-owned subsidiary of General Electric Company that operates within its GE Power Systems business and 725,000 shares of Plug Power common stock issuable upon the exercise of an outstanding option that is exercisable within 60 days of January 24, 2003, by GEPS Equities, Inc.

(5)
Includes 14,395,581 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 270,000 are shares of Plug Power common stock issuable upon the exercise of outstanding options that are exercisable within 60 days of January 24, 2003 . Mr. Earley, a director and executive officer of DTE Energy, may be deemed the beneficial owner of these shares. Mr. Earley disclaims beneficial ownership of these shares. Also includes 45,000 shares of Plug Power common stock issuable upon exercise of outstanding options held by Mr. Earley that are exercisable within 60 days of January 24, 2003. Mr. Earley has assigned to DTE Energy Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.

(6)	Includes 15,000 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(7)	Includes 15,000 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(8)	Includes 25,000 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(9)	Includes 220,000 shares of Plug Power common stock issuable upon exercise of outstanding options held by Mr. McNamee that are exercisable within 60 days of January 24, 2003.
(10)
Includes 5,668,666 shares of Plug Power common stock owned of record by GEPS Equities, Inc., an indirect wholly-owned subsidiary of General Electric Company that operates within its GE Power Systems business and 725,000 shares of Plug Power common stock issuable upon the exercise of an outstanding option that is exercisable within 60 days of January 24, 2003, by GEPS Equities, Inc. Mr. Rice, a senior vice president of General Electric Company and the president and chief executive officer of GE Power Systems, disclaims beneficial ownership of these shares. Also includes 25,000 shares of Plug Power common stock issuable upon exercise of outstanding options held by Mr. Rice that are exercisable within 60 days of January 24, 2003. Mr. Rice has assigned to General Electric Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.

(11)	Includes 45,000 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(12)	Includes 230,873 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(13)	Includes 194,997 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(14)	includes 156,672 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(15)	Includes 113,404 shares of Plug Power common stock issuable upon exercise of outstanding options that are exercisable within 60 days of January 24, 2003.
(16)
Includes 2,080,946 shares of Plug Power common stock issuable upon exercise of outstanding options, by the executive officers and directors as a group, that are exercisable within 60 days of January 24, 2003.

COMPARISON OF RIGHTS OF HOLDERS OF PLUG POWER COMMON STOCK
AND H POWER COMMON STOCK

Upon completion of the merger, H Power stockholders will become stockholders of Plug Power. Your rights as a stockholder of H Power are currently governed by the certificate of incorporation and bylaws of H Power, the Delaware corporation statute and other Delaware laws related to corporations. As a stockholder of Plug Power following the merger, your rights as a stockholder will continue to be governed by the Delaware corporation statute and other Delaware laws related to corporations, but will be governed by the certificate of incorporation and bylaws of Plug Power instead of the certificate of incorporation and bylaws of H Power.

The following is a summary of the material differences between your rights as a stockholder of H Power and the rights of stockholders of Plug Power. While we believe that the description covers the material differences, this summary does not purport to be a complete description of the differences and may not contain all of the information that is important to you. You are encouraged to review the full text of each of the certificate of incorporation and bylaws of Plug Power, the certificate of incorporation and bylaws of H Power, the Delaware corporation statute and other Delaware laws related to corporations for a more complete understanding of the differences between being a stockholder of H Power and being a stockholder of Plug Power. The certificate of incorporation and bylaws of Plug Power have been filed as exhibits to the material filed by Plug Power with the Securities and Exchange Commission. For information as to how documents may be obtained, see “Where You Can Find Additional Information” beginning on page 166.

Capitalization

Plug Power.    Plug Power is authorized to issue 245,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of January 28, 2003, 51,062,116 shares of Plug Power common stock were issued and outstanding, and no shares of Plug Power preferred stock were issued and outstanding. Plug Power’s board of directors has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the voting rights, if any, designations, powers, preferences, and any qualifications, limitations or restrictions thereof applicable to each series of preferred stock, which rights, designations, powers and preferences may be superior to those of the Plug Power common stock.

H Power.    H Power is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 27, 2003, 10,776,548 shares of H Power common stock were issued and outstanding, and no shares of H Power preferred stock were issued and outstanding. H Power’s board of directors has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the voting rights, if any, designations, powers, preferences, and any qualifications, limitations or restrictions thereof applicable to each series of preferred stock, which rights, designations, powers and preferences may be superior to those of the H Power common stock.

Number of Directors

Plug Power.    Plug Power’s board of directors currently consists of 8 directors. Plug Power’s certificate of incorporation provides that the number of directors shall be fixed by resolution of the Plug Power board of directors. The number of directors may be changed by resolution of the Plug Power board of directors. In connection with the merger, Plug Power’s board of directors will be increased to consist of 9 directors.

H Power.    H Power’s board of directors currently consists of 8 directors. H Power’s bylaws provides that the number of directors shall generally be not fewer than 3 nor greater than 9. The number of directors may be increased by amendment of the by-laws by the affirmative vote of a majority of the directors, or by affirmative vote of a majority in interest of the stockholders at an annual meeting or a special meeting called for such purpose.

Classification of Directors

Plug Power.    Plug Power’s certificate of incorporation provides that the board of directors is divided into 3 classes, each of whose members serve for a staggered 3-year term. At each annual meeting of stockholders, a class of directors is elected to serve for a 3-year term and until successors have been duly elected and qualified.

H Power.    H Power’s certificate of incorporation and by-laws provide that the entire board of directors is elected annually. At each annual meeting of stockholders, the directors are elected to serve for a 1-year term and until successors have been duly elected and qualified.

Cumulative Voting For Directors

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, there can be no cumulative voting for the election of directors. Neither Plug Power’s certificate of incorporation nor H Power’s certificate of incorporation allows for cumulative voting rights by stockholders in the election of directors.

Director Voting

The bylaws of Plug Power and the bylaws of H Power provide that the number of directors constituting a quorum shall be a majority of the number of directors then in office. At any meeting at which a quorum is present, the vote of a majority of the directors present generally constitutes action by the board of directors.

Removal of Directors

Plug Power.    Under Plug Power’s certificate of incorporation, any director may only be removed with cause by the holders of two-thirds or more of the shares then entitled to vote at an election of directors.

H Power.    Under H Power’s bylaws, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors

Under both Plug Power’s bylaws and H Power’s bylaws, any vacancy in the board of directors, however occurring, including by reason of an increase in the size of the board of directors, or the death, resignation, disqualification or removal of a director, shall be filled by a majority of the remaining members of the board of directors, even if the majority is less than a quorum. Each director elected in this manner shall hold office, in the case of Plug Power, for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and, in the case of H Power, until such director’s successor shall have been elected or qualified or until such director’s earlier resignation or removal.

Interested Director Transactions

Neither Plug Power nor H Power has any provisions in its certificate of incorporation or bylaws that pertain to transactions involving interested directors.

Annual Meetings of Stockholders

Under both Plug Power’s bylaws and H Power’s bylaws, nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be made pursuant to the notice of meeting, by or at the direction of the board of directors, or by a stockholder who was a stockholder of record at the time of notice and complies with the advance notice procedures summarized below under “—Advance Notice Provisions for Stockholder Nominations and Proposals.”

Special Meetings of Stockholders

Plug Power.    Under Plug Power’s certificate of incorporation, special meetings of the stockholders may only be called by the president, the chief executive officer, the chairman of the board or the board of directors pursuant to a resolution adopted by the majority of directors then in office, and only matters specified in the notice of the special meeting may be acted upon.

H Power.    Under H Power’s bylaws, special meetings of the stockholders may only be called by the chairman of the board of directors, if any, the president of H Power, a majority of the board of directors, or at the written request of stockholders owning at least 50% of the capital stock issued, outstanding and entitled to vote, and the business transacted shall be limited to the purposes specified in the notice of the special meeting.

Voting Rights; Quorums for Meetings of Stockholders

Plug Power.    Each holder of Plug Power common stock is entitled to one vote for each share held by the stockholder. The bylaws of Plug Power provide that the holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum, and that, when a quorum is present, any matter before a meeting of the stockholders generally is decided by a majority of the shares present in person or by proxy and entitled to vote on the matter. Any election of directors by stockholders is determined by a plurality of the shares present in person or by proxy and entitled to vote on the matter.

H Power.    Each holder of H Power common stock is entitled to one vote for each share held by the stockholder. The bylaws of H Power provide that the holders of not less than a majority of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum, and that, when a quorum is present, any matter before a meeting of the stockholders generally is decided by a majority of the votes present and entitled to vote on the subject matter. Any election of directors by stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Notice of Meetings of Stockholders

Under both Plug Power’s bylaws and H Power’s bylaws, each stockholder of record must receive written notice, at least 10 days, but not more than 60 days, before the date of any annual or special meeting of stockholders, stating the time, date and place of such meeting and, in the case of a special meeting, the purpose for which the meeting has been called.

Record Date

Under both Plug Power’s bylaws and H Power’s bylaws, the board of directors may fix a record date for receiving notice of or voting at a meeting of stockholders, for receiving dividends or other similar distributions or allotments of rights, or for the purpose of any other lawful action. The record date must be not more than 60 days or less than 10 days before the date of a meeting of stockholders or not more than 60 days prior to any other action.

Stockholder Action By Written Consent

Plug Power.    Plug Power’s certificate of incorporation states that stockholders may not take action by written consent in lieu of a meeting.

H Power.    Under H Power’s certificate of incorporation and bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of stockholder action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

Advance Notice Provisions for Stockholder Nominations and Proposals

Plug Power.    Plug Power’s bylaws allow stockholders to nominate candidates for election to Plug Power’s board of directors or propose other business at any annual meeting of stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of Plug Power and such other business must otherwise be a proper subject for action by stockholders under Delaware law. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Plug Power not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

H Power.    H Power’s bylaws allow stockholders to nominate candidates for election to H Power’s board of directors at any meeting of stockholders at which directors are to be elected or to propose other business at any annual meeting of stockholders. For nominations or other business to be properly brought by a stockholder, the stockholder must have given timely notice in writing to the secretary of H Power and such other business must otherwise be proper subjects for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of H Power not later than 60 days prior to the scheduled meeting date.

Dividends

Plug Power.    Under Plug Power’s certificate of incorporation, the board of directors or an authorized committee of the board of directors may declare and pay, or set apart for payment, dividends on shares of Plug Power’s common stock out of any assets or funds legally available for the payment of dividends, subject to any rights or preferences of any preferred stock.

H Power.    Under H Power’s certificate of incorporation, the board of directors may declare dividends upon H Power’s common stock, subject to any rights or preferences of any preferred stock.

Liquidation

Plug Power.    Plug Power’s certificate of incorporation provides that upon the voluntary or involuntary liquidation, dissolution or winding up of Plug Power, the net assets of Plug Power will be distributed pro rata to the holders of Plug Power common stock, subject to any rights or preferences of any preferred stock.

H Power.    H Power’s certificate of incorporation provides that upon any liquidation, dissolution or winding up of H Power, the remaining funds of H Power will be distributed pro rata to the holders of H Power common stock, subject to any rights or preferences of any preferred stock.

Amendment of Certificate of Incorporation

Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Plug Power.    Plug Power’s certificate of incorporation reserves Plug Power’s right to amend or repeal the certificate of incorporation, in the manner prescribed by Delaware law and Plug Power’s certificate of incorporation. Any amendment to Plug Power’s certificate of incorporation must first be approved by a majority of its board of directors and thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action, the board of directors, limitation of director liability and the amendment of the certificate of incorporation must be approved by not less than 80% of the outstanding shares entitled to vote with respect to such amendment.

H Power.    H Power’s certificate of incorporation reserves H Power’s right to amend or repeal the certificate of incorporation in the manner prescribed by Delaware law.

Amendment of Bylaws

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

Plug Power.    Plug Power’s certificate of incorporation and bylaws provide that its bylaws may be amended or repealed by the board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose, unless Plug Power’s board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

H Power.    H Power’s certificate of incorporation and by-laws provide that its by-laws may be amended, altered or repealed by affirmative vote of a majority of its board of directors or stockholders, provided that any by-law adopted by the board may be amended or repealed by vote of the holders of a majority of the shares entitled at the time to vote for the election of directors.

Statutory Business Combination Provision

Plug Power and H Power are both subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a “business combination,” except under certain circumstances. The provisions of Section 203 of the Delaware General Corporation Law are described in the section of this joint proxy statement/prospectus entitled “Description of Plug Power Capital Stock.”

Limitation of Liability of Directors

Delaware law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty. However, no such provision can eliminate or limit director liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; and

•	any transaction from which the director derived an improper personal benefit.

Plug Power’s and H Power’s certificates of incorporation each include a provision to limit directors’ personal liability to the corporation to the fullest extent permitted by law.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his duty of care.

Indemnification of Directors and Officers

Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Plug Power.    Under Plug Power’s bylaws, Plug Power has committed to indemnify each of its directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against expenses (including attorneys’ fees), judgments, penalties, fines, and amounts reasonably paid in settlement that are incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of Plug Power, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of Plug Power and had no reasonable cause to believe his conduct was unlawful. Plug Power’s bylaws also provide for the advancement of expenses to directors and, in the discretion of the board of directors, to officers. In addition, Plug Power’s bylaws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. Furthermore, Plug Power’s bylaws authorize it to provide insurance for its directors and officers, against any liability, whether or not Plug Power would have the power to indemnify such person against such liability under Delaware law.

H Power.    Under H Power’s certificate of incorporation and bylaws, H Power commits to indemnify each of its directors and officers to the fullest extent permitted by Delaware law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of H Power, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of H Power and had no reasonable cause to believe his conduct was unlawful. H Power’s bylaws also provide for the advancement of expenses to directors and officers. Furthermore, H Power’s bylaws authorize it to provide insurance for its directors and officers, against any liability, whether or not H Power would have the power to indemnify such person against such liability under Delaware law.

DESCRIPTION OF PLUG POWER CAPITAL STOCK

The following description of Plug Power’s common stock and preferred stock summarizes the material terms and provisions of these types of securities. For the complete terms of Plug Power’s common stock and preferred stock, please refer to Plug Power’s certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission. The terms of these securities may also be affected by Delaware law.

Authorized Capital Stock

Pursuant to its certificate of incorporation, Plug Power is authorized to issue up to 245,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock issuable in one or more series, par value $0.01 per share.

Common Stock

As of January 28, 2003 there were 51,062,116 shares of Plug Power common stock issued and outstanding and no shares of preferred stock were issued and outstanding. Following the merger, assuming an exchange ratio of .86 and 10,776,548 outstanding shares of H Power common stock as of January 27, 2003, it is estimated that 60,329,947 shares of Plug Power common stock will be issued and outstanding; however, the amount of shares of Plug Power common stock outstanding following the merger will depend on those factors discussed in “The Merger and Related Transactions—The Merger Agreement—Conversion of H Power Common Stock in the Merger” on page 79, and may be more or less than the estimated amount.

Voting Rights

The holders of Plug Power common stock have one vote per share. Holders of Plug Power common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the shares present in person or represented by proxy and entitled to be cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by Plug Power’s board of directors, subject to any preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

On liquidation, dissolution or winding up of Plug Power, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to any preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Plug Power’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Plug Power’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Plug Power’s board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. No shares of preferred stock are currently outstanding. Plug Power has no present plans to issue any shares of preferred stock. The ability of Plug Power’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Plug Power or the removal of existing management.

Indemnification Matters

Plug Power’s certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Plug Power’s bylaws provide that directors and officers shall be, and in the discretion of Plug Power’s board of directors non-officer employees may be, indemnified by Plug Power to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Plug Power. Plug Power’s bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. Plug Power also has directors’ and officers’ insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Plug Power as described above, Plug Power has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Plug Power and certain of its former officers and a former director are currently subject to a securities class litigation in which indemnification may be required or permitted (See “Risk Factors—Risks Related to Plug Power and the Combined Company” beginning on page 33).

Amendment of the Certificate of Incorporation

Any amendment to Plug Power’s certificate of incorporation must first be approved by a majority of Plug Power’s board of directors and thereafter approved by a majority, and in some instances a super-majority, of the outstanding shares entitled to vote with respect to such amendment.

Bylaw Provisions

Plug Power’s bylaws provide that a special meeting of stockholders may be called only by the chairman, the president, the chief executive officer or Plug Power’s board of directors unless otherwise required by law. Plug Power’s bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, Plug Power’s bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Ability to Adopt Stockholder Rights Plan

Plug Power’s board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of Plug Power by means of a merger, tender offer, proxy contest or otherwise if Plug Power’s board of directors determines that such change in control is not in the best interests of Plug Power and its stockholders. Plug Power’s board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control of Plug Power.

Statutory Business Combination Provision

Plug Power is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of 3 years after the date such person became an “interested stockholder” unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon the closing of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•
following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior 3 years, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a 3-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither Plug Power’s certificate of incorporation nor its bylaws contains any such exclusion.

Trading on the Nasdaq National Market System

Plug Power’s common stock is quoted on the Nasdaq National Market under the symbol “PLUG”.

Transfer Agent and Registrar

The transfer agent and registrar for Plug Power’s common stock is American Stock Transfer and Trust Company.

LEGAL MATTERS

The validity of the shares of Plug Power common stock offered by this joint proxy statement/prospectus will be passed upon for Plug Power by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Plug Power and its subsidiary as of December 31, 2001 and the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Plug Power and its subsidiary as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 incorporated in this joint proxy statement/prospectus by reference to Plug Power’s Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of H Power as of May 31, 2002 and 2001, and for each of the three years in the period ended May 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PLUG POWER STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2003 annual meeting of Plug Power stockholders must have been received by Plug Power on or before December 25, 2002 to be eligible for inclusion in Plug Power’s proxy statement and form of proxy to be distributed by the board of directors of Plug Power in connection with that meeting. Any such proposal should be mailed to: Secretary, Plug Power Inc., 968 Albany-Shaker Road, Albany, New York 12110.

Any stockholder proposals (including recommendations of nominees for election to the board of directors) intended to be presented at Plug Power’s 2003 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of Plug Power not less than 90 days nor more than 120 days prior to May 16, 2003; provided, however, that if the date of the Plug Power 2003 annual meeting is more than 30 days before or more than 60 days after May 16, 2003, such proposals must be received not more than 120 days prior to the date of the Plug Power 2003 annual meeting and not later than the later of (a) 90 days prior to the date of the Plug Power 2003 annual meeting or (b) the 10th day following the date on which public announcement of the Plug Power 2003 annual meeting is made, as set forth in the bylaws of Plug Power. Stockholder proposals must include all supporting documentation required by the bylaws of Plug Power. Proxies solicited by the board of directors of Plug Power will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

H POWER STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at the 2003 annual meeting of stockholders of H Power must be received by H Power no later than May 20, 2003 for inclusion in the board of directors’ proxy statement and form of proxy relating to that meeting.

Stockholder proxies obtained by the board of directors of H Power in connection with the 2003 annual meeting of stockholders of H Power will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to H Power’s corporate secretary no later than August 3, 2003.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates other reports by reference which are not presented in or delivered with this document.

All reports, proxy and information statements and other information filed by Plug Power pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of the special meeting described herein are incorporated by reference into this joint proxy statement/prospectus from the date of filing of those reports, proxy and information statements and other information.

You should rely only on the information contained in this joint proxy statement/prospectus or to which Plug Power has referred you herein. We have not authorized anyone to provide you with different information.

The following documents, which have been filed by Plug Power with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Current Report on Form 8-K filed on August 14, 2002;

•	Current Report on Form 8-K filed on November 13, 2002;

•	Current Report on Form 8-K filed on January 9, 2003;

•	Current Report on Form 8-K filed on January 29, 2003;

•	Proxy Statement filed on April 24, 2002 for the stockholders meeting held on May 16, 2002; and

•
The description of Plug Power’s common stock contained in Plug Power’s registration statement filed on Form 8-A on November 1, 1999 and any amendment or report filed for the purpose of updating such description.

The reports incorporated by reference into this joint proxy statement/prospectus are available from Plug Power upon request. Plug Power will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request to the following address and telephone number. Any request for documents should be made by January     , 2003 to ensure timely delivery prior to the special meeting of Plug Power stockholders at which the issuance of shares of Plug Power common stock in the merger and the stock option exchange will be considered and voted upon.

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700
Attn: David A. Neumann

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Plug Power and H Power file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

Public Reference Room	Chicago Regional Office
Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, N.W.	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding each of H Power and Plug Power. The address of the Securities and Exchange Commission Website is http://www.sec.gov.

Reports, proxy and information statements and other information concerning Plug Power and H Power also can be inspected at the offices of The National Association of Securities Dealers, Inc.:

The National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, D.C. 20006

Plug Power has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Plug Power’s common stock to be issued to H Power stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Plug Power filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements made in this joint proxy statement/prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each of those contract, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this joint proxy statement/prospectus in light of that exhibit. The registration statement and its exhibits are available for inspection and copying as set forth above.

H Power stockholders should call William L. Zang at H Power at (973) 450-4400 with any request for any documentation referred to in this joint proxy statement/prospectus.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Plug Power or H Power since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to H Power and its subsidiaries was provided by H Power and the information contained in this joint proxy statement/prospectus with respect to Plug Power was provided by Plug Power.

H POWER CORP.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of H Power Corp.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive net loss and cash flows present fairly, in all material respects, the financial position of H Power Corp. and its subsidiary at May 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on page F-22 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 31, 2002

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	May 31,
	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$41,678,324	$49,440,059
Short-term investments	18,079,617	43,931,759
Restricted cash	—	500,000
Account receivable net of allowance for doubtful accounts of $60,000 at May 31, 2002 and 2001, respectively	1,316,828	755,257
Unbilled receivables	58,333	214,825
Inventories, net	2,098,421	4,300,912
Tax credit receivable	174,418	325,013
Prepaid expenses and other current assets	762,828	1,367,275

Total current assets	64,168,769	100,835,100
Plant and equipment, net	8,800,313	3,627,135
Patents, net of accumulated amortization of $69,291 and $49,627 at May 31, 2002 and 2001, respectively	368,370	347,532
Restricted cash	50,000	50,000
Other assets	364,167	490,404

Total assets	$73,751,619	$105,350,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$136,765	$121,875
Accounts payable	1,492,720	2,871,904
Accrued expenses	1,659,251	2,240,876
Deferred revenue	601,163	626,743

Total current liabilities	3,889,899	5,861,398
Deferred revenue	—	2,000,005
Long-term debt	124,525	65,003

Total liabilities	4,014,424	7,926,406

Stockholders’ equity
Common stock—$.001 par value; 30,000,000 shares authorized at May 31, 2002 and May 31, 2001; 10,776,566 shares issued and outstanding at May 31, 2002; 10,764,149 shares issued and outstanding at May 31, 2001	10,777	53,820
Additional paid-in capital	164,813,111	164,746,068
Accumulated deficit	(94,813,464)	(66,898,269)
Accumulated other comprehensive loss	(273,229)	(477,854)

Total stockholders’ equity	69,737,195	97,423,765

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,751,619	$105,350,171

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended May 31,
	2002	2001	2000
REVENUES
Products	$1,819,605	$1,473,722	$677,440
Contracts	756,107	2,169,568	3,002,847

Total revenues	2,575,712	3,643,290	3,680,287

OPERATING EXPENSES
Cost of revenues—products	3,612,683	2,498,730	848,767
Cost of revenues—contracts	568,083	2,994,418	2,608,828
Research and development	18,905,323	13,466,017	5,338,727
Selling, general and administrative (including non-cash stock compensation expense of $4,400,000 and $5,175,079 in the years ended May 31, 2001 and 2000, respectively)	9,158,161	11,846,220	12,565,380
Other costs	677,230	—	—

Total operating expenses	32,921,480	30,805,385	21,361,702

Loss from operations	(30,345,768)	(27,162,095)	(17,681,415)
Interest and other income, net	2,436,038	5,010,727	746,034
Interest expense	(5,465)	—	(77,025)

Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)

Loss per share attributable to common stockholders, basic and diluted	$(2.59)	$(2.20)	$(2.47)

Weighted average shares outstanding, basic and diluted	10,770,696	10,083,068	6,975,812

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE NET LOSS

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance (deficiency)—May 31, 1999	5,803,039	$29,016	$7,663,950	$(27,734,495)	$(422,855)	$(20,464,384)
Sale of common stock	1,632,000	8,160	22,979,124			22,987,284
Issuance of common stock upon conversion of debt	168,000	840	2,099,160			2,100,000
Issuance of common stock upon exercise of stock options	15,000	75	59,925			60,000
Issuance of warrants			150,000			150,000
Stock option compensation expense			5,175,079			5,175,079
Other comprehensive loss:
Net loss				(17,012,406)		(17,012,406)
Foreign currency translation adjustments					66,320	66,320

Other comprehensive loss						(16,946,086)

Balance (deficiency)—May 31, 2000	7,618,039	38,091	38,127,238	(44,746,901)	(356,535)	(6,938,107)
Sale of common stock	1,400,000	7,000	101,595,793			101,602,793
Issuance of common stock upon conversion of preferred stock	1,200,000	6,000	15,320,766			15,326,766
Issuance of common stock upon exercise of stock options	156,234	781	304,219			305,000
Issuance of common stock upon conversion of minority interest	333,333	1,666	4,998,334			5,000,000
Issuance of common stock in payment of dividends to DQE Enterprises, Inc.	56,543	282	(282)			—
Stock option compensation expense			4,400,000			4,400,000
Other comprehensive loss:
Net loss				(22,151,368)		(22,151,368)
Foreign currency translation adjustments					53,521	53,521
Unrealized loss on short-term investments					(174,840)	(174,840)

Other comprehensive loss						(22,272,687)

Balance (deficiency)—May 31, 2001	10,764,149	53,820	164,746,068	(66,898,269)	(477,854)	97,423,765
Issuance of common stock upon exercise of stock options	12,417	63	23,937			24,000
Stock split effective October 16, 2002		(43,106)	43,106
Other comprehensive loss:
Net loss				(27,915,195)		(27,915,195)
Foreign currency translation adjustments					(38,733)	(38,733)
Unrealized gain on short-term investments					243,358	243,358

Other comprehensive loss						(27,710,570)

Balance (deficiency)—May 31, 2002	10,776,566	$10,777	$164,813,111	$(94,813,464)	$(273,229)	$69,737,195

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended May 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,418,314	783,705	654,917
Obsolescence and lower of cost or market allowances	1,460,158	940,857	—
Loss on disposal of equipment	9,549	79,760	3,263
Provision for impaired assets	—	415,146	—
Stock option compensation expense	—	4,400,000	5,175,079
Warrants issued in payment of services	—	—	150,000
Changes in assets and liabilities:
Accounts receivables	(561,571)	123,053	(743,081)
Unbilled receivables	156,492	(275)	(28,267)
Inventories	742,333	(3,940,770)	(959,880)
Tax credit receivable	150,595	605,104	(285,326)
Prepaid expenses and other assets	596,848	(165,470)	(1,683,599)
Accounts payable	(1,379,185)	1,674,101	(203,112)
Accrued expenses	307,066	11,853	700,129
Deferred revenue	(2,025,585)	(73,825)	2,450,573
Estimated losses on uncompleted contracts	(888,690)	1,056,453	—

Total adjustments	(13,676)	5,909,692	5,230,696

Net cash used by operating activities	(27,928,871)	(16,241,676)	(11,781,710)

CASH FLOWS FROM INVESTING ACTIVITIES
Net sales (purchases) of short-term investments	26,095,501	(44,106,599)	—
Capital expenditures for plant and equipment	(6,403,694)	(2,877,225)	(1,124,691)
Proceeds from sale of equipment	—	—	4,209

Net cash provided (used) by investing activities	19,691,807	(46,983,824)	(1,120,482)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	24,000	101,907,793	23,047,284
Proceeds from related party borrowings	—	—	1,461,987
Repayment of related party borrowings	—	—	(654,641)
Repayments of long-term debt	(9,938)	(3,110)	—
Cash pledged as collateral	—	(550,000)	—
Return of cash pledged as collateral	500,000	—	—
Other	—	—	(2,364)

Net cash provided by financing activities	514,062	101,354,683	23,852,266

Effect of exchange rate changes on cash and cash equivalents	(38,733)	53,521	65,174

Net (decrease) increase in cash and cash equivalents	(7,761,735)	38,182,704	11,015,248
Cash and cash equivalents at beginning of period	49,440,059	11,257,355	242,107

Cash and cash equivalents at end of period	$41,678,324	$49,440,059	$11,257,355

SUPPLEMENTAL CASH FLOW INFORMATION
Equipment purchased under capital leases	$84,350	—	—
Cash paid for interest	$5,465	—	$99,829
Conversion of related party borrowings to equity	—	—	$2,100,000
Conversion of preferred stock to equity	—	$15,326,766	—
Conversion of minority interest to equity	—	$5,000,000	—

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.    H Power Corp. (referred to as the “Company” for purposes of pages F-7 through F-31) was organized on June 6, 1989 under the laws of the State of Delaware. The Company designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems designed to provide electricity for a wide range of stationary and portable applications.

Initial Public Offering.    In August 2000, the Company completed an initial public offering, (the “IPO”) of 1,400,000 shares of common stock for a gross aggregate offering price of $112 million. The Company incurred underwriting commissions of approximately $7.8 million and additional expenses aggregating approximately $2.6 million in connection with the IPO.

Liquidity.    The Company’s current business plan includes the completion of its product development activities and the expansion of sales and marketing efforts to support the commercialization of its fuel cell systems. The successful commercialization and introduction of the Company’s products may be affected by the cost competitiveness of its products, the future costs of fuels used by the products, consumer reluctance to try a new product, the pace of utility deregulation nationwide and the emergence of newer, more competitive technologies and products. The Company is dependent on a limited number of third parties for the manufacture, assembly and supply of certain key materials and components used to make its products. A disruption in the supply of these materials or the inability to obtain them on commercially reasonable terms would adversely affect the Company’s ability to develop, manufacture and market its products. These factors may affect the Company’s ability to secure additional funding which the Company will pursue during fiscal year 2003.

Principles of Consolidation.    The accompanying consolidated financial statements include the accounts of the Company and its Canadian subsidiary, H Power Enterprises of Canada, Inc. (“HPEC”). All significant intercompany accounts and transactions are eliminated.

Stock Split.    The Company declared a 1:5 stock split effective October 16, 2002. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common shares issued and/or outstanding have been adjusted retroactively for the 1-for-5 stock split.

Use of Estimates.    Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. The most significant estimates made in preparing these consolidated financial statements relate to contract revenues and costs, allowance for bad debts and valuation of inventories and deferred income tax benefits. Actual results could differ from those estimates.

Cash and Cash Equivalents.    Cash and cash equivalents represent cash and highly liquid investments with maturities of three months or less.

At May 31, 2002 and 2001, restricted cash in the amount of $50,000 and $550,000, respectively, is pledged as collateral for a letter of credit related to the lease and build out of the Company’s North Carolina facility. The amounts are recorded under the balance sheet caption “Restricted cash.”

Short-Term Investments.    Short-term investments are considered to be available for sale and consist primarily of investments in corporate and government agency debt securities with maturities generally from three to twelve months. Debt securities are typically held until maturity and realized gains and losses on sales of short-term investments for the periods presented are not material. The cost of any investments sold is determined by the specific identification method. The investments are carried at fair market value with the difference between amortized cost and fair market value of these investments reflected in accumulated other comprehensive loss as a separate component of stockholders’ equity.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated market values of short-term investments at May 31, 2002 and May 31, 2001 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
May 31, 2002
Debt securities	17,939,949	68,091	2,480	18,008,040
Equity securities	68,669	2,908	—	71,577

Total	18,008,618	70,999	2,480	18,079,617

May 31, 2001
Debt securities	43,795,310	136,449	311,289	43,620,470

Concentrations of Credit Risk.    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. The Company maintains its cash, cash equivalents and short-term investments at high quality financial institutions and limits the amount of credit exposure to any one institution. The Company had cash balances on deposit at financial institutions at May 31, 2002 and 2001 that exceeded the $100,000 amount insured by the F.D.I.C.

The Company’s receivables are derived from sales to commercial customers and U.S. government agencies. For the fiscal year ended May 31, 2002, 2001 and 2000, the number of commercial customers and percentage of consolidated revenues is as follows: 2002-three commercial customers represented 64% of consolidated revenues, 2001-two commercial customers represented 48% of consolidated revenues and 2000-one commercial customer represented 10% of consolidated revenues. Amounts due to the Company in accounts receivable from these customers were $1,128,369 and $332,410 at May 31, 2002 and 2001, respectively. For the fiscal year ended May 31, 2001, two government contracts represented 33% of consolidated revenues and for the fiscal year ended May 31, 2000, three government contracts represented 73% of consolidated revenues. Amounts due to the Company in accounts receivable and unbilled receivables under these government contracts were $284,719 and $546,840 at May 31, 2001 and 2000, respectively.

The Company anticipates that a substantial portion of revenues and accounts receivable over the next several years will be derived from sales of its products to ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc. (“ECO”) as discussed in Note 8 and Mitsui & Co., Ltd.

Inventories, Net.    Inventories, which include materials, labor, and overhead, are valued at the lower of cost or market using the first-in, first-out method.

Plant and Equipment, Net.    Plant and equipment are stated at cost, net of accumulated depreciation. Repairs and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss on the disposition is reflected in current operations. Depreciation is determined on a straight-line basis for financial reporting purposes and on an accelerated method for tax purposes. Estimated useful lives are generally 3 to 7 years for furniture and office equipment, 5 to 10 years for machinery and equipment and the lesser of the lease terms of 5 to 10 years or the estimated useful lives of the related assets for leasehold improvements.

Patents.    Certain costs associated with obtaining and licensing patents are amortized on a straight-line basis over their estimated useful lives of up to 17 years. Costs associated with patents are capitalized as incurred. Amortization of such costs begins once the patent has been issued.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $19,664, $15,339 and $15,402, respectively. During the fiscal year ended May 31, 2001, the Company discontinued the application process for patents in certain foreign countries and charged $104,353 to research and development expense for expenditures capitalized in previous fiscal years.

Long-Lived Assets.    The Company reviews long-lived assets including intangible assets for impairment. Whenever facts or circumstances indicate that the carrying amount of an asset may not be recoverable, the carrying amount of the asset is adjusted to fair value. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows, expected to be generated by the asset. If an impairment is identified, the asset is written down to fair value. Fair value is based on estimated proceeds upon disposal or discounted cash flows.

Foreign Currency Translation.    The financial statements of HPEC were prepared in Canadian dollars and translated into U.S. dollars based on the current exchange rate in effect at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in stockholders’ equity and accordingly have no effect on net income. Transaction gains and losses, which are not material, are included in the statement of operations.

Revenue Recognition.    Revenues from sales of products are recognized when the product has been shipped and the Company has met its obligations under the sales contract. These obligations vary based on the specific product type and customer. Revenues from sales of products requiring the Company to perform installation are recognized when installation has been completed. Revenues from sales of products allowing a 30 day customer acceptance period are recognized at the conclusion of the acceptance period. Revenues from sales of test and evaluation products used by customers primarily for research and development purposes are sold without a right of return and without a customer acceptance period. Revenues from sales of test and evaluation products are recognized when the product has been shipped. Revenues from product distribution rights fees are deferred upon receipt and recognized into revenue on a straight-line basis over the term of the distribution agreement.

Revenues on certain contracts include reimbursed direct costs and allowable allocated indirect costs incurred, plus recognized profits. Profit is recognized on cost-reimbursable contracts as costs are incurred, and under fixed-price contracts on the cost-to-cost method of the percentage-of-completion method. Revenues earned under the prototype phase of the ECO agreement, as discussed in Note 8, are recognized as contract revenue using the units of delivery method of the percentage-of-completion method and profits applicable to such revenues are recognized pro-rata as units are delivered based on the estimated total profits at the completion of the prototype phase of the agreement. Revenues recognized on contracts in excess of related billings are reflected as unbilled receivables. When it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. The impact of revisions in contract estimates are recognized on a cumulative catch up basis in the period in which revisions are made. The revenues related to contracts which qualify as best-efforts research and development arrangements are treated as an offset to the Company’s research and development expenses.

Government contract costs, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. Contract costs through 1999 have been finalized, and contract revenues for the current and prior years have been recorded in amounts which are expected to be realized upon final settlement. In management’s opinion, the results of such audits will not have a material effect on the Company’s financial position, results of operations or cash flows.

Research and Development.    Research and development expenses consist principally of expenditures for research conducted by the Company. Costs for contracts that qualify as best-efforts arrangements are recognized as research and development expenses. All research and development costs are expensed as incurred.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under certain arrangements in which a third party funds a portion of research and development costs on a specific project, the direct materials and labor costs of that project are recorded as costs of revenues-contracts while overhead and general and administrative expenses allowable for inclusion in the cost reimbursement calculation are recorded as selling, general and administrative expenses.

Cost of revenues-contracts does not include research and development costs related to the technology and design of systems associated with the ECO contract inasmuch as the Company retains exclusive ownership of the related intellectual property and can benefit from its use elsewhere in its operations.

Other Costs.    During fiscal year 2002, other costs include $677,230, for pre-production expenses which include personnel costs, recruiting costs, training costs and facility costs as the Company prepared for production in its North Carolina manufacturing facility.

401 (k) Retirement Plan.    The Company has a contributory 401(k) Retirement Plan for eligible employees. Under the Plan, employees may generally contribute from 1% to 15% of their salary, however, not in excess of IRS limitations. Employees are 100% vested in their own contributions plus earnings at all times. The Company may provide matching contributions based on the employees’ contributions. The Company incurred $131,027 and $15,382 in expense during the year ended May 31, 2002 and 2001, respectively, for matching contributions to this plan.

Income Taxes and Tax Credits.    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. A subjective assessment, which includes anticipating future income, is used in assessing the likelihood of realizing deferred tax assets. Recoverable tax credits arising from the acquisition of capital assets are recorded as a deduction from the cost of the assets acquired while those arising from current expenses are deducted from those expenses in the year of expenditure. All amounts receivable at the end of fiscal 2001 have been collected. In addition, amounts receivable at May 31, 2002 are expected to be received during fiscal 2003.

H Power Japan.    During August 2001, the Company and Mitsui & Co., Ltd. formed H Power Japan which is a Japanese corporation headquartered in Tokyo. The Company contributed $84,282 for a 50% ownership interest in the newly created corporation. The Company’s investment in H Power Japan is accounted for using the equity method of accounting. The investment is included in prepaid expenses and other current assets on the consolidated balance sheet as its initial activities primarily involve marketing expenditures in the upcoming year. The balance of the investment of $71,000 at May 31, 2002 is included in prepaid expenses and other current assets on the consolidated balance sheet and the equity in the loss on the investment is included in selling, general and administrative expenses as the amounts are de minimus in nature and as the initial activities primarily involve marketing expenditures in the upcoming year.

Recent Accounting Pronouncements.    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. The adoption of this statement by the Company on June 1, 2001 has not impacted the Company’s financial position or results of operations because the Company has not purchased any derivative instruments or entered into any hedging activities, and no derivatives embedded in contracts have been identified.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2001, the FASB issued SFAS 141, “Business Combinations” (SFAS 141) and SFAS 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 applies to all business combinations initiated after June 30, 2001, and requires these business combinations be accounted for using the purchase method of accounting. SFAS 142 applies to all goodwill and intangibles acquired in a business combination. Under the SFAS 142, all goodwill, including goodwill acquired before initial application of the standard, will not be amortized but will be tested for impairment within six months of adoption of the statement, and at least annually thereafter. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 142 is effective for fiscal years beginning after December 15, 2001, and must be adopted as of the beginning of a fiscal year. The adoption of these standards in fiscal 2002 has not had a material impact on the Company’s financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 144 is effective for all quarters of fiscal years beginning after December 15, 2001. The Company anticipates that the adoption of this Statement will not have a material effect on its financial condition or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

2.    INVENTORIES, NET

Inventories, net consist of the following:

	May 31,
	2002	2001
Raw materials	$1,370,895	$3,121,568
Work in process	305,565	1,089,526
Finished goods	1,516,898	1,030,675
Obsolescence and lower of cost or market allowances	(1,094,937)	(940,857)

Total inventories, net	$2,098,421	$4,300,912

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    PLANT AND EQUIPMENT, NET

Plant and equipment, net consists of the following:

	May 31,
	2002	2001
Furniture and office equipment	$2,646,695	$1,600,025
Machinery and equipment	3,488,970	2,236,118
Leasehold improvements	6,230,738	2,051,765

Total plant and equipment	12,366,403	5,887,908
Less: Accumulated depreciation	3,566,090	2,260,773

Total plant and equipment, net	$8,800,313	$3,627,135

Depreciation expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $1,305,317, $737,255 and $639,515, respectively. During the year ended May 31, 2001, the Company evaluated for impairment, certain research and development assets that it planned to dispose of and recorded an impairment write down of $310,793 which is included in research and development expenses.

4.    ACCRUED EXPENSES

Accrued expenses consist of the following:

	May 31,
	2002	2001
Salaries and related expenses	$825,801	$1,015,265
Estimated loss on ECO contract	167,763	1,056,453
Product warranty	273,040	21,000
Other	392,647	148,158

Total accrued expenses	$1,659,251	$2,240,876

5.    LONG-TERM DEBT

Long-term debt consists of the following:

	May 31,
	2002	2001
Note payable, interest at 10%; unsecured, past due	$121,875	$121,875
Government loan, non-interest bearing	65,003	65,003
Equipment notes payable, due monthly, collateralized by related equipment	74,412	—

Total	261,290	186,878
Less current portion	136,765	121,875

Long-term debt, less current portion	$124,525	$65,003

The past due note payable originated in 1991, the proceeds of which were used for general corporate purposes and were originally due in 1993. The due date was extended until 1997 by mutual agreement between the parties. The lender filed for bankruptcy and is currently in the process of liquidation. The note is past due

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pending resolution of these matters, and is included in the current portion. Due to the significant uncertainty surrounding the repayment of this note, no interest expense was recorded in the years ended May 31, 2002 and 2001.

The proceeds from a government loan which originated in the year ended May 31, 1999 were used to finance the last phase of the development of a specific product by HPEC. The loan does not bear any interest and HPEC must repay the loan by paying 1% of the revenue earned on the sale of the product. The period of the loan is ten years or whenever the loan is paid, whichever comes first.

Principal payments on long-term debt for the fiscal years ended May 31 are due as follows: 2003—$14,890; 2004—$16,341; 2005—$17,933; 2006—$19,680; 2007—$5,568 and subsequent to 2007—$65,003.

6.    COMMITMENTS

The Company leases facilities under operating leases expiring on various dates through 2011. Rent expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $691,448, $259,261 and, $218,376, respectively. Aggregate minimum annual payments under noncancellable operating lease agreements for the five fiscal years subsequent to May 31, 2002 are: 2003—$629,865; 2004—$508,353; 2005—$499,455; 2006—$499,455 and 2007—$527,891.

The Company has employment agreements with six of its key officers, two of whom are directors. The agreements with its officers expire during October 2002 through September 2004. These agreements provide for base salaries with increases and bonuses at the discretion of the Board of Directors.

7.    INCOME TAXES

Deferred tax assets are comprised of the following:

	May 31,
	2002	2001
Plant and equipment	$254,778	$313,094
Inventory allowances	485,731	140,071
Accrued contract loss	67,404	421,947
Accrued liabilities and other	1,176,562	619,468
Deferred revenue	208,167	887,555
Stock compensation	2,415,874	2,426,758
Net operating loss carryforwards	29,171,337	18,708,578

Less valuation allowance	33,779,853	23,517,471
Net deferred tax asset	(33,779,853)	(23,517,471)

	$—	$—

A full valuation allowance is recorded against the deferred tax assets as realization of these benefits is not considered to be more likely than not.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the provision (benefit) for income taxes are as follows:

	May 31,
	2002	2001
Current:
Federal	$—	$—
State	—	—

Deferred:
Federal	(6,323,779)	(4,835,746)
State	(894,969)	(705,584)
Foreign	(3,043,634)	(2,954,900)
Change in valuation allowance	10,262,382	8,496,230

Income tax provision (benefit)	$—	$—

The Company has generated net operating loss carryforwards of approximately $74 million and $48 million as of May 31, 2002 and May 31, 2001, respectively, which are due to expire between 2022 and 2021. Section 382 of the Internal Revenue Code of 1986, as amended, places a limitation on the utilization of federal net operating loss carryforwards when an ownership change occurs. Generally, an ownership change occurs when a greater than 50% change in ownership takes place over a three-year test period. The annual utilization of net operating loss carryforwards generated prior to such change in ownership is limited, in any one year, to a percentage of the fair market value of the Company at the time of the ownership change.

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes as follows:

	Years Ended May 31,
	2002	2001
U.S. statutory rate	(34.0)%	(34.0)%
State and local taxes, net of federal benefit	(3.19)	(1.6)
Foreign taxes	(1.34)	(0.8)
Imputed interest	—	1.6
Other	1.98	(3.6)
Change in valuation allowance	36.55	38.4

Effective tax rate	0.00%	0.00%

8.    ECO RELATIONSHIP AND AGREEMENTS

ECO is a stockholder of the Company and has a representative on the Company’s Board of Directors.

In August 1999, the Company entered into a ten year operating agreement (the “Agreement”) with ECO to develop and provide stationary power fuel cells. ECO paid the Company an initial distribution rights fee of $2,500,000 and agreed to purchase, market and service the Company’s stationary power fuel cell systems in exchange for the exclusive marketing, distribution and servicing rights to those areas in the United States that are being serviced by ECO’s affiliated rural electric cooperative members. The payment of $2,500,000 for the initial

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

distribution rights was recorded in deferred revenue and recognized as revenue on a straight-line basis over a 135 month period beginning in March 2000. Under the prototype phase of the Agreement, the Company agreed to develop, deliver, and install a total of 39 alpha and beta prototype stationary fuel cell systems (the “prototypes”) at a fixed price of $2,680,500, which must meet certain performance requirements. Completed prototypes will be deployed in the field for testing purposes. Provided the Company is able to develop a commercial product, ECO has agreed to purchase products from the Company over several years for a total price of $81 million. Revenues from the sale of the commercial phase of the Agreement will be recognized as the commercial systems are shipped and accepted by the customer and will be classified as product revenues.

Revenues earned under the prototype phase of the Agreement are recognized as contract revenue using the units of delivery method and profits applicable to such revenues are recognized pro-rata as units are delivered based on the estimated total profits at the completion of the prototype phase of the Agreement. Losses on the contract are recognized when determined. The impact of revisions in profit and loss estimates are reflected in the periods in which the revisions are made. Revenues of $252,000 and cost of revenues of $337,000 previously reported in fiscal 2000 as product revenues and cost of revenues-products, respectively, have been reclassified to contract revenues and cost of revenues-contracts in the accompanying consolidated statement of operations. The difference between amounts previously recognized based on the timing of customer acceptance of the prototypes is not materially different from what would have been reported under percentage of completion contract accounting.

In March 2000, the Company and ECO entered into an Amended and Restated Fuel Cell Product Operating Agreement. This amendment (1) modified the payments ECO would be required to pay H Power upon assignment of distribution rights by ECO to ECO’s Cooperative Members; (2) specified that sales by ECO Fuel Cells on Indian reservations would not give rise to the right for H Power to receive any payments for distribution rights; and (3) set forth a minimum number of Fuel Cell Products at a minimum payment price to be purchased by ECO Fuel Cells or its licensed members, established an aggregate purchase price of $81.2 million and further set parameters for a delivery schedule as well as changes thereto.

In January 2001, the Company and ECO amended the prototype phase of the Agreement to reduce the number of prototypes to be delivered to 32 at a fixed price of $2,172,000. Results for the year ending May 31, 2001 reflect the recognition of an estimated loss on this phase of the Agreement of $1,280,000.

In December 2001, the Company entered into a memorandum of agreement (the “MOA”) with ECO that amended, in certain respects, the Agreement. Under the terms of the MOA, the Company re-purchased ECO’s exclusive rights to sell and distribute the Company’s stationary products in areas of the U.S. served by rural electric cooperatives. Less than five insignificant exclusive distribution agreements with ECO’s members remain in effect at May 31, 2002. The MOA also grants ECO the non-exclusive right to distribute the Company’s other fuel cell products. As consideration for the above, the Company paid ECO $2,100,000 (which was the remaining unrecognized revenue related to the initial distribution rights fees) and reduced deferred revenue on the balance sheet by this amount. At May 31, 2001, $2,222,223 of the initial distribution rights fees received was included in deferred revenue.

In April 2002, the Company and ECO amended the Agreement (the “Amended Agreement”). The Amended Agreement continues to provide for ECO, to purchase $81 million of the Company’s products exclusively from the Company. The Company and ECO amended the products and delivery schedule to include both stationary and portable products, increased the unit prices of the products, extended the period of time for the delivery of the substantial majority of the products to 2005 through 2008, and reduced the number of prototype units to be delivered to 21 at a fixed price of $1,380,500. At May 31, 2002, the Company has $167,763 accrued for the estimated loss on the prototype phase of this contract obligation.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2002, the Company and ECO entered into a sales and marketing services agreement, a test reporting, engineering services and field services agreement and a memorandum of agreement for the development of a sustainable fuel cell community. In exchange for ECO’s services to be provided under these agreements, the Company will compensate ECO in an amount totaling $5,400,000 through December 31, 2003. In fiscal year 2002, the Company recorded $904,000 in selling, general and administrative expenses for the value of the services rendered related to these agreements.

For the years ended May 31, 2002, 2001 and 2000, the Company recognized contract revenue of $200,000, $420,000 and $252,000, respectively, under its agreement with ECO and $118,278, $222,218 and $55,556, respectively, for the initial distribution rights fees received under the ECO operating agreement. The unit quantities relating to the contract revenues were 4, 5 and 3 for 2002, 2001 and 2000, respectively. For the fiscal year ended May 31, 2002, the Company recognized revenue for sales of portable products to ECO of $18,000. At May 31, 2002, accounts receivable includes $391,166 which is due from ECO.

During the year ended May 31, 2002, the Company paid $207,512 to an entity, in which ECO held a controlling interest, for the development of product documentation, training manuals and courses.

9.    RELATED PARTY TRANSACTIONS

The Company has a customer/vendor relationship with Fuel Cell Components and Integrators, Inc. (“FCCI”), a company controlled by a member of the Rothstein family. The Rothstein family is a principal stockholder of the Company. A member of the Rothstein family served as a director of the Company through April 5, 2000. During the year ended May 31, 2002 and 2001 the Company sold products and services to FCCI totaling $91,755 and $52,300, respectively, and purchased materials from FCCI totaling $281,365 and $165,173, respectively.

The Company had an arrangement with NBG Technologies, Inc. (“NBG”), formerly known as TechMatics Inc., whereby NBG provided the Company with R&D consulting services. The Rothstein family is a principal stockholder of NBG. Fees and expenses paid to NBG for consulting services for the fiscal year ended May 31, 2000 amounted to $45,065. No amounts were paid in the years ended May 31, 2002 and 2001. The Company believes the fees paid were equivalent to those that would be paid under an arms-length transaction. On March 29, 2000 the Company terminated all agreements with NBG in exchange for a cash payment of $100,000 and options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the initial public offering price of $80 per share.

On April 5, 2000, two of the Company’s directors resigned from the board of directors and terminated their agreements with the Company in exchange for which they each received a cash payment of $1 million and options to purchase 60,000 shares of the Company’s common stock at an exercise price equal to the Company’s initial public offering price of $80 per share.

The fair value of each stock option granted to the resigning Company directors and NBG were $26.60 and $31.45, respectively based upon the Black-Scholes option pricing model which includes weighted average assumptions for the dividend yield, risk-free interest rate, volatility and expected lives of 0%, 6.3%, 52% to 58% and 3 to 5 years, respectively. The total expense related to these option grants of $4,764,510 has been included in selling, general and administrative expense for the year ended May 31, 2000. During the year ended May 31, 2001, these resigning Company directors exercised additional options through a cashless exercise resulting in stock option compensation expense of $4,400,000 which has been recorded in selling, general and administrative expense.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    EMPLOYEE STOCK OPTION PLANS

In March 2000, the Company amended and restated their May 1996 stock option plan. Under the stock option plan adopted in March 2000, a maximum of 750,000 shares of the Company’s common stock have been made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 100% of fair market value of a share of common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the exercise price of any stock option granted must equal 110% of the fair market value on the grant date. 10% of such options granted will generally become exercisable upon date of grant and the remaining 90% of such options will generally vest ratably over a five year period. The stock options will generally expire within ten years from the date of grant. At May 31, 2002, 2001 and 2000, the Company has granted 197,900, 119,533 and 71,950, respectively, options to purchase common stock under its 2000 plan.

Under the stock option plan adopted on June 6, 1989, a maximum of 500,000 shares of the Company’s common stock were made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 80% of fair market value of a share of common stock on the date of grant. Such options generally become exercisable upon date of grant and expire within five years from the date of grant. No further options may be granted under this plan.

The Company has granted options to purchase shares of the Company’s common stock to certain officers and key employees outside of the 1989 and 2000 Stock Option Plans. Such options generally become exercisable on the date of grant and expire within five years from the date of grant. These options were generally granted at the fair market value of the stock on the date of grant.

The Company has adopted the disclosure only provisions of SFAS No. 123 and, accordingly, applies Accounting Principles Board Opinion (“APB”) No. 25 and related interpretations in accounting for its employee stock option plans. Had the Company elected to recognize compensation expense in accordance with the provisions of SFAS No. 123, for the stock option awards granted, its net loss and loss per basic and diluted share attributable to common stockholders for the fiscal years ended 2002, 2001, and 2000 would have been $(30,717,690), $(23,629,731) and $(19,922,223) or (2.85), $(2.35) and $(2.85) per share, respectively.

On May 31, 1999, 97,750 employee stock options expired. The Company extended the life of 96,250 of the options, until May 31, 2002 at the same option price of $4.00. The options were vested upon extension. Under APB No. 25, the extension created an additional compensation charge for the difference between the option price and the fair market value of the shares at May 31, 1999 in the amount of $836,125 of which $711,125, $107,000 and $18,000 has been recorded in selling, general and administrative, research and development and cost of revenues—contracts, respectively.

The fair value of the Company’s stock options used to compute the pro forma net loss and loss per share disclosures is the estimated present value on grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended May 31,
	2002	2001	2000
Dividend yield	0%	0%	0%
Risk-free interest rate	6.82%	6.25%	6.10%
Volatility (post IPO)	80.79%	72.48%	0%
Expected life (years)	4.6	4.3	4.0

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in stock options are as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning balance	1,018,223	$37.80	1,098,325	$24.55	396,250	$10.45
Granted or reissued	197,900	27.05	119,533	81.40	718,075	31.90
Exercised	(12,416)	8.40	(156,234)	8.50	(15,000)	4.00
Canceled or expired	(248,110)	24.10	(43,401)	53.15	(1,000)	4.00

Ending balance	955,597	$39.50	1,018,223	$37.80	1,098,325	$24.55

Exercisable	700,155	$36.60	736,993	$31.50	748,439	$23.65
Weighted average fair value of options granted during the year		$22.85		$47.50		$10.95

Summarized information about stock options outstanding and exercisable at May 31, 2002 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Of Shares	Weighted- Avg. Remaining Life In Years	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
12.50	17,900	9.9	12.50	—	—
15.00	451,000	2.5	15.00	408,333	15.00
15.50	100,000	9.5	15.50	60,000	15.50
18.00	15,000	9.4	18.00	—	—
61.80	50,000	9.2	61.80	—	—
80.00	313,482	4.8	80.00	230,179	80.00
93.45	8,215	8.5	93.45	1,643	93.45

$12.50 to $93.45	955,597	6.1	$39.50	700,155	$36.60

11.    STOCKHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock with a par value of $.001 per share. There was no preferred stock issued and outstanding as of May 31, 2002 and 2001.

The Company’s common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company’s common stockholders have no preemptive rights or rights to convert their common stock into any other security.

On August 25, 1999, ECO purchased 1,000,000 shares of the Company’s common stock, $.001 par value, at a price of $15.00 per share for a total investment of $15,000,000. In addition to the stock purchase, the Company and ECO entered into a ten year operating agreement. See Note 8.

In order to enter into the operating agreement with ECO, the Company modified its pre-existing agreement with DQE Enterprises to allow ECO to have exclusive marketing, distribution and servicing rights under the

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement in certain geographic areas that had previously been granted to DQE Enterprises. As part of the consideration for modifying the DQE Enterprises agreement, the Company agreed to amend article IV B3(a)(i) of the Amended and Restated Certificate of Incorporation to change the redemption price of the Company’s previously issued Series A convertible preferred stock from $16.50 per share to $18.00 per share, thus increasing the liquidation value of the Series A convertible preferred stock by $300,000. Also as part of the consideration, the Company issued common stock purchase warrants, which were set to expire on July 31, 2001, to purchase 100,000 shares of its common stock at $25.00 per share to DQE Enterprises. These warrants expired unexercised on July 31, 2001. The Company recorded a charge to cost of revenues—products totaling $150,000 which represents the fair value of the warrants on August 25, 1999, their date of issuance.

On November 30, 1999, pursuant to its May 25, 1999 agreement with the Company, Sofinov exercised its conversion right and converted its outstanding advances at that date of $2,100,000 into 168,000 shares of the Company’s common stock. Furthermore, Sofinov exercised its purchase right in full and purchased an additional 232,000 shares of the Company’s common stock for $2,900,000.

On November 30, 1999, Hydro-Quebec CapiTech Inc. purchased 400,000 shares of the Company’s common stock, $.001 par value, at a price of $15.00 per share for a total investment of $6,000,000.

In conjunction with ECO, Sofinov, and Hydro-Quebec CapiTech Inc.’s purchases of the Company’s common stock, the Company incurred stock issue costs approximating $913,000.

On July 7, 2000, the Board of Directors of the Company approved an increase in the number of authorized preferred and common shares to 10,000,000 and 30,000,000, respectively.

Upon the closing date of the Company’s IPO, convertible preferred stockholders converted their shares to common stock as follows: DQE Enterprises converted 200,000 shares of Series A convertible preferred shares to 200,000 common shares, Singapore Technologies Kinetics Lt. converted 400,000 shares of Series B convertible preferred shares to 400,000 common shares, Sofinov converted 600,000 shares of Series C convertible preferred shares to 600,000 common shares and outside investors of the Company’s subsidiary, HPEC, converted 333,333 shares of Series C convertible preferred shares (which they received upon closing of the IPO when they converted their HPEC common stock into Series C convertible preferred shares of the Company) to 333,333 common shares.

In June 2001, a consultant exercised 8,000 stock options through a cashless exercise. Stock option compensation expense of $412,000 relating to these options was previously recorded in selling, general and administrative expenses in the fiscal year ended May 31, 2000.

12.    EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company as calculated under the treasury stock method.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the calculation of both basic and diluted EPS:

	Year Ended May 31,
	2002	2001	2000
Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)
Accrued dividends on Series A Convertible Preferred Stock	—	(40,274)	(210,000)

Net loss attributable to common stockholders	(27,915,195)	(22,191,642)	(17,222,406)
Weighted average number of common shares	10,770,696	10,083,068	6,975,812

Basic and diluted earnings per share	$(2.59)	$(2.20)	$(2.47)

If potential common shares were assumed converted, the effect would have been anti-dilutive to EPS for all periods. These anti-dilutive securities are summarized below.

	Year Ended May 31,
	2002	2001	2000
Number of potential common shares	955,957	1,018,223	2,282,066

13.    INFORMATION ABOUT GEOGRAPHIC AREAS

The Company operates primarily in one industry segment, that being the design, development, marketing and manufacturing of proton-exchange membrane fuel cells and fuel cell systems. The geographic distributions of the Company’s revenues and identifiable assets are summarized in the following table:

	Year Ended May 31,
	2002	2001	2000
Revenues from external customers
United States	$1,052,679	$2,581,799	$3,640,464
Canada	28,525	185,770	10,702
Europe	547,673	474,860	19,240
Asia	923,714	397,361	9,881
Other	23,121	3,500	—

	$2,575,712	$3,643,290	$3,680,287
Assets
United States	$95,939,605	$116,925,843	$17,360,541
Canada	3,440,505	5,088,002	2,273,026

Total identifiable assets	99,308,110	122,013,845	19,633,567
Corporate eliminations	(25,628,491)	(16,663,674)	(983,974)

Total assets	$73,751,619	$105,350,171	$18,649,593

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended May 31, 2002
Revenues	$371,146	$794,527	$346,396	$1,063,643
Loss from operations	(8,308,853)	(7,237,882)	(7,019,197)	(7,779,836)
Net loss	(7,356,637)	(6,556,333)	(6,539,630)	(7,462,595)
Net loss per share—basic and diluted	$(0.68)	$(0.61)	$(0.61)	$(0.69)

Year ended May 31, 2001
Revenues	$1,214,178	$775,947	$831,148	$822,017
Loss from operations	(4,483,049)	(4,892,268)	(5,116,134)	(12,670,644)
Net loss	(4,004,443)	(3,531,980)	(3,221,052)	(11,393,893)
Net loss per share—basic and diluted(1)	$(0.48)	$(0.33)	$(0.30)	$(1.07)

Year ended May 31, 2000
Revenues	$824,908	$1,083,762	$673,647	$1,097,970
Loss from operations	(1,459,430)	(2,323,834)	(2,733,474)	(11,164,677)
Net loss	(1,460,206)	(2,215,737)	(2,464,973)	(10,871,490)
Net loss per share—basic and diluted(1)	$(0.25)	$(0.33)	$(0.32)	$(1.43)

(1)	The sum of the four quarters’ net loss per share does not equal the amount reported for the full year since each quarter is calculated separately.

H POWER CORP. AND SUBSIDIARY

Item 21.    Financial Statement Schedule

(i)  Financial Statement Schedule—Valuation and Qualifying Accounts and Reserves:

	Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End Period
Allowance for doubtful accounts
Year ended May 31, 1999	$—	$—	—	$—	$—
Year ended May 31, 2000	—	(60,000)	—	—	(60,000)
Year ended May 31, 2001	(60,000)	(5,610)	—	5,610	(60,000)
Year ended May 31, 2002	(60,000)	(62,105)	—	62,105	(60,000)
Inventory valuation allowance
Year ended May 31, 1999	—	—	—	—	—
Year ended May 31, 2000	—	—	—	—	—
Year ended May 31, 2001	—	(940,857)	—	—	(940,857)
Year ended May 31, 2002	(940,857)	(1,460,158)	—	1,306,078	(1,094,937)
Deferred tax asset valuation allowance
Year ended May 31, 1999	(7,105,089)	(1,874,296)	—	—	(8,979,385)
Year ended May 31, 2000	(8,979,385)	(6,041,856)	—	—	(15,021,241)
Year ended May 31, 2001	(15,021,241)	(8,496,230)	—	—	(23,517,471)
Year ended May 31, 2002	(23,517,471)	(10,262,382)	—	—	(33,779,853)

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
(Unaudited)

	November 30, 2002	May 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$36,745,518	$41,678,324
Short-term investments	8,060,421	18,079,617
Accounts receivable, net of allowance for doubtful accounts	960,206	1,316,828
Unbilled receivables	12,287	58,333
Inventories, net	1,852,326	2,098,421
Tax credit receivable	76,433	174,418
Prepaid expenses and other current assets	951,932	762,828

Total current assets	48,659,123	64,168,769
Plant and equipment, net	8,184,072	8,800,313
Patents, net of accumulated amortization	416,655	368,370
Restricted cash	50,000	50,000
Other assets	248,101	364,167

Total assets	$57,557,951	$73,751,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$133,418	$136,765
Accounts payable	1,953,196	1,492,720
Accrued expenses	1,698,052	1,659,251
Deferred revenue	406,024	601,163

Total current liabilities	4,190,690	3,889,899
Long-term debt	118,916	124,525

Total liabilities	4,309,606	4,014,424

Commitments and contingencies
Stockholders’ equity
Common stock—$.001 par value; 30,000,0000 shares authorized at November 30, 2002 and May 31, 2002; 10,776,566 shares issued and outstanding at November 30, 2002 and May 31, 2002	10,777	10,777
Additional paid-in capital	164,813,111	164,813,111
Accumulated deficit	(111,179,074)	(94,813,464)
Accumulated other comprehensive loss	(396,469)	(273,229)

Total stockholders’ equity	53,248,345	69,737,195

Total liabilities and stockholders’ equity	$57,557,951	$73,751,619

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30, 2002	November 30, 2001	November 30, 2002	November 30, 2001
Revenues
Products	$625,215	$717,749	1,093,076	945,989
Contracts	26,631	76,778	$501,708	$219,684

Total revenues	651,846	794,527	1,594,784	1,165,673
Operating expenses
Costs of revenues—products	1,382,063	899,374	2,622,360	1,132,299
Costs of revenues—contracts	578,740	19,000	995,518	164,348
Research and development	4,677,832	4,694,183	8,451,780	10,631,069
Selling, general and administrative	2,442,208	2,049,486	5,232,077	4,107,462
Other costs	1,163,849	370,366	1,163,849	677,230

Total Operating Expenses	10,244,692	8,032,409	18,465,584	16,712,408

Loss from Operations	(9,592,846)	(7,237,882)	(16,870,800)	(15,546,735)
Interest income and other, net	218,741	681,549	505,188	1,633,765

Net Loss	$(9,374,105)	$(6,556,333)	$(16,365,612)	$(13,912,970)

Loss per share attributable to common stockholders, basic and diluted	$(0.87)	$(0.61)	$(1.52)	$(1.29)

Weighted average shares outstanding, basic and diluted	10,776,566	10,770,566	10,776,566	10,770,180

Comprehensive loss	$(9,339,263)	$(6,515,011)	$(16,488,852)	$(13,798,074)

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	November 30, 2002	November 30, 2001
Cash flows from operating activities
Net loss	$(16,365,612)	$(13,912,970)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	963,877	464,776
Obsolescence and lower of cost or market inventory allowances	188,299	371,562
Asset impairment	197,743	—
Loss on disposal of equipment	—	6,347
Changes in assets and liabilities:
Accounts receivable	356,622	(17,164)
Unbilled receivables	46,046	211,475
Inventories	57,796	567,755
Prepaid expenses and other assets	(167,990)	327,391
Tax credit receivable	97,985	7,109
Accounts payable	460,476	(1,090,660)
Accrued expenses	196,564	386,474
Deferred revenue	(195,139)	(196,000)
Costs charged to allowance for losses on uncompleted contracts	(157,763)	—

Total adjustments	2,044,516	1,039,065

Net cash used by operating activities	(14,321,096)	(12,873,905)

Cash flows from investing activities
Net proceeds on disposition of short-term investments	9,999,304	17,922,736
Capital expenditures	(498,710)	(5,334,795)

Net cash provided by investing activities	9,500,594	12,587,941

Cash flow from financing activities
Proceeds from long-term debt	—	80,968
Repayment of long-term debt	(8,956)	(1,422)

Net cash (used) provided by financing activities	(8,956)	79,546

Net decrease in cash and cash equivalents	(4,829,458)	(206,418)
Effect of exchange rate changes on cash and cash equivalents	(103,348)	(54,196)

Cash and cash equivalents at beginning of period	41,678,324	49,440,059

Cash and cash equivalents at end of period	$36,745,518	$49,179,445

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF BUSINESS

H Power Corp. (the “Company”) was organized on June 6, 1989 under the laws of the State of Delaware. The Company designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems designed to provide electricity for a wide range of stationary, portable and mobile applications.

2.    BASIS OF PRESENTATION

The consolidated balance sheet as of November 30, 2002, the consolidated statement of operations for the three month and six month periods ended November 30, 2002 and 2001 and the consolidated statement of cash flows for the six month periods ended November 30, 2002 and 2001 have been prepared by the Company without audit. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly in accordance with generally accepted accounting principles, the financial position, results of operations and cash flows for all periods presented, have been made. Certain reclassifications have been made with respect to the prior year amounts to provide presentation consistent with the current year. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed for the fiscal year ended May 31, 2002.

Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of the Company and its Canadian subsidiary, H Power Enterprises of Canada, Inc. (“HPEC”). All significant intercompany accounts and transactions are eliminated.

Reverse Stock Split:    In October 2002, the Company completed a stockholder approved 1:5 reverse common stock split. This reverse stock split decreased the number of common shares outstanding by approximately 43 million shares. Stockholders’ equity has been restated to give retroactive recognition to the reverse split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to additional paid-in capital. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common stock issued and/or outstanding have been adjusted retroactively for the 1-for-5 reverse stock split.

Short-Term Investments:    Short-term investments are considered to be available for sale and consist primarily of investments in corporate and government agency debt securities with maturities generally from three to twelve months. Debt securities are typically held until maturity and realized gains and losses on sales of short-term investments for the periods presented are not material. The cost of any investments sold is determined by the specific identification method. The investments are carried at fair market value with the difference between amortized cost and fair market value of these investments reflected in accumulated other comprehensive loss as a separate component of stockholders’ equity.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated market values of short-term investments at November 30, 2002 and May 31, 2002 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
November 30, 2002
Debt securities	$7,960,357	$42,251	—	$8,002,608
Equity securities	51,437	6,376	—	57,813

Total	$8,011,794	$48,627	—	$8,060,421

May 31, 2002
Debt securities	$17,942,429	$11,372	$2,480	$18,008,040
Equity securities	68,669	2,908	—	71,577

Total	$18,011,098	$14,280	$2,480	$18,079,617

Other Costs:    During the three and six month periods ended November 30, 2002, other costs include $966,106 for legal, accounting and investment banking fees incurred in conjunction with the Company’s proposed merger with Plug Power and $197,743 for restructuring charges related to the closing of the Company’s facilities in New Jersey. During the three and six month periods ended November 30, 2001, other costs include $370,366 and $677,230, respectively, for pre-production expenses which include personnel costs, recruiting costs, training costs and facility costs as the Company prepared for production in its North Carolina manufacturing facility.

Loss Per Share:    The amounts presented for basic and diluted loss per common share in the consolidated statement of operations have been computed by dividing the applicable loss by the weighted average number of common shares outstanding. No options outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive.

H Power Japan:    During August 2001, the Company and Mitsui & Co., Ltd. formed H Power Japan which is a Japanese corporation headquartered in Tokyo. The Company contributed $84,282 for a 50% ownership interest in the newly created corporation. The Company’s investment in H Power Japan is accounted for using the equity method of accounting. The balance of the investment of $65,000 and $71,000 at November 30, 2002 and May 31, 2002, respectively, is included in prepaid expenses and other current assets on the consolidated balance sheet and the equity in the loss on the investment is included in selling, general and administrative expenses as the amounts are de minimus in nature and as the initial activities primarily involve marketing expenditures in the upcoming year.

Recent Accounting Pronouncements:    In July 2001, the FASB issued SFAS 141, “Business Combinations” (SFAS 141) and SFAS 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 applies to all business combinations initiated after June 30, 2001, and requires these business combinations be accounted for using the purchase method of accounting. SFAS 142 applies to all goodwill and intangibles acquired in a business combination. Under SFAS 142, all goodwill, including goodwill acquired before initial application of the standard, will not be amortized but will be tested for impairment within six months of adoption of the statement, and at least annually thereafter. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 142 is effective for fiscal years beginning after December 15, 2001, and must be adopted as of the beginning of a fiscal year. The adoption of these standards in fiscal 2002 has not had a material impact on the Company’s financial condition or results of operations.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 144 is effective for all quarters of fiscal years beginning after December 15, 2001. The Company adopted this Statement effective June 1, 2002. The adoption of this Statement has not had a material effect on the Company’s financial condition or results of operations.

In July 2002, the FASB issued SFAS No.146, “Accounting for Costs Associated with Exit or Disposal Activities.” The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

3.    H POWER-PLUG POWER MERGER

On November 11, 2002, H Power and Plug Power entered into a merger agreement (the “Merger Agreement”) providing for a business combination between H Power and Plug Power. If the merger becomes effective, a wholly-owned subsidiary of Plug Power will be merged with and into H Power, and H Power will become a wholly-owned subsidiary of Plug Power. Each issued and outstanding share of common stock of H Power will be converted into the right to receive approximately .89 shares of common stock of Plug Power, subject to, among other things, (1) the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger, (2) the average Plug Power common stock price as defined in the Merger Agreement and (3) the transaction value price, which is determined based on, among other factors, H Power’s cash, cash equivalents, and short-term investments, as adjusted by items defined in the Merger Agreement (“Net Cash”) at the effective time of the merger. Remaining fractional shares will be paid in cash. The merger requires the approval of both H Power and Plug Power shareholders and is subject to certain closing conditions. The Merger Agreement provides for payment of a $2 million termination fee by H Power under certain circumstances.

4.    RESTRUCTURING PLAN

Pursuant to the Merger Agreement, the merger consideration to be received by H Power’s stockholders will depend in part upon the Net Cash remaining in H Power at the effective date of the merger, as set forth in the Merger Agreement. The Company is therefore restructuring its operations in order to maximize Net Cash while at the same time preserving basic operational structure in case the merger is not consummated.

As part of the restructuring process, the Company intends to, among other things, reduce its workforce by at least 100 employees during the quarter ended February 28, 2003 which will result in severance and other

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

compensation charges in that quarter of approximately $428,000. In the quarter ended November 30, 2002, the Company approved and has commenced the process of restructuring its business operations. This will result in the closing of its New Jersey facilities by July 2003, which coincides with the expiration of these facility leases and consolidating the operations in North Carolina. A charge of $197,973 has been recorded in the second quarter to reduce the net book value of excess office, computer and manufacturing equipment in New Jersey to its net realizable value as these assets will be disposed of. These actions are anticipated to take place even if the merger is not completed.

In addition to anticipated workforce reductions and consolidation of business operations, inventory related to the RCU4500 product line was written down to its net realizable value resulting in a charge of $188,000 in the second quarter. The production of products has been significantly decreased although the Company is continuing delivery of products that are being produced for customer purchase orders. Some customer purchase orders have been cancelled since the announcement of the execution of the Merger Agreement. Research and development activities have also been substantially reduced.

The Company continues to consider whether additional restructuring is necessary and additional charges to operations related to any further restructuring activities may be incurred in future periods.

5.    INVENTORIES, NET

Inventories, net consist of the following:

	November 30, 2002	May 31, 2002
Raw materials	$1,775,214	$1,370,895
Work in process	216,568	305,565
Finished goods	527,069	1,516,898
Obsolescence and lower of cost or market allowances	(666,525)	(1,094,937)

Total inventories, net	$1,852,326	$2,098,421

During the six months ended November 30, 2002, the Company reduced by $343,000 lower of cost or market allowances related to products that were shipped to and accepted by customers.

During the same period, the Company directly expensed contract costs of $318,000 that may not be recoverable, which had been capitalized in work in process. In addition, the Company directly expensed $188,000 of inventory related to the discontinued RCU4500 product line by writing down the carrying amount to its net realizable value.

6.    COMPREHENSIVE INCOME

Reconciliation of net loss to comprehensive loss is as follows:

	Three Months Ended		Six Months Ended
	November 30, 2002	November 30, 2001	November 30, 2002	November 30, 2001
Net loss	$(9,374,105)	$(6,556,333)	$(16,365,612)	$(13,912,970)
Foreign currency translation adjustment	34,375	(57,668)	(103,348)	(54,196)
Unrealized gain (loss) on short-term investments	467	98,990	(19,892)	169,092

Comprehensive loss	$(9,339,263)	$(6,515,011)	$(16,488,852)	$(13,798,074)

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

7.    INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” No benefits for federal or state income taxes have been reported in these consolidated statements of operations as they have been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized.

Section 382 of the Internal Revenue Code limits the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. The Company’s initial public offering of common stock (the “IPO”) did not trigger such an ownership change, but later transactions may do so. In that event, the Company would not be able to use net operating losses incurred before an ownership change in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of the Company’s common stock immediately before the ownership change by the long-term tax-exempt rate as provided in Section 382(f) of the Internal Revenue Code.

8.    CAPITAL STRUCTURE

The Company’s common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

There are 10,000,000 shares of preferred stock authorized and none issued and outstanding as of November 30, 2002 and May 31, 2002.

9.    ECO RELATIONSHIP AND AGREEMENTS

ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc. (collectively “ECO”) is a stockholder of the Company and has a representative on the Company’s Board of Directors.

In December 2001, the Company entered into a memorandum of agreement (the “MOA”) with ECO that amends, in certain respects, the Amended and Restated Fuel Cell Product Operating Agreement of March 9, 2000 (the “Agreement”). Under the terms of the MOA, the Company re-purchased ECO’s exclusive rights to sell and distribute the Company’s stationary products in areas of the U.S. served by rural electric cooperatives. The MOA also grants ECO the non-exclusive right to distribute the Company’s other fuel cell products. As consideration for the above, the Company paid ECO $2,100,000 (which was the remaining unrecognized revenue related to the initial distribution rights fees) and reduced deferred revenue on the balance sheet by this amount.

In April 2002, the Company and ECO amended the Agreement (the “Amended Agreement”). The Amended Agreement continued to provide for ECO to purchase $81 million of the Company’s products exclusively from the Company. The Company and ECO amended the products and delivery schedule to include both stationary and portable products, increased the unit prices of the products, extended the period of time for the delivery of the substantial majority of the products to 2005 through 2008, and reduced the number of prototype units to be delivered to 21 at a fixed price of $1,380,500. At November 30, 2002 and May 31, 2002, the Company had $10,000 and $167,763, respectively, accrued for the estimated loss on the prototype phase of this contract obligation as all units have been delivered and are approaching the end of their warranty period.

Also in April 2002, the Company and ECO entered into a sales and marketing services agreement, a test reporting, engineering services and field services agreement and a memorandum of agreement for the development of a sustainable fuel cell community. In exchange for ECO’s services to be provided under these agreements, the Company will compensate ECO to a maximum amount of $4,400,000 through December 31, 2003. The Company validated the fair value of these services by obtaining independent third party quotations.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

During the quarter ended and six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company recorded $424,000, $1,219,000 and $904,000, respectively, in selling, general and administrative expenses for the value of the services rendered related to these agreements.

For the quarter ended and the six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company recognized contract revenue for the sale of prototype units of $0, $300,000 and $200,000, respectively, and product revenue for the sale of portable power products of $35,000, $101,000 and $18,000, respectively, under its agreement with ECO. For the fiscal year ended May 31, 2002, the Company recognized $118,278 for the initial distribution rights fees received under the ECO operating agreement. At November 30, 2002 and May 31, 2002, accounts receivable includes $184,100 and $391,166, respectively, which is due from ECO.

During the fiscal year ended May 31, 2002, the Company paid $207,512, to an entity in which ECO held a controlling interest, for the development of product documentation, training manuals and courses. No payments were made to the entity during the six months ended November 30, 2002.

In connection with the Company’s planned merger with Plug Power as discussed in Note 3, the Company entered into a termination agreement with ECO. Pursuant to this termination agreement, all prior agreements with ECO will terminate if and when the closing of the merger occurs, and the Company will pay ECO a termination fee of $2,115,000 in addition to payments due to ECO by the Company pursuant to prior agreements which are anticipated to be $1,600,000 by the effective time of the merger. During the third fiscal quarter of 2003, in light of the pending merger, ECO is continuing to evaluate its activities being performed under certain agreements entered into in April 2002.

10.    RELATED PARTY TRANSACTIONS

The Company has a customer/vendor relationship with Fuel Cell Components and Integrators, Inc. (“FCCI”), a company controlled by a member of the Rothstein family. The Rothstein family is a principal stockholder of the Company. A member of the Rothstein family served as a director of the Company through April 5, 2000. During the quarter and six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company sold products and services to FCCI totaling $8,140, $23,140 and $91,755, respectively, and purchased materials from FCCI totaling $13,849, $96,513 and $281,365, respectively. At November 30, 2002, accounts receivable includes $23,140 due from FCCI and accounts payable includes $4,192 which is due to FCCI.

11.    COMMITMENTS AND CONTINGENCIES

H Power has received a complaint and summons, dated December 10, 2002, from havePOWER, LLC, in the U.S. District Court of Maryland. The complaint and summons names both H Power and Plug Power as defendants.

havePOWER is alleging breach of a Memorandum of Understanding with H Power dated May 7, 2001, which stated that H Power and havePOWER agreed to work in good faith and use best efforts to enter into a distribution agreement by June 2001. The parties never entered into a distribution agreement. The complaint seeks damages against H Power of not less than $10,000,000, as well as certain injunctive relief.

The Company believes the allegations in the complaint are without merit and intends to vigorously defend the claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity, however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of the actions. If havePOWER were to prevail, such an outcome could have a material adverse effect on the Company’s financial condition, results of operation and liquidity.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
PLUG POWER INC. (“PARENT”),

MONMOUTH ACQUISITION CORP. (“MERGERCO”),

AND

H POWER CORP. (THE “COMPANY”)

Dated as of November 11, 2002

i

EXHIBITS

Exhibit A—Form of Voting Agreement
Exhibit B—Form of Affiliate Letter
Exhibit C—Form of Sofinov Voting Agreement

Company Disclosure Schedule

Section 3.1(D)	Severance
Section 3.1(E)	Company Bonus Arrangements
Section 3.2	Stock Options
Section 5.1(d)	Organizational Documents
Section 5.3	Capitalization
Section 5.4	Subsidiaries
Section 5.5	Other Interests
Section 5.6	No Violation; Governmental Consents
Section 5.8	Litigation
Section 5.9	Absence of Certain Changes
Section 5.10(a)	Undisclosed Liabilities
Section 5.10(b)	Products Under Warranty
Section 5.11(b)	Taxes
Section 5.11(c)	Taxes
Section 5.11(d)	Taxes
Section 5.11(e)	Taxes
Section 5.11(f)	Taxes
Section 5.11(g)	Taxes
Section 5.11(i)	Taxes
Section 5.12(a)	Real Property
Section 5.12(b)	Encumbrances
Section 5.13(a)	Intellectual Property
Section 5.13(b)	Intellectual Property
Section 5.13(c)	Intellectual Property
Section 5.13(d)(iv)	Products
Section 5.14(c)	Environmental Laws
Section 5.14(f)	Hazardous Materials
Section 5.14(g)	Environmental Laws
Section 5.15(a)	Employee Programs
Section 5.15(c)	Employee Programs
Section 5.15(f)	Employee Programs
Section 5.16	Labor Relations and Employment Matters
Section 5.21(a)	Material Contracts
Section 5.21(b)	Third Party Consents
Section 5.21(c)	Employment Agreements
Section 5.21(d)	Liabilities to ECO and EFC
Section 5.22	Accounts Receivable
Section 5.23(a)	Accounting Policies
Section 5.23(b)	Management Letters
Section 5.24(a)	Customers, Distributors and Suppliers
Section 5.24(b)	Customers, Distributors and Suppliers
Section 5.25	Product Liability
Section 5.26(b)	Cash Investment Policy
Section 5.27	Insurance
Section 5.30	Contracts with Affiliates

EXHIBITS

Company Disclosure Schedule
Section 7.2	Conduct of Business
Section 7.2(iv)	Conduct of Business
Section 7.7	Affiliates
Section 7.25	Parachute Agreements

Parent Disclosure Schedule

Section 6.1(d)	Organizational Documents
Section 6.3	Capitalization
Section 6.4	Subsidiaries
Section 6.5	Other Interests
Section 6.6	No Violation; Government Consents
Section 6.7	Commission Documents
Section 6.8	Litigation
Section 6.9	Absence of Certain Changes
Section 6.10	Undisclosed Liabilities
Section 6.12(a)	Intellectual Property
Section 6.12(b)	Intellectual Property
Section 6.12(c)	Intellectual Property
Section 6.12(d)	Intellectual Property
Section 6.13(b)	Environmental Laws
Section 6.13(e)	Hazardous Materials
Section 6.14(a)	Material Contracts
Section 6.14(b)	Third Party Consents
Section 6.15	Labor Relations and Employee Matters
Section 6.17	Ownership of Company Common Stock; Affiliates and Associates

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of November 11, 2002, by and among PLUG POWER INC., a Delaware corporation (“Parent”), MONMOUTH ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“MergerCo”), and H POWER CORP., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, MergerCo and the Company have approved the merger of MergerCo with and into the Company (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (plus cash in lieu of fractional shares);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, in light of and subject to the terms and conditions set forth herein, (a) determined that (i) the Exchange Ratio in the Merger is fair to the stockholders of the Company, and (ii) the Merger is in the best interests of the Company and its stockholders, and (b) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the “Transactions”), and to recommend approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

WHEREAS, the Board of Directors of Parent has, in light of and subject to the terms and conditions set forth herein, (a) determined that (i) the Exchange Ratio in the Merger is fair from a financial point of view to Parent and (ii) the Merger is in the best interests of Parent and its stockholders and (b) resolved to approve and adopt this Agreement and the Transactions;

WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) have entered into a Voting Agreement (the “Voting Agreement”), dated as of the date hereof, with Parent and MergerCo, substantially in the form attached hereto as Exhibit A, pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of Company Common Stock in favor of the approval of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), shall continue to be governed by the laws of the State of Delaware and the DGCL, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL. The Certificate of Incorporation of MergerCo (the “MergerCo Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law. The Bylaws of MergerCo (the “MergerCo Bylaws”), as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

1.2.  Effective Time.    Subject to the provisions of this Agreement, as soon as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived, the parties will file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as MergerCo and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the “Effective Time”).

1.3.  Closing.    The closing of the Merger (the “Closing”) shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or, if permissible, waiver of all of the conditions set forth in Article VIII hereof (the “Closing Date”), at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

1.4.  Tax Consequences.    It is intended that the Merger will constitute a reorganization within the meanings of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Parent, MergerCo and the Company will be a party, within the meaning of Section 368(b) of the Code, to such reorganization. Each of Parent, MergerCo and the Company will treat the Merger as such reorganization and report consistently therewith for federal, state, local and foreign income tax purposes.

1.5.  Taking of Necessary Action; Further Action.    Each of Parent, MergerCo and the Company shall use its reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as practicable following the requisite approval by the stockholders of the Company. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of both the Company and MergerCo, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE II

DIRECTORS AND OFFICERS
OF THE SURVIVING CORPORATION

2.1.  Directors of the Surviving Corporation and the Company Subsidiaries.    The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company will cause each director of any Company Subsidiary to resign as of the Effective Time, unless otherwise directed by Parent. Such resignation will include the termination of (a) any indemnification agreement between the Company and/or any Company Subsidiary and such director and (b) any registration rights with respect to any Company Common Stock held by such director. Simultaneously with the receipt of each resignation, Parent shall provide such director with a letter confirming Parent’s acknowledgement that the recipient is a third party beneficiary, in accordance with Section 10.4 of this Agreement, of the indemnification provisions of section 7.9 of this Agreement.

2.2.  Officers of the Surviving Corporation.    The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company will cause each officer of each Company Subsidiary to resign as of the Effective Time, unless otherwise directed by Parent. Such resignation will include the termination of (a) any indemnification agreement between the Company and/or any Company Subsidiary and such officer and (b) any registration rights with respect to Company Common Stock held by such officer. Simultaneously with the receipt of each resignation, Parent shall provide such officer with a letter confirming Parent’s acknowledgement that the recipient is a third party beneficiary, in accordance with Section 10.4 of this Agreement, of the indemnification provisions of section 7.9 of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK
oF THE CONSTITUENT CORPORATIONS

3.1.  Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a)  Each issued and outstanding share of Company Common Stock owned by Parent, MergerCo or any other direct or indirect Subsidiary (as defined in Section 10.2 hereof) of Parent (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) or by the Company or any other direct or indirect Subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), including, without limitation, shares of Company Common Stock in the treasury of the Company immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares referred to in Section 3.1(a), shall be canceled and shall be converted automatically into and represent the right to receive that number (the “Exchange Ratio”) of shares of fully paid and non-assessable shares of Parent Common Stock equal to the quotient obtained by dividing (i) (A) the Transaction Value Price (as defined in Section 3.1(c)(ii) below) divided by (B) the Average Parent Common Stock Price by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Consideration”) plus cash in lieu of fractional shares of Parent Common Stock, if any, pursuant to Section 4.1(e). The Exchange Ratio shall be subject to adjustment as provided in Section 3.1(c) and Section 9.1(e) below.

(c)  The Exchange Ratio shall be adjusted as follows:

(i)  If the Average Parent Common Stock Price is:

(A)  less than or equal to $6.47 and greater than or equal to $5.29, then the Exchange Ratio shall equal the Exchange Ratio that would be determined pursuant to Section 3.1(b) using the Average Parent Common Stock Price;

(B)  greater than $6.47, then the Exchange Ratio shall equal the Exchange Ratio that would be determined pursuant to Section 3.1(b) assuming the Average Parent Common Stock Price is $6.47;

(C)  less than $5.29, then the Exchange Ratio shall equal the Exchange Ratio that would be determined pursuant to Section 3.1(b) assuming the Average Parent Common Stock Price is $5.29

The “Average Parent Common Stock Price” shall mean the Daily Volume Weighted Average Price of Parent Common Stock for the Random Trading Days. “Random Trading Days” means the ten (10) trading days selected by lot out of the twenty (20) trading days ending on and including the second trading day preceding the Effective Time. The Random Trading Days shall be selected by lot by designated representatives of Parent and the Company at 5:00 p.m. Boston time on the second trading day preceding the Effective Time. “Daily Volume Weighted Average Price” shall mean the daily volume weighted average price based on trading between 9:30 a.m. and 4:00 p.m. Eastern Time as reported by Bloomberg Financial L.P. For purposes of this Agreement, if after the date of this Agreement and on or prior to the Closing Date the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any dividend within such period, or any similar event shall occur, the Exchange Ratio shall be adjusted accordingly to provide to the shareholders of the Company the same economic effect as contemplated by this Agreement absent such reclassification, recapitalization, stock split, reverse stock split, combinations, exchange, dividend or similar event.

(ii)  The “Transaction Value Price” shall initially be $50,675,000; provided, that the Transaction Value Price shall be adjusted as follows if the Net Cash, as of the Effective Time, is:

(A)  less than $36,675,000, in which case the Transaction Value Price shall be adjusted to equal (x) $50,675,000 minus (y) the difference between (I) $36,675,000 and (II) the Net Cash;

(B)  equal to $36,675,000, then there shall be no adjustment to the Transaction Value Price;

(C)  greater than $36,675,000, in which case the Transaction Value Price shall be adjusted to equal (x) $50,675,000 plus (y) the difference between (I) the Net Cash and (II) $36,675,000; and

“Net Cash” is defined as, as of the Effective Time, with respect to the Company and the Company Subsidiaries,

(i)  the sum of:

(A)  cash, cash equivalents and short term investments; plus

(B)  15% of the amount by which the aggregate value of inventories exceeds $2,174,000 (subject to a maximum addition to Net Cash of $30,000); plus

(C)  $500,000, but only in the event Parent has received written confirmation of payment to ECO or EFC of $500,000 with respect to the sustainable fuel cell community payment required under Section 3(a) of the ECO Termination Agreement; plus

(D)  the aggregate amounts, if any, of severance paid by the Company from the date hereof through the Effective Time to any Employee listed on Section 3.1(D) of the Company Disclosure Schedule in connection with the termination of an Employee, up to a maximum amount with respect to any individual Employee of the amount set forth on Section 3.1(D) of the Company Disclosure Schedule next to the name of such Employee; plus less

(ii)  the sum of:

(A)  current liabilities (including, without limitation, warranty reserves), excluding the amount of any current liability to the extent such amount is otherwise included in the Net Cash Statement pursuant to clauses (B) through (M) of Section (ii) of this definition of Net Cash ; plus

(B)  amounts payable to ECO and EFC including, without limitation, under the ECO Termination Agreement, other than (i) the sustainable fuel cell community payment of $500,000 and (ii) the $3,715,000 payment upon closing of the Merger; plus

(C)  Intentionally Omitted; plus

(D)  the aggregate amount of any and all Liabilities of the Company and the Company Subsidiaries that are not a Company Signing Liability, including without limitation, fees payable to the Company’s legal, financial and accounting advisors and other fees incurred in connection with the Transactions (assuming consummation of the Transactions); but excluding (1) payment obligations to Millenium Capital (for amounts less than or equal to $180,000), pursuant to the Consulting Agreement dated as of March 15, 2000 between the Company and Millenium Capital Resources, LLC, without giving effect to any default thereunder by the Company, (2) any and all severance obligations as listed in Section 3.1(D) of the Company Disclosure Schedules and (3) lease obligations for periods after the Closing for existing facilities as listed on Section 5.12(a) of the Company Disclosure Schedules, without giving effect to any default under the applicable leases by the Company; plus

(E)  to the extent not accrued on the Net Cash Statement, any amounts which may be payable by the Company or Parent under the Stay Bonus Agreements and under those certain Company bonus arrangements with management set forth on Section 3.1(E) of the Company Disclosure Schedule; plus

(F)  the amounts, if any, that accounts receivable (including unbilled receivables and tax credit receivable), net of allowance for doubtful accounts, are less than $533,229 on the Net Cash Statement (up to a maximum amount of $293,000); provided, that, for purposes of this Section (ii)(D) of the definition of Net Cash, any and all accounts receivable with respect to Peugeot Citroen Automobiles S.A (“Peugeot”) shall be excluded from such calculations; plus

(G)  $360,000, unless at or prior to the delivery of the Net Cash Statement Parent has received correspondence from an authorized individual at Peugeot stating that the existing Peugeot account receivable in the amount of approximately $360,000 is valid and not in dispute, and that Peugeot fully intends to pay the entire amount thereof; plus

(H)  the amounts, if any, that the prepaid and other current assets, are less than $1,191,359 (up to a maximum amount of $449,000); plus

(I)  to the extent that the Company’s service, maintenance and warranty obligations relating to the four fuel cell installations at the locations described in Section 3(c) of the ECO Termination Agreement have not been terminated in full at or prior to the delivery of the Net Cash Statement by the Company, $35,000 for each unit for which such obligations have not been terminated; plus

(J)  15% of the amount by which the aggregate value of inventories is less than $2,174,000; plus

(K)  any amounts which may be paid by the Company or Parent for the directors’ and officers’ “tail policy” in accordance with Section 7.9 of this Agreement, to the extent such amounts have either not (i) been paid by the Effective Time or (ii) resulted in an equivalent reduction in the total amount of cash and cash equivalents in this definition of Net Cash; plus

(L)  the amounts of Liabilities existing as of the date of this Agreement that also exist as of the date of delivery of the Net Cash Statement attributable to binding obligations or commitments of the Company and its Subsidiaries to purchase materials, components (including sub-systems) and replacement parts; plus

(M)  $180,284, unless at or prior to the delivery of the Net Cash Statement correspondence from an authorized person at the National Institute of Standards and Technology has been delivered to Parent stating that the Company and its Subsidiaries have no payment obligations to the National Institute of Standards and Technology, including any obligation with respect to the refund request referred to in Section 5.10(a) of the Company Disclosure Schedule.

Notwithstanding anything to the contrary contained herein, none of the items in Sections (ii)(A-M) of the definition of Net Cash shall be deemed to be a Company Signing Liability.

To facilitate the determination of the Net Cash, at least ten (10) Business Days prior to the date of the meeting of Parent’s stockholders contemplated in Section 7.3, the Company shall deliver to Parent and MergerCo a statement prepared by the Company with consultation of its outside advisors, as necessary (hereinafter the “Net Cash Statement”), which shall be prepared in accordance with GAAP applied consistently with the past practices of the Company (except for “Liabilities,” which includes non-GAAP liabilities pursuant to Section 5.10 herein and except to the extent that items in the definition of Net Cash contemplate the inclusion of non-GAAP items) and which (i) shall explain in reasonable detail the calculation of the anticipated Net Cash as of the Effective Time and (ii) shall include, as attachments thereto, reasonable supporting documentation, including invoices or other correspondence from the Company’s legal, financial and accounting advisors in support of any and all amounts payable to such advisors, including, without limitation, all amounts payable in connection with the Transactions.

The Company shall provide Parent (and Parent’s advisors) the reasonable access to all personnel of the Company and Parent and Parent’s accountants shall have the right to review all books, accounting records and other materials of the Company and its auditors that such party deems reasonably relevant for purposes of reviewing the Net Cash Statement and to make copies of relevant portions thereof. In the event that Parent disagrees with the Net Cash amount on the Net Cash Statement, Parent shall deliver to the Company, within two (2) Business Days after delivery by the Company of the Net Cash Statement, a written notice (the “Objection Notice”) specifying the basis for its disagreement (together with any authority or documentation supporting its position) and its determination of the Net Cash. In the event that no Objection Notice is timely received by the Company, the Net Cash Statement and the Net Cash reflected therein shall be final, conclusive and binding on all parties hereto.

In the event that an Objection Notice is timely delivered to the Company and the parties are able to resolve through mutual agreement the disagreement, the parties shall prepare a Net Cash Statement reflecting such resolution which shall be (and the Net Cash reflected therein shall be), final, conclusive and binding on all parties hereto. In the event that an Objection Notice is timely delivered to the Company and the parties are unable to resolve through mutual agreement the disagreement specified in the Objection Notice within two (2) Business Days after receipt by the Company thereof, the disagreement shall be submitted to an independent public accounting firm mutually agreeable to both of Parent and the Company (the “Net Cash Accountant”). The parties shall provide reasonable access to the Net Cash Accountant to obtain the necessary information in considering the respective positions of the Company and Parent. The Net Cash Accountant shall have the right to review all records relevant to the previous determinations of the Net Cash Statement and the Net Cash. The Net Cash Accountant shall render its determinations on the disagreement submitted to it within four (4) Business Days of submission of the disagreement by the Company and Parent. The Net Cash Accountant’s determination of the Net Cash Statement and the Net Cash (with such adjustments, if any, as reflect such determination) shall be final, conclusive and binding upon all parties hereto. Fees and expenses for the Net Cash Accountant shall be paid by the Company if the Net Cash Accountant determines that Net Cash is less than as indicated on the Net Cash Statement initially delivered by the Company to Parent by more than $50,000, and by Parent in all other instances.

(d)  Each share of common stock, par value $0.01 per share, of MergerCo (the “MergerCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)  All shares of Company Common Stock, when converted as provided in Section 3.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections

3.1(b) and 4.1(e) and any distribution or dividend as provided under Section 4.1(c), in each case without interest. After the Effective Time, the holders of certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of such certificates in accordance with the provisions of Article III hereof, shall only represent the right to receive for their shares of Company Common Stock, the relevant portion of the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b) and 4.1(e) and any distribution or dividend as provided under 4.1(c), in each case without interest.

3.2.  Company Stock Options and Related Matters.

(a)  At the Effective Time, each option to purchase shares of Company Common Stock (collectively, the “Company Options”) granted under the Company’s June 6, 1989 Stock Option Plan, 2000 Stock Option Plan and the stock option awards listed on Section 3.2 of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) which is then outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, including, without limitation, exercisable on the same terms as were applicable under the Company Stock Options, except that from and after the Effective Time, (i) Parent and its Board of Directors shall be substituted for the Company and the committee of the Board of Directors of the Company (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.2.

(b)  At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. As soon as practicable after the Effective Time, Parent shall file, or ensure that there has been filed, a Registration Statement on Form S-8 (or any successor forms), with respect to the shares of Parent Common Stock subject to such Company Stock Options and which are eligible for registration on Form S-8 (or any successor form), and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Company Stock Options remain outstanding.

ARTICLE IV

PAYMENT OF SHARES

4.1.  Payment for Shares of Company Common Stock.

(a)  At or prior to the Effective Time, Parent shall deposit, or otherwise take all steps necessary to cause to be deposited, with such bank or trust company designated by Parent (the “Exchange Agent”) (i) certificates representing the shares of Parent Common Stock, and (ii) the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 3.1 and paid pursuant to this Article IV in exchange for all of the outstanding shares of Company Common Stock.

(b)  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates previously evidencing shares of Company Common Stock outstanding other than the Company, Parent, MergerCo, any Company Subsidiary or any Parent Subsidiary (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of such certificates previously evidencing shares of Company Common Stock in exchange for the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b), 4.1(a) and 4.1(e). Upon surrender of a certificate previously evidencing shares of Company Common Stock to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Parent Common Stock to which such holder shall be entitled (as adjusted for any stock splits, reverse stock splits, stock dividends or the like with respect to the shares of Parent Common Stock with a record date after the Effective Time), plus (y) the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, in all cases after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of certificates previously evidencing shares of Company Common Stock pursuant to this Section 4.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of whole shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares of Parent Common Stock plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, in all cases after giving effect to any required withholding tax may be issued to a transferee if the certificate representing shares of such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, including signature medallion guarantee, and to evidence that any applicable stock transfer taxes have been paid.

(c)  Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a certificate until such certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to surrender theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

(d)  At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any of the shares of Company Common Stock. If, after the Effective Time, certificates previously evidencing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with Section 3.1(b) and cash in lieu of fractional shares, if any, in accordance with this Section 4.1 (plus dividends and distributions to the extent set forth in Section 4.1(c), if any).

(e)  No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates previously evidencing shares of Company Common Stock, and such fractional share interest shall not entitle its owner to vote, to receive dividends, or to any other rights as a stockholder of Parent. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 3.1(b), each holder of Company Common Stock upon surrender of a certificate previously evidencing shares of Company Common Stock for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Parent Common Stock Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive under this Section 4.1.

(f)  Any portion of the Exchange Fund (including the proceeds of any investments thereof, which shall accrue solely for the account of Parent, and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of their Merger Consideration and cash in lieu of fractional shares, (plus dividends and distributions to the extent set forth in Section 4.1(c), if any), as determined pursuant to this Agreement, without any interest thereon. Notwithstanding any of the foregoing, none of Parent, MergerCo, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any certificate previously evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed in form acceptable to Parent and its transfer agent and registrar and, if reasonably required by the by-laws of the Surviving Corporation and/or Parent’s transfer agent and registrar, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate or in such amount as the transfer agent and registrar of Parent Common Stock reasonably requires, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.1(c)), as determined pursuant to this Agreement, in each case without interest.

(g)  Taking of Necessary Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerCo, the officers and directors of the Company and MergerCo will take all such lawful and necessary action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered at the execution hereof to Parent and MergerCo and certified by a duly authorized officer of the Company, which shall refer to the relevant Sections of this Agreement (the “Company Disclosure Schedule”), as of the date hereof and as of the Closing Date the Company represents and warrants to Parent and MergerCo as follows:

5.1.  Existence; Good Standing; Authority; Compliance With Law.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority to own, operate, lease and encumber its properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and, to the extent applicable, is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a “Company Material Adverse Effect” means any change, effect, event, violation, occurrence, inaccuracy, condition or development that is or is reasonably likely to be materially adverse to (i) the business, operations, assets (including intangible assets), liabilities, results of operations, or condition (financial or otherwise) of the Company and each Company Subsidiary, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

(b)  Each of the Company Subsidiaries is a corporation, partnership or limited liability company (or similar entity or association in the case of those Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate or other power and authority to own, operate, lease and encumber its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such license or qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)  Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, (i) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, bylaw, judgment, decree, order, arbitration, concession, grant, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of the Company Subsidiaries is a party or by which Company or any Company Subsidiary or any of their respective properties or assets is subject, bound or affected where such violations, conflicts or defaults, alone or together with all other violations, conflicts or defaults could reasonably be expected to have a Company Material Adverse Effect or cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiaries, any acquisition of material property by the Company or any Company Subsidiary or the conduct of any business by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have obtained all licenses, permits, approvals, variances, exemptions, orders and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as currently conducted, except where the failure to obtain any such license, permit, approval or authorization or to take any such action, alone or together with all other failures, could not reasonably be expected to have a Company Material Adverse Effect. All licenses, permits, approvals, variances, exemptions, orders and other authorizations required under such laws and regulations or which are material to the operation of the business of the Company and the Company Subsidiaries taken as a whole (collectively the “Company Permits”) are in full force and effect. No violations are or have been recorded in respect of any such Company Permits; to the knowledge of the Company, no event has occurred that would allow revocation or termination or that would result in the impairment of the Company’s or any Company Subsidiary’s rights with respect to any such Company Permits; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, limit or enforce any such Company Permits.

(d)  True, complete and accurate copies of the Certificate of Incorporation of the Company (the “Company Certificate”) and the Bylaws of the Company (the “Company Bylaws”) and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries have been delivered to Parent prior to the date of this Agreement, and no amendments thereto are pending. Such charter documents, bylaws, organizational documents and agreements are listed in Section 5.1(d) of the Company Disclosure Schedule and are in full force and effect. The Company is not in violation of any provisions of the Company Certificate or the Company Bylaws, and no Company Subsidiary is in violation of any of the provisions of its equivalent organizational documents.

5.2.  Authorization, Validity and Effect of Agreements.    The Company has the requisite power and authority to enter into and consummate the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions and has resolved to recommend that the holders of Company Common Stock adopt and approve this Agreement at the stockholders’ meeting of the Company to be held in accordance with the provisions of Section 7.3. Subject only to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, the execution and delivery by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

5.3.  Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.001 per share. As of the date of this Agreement, (a) 10,776,548 shares of Company Common Stock were issued and outstanding, (b) 1,250,000 shares of Company Common Stock were authorized and reserved for issuance pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans, (c) 916,689 Options were outstanding under the Company Stock Option Plans, (d) no Company Options were outstanding other than under the Company Stock Option Plans and 916,689 shares of Company Common Stock were authorized and reserved for issuance upon the exercise of such Company Options, subject to adjustment on the terms set forth in the relevant option agreements, and (e) no shares of Company Common Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance or outstanding other than as described above. All issued and outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued pursuant to the exercise of outstanding Company Options will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. All issued and outstanding shares of capital stock of the Company were, and all shares of capital stock of the Company which may be issued pursuant to the exercise of outstanding Company Options will be, issued in compliance with and in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended, (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Securities Laws”) and applicable state securities and “Blue Sky” laws. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 5.3 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Options, including the name and address of the person to whom each Company Option has been granted, the date such Company Option was granted the number of shares subject to each Company Option, the per share exercise price for each Company Option, the vesting schedule for each Company Option, the date on which such Company Stock Option expires and the Company Stock Option Plan, if applicable, under which each Company Option has been issued. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock or equity equivalents of the Company. Except as set forth in Section 5.3 of the Company Disclosure Schedule, the vesting schedule of all Company Options shall not be changed or affected by the execution of this Agreement or the consummation of the Transactions, including acceleration of such Company Options. The Company has previously made available to Parent true, complete and accurate copies of all option agreements with respect to the Company Options (and has previously provided Parent with true, complete and accurate copies of all option agreements set forth on Schedule 3.2 of the Company Disclosure Schedule). Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third-party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act. Except as set forth on Schedule 5.3 of the Company Disclosure Schedule, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or any Company Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any Company Subsidiaries. Stockholders of the Company will not be entitled to dissenters’ rights under applicable state law in connection with the Merger.

5.4.  Subsidiaries.    Section 5.4 of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, infringements, interferences, options, rights of first refusals, preemption rights, restrictions of any nature (including any restriction on the voting of any security, any restrictions on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any security ) or other encumbrances. Except as set forth in Section 5.4 of the Company Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Company Subsidiary to issue, transfer or sell any shares of its capital stock or other equity interests. The following information for each Company Subsidiary as of the date of this Agreement is set forth in Section 5.4 of the Company Disclosure Schedule: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock, share capital or other equity interest; and (c) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by each such holder.

5.5.  Other Interests.    Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth in Section 5.5 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to acquire any shares of capital stock, partnership interests or other securities of any such entity in which it owns an interest or holds an investment. To the knowledge of the Company, there is no dispute among the equity holders of any entity in which the Company and the Company Subsidiaries own less than all of the equity interests therein.

5.6.  No Violation; Governmental Consents.    Except as set forth in Section 5.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the provisions hereof, will conflict with or result in a breach of any provision of the Company Certificate or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the Transactions, and the compliance by the Company with the provisions hereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound, (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound, or (c) any order, writ, judgment, injunction, decree, law (including common law), statute, rule or regulation applicable to the Company or any Company Subsidiary or any of their properties or assets (or by which any such properties or assets are bound or affected), except as otherwise could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the filings provided for in Section 1.2 or required pursuant to the Exchange Act or applicable state securities and “Blue Sky” laws, and based upon the accuracy of Parent’s representations and warranties contained in Section 6.19 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of and compliance with this Agreement by the Company and consummation of the Transactions does not, require any authorization, consent or approval of, permit from, or declaration, filing, notification or registration with, any court, administrating agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except where the failure to obtain any such authorization, consent or approval of, permit from, or declaration, filing, notification or registration with, any Governmental Entity could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise prevent the parties hereto from performing their obligations under the Agreement.

5.7.  Commission Documents.    The Company has filed all required forms, reports, exhibits, schedules, statements and other documents with the Commission since the date the Company became subject to the reporting requirements of the Exchange Act (as such documents may have been amended since the time of filing, collectively, the “Company SEC Reports”), all of which were prepared in accordance with the applicable requirements of the Securities Laws. As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and comprehensive net loss, and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, changes in stockholders’ equity (deficit) and comprehensive net loss, or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. As of October 31, 2002, the Company and the Company Subsidiaries had cash, cash equivalents and short term investments in the aggregate amount of $47,541,879 as determined on a consolidated basis and in accordance with GAAP. No Company Subsidiary is required to file any form, report or document with the Commission.

5.8.  Litigation.    Except as set forth in Section 5.8 of the Company Disclosure Schedule, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound or to which any of its directors, officers, employees or agents, in such capacities, is a party or by which any of its properties or assets are bound, and (b) no claims, actions, suits or proceedings pending against the Company or any Company Subsidiary or against any of its directors, officers, employees or agents, in such capacities, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, including any governmental or regulatory investigation, or any arbitration or other private dispute resolution mechanism.

5.9.  Absence of Certain Changes.    Except as set forth in Section 5.9 of the Company Disclosure Schedule, since May 31, 2002, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business, (b) neither the Company nor any of the Company Subsidiaries has taken any of the actions or permitted to occur any of the events specified in Section 7.2 hereof, and (c) there has not been any change, effect, event, occurrence, non-occurrence, condition or development which has had or could be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.10.  No Undisclosed Liabilities.    For purposes of this Agreement, “Liabilities” means any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether or not such liabilities or obligations are of the nature or type required to be disclosed under GAAP, including any liability for Taxes (as defined in Section 5.11), any off-balance sheet arrangements and contractual obligations and commitments); provided, however, Liabilities shall not include any such liability or obligation of an amount less than $10,000 individually and which, in the aggregate, do not exceed $100,000. For purposes of this Agreement, “Company Signing Liabilities” means any Liabilities (i) as explicitly and specifically set forth in Section 5.10(a) of the Company Disclosure Schedule, but only to the extent of the stated amounts of such Liabilities as set forth on such Schedule; and (ii) as explicitly set forth on the Company’s balance sheet as of August 31, 2002 contained on Section 5.10(a) of the Company’s Disclosure Schedule, but only to the extent of the stated amounts of such liabilities as set forth on such balance sheet; provided, that, with respect to (i) and (ii), such Liability shall only have such scope and monetization as indicated on Section 5.10(a) of the Company Disclosure Schedule, if so indicated, and, provided further, that with respect to contracts, agreements and understandings listed on such Company Disclosure Schedules, Company Signing Liabilities shall not include liabilities and obligations arising or resulting from any default or violation or other change in circumstance thereunder. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has any Liabilities except (i) Company Signing Liabilities, (ii) as set forth in Section (ii)(B) of the definition of Net Cash in Section 3.1, (iii) as set forth in Section (ii)(D)(1-3) of the definition of Net Cash in Section 3.1, and (iv) fees payable to the Company’s legal, financial and accounting advisors and other fees incurred in connection with the Transactions (assuming consummation of the Transactions). The Company’s and Company Subsidiaries’ liabilities and obligations with respect to product and service warranties has been appropriately valued and reserved for, in accordance with GAAP and the Company’s historical warranty reserve policies, at $273,040 as of May 31, 2002 and at $236,081 as of August 31, 2002. Set forth in Section 5.10(b) of the Company Disclosure Schedule is: (i) a list of all individual Company products under warranty, the shipping date of such product, (iii) a product description, (iv) the name and address of the relevant customer, (v) the warranty amount reserved by the Company and (vi) a copy of the applicable warranty provision.

5.11.  Taxes.

(a)  The Company and each of the Company Subsidiaries has paid or caused to be paid or reserved for, or adequate provision will be made therefore as of the Closing Date and disclosed to Parent within five (5) Business Days prior to the Effective Time, all federal, state, provincial local and foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, gross assets, property, sales, use, capital stock, payroll, employment, social security, worker’s compensation, disability, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and duties, tariffs and similar charges (collectively, “Taxes”), required to be paid by it whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to another’s Tax liability.

(b)  Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company and each of the Company’s Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)  To the Company’s knowledge, the Company and each of the Company Subsidiaries has in accordance with applicable law timely filed (taking into account any extensions of time to file before the date hereof) all reports, returns, declarations, statements or other information required to be supplied to any taxing authority in connection with Taxes (collectively, “Tax Returns”), and all such Tax Returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A complete and accurate list of all Tax Returns filed with respect to the Company and the Company Subsidiaries for taxable periods ended on or after May 31, 2000, is set forth in Section 5.11(c) of the Company Disclosure Schedule. The Company has delivered to Parent true, complete and accurate copies of all Tax Returns filed by the Company and any Company Subsidiary within the last 2 years, and of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary with respect to such Tax Returns.

(d)  Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, neither the Internal Revenue Service (“IRS”) nor any other governmental authority is now asserting in writing or, to the knowledge of the Company, asserting or threatening to assert against the Company or any Company Subsidiary any deficiency or claim for additional Taxes. To the Company’s knowledge, no claim has ever been made by an authority in a jurisdiction where the Company or a Company Subsidiary does not file reports and returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company and the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(e)  Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, to the Company’s knowledge there has not been any audit of any Tax Return filed by the Company or any Company Subsidiary, no audit of any Tax Return of the Company or any Company Subsidiary is in progress, and neither the Company nor any Company Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any Company Subsidiary is in force, and no waiver or agreement by the Company or any Company Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(f)  Except as set forth in Section 5.11(f) of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company SEC Reports (i) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns and (ii) to the Company’s knowledge, the Taxes payable do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent audited financial statements, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)  Except as set forth in Section 5.11(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, indemnification or sharing of Taxes with any person other than the Company or the Company Subsidiaries. The Company has provided Parent with true, complete and accurate copies of any such agreements. There are no outstanding rulings or ruling requests with any taxing authority that would be binding on the Company.

(h)  To the Company’s Knowledge, neither the Company nor any Company Subsidiary has ever been (or has ever had any liability for unpaid Taxes under Treasury Regulations Section 1.1502-6 (or comparable provisions of federal, state or local law) because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code), except for any group of which the Company and the Company Subsidiaries are the only members.

(i)  Except as set forth in Section 5.11(i) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries (i) has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances (including the consummation of the Transactions) could give rise directly or indirectly to the payment of any amount, or obligate it to make any payments that, individually or considered collectively with such other agreements, will not be deductible under Section 280G or 162(m) of the Code (or any similar provision of state, local or foreign law), (ii) has filed a consent under Section 341(f) of the Code concerning collapsible corporations or (iii) was, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)  Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)  To the Company’s knowledge, neither the Company nor any Company Subsidiary has ever participated in any way in any confidential corporate tax shelter within the meaning of temporary Treasury Regulations Section 301.6111-2T(a)(2).

(l)  Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

5.12.  Properties.

(a)  Neither the Company nor any Company Subsidiary owns any real property. Section 5.12(a) of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or any of the Company Subsidiaries and lists the dates of and parties to each such lease, the dates and parties to each amendment, modification and supplement to each such lease, the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to Parent true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 5.12(a) of the Company Disclosure Schedule. With respect to each such lease and sublease:

(i)  the lease or sublease is a valid, binding and enforceable obligation of the Company or the Company Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii)  to the knowledge of the Company, neither the Company nor any Company Subsidiary, or to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or a Company Subsidiary, or to the knowledge of the Company, any other party under such lease or sublease;

(iii)  neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(iv)  to the knowledge of the Company, there are no liens, mortgages, pledges, charges, security interests or other encumbrances (collectively, “Encumbrances”), easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or the Company Subsidiary, as the case may be, of the property subject thereto;

(v)  to the knowledge of the Company there are no material structural or other defects of the buildings and structures on or comprising any of the leasehold or sublease hold properties; and

(vi)  except as set forth in Section 5.12(a), to the knowledge of the Company, there are no restrictions, prohibitions or Encumbrances on the Company (or any successor) from retaining the full amounts of any payments made by such sublessee.

(b)  Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all property and assets necessary to conduct the business of the Company as currently conducted, except for (i) Encumbrances reflected in the Company’s consolidated balance sheet at May 31, 2002 included in the Company SEC Reports, (ii) Encumbrances or imperfections of title which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable. The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all property and assets personally leased by the Company or the Company Subsidiaries as now used, possessed and controlled by the Company or the Company Subsidiaries, as applicable. All of the material plants, structures, machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in materially good condition, maintenance and repair, except as such may be under construction and for ordinary wear and tear, are useable in the ordinary course of business, and are adequate and suitable for the uses to which they are being put.

5.13.    Intellectual Property.

(a)  Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Patents (as hereinafter defined) owned by the Company or any Company Subsidiary or otherwise used in the Business (as hereinafter defined) (“Company Patents”), Marks (as hereinafter defined) owned by the Company or any Company Subsidiary or otherwise used in the Business (“Company Marks”) and Copyrights (as hereinafter defined) owned by the Company or any Company Subsidiary or otherwise used in the Business (“Company Copyrights”). Except as set forth in Section 5.13(a) of the Company Disclosure Schedule, and to the knowledge of the Company:

(i)  the Company or one of the Company Subsidiaries exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all Encumbrances;

(ii)  all Company Patents, Company Marks and Company Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii)  there are no pending, or, to the Company’s knowledge, threatened claims against the Company, any Company Subsidiary or any of their respective employees alleging that (A) any of the Company Intellectual Property Assets or the Business infringes the rights of others under any Intellectual Property

Assets (“Third Party Rights”) or (B) the Company, any Company Subsidiary or any of their respective employees have misappropriated any Third Party Right;

(iv)  neither the Business nor any Company Intellectual Property Asset infringes any Third Party Right, and none of the Company, the Company Subsidiaries or any of their respective employees have misappropriated any Third Party Right;

(v)  neither the Company nor any Company Subsidiary has received any communications alleging any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi)  no current or former employee or consultant of the Company or any Company Subsidiary owns any rights in or to any of the Company Intellectual Property Assets;

(vii)  the Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets;

(viii)  the Company and each Company Subsidiary has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used by the Company and/or any Company Subsidiary (the “Company Trade Secrets”), including, without limitation, requiring all employees and consultants of the Company and each Company Subsidiary and all other persons with access to Company Trade Secrets to execute a binding confidentiality agreement (copies of which have been previously been made available to Parent), and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(ix)  (A) neither the Company nor any Company Subsidiary has directly or indirectly granted any rights, licenses or interests in the source code of any of the Products, and (B) since the Company or one of the Company Subsidiaries, as applicable, developed the source code of the Products, neither the Company nor any Company Subsidiary has provided or disclosed the source code of any of the Products to any person or entity;

(x)  the Products perform in accordance with their documented specifications and as the Company and/or the Company Subsidiaries have warranted to its customers;

(xi)  none of the Products intentionally contain any “viruses”, “time-bombs”, “key-locks”, or any other devices intentionally created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company, any Company Subsidiary or any licensee or recipient;

(b)  All licenses or other agreements under which the Company and/or any Company Subsidiary is granted rights by others in Company Intellectual Property Assets are listed in Section 5.13(b) of the Company Disclosure Schedule. All such licenses or other agreements are in full force and effect, and, to the knowledge of the Company there is no material default by any party thereto. All of the rights of the Company and the Company Subsidiaries under such licenses or other agreements are freely assignable. The Company has made available to Parent true and complete copies of all such licenses or other agreements, and any amendments thereto, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company and/or any Company Subsidiary is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby; and

(c)  All licenses or other agreements under which the Company and/or any Company Subsidiary has granted rights to others in Company Intellectual Property Assets are listed in Section 5.13(c) of the Company Disclosure Schedule. All such licenses or other agreements are in full force and effect, and, to the knowledge of the Company there is no material default by any party thereto. All of the rights of the Company and/or any Company Subsidiary under such licenses or other agreements are freely assignable. The Company has made available to Parent true and complete copies of all such licenses or other agreements, and any amendments thereto, and the Company and/or a Company Subsidiary has all requisite power and authority to grant the rights purported to be conferred thereby.

(d)  For purposes of this Agreement,

(i)  “Business” means the business of the Company and/or the Company Subsidiaries as currently conducted and proposed to be conducted.

(ii)  “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or any Company Subsidiary or otherwise used in the Business. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(iii)  “Intellectual Property Assets” means:

(A)  patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(B)  trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C)  copyrights in both published and unpublished works and all copyright registrations and applications (collectively, “Copyrights”);

(D)  know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(E)  goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(iv)  “Products” means those instruments, software, licenses, consumables, other products and services designed, manufactured, marketed, sold and/or distributed by the Company and/or any Company Subsidiary and any other sources from which the Company and/or any Company Subsidiary derives revenues. A complete list of the Products from which the Company or any Company Subsidiaries derives revenues is provided on Section 5.13(d)(iv) of the Company Disclosure Schedule attached hereto.

5.14.  Environmental Matters.

(a)  As used in this Agreement, (i) “Environmental Laws” shall mean all environmental or health and safety-related federal, state and local laws, rules, regulations, bylaws, ordinances and orders, and (ii) “Hazardous Materials” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the United States Resource Conservation and Recovery Act, the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Clean Water Act and any other federal, state or local Environmental Law, all as amended, as well as any regulations promulgated pursuant thereto, and, to the extent not included in the foregoing, any medical waste.

(b)  To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all Environmental Laws.

(c)  Except as set forth in Section 5.14(c) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has entered into or been subject to any consent decree, compliance order, or administrative order under any Environmental Law, (ii) there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary under any Environmental Law, (iii) neither the Company nor any Company Subsidiary has received notice under the citizen suit provision of any Environmental Law, (iv) neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company

Subsidiary, has received any notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location, (v) neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any request for information, notice, demand letter, or formal or informal complaint or claim under any Environmental Law or with respect to environmental matters, and (vi) the Company and the Company Subsidiaries have no reason to believe that any of the above will be forthcoming.

(d)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, except in compliance with all applicable Environmental Laws.

(e)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials to or at any location included on the National Priorities List, as defined under CERCLA, or any location proposed for inclusion on that list or at any location on any analogous state list.

(f)  To the knowledge of the Company, except as set forth in Section 5.14(f) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has released (as that term is defined in CERCLA) any Hazardous Material on, in, under or at any real property owned or leased by the Company or any Company Subsidiary, and (ii) the Company has no knowledge of any release (as that term is defined in CERCLA) on, in, under or at the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials.

(g)  Except as provided in Section 5.14(g) of the Company Disclosure Schedule, to the knowledge of the Company, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or polychlorinated biphenyls (PCBs), as those terms are defined under any Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

(h)  No lien has been imposed on any real property owned or leased by the Company or any Company Subsidiary by any governmental agency at the federal, state or local level in connection with the presence on or off such property of any Hazardous Material.

(i)  The Company has delivered to Parent copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company and its Subsidiaries, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

5.15.  Employee Benefit Plans.

(a)  Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of every Employee Program (as hereinafter defined) that has been maintained by the Company or an Affiliate (as hereinafter defined) at any time during the three-year period prior to the date hereof.

(b)  Each Employee Program maintained by the Company or an Affiliate and which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination, opinion, notification or approval letter from the IRS regarding its qualification under such section (or has time remaining to apply therefor under applicable regulations or IRS pronouncements). To the knowledge of the Company, no event or omission has, since the date of such letter, occurred which would cause any Employee Program to lose its qualification or otherwise fail, to satisfy the relevant requirements to provide tax-qualified benefits under Code Section 401(a) or tax-favored benefits under Code Section 501(c)(9). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)  With respect to each Employee Program maintained by the Company or any Affiliate, to the knowledge of the Company, there has been no (i) “prohibited transaction” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Code Section 4975 or (ii) non-deductible contribution, which, in the case of either of (i) or (ii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or, to the Company’s knowledge, investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Program. To the Company’s knowledge, all payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs maintained by the Company or any Affiliate, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Section 5.15(c) of the Company Disclosure Schedule).

(d)  Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full. There has been no “accumulated funding deficiency” (whether or not waived) with respect to any Employee Program maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. Neither the Company nor any Affiliate has at any time in the six years prior to the Closing Date maintained an Employee Program that is subject to Title IV of ERISA. None of the Employee Programs maintained by the Company or any Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA or applicable state healthcare continuation laws) or has ever promised to provide such post-termination benefits.

(e)  With respect to each Employee Program maintained by the Company, true, complete and accurate copies of the following documents (if applicable to such Employee Program) have previously been made available to Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other written descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; and (vii) any registration statement or other filing made pursuant to any federal or state securities laws; and (vii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f)  Each Employee Program required to be listed in Section 5.15(a) of the Company Disclosure Schedule (other than individual agreements which are listed on Section 5.15(f) of the Company Disclosure Schedule) may be amended, terminated, or otherwise modified by the Company, including, without limitation, to eliminate any and all future benefit accruals thereunder.

(g)  Each Employee Program maintained by the Company has been maintained in material compliance with all applicable requirements of federal and state laws, including federal and state securities laws, the Consolidated

Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(h)  For purposes of this Section

(i)  “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA [(other than workers compensation plans)]; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)  An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii)  An entity is an “Affiliate” of the Company if it is considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

5.16.  Labor Relations and Employment Matters.

(a)  Section 5.16 of the Company Disclosure Schedule (“Schedule 5.16”) contains a complete and materially accurate list of: (i) all employees of the Company and Company Subsidiaries (“Employees”) as of the date specified on such list, showing the position, annual base salary, date of hire, date of birth, full/part-time status, and bonus potential for each Employee; (ii) all independent contractors, consultants, temporary employees, leased employees or other servants or agents classified by the Company and any Company Subsidiary as other than Employees or compensated other than through wages paid by the Company and the Company Subsidiaries and reported on a form W-4 (collectively, “Contingent Workers”) employed or used with respect to the operation of the Company and the Company Subsidiaries as of the date specified on such list, showing for each Contingent Worker such individual’s role in the business, and such individual’s fee or compensation arrangements and other contractual terms with the Company and any Company Subsidiary; and (iii) all current directors and officers, whether or not Employees, of the Company and any Company Subsidiary.

(b)  Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened (i) union organizational campaign effort, collective bargaining negotiations, bargaining impasse, implementation of final offer, work-to-rule or intermittent strike or (ii) labor dispute, grievance or arbitration matter, economic or unfair labor practice strike, boycott, work stoppage or slowdown involving, in each case of this clause (ii), a material number of employees of the Company and its Subsidiaries, against the Company or any of its Subsidiaries, no lockout is in effect and no permanent or temporary strike replacements are currently employed at any Company facility. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge, complaint, decision, order, notice-posting requirement, settlement agreement or injunctive action or order against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have in the past been and are in compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations (including, without limitation the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 553, 651 et seq.), family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are, and at all times since November 23, 1999, have been, in material compliance with the requirements of the Immigration Reform Control Act of 1986. The Company has complied in all respects or accrued for or will pay or accrue for (including an appropriate accrual on the Net Cash Statement) all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Company and its Subsidiaries under any Company or Company Subsidiary policy, practice, agreement, plan, program or any statute or other law for services performed through the Effective Time. All Employees are employed at-will. There is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Employee or Contingent Worker.

(c)  Except as set forth on Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the Worker Adjustment and Retraining Act of 1986 (“WARN Act”) or any similar state, local or foreign law or regulation (collectively, with the WARN Act, “Plant Closing Laws”) affecting any site of employment of the Company or any Company Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, without complying with any applicable Plant Closing Laws, and, during the 90-day period preceding the date hereof, no Employee has suffered an “employment loss” (as defined in the WARN Act). Schedule 5.16 sets forth for each Employee who has suffered an “employment loss” during the 90-day period preceding the date hereof (i) the name of such employee (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six month period prior to such “employment loss”, and (iv) such employee’s last job title(s), location, assignment(s) and department(s).

(d)  Except as set forth on Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any affirmative action obligations under any law, including, without limitation, Executive Order 11246. Nor is either a government contractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

(e)  To the Company’s knowledge, to the extent that any Contingent Workers are employed or retained by the Company and the Company Subsidiaries, the Company and the Company Subsidiaries have properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

(f)  The employment agreements set forth in Section 5.16 of the Company Disclosure Schedule (“Employment Agreements”) are in full force and effect and are valid and binding obligations enforceable against each Employee thereto. No party to any Employment Agreement has breached his, her or its obligations thereunder. Consummation of the transaction contemplated hereby shall not affect the enforceability of any Employment Agreement. Any payments made to an Employee or Contingent Worker pursuant to an Employment Agreement or any other understanding, promise, or agreement, in the event of a termination of employment following the Closing Date, will not exceed for each Employee or Contingent Worker the amount set forth for each Employee or Contingent Worker in Section 5.16 of the Company Disclosure Schedule.

5.17.  No Brokers.    Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Lehman Brothers Inc. (“Lehman Brothers”) as its financial advisor in connection with the Transactions. The Company has provided to Parent true, complete and accurate copies of all agreements (including any amendments thereto) between the Company and Lehman Brothers pursuant to which Lehman Brothers would be entitled to any payment relating to the Transactions, subject to redaction of certain non-pricing and non-fee related information contained therein, and no oral or other understandings with Lehman Brothers exist except as set forth therein. Other than the foregoing arrangements, the Company is not aware of any possible claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

5.18.  Opinion of Financial Advisor.    The Company has received the opinion of Lehman Brothers to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company’s stockholders from a financial point of view, and a true, complete and accurate signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by Lehman Brothers to permit the inclusion of such opinion in its entirety in the Proxy Statement (as defined in Section 7.4).

5.19.  Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock outstanding on the record date for the meeting of the Company’s stockholders is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Transactions and adopt this Agreement.

5.20.  Takeover Laws.    The Company Board has taken appropriate actions and votes such that the provisions of Section 203 of the DGCL will not apply to this Agreement, the Voting Agreements or any of the Transactions. No “control share acquisition” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the Transactions contemplated hereby and thereby.

5.21.  Material Contracts.

(a)  Section 5.21(a) of the Company Disclosure Schedule lists all Material Contracts (as hereinafter defined) of the Company and the Company Subsidiaries, and except as set forth in Section 5.21(a) of the Company Disclosure Schedule, each Material Contract is valid and binding on the Company or such Company Subsidiary and is in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, to the Company’s knowledge, neither the Company nor any Company Subsidiary is in default or has received notice of any violation or default under any such Material Contract and, to the knowledge of the Company, no other party is in default under any of the Material Contracts, and no such violations or defaults will be triggered by the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions. For purposes of this Agreement, “Material Contracts” shall mean (i) all contracts, agreements or understandings of a party and the Subsidiaries of such party involving any payments in an amount, individually or in the aggregate, in excess of $50,000, (ii) all acquisition, merger, asset purchase or sale agreements entered into by a party or any Subsidiary of such party, (iii) all non-competition agreements and other agreements or obligations which purport to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of a party or any Subsidiary of such party may be conducted, (iv) all transactions, agreements, arrangements or understandings with any affiliate of a party or any Subsidiary of such party that would be required to be disclosed under Item 404 of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (“Regulation S-K”), (v) all voting or other agreements to which a party is a party governing how any shares of such party’s Common Stock shall be voted, (vi) all agreements which provide for, or relate to, the incurrence by a party or any

Subsidiary of such party of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), (vii) all contracts or other agreements which would prohibit or materially delay the consummation of the Transactions, (viii) all joint venture agreements to which a party or any Subsidiary of such party is a party, (ix) all agreements or other arrangements related to the licensing of assets by or to a party or any Subsidiary of such party, (x) all material agreements of indemnification or any guaranty, (xi) any contracts or agreements which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which a party or any Subsidiaries of such party have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by such party or any Subsidiary of such party and which may not be canceled without penalty upon notice of ninety (90) days or less, (xii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any party’s product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any party’s products, service or technology except agreement with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to the other party; (xiii) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; and (xii) all other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K. The Company has made available to Parent and MergerCo true and correct copies of the Material Contracts.

(b)  Except as set forth in Section 5.21(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of and compliance with this Agreement by the Company and consummation of the Transactions does not, require any authorization, consent or approval of any third party.

(c)  Except as set forth in Section 5.21(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) employment, severance, retention or termination agreements or consulting agreements not terminable on less than thirty (30) days notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of the Company Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of the Company Subsidiaries providing any term of employment or compensation guarantee (including upon the termination of such employee at or after the Effective Time) or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions (including upon the termination of such employee at or after the Effective Time) or the value of any of the benefits of which will be calculated on the basis of any of the Transactions. Neither the Company nor any of the Company Subsidiaries maintains or has otherwise set forth a formal or informal oral or written employee severance policy.

(d)  Except as set forth on Section 5.21(d) of the Company Disclosure Schedule or as addressed pursuant to the ECO Termination Agreement, neither the Company nor any Company Subsidiaries have any Liabilities of any nature to Energy Co-Opportunity Inc. (“ECO”) and/or ECO Fuel Cells, LLC (“EFC ”), whether arising under or with respect to that certain Second Amended and Restated Fuel Cell Products Operating Agreement by and among the Company, H Power Enterprises of Canada, Inc. (“HPEC ”), ECO and EFC, that certain Memorandum of Agreement by and between the Company, HPEC, EFC and ECO, that certain Sales and Marketing Services Agreement between the Company, HPEC and EFC and that certain Test Reporting, Engineering Services and Field Services Agreement among the Company, HPEC, EFC and ECO, all dated April 10, 2002 or otherwise with respect to deposits or prepayments pursuant to purchase and sale contracts with ECO or EFC.

5.22.  Collectibility of Accounts Receivable.    To the Company’s knowledge, all of the accounts receivable of the Company and the Company Subsidiaries shown in the consolidated financial statements included or incorporated by reference in the Company SEC Reports or acquired thereafter are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim, less appropriate allowances for uncollectable accounts to the extent reflected in the Company SEC Reports. Except as set forth in Section 5.22 of the Company Disclosure Schedule, the Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or any Company Subsidiary or from any director, officer or employee of the Company or any Company Subsidiary.

5.23.  Accounting Policies.

(a)  The accounting policies, including without limitation, those policies related to revenue recognition, utilized by the Company and the Company Subsidiaries in preparing the Company’s financial statements are as set forth in Section 5.23(a) of the Company Disclosure Schedule and are in conformity with GAAP. All estimates made by management in connection with the preparation of such financial statements in accordance with these accounting policies are set forth in Section 5.23(a) of the Company Disclosure Schedule. The financial statements included or incorporated by reference in the Company SEC Reports were prepared in accordance with such accounting policies and management estimates.

(b)  Except as set forth on Section 5.23(b) of the Company Disclosure Schedule, since January 1, 2002, the Company has not received, and has no knowledge of the existence of, whether in draft form or otherwise, any “management letters”, accountants’ reports or other letters, reports or documents related to the internal controls of the Company and its Subsidiaries, and no such letters, reports or documents have been provided to, or are intended to be provided to, the Company’s management, Board of Directors or audit committee.

5.24.  Customers, Distributors and Suppliers.

(a)  Section 5.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all customers, representatives and distributors (whether pursuant to a commission, royalty or other arrangement) who accounted for any of the sales of the Company and the Company Subsidiaries for the fiscal year ended May 31, 2002, showing, with respect to each, the name, address and dollar amount involved (collectively, the “Customers and Distributors”). Section 5.24(a) of the Company Disclosure Schedule is a complete and accurate list of the suppliers of the Company and the Company Subsidiaries to whom during the fiscal year ended May 31, 2002, the Company and the Company Subsidiaries made payments showing, with respect to each, the name, address and dollar amount involved (the “Suppliers”). Except as provided on Section 5.24(a)A of the Company Disclosure Schedule, the relationships of the Company and the Company Subsidiaries with their Customers, Distributors and Suppliers are good commercial working relationships and, to the knowledge of the Company, neither the announcement of the Transactions nor the consummation thereof will adversely affect any of such relationships. No Customer, Distributor or Supplier has cancelled, materially modified, or otherwise terminated its relationship with the Company or any Company Subsidiary, or has decreased materially its usage or purchase of the services or products of the Company or any Company Subsidiary or its services, supplies or materials furnished to the Company or any Company Subsidiary, nor, to the knowledge of the Company, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

(b)  Except as set forth in Section 5.24(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any oral or written agreement or arrangement with any customer, supplier or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any Products, rights of return or any other similar agreements or arrangements.

5.25.  Product Liability.    To the Company’s knowledge, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which could reasonably be expected to give rise to any liability or obligation or otherwise form the basis of any claim based on or related to any product that is or was designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any Company Subsidiary or any service provided by or on behalf of the Company or any Company

Subsidiary. All products, including the packaging and advertising related thereto, which were designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any Company Subsidiary or any services provided by or on behalf of the Company or any Company Subsidiary complied with applicable permits, applicable laws or applicable industry or customer standards, except as otherwise could not have a Company Material Adverse Effect, and there have not been and there are no defects or deficiencies in such services or products. Section 5.25 of the Company Disclosure Schedule sets forth the Company’s standard product and service warranties on each of the products or services that the Company distributes, services, markets, sells or produces for itself, a customer or a third party. Other than such warranties, the Company provides no other warranties, guarantees or rights of return on any product or service.

5.26.  Certain Business Practices; Transactions in Securities.

(a)  To the Company’s knowledge, no director, officer, agent or employee of the Company or any Company Subsidiary, has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of the Company Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or the Company Subsidiaries, which the Company, such Company Subsidiary or each officer, director, agent or employee knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction. The Company has questioned its directors and executive officers concerning known stock transfers since December 31, 1999 and based upon that investigation the Company has not, and to the Company’s knowledge (i) no director or officer of the Company or the Company Subsidiaries, (ii) no person related to any such director or officer by blood, marriage or adoption and residing in the same household and (iii) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (x) during any period when the Company was in possession of material nonpublic information or (y) in violation of any applicable provision of the Exchange Act.

(b)  The Company and the Company Subsidiaries have invested all of their cash and cash equivalents in a manner consistent with the Company’s cash investment policy, a copy of which is attached as Section 5.26(b) of the Company Disclosure Schedule.

5.27.  Insurance.    The Company and the Company Subsidiaries maintain insurance policies (the “Insurance Policies”) covering the assets, business equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries. Section 5.27 of the Company Disclosure Schedule contains a complete and accurate list of all Insurance Policies. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the Transactions. The Company and the Company Subsidiaries have complied in all material respects with provisions of each Insurance Policy under which any of them is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. There is no material claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

5.28.  Reorganization.    Neither the Company nor any of its Subsidiaries has disposed of any assets that would (i) prevent MergerCo from acquiring at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by the Company and its Subsidiaries within the meaning of Revenue Procedure 86-42 or (ii) violate the “substantially all” rule under Section 368(a)(2)(E) of the Code and corresponding Treasury Regulations.

5.29.  Ownership of Parent Common Stock; Affiliates and Associates.    As of the date of this Agreement, neither the Company nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Parent.

5.30.  No Contracts with Affiliates.    Neither the Company nor any Company Subsidiary has entered into any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature with any of its officers, directors or stockholders, except pursuant to the Stock Option Plans and employment agreements, or consulting agreements in each case as set forth in Section 5.30 of the Company Disclosure Schedule. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or any Company Subsidiary or from any director, officer or employee of the Company or any Company Subsidiary.

5.31.  Disclosure.    The representations, warranties and statements by the Company in this Agreement, the Company Disclosure Schedule and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other, do not omit to state a material fact necessary to make such representations, warranties and statements, in the light of the circumstances under which they are made, not misleading.

5.32.  Board Approval.    The Board of Directors of the Company has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement and the Transactions contemplated hereby, (ii) determined that the Merger is the best interests of the stockholders of the Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company approve this Agreement and the Merger.

5.33.  Registration Statement; Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as defined in Section 7.4) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in or as a result of the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statements to be filed with the SEC by each of the Company and Parent pursuant to Section 7.4 hereof will not, at the dates mailed to the stockholders of the Company and Parent, respectively, at the times of the stockholders meeting of the Company in connection with the Transactions contemplated hereby and the stockholders meeting of the Parent in connection with the approval of the issuance of Parent Common Stock pursuant to the Merger, and as of the Effective Time, contain any untrue material statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement filed by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or MergerCo which is contained in any of the foregoing documents.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Except as set forth in the disclosure schedules delivered at the execution hereof to the Company and certified by a duly authorized officer of the Company, which shall refer to the relevant Sections of this Agreement (the “Parent Disclosure Schedule”), each of Parent and MergerCo represents and warrants to the Company as follows:

6.1.  Existence; Good Standing; Authority; Compliance with Law.

(a)  Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority to own, operate, lease and encumber its properties and to carry on its business as it is now being conducted. Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation and, to the extent applicable, is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a “Parent Material Adverse Effect” means any change, effect, event, violation, occurrence, inaccuracy, condition or development that is or is reasonably likely to be materially adverse to (i) the business, operations, assets (including intangible assets), liabilities, results of operations, or condition (financial or otherwise) of Parent and each Parent Subsidiary, taken as a whole, or (ii) the ability of Parent and MergerCo to perform their respective obligations under this Agreement.

(b)  Each of Parent Subsidiaries is a corporation, partnership or limited liability company (or similar entity or association in the case of those Parent Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate or other power and authority to own, operate, lease and encumber its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such license or qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing could not, individually or with aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)  Neither Parent nor any of Parent Subsidiaries is in conflict with, or in default or violation of, (i) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, bylaw, judgment, decree, order, arbitration, concession, grant, governmental rule or regulation to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of Parent Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective properties or assets is subject, bound or affected where such violations, conflicts or defaults, alone or together with all other violations, conflicts or defaults could reasonably be expected to have a Parent Material Adverse Effect or cause Parent to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, nor has any governmental or regulatory body or authority indicated to Parent an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Parent Subsidiaries, any acquisition of material property by Parent or any Parent Subsidiary or the conduct of any business by Parent or any Parent Subsidiary. Parent and Parent Subsidiaries have obtained all licenses, permits, approvals, variances, exemptions, orders and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as currently conducted, except where the failure to obtain any such license, permit, approval or authorization or to take any such action, alone or together with all other failures, could not reasonably be expected to have a Parent Material Adverse Effect. All licenses, permits, approvals, variances, exemptions, orders and other authorizations required under such laws and regulations or which are material to the operation of the business of Parent and Parent Subsidiaries taken as a whole (collectively, the “Parent Permits”) are in full force and effect. No violations are or have been recorded in respect of any Parent Permits; to the knowledge of Parent, no event has occurred that would allow revocation or termination or that would result in the impairment of Parent’s or any Parent Subsidiary’s rights with respect to any such Parent Permits; and no proceeding is pending or, to the knowledge of Parent, threatened to revoke, limit or enforce any such Parent Permits.

(d)   True, complete and accurate copies of the Certificate of Incorporation of Parent (the “Parent Certificate”) and the Bylaws of Parent (the “Parent Bylaws”) and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements of the Parent and each of the Parent Subsidiaries (and in each such case, all amendments thereto) have been delivered to the Company prior to the date of this Agreement, and no amendments thereto are pending. Such charter documents, bylaws, organizational documents and agreements are listed in Section 6.1(d) of the Parent Disclosure Schedule and are in full force and effect. Parent is not in violation of any provisions of the Parent Certificate or the Parent Bylaws and no Parent Subsidiary is in violation of any of the provisions of its equivalent organizational documents.

6.2.  Authorization, Validity and Effect of Agreements.    Each of Parent and MergerCo has the requisite power and authority to enter into and consummate the Transactions and to execute and deliver this Agreement. The Board of Directors of Parent (the “Parent Board”) has approved this Agreement and the Transactions. The Board of Directors of MergerCo and the sole stockholder of MergerCo have approved this Agreement and the Transactions. The execution and delivery by Parent and MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and MergerCo. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery thereof by the Company, is a valid and binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

6.3.  Capitalization.

(a)  The authorized capital stock of Parent consists of 245,000,000 shares of Parent Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the date of this Agreement, (a) 50,865,304 shares of Parent Common Stock were issued and outstanding, (b) 8,444,876 shares of Parent Common Stock were authorized and reserved for issuance pursuant to Parent’s 1997 Stock Option Plan or 1999 Stock Option and Incentive Plan (the “Parent Stock Option Plans”), subject to adjustment on the terms set forth in the Parent Stock Option Plans, (c) 1,000,000 shares of Parent Common Stock were authorized and reserved for issuance pursuant to Parent’s 1999 Employee Stock Purchase Plan, (d) options to purchase 5,684,293 shares of Parent Common Stock (the “Parent Options”) were outstanding under Parent Stock Option Plans, (e) no shares of Parent Preferred Stock were issued and outstanding, and (f) no shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, Parent had no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance or outstanding other than as described above. All issued and outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued pursuant to the exercise of outstanding Parent Options will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. All issued and outstanding shares of capital stock of Parent were, and all shares of capital stock of Parent which may be issued pursuant to the exercise of outstanding Parent Options will be, issued in compliance with and in accordance with the applicable requirements of the Securities Laws and applicable state securities and “Blue Sky” laws. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Parent Options (all of which have been issued under the Parent Stock Option Plans) and Parent’s Employee Stock Purchase Plan, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent. Except as set forth in Section 6.3 of the Parent Disclosure Schedule, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third-party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 6.3 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent or any Parent Subsidiary. Except as set forth in Section 6.3 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(b)  The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 1 share was outstanding as of the date of this Agreement and owned by Parent. MergerCo is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.4.  Subsidiaries.    Section 6.4 of the Parent Disclosure Schedule contains a complete and accurate list of all of Parent Subsidiaries. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, Parent owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of Parent Subsidiaries. Each of the outstanding shares of capital stock of each of Parent Subsidiaries having corporate form is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of Parent Subsidiaries is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims, infringements, interferences, options, rights of first refusals, preemption rights, restrictions of any nature (including any restriction on the voting of any security, any restrictions on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any security) or other encumbrances. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Parent Subsidiary to issue, transfer or sell any shares of its capital stock or other equity interests. The following information for each Parent Subsidiary as of the date of this Agreement is set forth in Section 6.4 of the Parent Disclosure Schedule: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock, share capital or other equity interest; and (c) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by each such holder.

6.5.  Other Interests.    Except as set forth in Section 6.5 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth in Section 6.5 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to acquire any shares of capital stock, partnership interests or other securities of any such entity in which it owns an interest or holds an investment. To the knowledge of Parent, there is no dispute among the equity holders of any entity in which Parent and the Parent Subsidiaries own less than all of the equity interests therein.

6.6.  No Violation; Governmental Consents.    Except as set forth in Section 6.6 of the Parent Disclosure Schedule, none the execution, delivery or performance by Parent and MergerCo of this Agreement, the consummation by Parent and MergerCo of the Transactions, or the compliance by Parent and MergerCo with any of the provisions hereof, will conflict with or result in a breach of any provisions of the Parent Certificate, the Parent Bylaws, the MergerCo Certificate or the MergerCo Bylaws or any equivalent organizational documents of any Parent Subsidiary. Except as set forth in Section 6.6 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and MergerCo of this Agreement, the consummation by Parent and MergerCo of the Transactions, and the compliance by Parent and MergerCo with any of the provisions hereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or the Parent Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust to which the Parent or any of the Parent Subsidiaries is a party, or by which the Parent or any of the Parent Subsidiaries or any of their properties or assets is bound, (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which Parent or any of the Parent Subsidiaries or any of their properties or assets is bound, or (c) any order, writ, judgment, injunction, decree, law (including common law), statute, rule or regulation applicable to Parent or any Parent Subsidiary or any of their properties or assets, (or by which any such properties or assets are bound or affected) except as otherwise could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than the filings provided for in Section 1.2 of this Agreement or required pursuant to the Exchange Act or applicable state securities and “Blue Sky” laws, and based upon the accuracy of the Company’s representations and warranties contained in Section 5.33 hereof, the execution and delivery of this Agreement by Parent and MergerCo does not, and the performance of and compliance with this Agreement by Parent and MergerCo and consummation of the Transactions does not, require any authorization, consent or approval of, permit from, or declaration, filing, notification or registration with, any Governmental Entity or regulatory authority, except where the failure to obtain any such authorization, consent or approval of, permit from, or declaration, filing, notification or registration with, any Governmental Entity could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or otherwise prevent the parties hereto from performing their obligations under the Agreement.

6.7.  Commission Documents.    Parent has filed all required forms, reports, exhibits, schedules, statements and other documents with the Commission since the date Parent became subject to the reporting obligations of the Exchange Act (as such documents may have been amended since the time of filing, collectively, the “Parent SEC Reports”), all of which were prepared in accordance with the applicable requirements of the Securities Laws. As of their respective dates, the Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports and the statement of operations for the period ended September 30, 2002 set forth on Schedule 6.7 of the Parent Disclosure Schedule (including any related notes and schedules) fairly presents the results of operations, stockholders’ equity or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. No Parent Subsidiary is required to file any form, report or document with the Commission.

6.8.  Litigation.    Except as set forth in Section 6.8 of the Parent Disclosure Schedule, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound or to which any of its directors, officers, employees or agents, in such capacities, is a party or by which any of its properties or assets are bound, and (b) no claims, actions, suits or proceedings pending against Parent or any Parent Subsidiary or against any of its directors, officers, employees or agents, in such capacities, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, including any governmental or regulatory investigation, or any arbitration or other private dispute resolution mechanism.

6.9.  Absence of Certain Changes.    Except as set forth in Section 6.9 of the Parent Disclosure Schedule or as disclosed in the Parent SEC Reports or third fiscal quarter earnings press release of Parent dated October 29, 2002, since December 31, 2001 (a) the Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course of business and (b) there has not been any change, effect, event, occurrence, non-occurrence, condition or development which has had or could be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.10.  No Undisclosed Liabilities.    Except as set forth in Section 6.10 of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Parent and the Parent Subsidiaries, taken as a whole, other than such liabilities or obligations that have been specifically disclosed or specifically provided in the Parent SEC Reports or third fiscal quarter earnings press release of Parent dated October 29, 2002.

6.11.  Taxes.    To Parent’s knowledge, Parent and Parent Subsidiaries have timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects, except for such failures to (i) file, (ii) have extensions granted that remain in effect or (iii) be complete and accurate in all respects, as applicable, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each of the Parent Subsidiaries has paid (or Parent has paid on its behalf) all Taxes required to be paid by it, except for such failures to pay as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for such failures to reflect such reserves as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.12.  Intellectual Property.

(a)  Section 6.12(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Patents owned by Parent or any Parent Subsidiary or otherwise used in the Parent Business (as hereinafter defined) (“Parent Patents”), Marks owned by the Parent or any Parent Subsidiary or otherwise used in the Parent Business (“Parent Marks”) and Copyrights owned by the Parent or any Parent Subsidiary or otherwise used in the Parent Business (“Parent Copyrights”). Except as set forth in Section 6.12(a) of the Parent Disclosure Schedule and to the Parent’s knowledge:

(i)  the Parent or one of the Parent Subsidiaries exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Parent Intellectual Property Assets necessary for the operation of the Parent Business, free and clear of all Encumbrances;

(ii)  to Parent’s knowledge, all Parent Patents, Parent Marks and Parent Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii)  to Parent’s knowledge, there are no pending, threatened claims against the Parent, any Parent Subsidiary or any of their respective employees alleging that (A) any of the Parent Intellectual Property Assets or the Parent Business infringes the rights of others under any Parent Intellectual Property Assets (“Parent Third Party Rights”) or (B) the Parent, any Parent Subsidiary or any of their respective employees have misappropriated any Parent Third Party Right;

(iv)  to Parent’s knowledge, neither the Parent Business nor any Parent Intellectual Property Asset infringes any Parent Third Party Right, and none of the Parent, the Parent Subsidiaries or any of their respective employees have misappropriated any Parent Third Party Right;

(v)  neither the Parent nor any Parent Subsidiary has received any communications alleging any of the Parent Intellectual Property Assets is invalid or unenforceable;

(vi)  to Parent’s knowledge, no current or former employee or consultant of the Parent or any Parent Subsidiary owns any rights in or to any of the Parent Intellectual Property Assets;

(vii)  the Parent is not aware of any violation or infringement by a third party of any of the Parent Intellectual Property Assets;

(viii)  the Parent and each Parent Subsidiary has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used by the Parent and/or any Parent Subsidiary (the “Parent Trade Secrets”), including, without limitation, requiring all employees and consultants of the Parent and each Parent Subsidiary and all other persons with access to Parent Trade Secrets to execute a binding confidentiality agreement (copies of which have been made available to the Company), and, to the Parent’s knowledge, there has not been any breach by any party to such confidentiality agreements; and

(ix)  (A) neither the Parent nor any Parent Subsidiary has directly or indirectly granted any rights, licenses or interests in the source code of any of the Products, and (B) since the Parent or one of the Parent Subsidiaries, as applicable, developed the source code of the Products, neither the Parent nor any Parent Subsidiary has provided or disclosed the source code of any of the Products to any person or entity.

(b)  All licenses or other agreements under which the Parent and/or any Parent Subsidiary is granted rights by others in Parent Intellectual Property Assets are listed in Section 6.12(b) of the Parent Disclosure Schedule. All such licenses or other agreements are in full force and effect, and, to the knowledge of the Parent there is no material default by any party thereto. Parent has made available to the Company true and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Company, and to the knowledge of the Parent, the licensors under the licenses and other agreements under which the Parent and/or any Parent Subsidiary is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby; and

(c)  All licenses or other agreements under which the Parent and/or any Parent Subsidiary has granted rights to others in Parent Intellectual Property Assets are listed in Section 6.12(c) of the Parent Disclosure Schedule. All such licenses or other agreements are in full force and effect, and, to the knowledge of the Parent there is no material default by any party thereto. Parent has made available to the Company true and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Company, and the Parent and/or a Parent Subsidiary has all requisite power and authority to grant the rights purported to be conferred thereby.

(d)  For purposes of this Agreement,

(i)  “Parent Business” means the business of the Parent and/or the Parent Subsidiaries as currently conducted and proposed to be conducted.

(ii)  “Parent Intellectual Property Assets” means all Intellectual Property Assets owned by the Parent or any Parent Subsidiary or otherwise used in the Parent Business. “Parent Intellectual Property Assets” includes, without limitation, the Parent Products, Parent Patents, Parent Marks, Parent Copyrights and Parent Trade Secrets.

(iii)  “Parent Products” means those instruments, software, licenses, consumables, other products and services designed, manufactured, marketed, sold and/or distributed by the Parent and/or any Parent Subsidiary and any other sources from which the Parent and/or any Parent Subsidiary derives revenues. A complete list of the Products from which the Parent or any Parent Subsidiaries derives revenues is provided on Section 6.12(d) of the Parent Disclosure Schedule attached hereto.

6.13.  Environmental Matters.

(a)  To the knowledge of Parent, the Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(b)  Except as set forth in Section 6.13(b) of the Parent Disclosure Schedule, (i) neither the Parent nor any Parent Subsidiary has entered into or been subject to any consent decree, compliance order, or administrative order under any Environmental Law, (ii) there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Parent, threatened, against the Parent or any Parent Subsidiary under any Environmental Law, (iii) neither the Parent nor any Parent Subsidiary has received notice under the citizen suit provision of any Environmental Law, (iv) neither the Parent nor any Parent Subsidiary or, to the knowledge of the Parent, any legal predecessor of the Parent or any Parent Subsidiary, has received any notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location, (v) neither the Parent nor any Parent Subsidiary or, to the knowledge of the Parent, any legal predecessor of the Parent or any Parent Subsidiary, has received any request for information, notice, demand letter, or formal or informal complaint or claim under any Environmental Law or with respect to environmental matters, and (vi) the Parent and the Parent Subsidiaries have no reason to believe that any of the above will be forthcoming.

(c)  To the knowledge of Parent, neither the Parent nor any Parent Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, except in compliance with all applicable Environmental Laws.

(d)  To the knowledge of Parent, neither the Parent nor any Parent Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials to or at any location included on the National Priorities List, as defined under CERCLA, or any location proposed for inclusion on that list or at any location on any analogous state list.

(e)  To the knowledge of Parent, except as set forth in Section 6.13(e) of the Parent Disclosure Schedule, (i) neither the Parent nor any Parent Subsidiary has released (as that term is defined in CERCLA) any Hazardous Material on, in, under or at any real property owned or leased by the Parent or any Parent Subsidiary, and (ii) the Parent has no knowledge of any release (as that term is defined in CERCLA) on, in, under or at the real property owned or leased by the Parent or any Parent Subsidiary or predecessor entity of Hazardous Materials.

(f)  To the knowledge of the Parent, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or polychlorinated biphenyls (PCBs), as those terms are defined under any Environmental Laws, located at any of the real property owned or leased by the Parent or any Parent Subsidiary or predecessor entity or facilities utilized by the Parent or the Parent Subsidiaries.

(g)  No lien has been imposed on any real property owned or leased by the Parent or any Parent Subsidiary by any governmental agency at the federal, state or local level in connection with the presence on or off such property of any Hazardous Material.

6.14.  Material Contracts.

(a)  Section 6.14(a) of the Parent Disclosure Schedule lists all agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K (“Parent Material Contracts”) of the Parent and the Parent Subsidiaries, and except as set forth in Section 6.14 (a) of the Parent Disclosure Schedule, each Parent Material Contract is valid and binding on the Parent or such Parent Subsidiary and is in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Except as set forth in Section 6.14(a) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is in default or has received notice of any violation or default under any such Parent Material Contract and, to the knowledge of the Parent, no other party is in default under any of the Parent Material Contracts, and no such violations or defaults will be triggered by the execution, delivery and performance of this Agreement by the Parent or the consummation of the Transactions, except in each case for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has made available to the Company true and correct copies of the Parent Material Contracts.

(b)  Except as set forth in Section 6.14(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by the Parent does not, and the performance of and compliance with this Agreement by the Parent and consummation of the Transactions does not, require any authorization, consent or approval of any third party.

6.15.  Labor Relations and Employee Matters.    Except as set forth on Schedule 6.15, neither Parent nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Parent or any of its Subsidiaries, and there is no pending or, to the knowledge of Parent, threatened charge, complaint, decision, order, notice-posting requirement, settlement agreement or injunctive action or order against Parent or any of its Subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries have in the past been and are in compliance in all respect with all applicable laws respecting employment, employment practices, employee classification, labor relations (including, without limitation, the Occupational Safety and Health Act of 1970, 29 U.S.C. §§553, 651 et seq.), family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, except where the failure to be in compliance would not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are, and at all times since November 23, 1999, have been, in material compliance with the requirements of the Immigration Reform Control Act of 1986. Parent has complied in all material respects with its payment obligations to all employees of Parent and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Parent or Parent Subsidiary policy, practice, agreement, plan, program and statue or other law.

6.16.  No Brokers.    Other than the arrangements with Stephens Inc., neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions. Other than the Parent’s arrangements with Stephens Inc., Parent is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

6.17.  Ownership of Company Common Stock; Affiliates and Associates.    Except as set forth in Section 6.17 of the Parent Disclosure Schedule, as of the date of the Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company.

6.18.  Board Approval.    The Board of Directors of Parent has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement and the Transactions contemplated hereby and (ii) determined that the Merger is the best interests of the stockholders of Parent and is on terms that are fair to such stockholders.

6.19.  Opinion of Financial Advisor.    Parent has received the opinion of Stephens Inc. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Parent, and a true, complete and accurate signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to the Company. Parent has been authorized by Stephens Inc. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

6.20.  Registration Statement; Proxy Statement.    None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as defined in Section 7.4) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in or as a result of the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement to be filed with the SEC by each of the Company and Parent pursuant to Section 7.4 hereof will, at the dates mailed to the stockholders of the Company and Parent, respectively, at the times of the stockholders meeting of the Company in connection with the Transactions contemplated hereby and the stockholders meeting of the Parent in connection with the approval of the issuance of Parent Common Stock pursuant to the Merger, and as of the Effective Time, contain any untrue material statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The registration statement on Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. The Proxy Statement filed by Parent will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company contained in any of the foregoing documents.

6.21.  Disclosure.    The representations, warranties and statements by the Parent in this Agreement, the Parent Disclosure Schedule and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other and the third fiscal quarter earnings press release of Parent dated October 29, 2002, do not omit to state a material fact necessary to make such representations, warranties and statements, in the light of the circumstances under which they are made, not misleading.

ARTICLE VII

COVENANTS

7.1.  No Solicitations.

(a)  The Company represents and warrants that it has terminated, and caused its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to terminate, any discussions or negotiations relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined). Except as permitted by this Agreement, the

Company shall not, and shall not authorize or permit any Company Subsidiary or any of its or their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent or MergerCo), regarding an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transactions. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any Company Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.1 by the Company; provided, however, that if an employee of the Company who is not an officer and not a member of management, without authority, permission or direction from, or prior notice to, the Company or any of its officers or directors, takes an action that violates clause (i) or (ii) of the preceding sentence, and such action does not lead, directly or indirectly, to the making of an Acquisition Proposal, which is, publicly announced or otherwise communicated to the Company Board of Directors (or such action does not lead any Person to have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal), then such violation will not constitute a breach by the Company of this Section 7.1. Notwithstanding the foregoing, at any time prior to the date on which this Agreement is approved by the stockholders of the Company at the meeting referred to in Section 7.3, in response to an unsolicited Superior Proposal (as hereinafter defined) that did not result from a breach of this Section 7.1, the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the Confidentiality Agreement (as hereinafter defined) and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if the Company Board determines in good faith (based on the advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b)  The Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or MergerCo, its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent, agreement in principle, definitive agreement or other agreement relating to an Acquisition Proposal (other than a confidentiality agreement described in the last sentence of Section 7.1(a) hereof), or (iv) resolve to do any of the foregoing. Notwithstanding the foregoing, the Company Board may withdraw or modify, in a manner adverse to Parent or MergerCo, its approval or recommendation of this Agreement or the Merger if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 7.1, the Company Board shall have determined in good faith (based on advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to taking any such action, the Company shall have given Parent at least forty-eight (48) hours written notice of the Company Board’s intention to take such action and the opportunity to meet with the Company, its financial advisors and its legal counsel. Nothing contained in this Section 7.1(b) shall limit the Company’s obligation to hold and convene the meeting of the Company’s stockholders referred to in Section 7.3 (including, without limitation, regardless of whether the recommendation or approval of the Company Board of this Agreement or the Merger shall have been withdrawn or modified).

(c)  The Company shall promptly (and in any event within 24 hours) advise Parent and MergerCo orally and in writing of any Acquisition Proposal (including any amendments or proposed amendments thereof), or any request or inquiry received by the Company or any Company Subsidiary with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including, in each case, the identity of the person making any such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent and MergerCo any written materials received by the Company or any Company Subsidiary in connection therewith. The Company shall keep Parent and MergerCo fully informed of the status of the discussions related to such Acquisition Proposal, request or inquiry, including, without limitation, by promptly (and in any event within 12 hours) providing Parent with all written materials that it receives in connection with any such Acquisition Proposal. The Company agrees not to release any person from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party (other than the Confidentiality Agreement).

(d)  Nothing contained in this Section 7.1 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act.

(e)  As used in this Agreement, the term “Acquisition Proposal” shall mean any proposed or actual tender offer, merger, consolidation or other business combination involving the Company, or sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any material assets of the Company or the Company Subsidiaries or any securities of the Company or the Company Subsidiaries, or any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the other Transactions.

(f)  As used in this Agreement, the term “Superior Proposal” shall mean an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal, which Acquisition Proposal is likely to be consummated, and that (i) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and is for one hundred percent (100%) of the Company Common Stock.

7.2.  Conduct of Business by the Company.    During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent, to the extent it pertains to any action, activity, event or occurrence that is consistent with long term cash preservation, taking into account Parent’s expectations of realizable cash following the integration of Parent and the Company, shall not be unreasonably withheld), the Company shall and shall cause each of the Company Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice. Following a written request by the Company to Parent to provide consent pursuant to this Section 7.2, Parent agrees to provide the Company with a response within a reasonably practicable time. Except as expressly permitted by this Agreement, as or in Section 7.2 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld assuming it meets the same standards required for consent in the parenthetical in the immediately preceding sentence), neither the Company nor any of the Company Subsidiaries shall:

(i)  split, combine or reclassify or redeem, purchase or otherwise acquire any shares of its capital stock or other securities or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of its capital stock or other securities, except for dividends paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)  authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms);

(iii)  authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice and in an aggregate amount in excess of $10,000;

(iv)  (A) acquire, sell, lease, license, encumber, transfer or dispose of any assets outside the ordinary course of business (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof as set forth in Section 7.2(iv) of the Company Disclosure Schedule, or (B) enter into, modify or amend any agreement or other arrangement related to the licensing of assets by or to the Company or any Company Subsidiary;

(v)  incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon;

(vi)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, (B) in connection with the Transactions which is not an aggregate amount in excess of $5,000;

(vii)  change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

(viii)  with respect to Taxes in an aggregate amount greater than $10,000 of or affecting the Company or any Company Subsidiary, make, change or revoke any election, change any accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return, take a position on a Tax return not in keeping with prior practice or take or omit to take any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business or could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any Company Subsidiary;

(ix)  except as required by law and except pursuant to employee retention agreements entered into with such employees upon such terms and with such compensation amounts as approved by both the Company and Parent (“Stay Bonus Agreements”), (A) enter into, adopt, amend or increase benefits under any Employee Program, (B) enter into, adopt, amend or renew any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their respective directors, officers, employees, agents or consultants, (C) increase in any manner the compensation or fringe benefits of any director, officer, employee, agent or consultant or (D) pay any benefit not required by any Employee Program or arrangement as in effect on the date hereof;

(x)  adopt any amendments to the Certificate of Incorporation or the Bylaws or any of the organizational documents of the Company or the Company Subsidiaries, except as expressly provided by the terms of this Agreement;

(xi)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xii)  settle or compromise any pending or threatened litigation related to the Transactions or settle or compromise any in excess of $15,000 in the aggregate other litigation (whether or not commenced prior to the date of this Agreement);

(xiii)  amend any term of any outstanding security of the Company or any Company Subsidiary;

(xiv)  enter into, modify or amend any Material Contract or waive, delay the exercise of, release or assign any rights or claims under any Material Contract or otherwise subject the Company or any Company Subsidiary to any material commitment, obligation or liability;

(xv)  enter into any agreement or other arrangement that is material to the business of the Company or any Company Subsidiary or which requires the Company or any Company Subsidiary to pay in excess of $10,000;

(xvi)  license, assign or otherwise transfer to any person or entity any rights to the Intellectual Property Assets (except as pursuant to the terms of Material Contracts in effect as of the date hereof) or fail to maintain or enforce any of the Intellectual Property Assets;

(xvii)  permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without obtaining a replacement insurance policy in a comparable amount and against comparable risks and losses;

(xviii)  enter into any oral or written agreement or arrangement with any customer or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any products, rights of return or any other agreements or arrangements, other than agreements or arrangements (A) with a term of less than ninety (90) days, (B) entered into in the ordinary course of business consistent with past practices and (C) recorded in accordance with GAAP;

(xix)  amend or restate any of the Company SEC Reports or any financial statements contained therein, except to the extent advised by the Company’s legal or accounting advisors that such amendment or restatement is required;

(xx)  take or agree to take any action which would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made in any material respect if such action had then been taken; or

(xxi)  enter into any agreement, contract, commitment or arrangement with respect to, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

7.3.  Meetings of Stockholders.

(a)  Promptly after the date hereof, (i) the Company will take all action necessary in accordance with the DGCL and the Company Certificate and Company Bylaws to convene a meeting of its stockholders to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger and (ii) Parent will take all action necessary in accordance with the DGCL, the Parent Certificate and the Parent Bylaws to convene a meeting of its stockholders to be held as promptly as practicable, for the purpose of considering and voting upon approval of the issuance of Parent Common Stock to be issued pursuant to the Merger. Subject to Section 7.1, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, including, without limitation, engaging the services of a nationally recognized proxy solicitation firm, and will take all other action necessary or advisable to secure the vote or consent of its stockholders as required by the rules of Nasdaq or the DGCL to obtain such approvals. Parent will use its reasonable best efforts to solicit from its Stockholders proxies in favor of the issuance of Parent Common Stock to be issued in the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company and Parent, respectively, may adjourn or postpone the meeting of its stockholders (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s or Parent’s stockholders, as the case may be, in advance of a vote on the Merger and this Agreement, or issuance of Parent Common Stock to be issued in the Merger, (ii) if as of the time for which the meeting of the Company’s stockholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of the Company’s stockholders, or (iii) if as of the time for which the meeting of Parent’s stockholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of the Parent’s stockholders. The Company shall ensure that the meeting of the Company’s stockholders is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the meeting of the Company’s stockholders are solicited, in compliance with DGCL, the Company Certificate and the Company Bylaws, the rules of Nasdaq and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the meeting of its stockholders in accordance with this Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. Parent shall ensure that the meeting of Parent’s stockholders is called, noticed, convened, held and conducted, and that all proxies solicited by the Parent in connection with the meeting of Parent’s stockholders are solicited, in compliance with DGCL, the Parent Certificate and the Parent Bylaws, the rules of Nasdaq and all other applicable legal requirements. Parent and the Company shall coordinate and cooperate with each other with respect to the timing of their respective stockholders’ meetings and shall use their reasonable best efforts to hold such meetings on the same day.

(b)  Subject to Section 7.1: (i) the Board of Directors of Company shall unanimously recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the meeting of the Company’s stockholders; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the meeting of the Company’s stockholders; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

7.4.  Proxy Statement; Registration Statement; Filing Cooperation.

(a)  As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare (and each of Company and Parent shall instruct their legal, financial and accounting advisors to assist in such prompt preparation) and Parent shall file with the Commission, under the Exchange Act and the Securities Act, a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the “Form S-4”) which shall include a joint proxy statement/prospectus and form of proxies (such joint proxy statement/prospectus together with any amendments or supplements thereto, the “Proxy Statement”) relating to the stockholders’ meetings of the Company and the Parent and the vote of the stockholders of Parent and the Company with respect to this Agreement and the Transactions. Parent will cause the Proxy Statement and Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, Exchange Act and the rules and regulations thereunder, and the Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall promptly furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4. Parent shall use its reasonable best efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable (including clearing the Proxy Statement with the Commission ). Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Parent, the Form S-4, and each of the parties further agrees to take all steps necessary to cause the Proxy Statement and, in the case of Parent, the Form S-4, as so amended or supplemented, to be filed with the Commission and to be disseminated to the Company’s and Parent’s stockholders as and to the extent required by applicable federal and state securities laws. Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of the Company and Parent, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent will advise the other, and deliver copies (if any) to the other, promptly after either receives notice thereof, of any request by the Commission for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information, or notice of the time when the Form S-4 or Proxy Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the securities issuable in connection with the Merger for offering or sale in any jurisdiction.

(b)  The Proxy Statement shall include (i) the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger (subject to the terms of Section 7.1) and (ii) the recommendation of the Parent Board in favor of the issuance of shares of Parent Common Stock to be issued in the Merger.

(c)  Each of Parent and the Company shall use its reasonable best efforts to promptly mail the Proxy Statement to its stockholders.

(d)  Each of the Company and Parent shall cooperate with the other party and its advisors in connection with any filings to be made by such other party, including, without limitation, filings under the Securities Act and the Exchange Act or pursuant to state securities laws, and shall furnish all information required in connection therewith. Such cooperation shall include, but not be limited to, obtaining any consent to inclusion of the Company’s financial statements and the reports of the Company’s independent public accountants with respect thereto in any filing made pursuant to any federal or state securities laws (and any public disclosure related thereto), as well as using its reasonable best effort to cause its independent public accountants to prepare and deliver a comfort letter or letters reasonably acceptable to any placement agent or underwriter retained by Parent in connection with the placement or offering of the securities registered pursuant to any such registration statement.

7.5.  Nasdaq Listing Application.    Parent shall promptly prepare and submit to Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Parent Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed on Nasdaq, subject to official notice of issuance. Each of Parent and the Company shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such Nasdaq listing process. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Nasdaq listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company will advise and deliver copies (if any) to the other party, promptly after it receives notice thereof, of any request by Nasdaq for amendment of any submitted materials or comments thereon and responses thereto or requests by Nasdaq for additional information.

7.6.  Additional Agreements; Regulatory Filings.

(a)  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and submissions of information requested by governmental authorities. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Transactions contemplated by this Agreement, use its best efforts to ensure that the Merger and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the Transactions contemplated hereby. For purposes of the foregoing sentence, the obligation of the Company, Parent and MergerCo to use their respective “best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties, and the obligation of Parent and MergerCo to use their respective “best efforts” to take all actions to do all things necessary, proper or advisable to consummate the Transactions shall not include any obligation to divest any of their respective assets.

(b)  Without limiting the generality of the foregoing, as promptly as practicable, but in no event more than fifteen (15) days from the date of this Agreement, Parent and the Company each shall properly prepare and file any filings required under federal or state law (other than the filings contemplated by Section 7.4 hereto) relating to the Merger and the other Transactions (including filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or under state securities laws) (collectively, “Regulatory Filings”). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Regulatory Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Regulatory Filings. The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining any consents from Governmental Entities, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity; (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat; (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Transactions; and (v) furnishing the other party with such necessary information and assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

7.7.  Affiliates.    Section 7.7 of the Company Disclosure Schedule contains a complete and accurate list of names and addresses of those persons who may be deemed to be in the Company’s reasonable judgment, “affiliates” (each such person, an “Affiliate”) of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall advise the persons identified on the list of the resale restrictions imposed by applicable securities laws and shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company shareholders meeting contemplated in Section 7.3, from each of the Affiliates, an Affiliate Letter in the form attached as Exhibit B. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Parent Common Stock, consistent with the terms of such legends.

7.8.  Fees and Expenses.    Subject to Sections 7.23 and 9.2 hereof and except as otherwise expressly provided herein, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses, provided, however, whether or not the Merger is consummated, all fees, costs and expenses (other than legal and accounting fees) incurred in connection with the printing, filing (including SEC filing fees) and mailing of the

Proxy Statement and the Form S-4, shall be paid 50% by the Company, on the one hand, and 50% by Parent, on the other hand.

7.9.  Officers’ and Directors’ Indemnification.    The Surviving Corporation agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) provided for in the Certificate of Incorporation or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time. Prior to the Effective Time, the Company shall purchase and fully pay for prior to the Effective Time an extended reporting period endorsement (a so called “tail policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company and the Company’s directors and officers in a form acceptable to the Company and Parent which shall provide the Company and such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company so long as the aggregate cost of the directors’ and officers’ liability insurance for such six (6) year period is less than $750,000 (the “Maximum Insurance Premium”); provided, however, that (i) the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage and (ii) in the event that the Maximum Insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the Maximum Insurance Premium to purchase such lesser coverage and/or for such shorter period that may be obtained for the Maximum Insurance Premium; provided further, that, the Company shall be permitted to spend more than the Maximum Insurance Premium if, after using all reasonable best efforts, it determines that the Maximum Insurance Premium is insufficient to obtain the above-referenced coverage for a three (3) year period, in which case the Company shall use its reasonable best efforts to obtain such coverage for a three (3) year period for the lowest obtainable premium cost. This Section 7.9 is intended for the benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

7.10.  Access to Information; Confidentiality.    From the date hereof until the Effective Time, each party shall, and shall cause each of its Subsidiaries and its’ and its Subsidiaries, respective officers, employees and agents to, afford the other party and to the officers, employees, representatives and agents of the other party reasonable access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other party such financial, operating and other data and information as such other party may reasonably request. Prior to the Effective Time, the Company shall hold in confidence all such information on the terms and subject to the conditions contained in that certain mutual confidentiality agreement between Parent and the Company dated August 12, 2002 (the “Confidentiality Agreement”). The Company and Parent hereby waive the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions.

7.11.  Financial and Other Statements.    During the term of this Agreement, the Company shall also provide to Parent the following documents and information:

(a)  Contemporaneously therewith, the Company shall furnish to Parent a copy of each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Report on Form 8-K filed by the Company with the Commission and each such report shall be in compliance with the federal Securities Laws and with all representations and warranties contained in this Agreement applicable to Company SEC Reports.

(b)  As soon as practicable, the Company shall furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

(c)  Promptly upon receipt thereof, the Company shall furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by its independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

(d)  As soon as practicable, the Company shall furnish to Parent (i) monthly profit and loss statements, (ii) monthly a listing of accounts receivable, including aging, as of the end of each two week period, (iii) inventory analysis as of the end of each month, (iv) monthly a listing of accounts payable, including aging, as of the end of each two week period, (v) bi-weekly, a detailed report of current employee headcount, (vi) bi-weekly, a report of Net Cash as of the end of each two-week period and projected for each subsequent two-week period and as of the Closing Date and (vii) such additional financial data as Parent may reasonably request.

7.12.  Advise of Change.    Each party shall promptly advise the other of (i) any change, effect, event, occurrence, non-occurrence, condition or development which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The Company shall promptly advise Parent and MergerCo of any change, effect, event, occurrence, non-occurrence, condition or development that has had or could reasonably be expected to have a Company Material Adverse Effect, and Parent shall promptly advise the Company of any change, effect, event, occurrence, non-occurrence, condition or development that has had or could reasonably be expected to have a Parent Material Adverse Effect.

7.13.  Public Announcements.    The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions or any Acquisition Proposal and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of this Agreement and the Transactions no later than (i) the close of trading on the Nasdaq National Market on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the Nasdaq National Market on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

7.14.  Employee Benefit Arrangements.    Unless otherwise directed in writing by Parent at least five days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any Employee Program sponsored by the Company or any Company Subsidiary (or in which the Company or any Company Subsidiary participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The Company shall also take (or cause to be taken) such other action in furtherance of terminating such 401(k) plans as Parent may reasonably require.

7.15.  Delisting.    Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq, provided that such delisting shall not be effective until after the Effective Time.

7.16.  Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm on record or otherwise in the Surviving

Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.17.  Third Party Consents.    As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waiver and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Transactions contemplated hereby.

7.18.  Director.    Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one non-employee director of the Company as of the date of this Agreement who is reasonably acceptable to Parent as a director of Parent.

7.19.  WARN Act Notices.    As soon as practicable following the date hereof, and to any event no more than 15 days from that date of this Agreement, the Company will (i) deliver a notice of “plant closing,” compliant with the WARN Act and expressly approved in writing by the Parent, to each Employee and any other individual entitled to specific notice of the Company’s or any Company Subsidiary’s implementation of a “plant closing” under 20 C.F.R. 639.3. and (ii) deliver appropriate and effective notices of the closing of the Company’s Canadian facility, compliant with any and all Canadian or Quebec provincial laws similar to the WARN Act and expressly approved in writing by Parent, to the Quebec Ministry of Labor, to each affected Employee, and to any other entity with respect to which such notice is required or recommended under applicable law.

7.20.  Canadian Investment Tax Credit.    Prior to November 30, 2002, the Company shall file with the appropriate tax authorities Quebec Tax Forms RD-222 and RD-1029.7, which pertain to Canadian Investment tax credits.

7.21.  Additional Liabilities, Purchases, Asset Acquisitions and Dispositions.    The Company agrees, during the period between the date of delivery of the Net Cash Statement and the Effective Time to use its best efforts to conduct the business of the Company and to preserve Company assets in such a manner as to ensure that the amount of Net Cash at the Effective Time is equal to or greater than Net Cash as provided for on the Net Cash Statement. Between the date of delivery of the Net Cash Statement and the Effective Time, neither the Company nor any Company Subsidiary will (a) incur or become subject to any Liabilities, (b) authorize, commit to or make any equipment purchases or capital expenditures or (c) acquire, sell, lease, license, encumber, transfer or dispose of any assets other than in the case of each of (a), (b) and (c), as explicitly included and accounted for in the Net Cash Statement.

7.22.  Transfer Act Compliance.    The Company will, as soon as reasonably practicable, but in no event later than 30 days prior to the date of the meeting of the Parent’s stockholders as contemplated in Section 7.3 hereto, comply with any notice, filing, investigation, remediation, consent, approval, authorization, and any other requirements of any environmental governmental authority or regulatory agency in connection with the execution and delivery of this Agreement or the consummation of the Transactions including those requirements imposed by the Industrial Site Recovery Act, P.L. 1993 c. 139 (N.J.S.A. 13:1K-6 et. Seq.), as amended, and its regulations, N.J.A.C. 7:26B-1 et seq.

7.23.  Preliminary Net Cash Statement.    In connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the period ending November 30, 2002, the Company shall prepare a preliminary Net Cash Statement, consistent in form and substance with the Net Cash Statement as contemplated herein (the “Preliminary Net Cash Statement”). The Company shall prepare the Preliminary Net Cash Statement as soon as practicable after November 30, 2002 with the consultation of its outside advisors, as necessary. The Preliminary Net Cash Statement shall be delivered to Parent no later than December 31, 2002. The Company shall provide Parent and its outside accounting and legal advisors with any and all information (including working papers) utilized in the preparation and in support of the Preliminary Net Cash Statement, and following receipt of the

Preliminary Net Cash Statement, the Company will cooperate fully with Parent in making any inquiries to Company’s outside advisors. The Preliminary Net Cash Statement will be reviewed by Parent, and in connection therewith, Parent’s auditors may be requested to perform certain agreed-upon procedures which shall be mutually agreed upon by Parent and the Company. The cost of the Parent’s auditor in connection with such agreed-upon procedures shall be paid equally by Parent and the Company, provided that the Company shall not be responsible for any such costs it would be required to pay in excess of $25,000.

7.24.  Chief Restructuring Officer.    The Company will engage, as soon as reasonably practicable and in any event within twenty-one (21) days after the date of this Agreement, a chief restructuring officer who (i) will report directly to the Company’s board of directors, (ii) will be authorized up through the Closing Date to take any and all actions, as directed by the Company’s Board of Directors, to implement cost saving measures and take other actions consistent with the objective of maximizing long term cash preservation, taking into account Parent’s expectations of realizable cash following the integration of Parent and the Company, and (iii) shall be acceptable to Parent.

7.25.  Parachute Agreements.    Parent acknowledges that for purposes of each of the agreements listed on Section 7.25 of the Company Disclosure Schedules (the “Parachute Agreements”), a “change-in-control” shall have occurred as of the Effective Time. Parent further acknowledges that any resignation pursuant to Article II hereof by a party to any such Parachute Agreement shall be disregarded for purposes of determining such party’s eligibility for change-in-control benefits under such party’s Parachute Agreement. Parent acknowledges that from and after the date hereof, if any employee who is a party to the Parachute Agreements is either terminated or resigns from employment prior to the Effective Time, the Company intends to honor the severance obligations under the Parachute Agreements that would otherwise be paid to such employee upon termination within one year of a “Change in Control.”

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1.  Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a)  Stockholders’ Approval.    This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL and Nasdaq and the Company Certificate and the issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the affirmative vote of the stockholders of Parent to the extent required by Nasdaq.

(b)  No Injunctions, Orders or Restraints; Illegality.    No statute, order, decree, ruling or injunction (whether temporary, preliminary or permanent) ( an “Injunction”) shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity which makes the Merger illegal or otherwise prohibits the consummation of the Merger on the terms contemplated by this Agreement; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 7.6 hereof. All waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the Transactions contemplated hereby shall have been obtained.

(c)  Form S-4.    The Form S-4 shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission, and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the Commission.

(d)  Nasdaq Listing.    Parent shall have obtained the approval for the listing of the shares of Parent Common Stock issuable in the Merger on Nasdaq, subject to official notice of issuance.

8.2.  Conditions to Obligations of the Company.    The obligations of the Company to consummate and effect the Merger are further subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.    The representations and warranties of Parent and MergerCo set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of a specified date, which shall be true and correct as of such date), except, with respect to the Effective Date, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, does not have, and could not reasonably be expected to have a Parent Material Adverse Effect.

(b)  Performance of Obligations of Parent.    Parent shall have performed or complied in all material respects all obligations required to be performed by it under this Agreement.

(c)  Absence of Parent Changes.    Except as otherwise contemplated by this Agreement, from the date of this Agreement through the Closing Date, there shall not have occurred any change (not including changes to the Parent Common Stock trading price) that individually or in the aggregate has or could reasonably be expected to have a Parent Material Adverse Effect.

(d)  Officers’ Certificate.    The Company shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a) and (b) of this Section 8.2 are true and correct.

(e)  Consents, Approvals, Etc.    All consents, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third party is required to be made or obtained by Parent and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, including, without limitation, those set forth in Section 6.14(b) of the Parent Disclosure Schedule.

8.3.  Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is further subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.    The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as a specified date, which shall be true and correct as of such date), except, with respect to the Effective Date, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, does not have, and could not reasonably be expected to have a Company Material Adverse Effect.

(b)  Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects all obligations required to be performed by it under this Agreement.

(c)  Absence of Company Changes.    From the date of this Agreement through the Closing Date, there shall not have occurred any change (not including changes to the Company Common Stock trading price) that individually or in the aggregate has or could reasonably be expected to have a Company Material Adverse Effect.

(d)  Officers’ Certificate.    Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that the statements set forth in paragraphs (a), (b) and (c) of this Section 8.3 are true and correct.

(e)  Consents, Approvals, Etc.    All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, including without limitation those set forth in Section 5.21(b) of the Company Disclosure Schedule.

(f)  Affiliate Letters.    Parent shall have received an executed copy of an Affiliate Letter from each Affiliate of the Company and each such Affiliate Letter will be in full force and effect as of the Effect in Time.

(g)  Treatment of Company Options, Company Stock Purchase Plan.    The Company shall have taken any and all action necessary to cause the Company Options to be treated as provided for in Section 3.3.

(h)  No Additional Liabilities, Purchases, Asset Acquisitions or Dispositions.    At the Effective Time, there shall be no Liabilities of the Company and the Company Subsidiaries shall have no Liabilities other than the Liabilities (including reserves for contingent Liabilities) included and accounted for in the Net Cash Statement to the extent of the amounts therein and there shall have been no breach of Section 7.22(b) or (c) of this Agreement.

(i)  Net Cash.    At the Effective Time, the Company shall have Net Cash of at least $27,500,000.

(j)  ECO Termination Agreement.    At the Effective Time (and assuming consummation of the Transactions), that certain Termination Agreement by and among Parent, Company, ECO, EFC and H Power Enterprises of Canada, Inc. dated November 8, 2002 (the “ECO Termination Agreement”), shall be in full force and effect and no party shall be in default thereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1.  Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company stockholders’ approval hereof:

(a)  by the mutual written consent duly authorized by the Board of Directors of Parent or MergerCo and the Company.

(b)  by either of the Company or Parent or MergerCo:

(i)  if the required approval of the stockholders of Parent or the Company that is a condition to the obligations of Parent, MergerCo or the Company under Section 8.1 of this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of the Company or Parent or at any adjournment thereof, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement and the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to Parent or MergerCo where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a breach by Parent of this Agreement; or

(ii)  if any Governmental Entity shall have enacted, entered, issued, promulgated or enforced a final and nonappealable Injunction (which Injunction the parties hereto shall have used their reasonable best efforts to lift), which prohibits the consummation of the Merger or the other Transactions on the terms contemplated by this Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 7.6 hereof), or permanently enjoins the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger;

(iii)  if, the Merger shall not have occurred on or before March 31, 2003; provided, however, that none of Parent, MergerCo or the Company shall terminate this Agreement prior to March 31, 2003 if the Merger has not occurred by reason of the pendency of a non-final Injunction, and Parent, MergerCo and the Company shall use their reasonable best efforts to have any such Injunction stayed or reversed; provided further, that the right to terminate this Agreement under this Section 9.1(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitute a breach of this Agreement.

(c)  by the Company, if Parent or MergerCo shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) business days after the giving of written notice to Parent or MergerCo, except, in any case, for such breaches which, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(d)  by Parent or MergerCo if:

(i)  the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement (other than those set forth in Section 7.1 hereof), which breach cannot be or has not been cured within thirty (30) business days after the giving of written notice to the Company, except, in any case, for such breaches which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

(ii)  the Company shall have (A) breached any representation, warranty, covenant or other agreement contained in Section 7.1 of this Agreement or (B) either of H. Frank Gibbard or Arthur Kaufman shall have breached any representation, warranty, covenant or agreement contained in Sections 1, 2, 3 or 4.4 of his Voting Agreement;

(iii)  if (A) the Company Board shall have withdrawn or modified in a manner adverse to Parent or MergerCo its approval or recommendation of this Agreement or the Transactions, approved or recommended any Acquisition Proposal, or approved, recommended, executed or entered into an agreement in principle or definitive agreement relating to an Acquisition Proposal (other than a confidentiality agreement described in the last sentence of Section 7.1(a) hereof), or proposed or resolved to do any of the foregoing, or (B) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(e)  by the Company, upon written notice to Parent at any time during the period commencing five Business Days prior to the date of the meetings of shareholders of Parent and Company (as contemplated in Section 7.3) and ending on the second Business Day prior to such meetings, if the product of (i) the anticipated number of shares of Parent Common Stock to be issued in the Merger and (ii) the reasonably anticipated Average Parent Common Stock Price is less than $29,675,000; provided that such termination will not be effective if Parent provides written notice to the Company no later than the Business Day immediately preceding the Effective Time that it will increase the number of shares of Parent Common Stock to be received by the holders of Company Common Stock hereunder by adjusting the Exchange Ratio such that the product of (i) the anticipated number of shares of Parent Common Stock to be issued in the Merger (applying the adjusted Exchange Ratio) and (ii) the Average Parent Common Stock Price is equal to or greater than $29,675,000 in which case the Exchange Ratio will be so adjusted.

9.2.  Effect of Termination.

(a)  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.8 and 7.10, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or willful breach of this Agreement.

(b)  The Company shall pay Parent the sum of $2,000,000 (the “Liquidated Amount”) if this Agreement is terminated as follows:

(i)  if this Agreement is terminated by Parent or MergerCo pursuant to Section 9.1(d)(ii)(A) or (iii) or;

(ii)  if this Agreement is terminated by (x) the Company or Parent or MergerCo pursuant to Section 9.1(b)(i) as a result of the failure to obtain the required vote of the stockholders of the Company or by (y) Parent or MergerCo pursuant to Section 9.1(d)(i) and in the case of any termination pursuant to clause (x) or (y) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the Company Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to, in the case of clause (x), the taking of a vote of the shareholders of the Company contemplated by this Agreement at the special meeting of Company shareholders and in the case of clause (y), the date of termination; provided, however, if within 5 days from the date of this Agreement the Voting Agreement exactly in the form attached hereto as Exhibit C is executed by all Voting Agreement Stockholders thereto, then the Company shall only be obligated to pay the Liquidated Amount pursuant to this Section 9.2(b)(ii), if, within 12 months after such termination of the Company or a Company Subsidiary enters into an agreement, arrangement or understanding, including, without limitation, an agreement in principle or letter of intent with respect to, or consummates, an Acquisition Proposal.

(c)  (i)  Upon the termination of this Agreement by Parent or MergerCo pursuant to Section 9.1(d)(i) or 9.1(d)(ii)(B) hereof, the Company shall pay to Parent an amount in cash equal to the aggregate amount of Parent’s and MergerCo’s out-of-pocket expenses incurred in connection with pursuing the transactions contemplated hereby (including, without limitation, legal, accounting, investment banking and printing fees) (collectively, the “Reimbursable Expenses”) (as such Reimbursable Expenses may be estimated by Parent and MergerCo in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Parent’s definitive determination of such Reimbursable Expenses). Notwithstanding the foregoing, if, the Company pays to Parent the Liquidated Amount, the Parent shall pay to the Company an amount in cash equal to the amount of Reimbursable Expenses, if any, paid by the Company to Parent.

(ii)  Upon the termination of this Agreement by Company pursuant to Section 9.1(c) hereof, Parent shall pay to Company any amount in cash equal to the aggregate amount of Company’s Reimbursable Expenses (as such Reimbursable Expenses may be estimated by Company in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon the Company’s definitive determination of such Reimbursable Expenses).

(d)  Any payment required by this Section 9.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent. Such payments shall be made no later than three (3) business days after the termination of this Agreement by Parent or MergerCo or the Company, as the case may be. Any adjustment payment between the parties upon Parent’s or Company’s definitive determination of the Reimbursable Expenses pursuant to Section 9.2(c) hereof shall be made no later than three (3) business days after notice to the Company or Parent, as the case may be, of such determination.

9.3.  Amendment.    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and the stockholders of Parent; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by the stockholders of the Company or the stockholders of Parent without obtaining such approval.

9.4.  Extension; Waiver.    At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Delay in exercising a right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1.  Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)  if to Parent or MergerCo:

Plug Power Inc.
968 Albany-Shaker Rd.
Latham, NY 12110
Attention:  Roger Saillant, President
Facsimile:  (518) 782-7884

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention:  Stuart M. Cable, P.C.
Facsimile:  (617) 523-1231

(b)  if to the Company:

H Power Corp.
60 Montgomery Street
Belleville, NJ 07109
Attention:  William L. Zang, Chief Financial Officer
Facsimile:  (973) 450-8439

with a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attention:  Merrill M. Kraines, Esq.
Facsimile:  (212) 318-3400

10.2.  Interpretation.    When a reference is made in this Agreement to subsidiaries of Parent, Merger Co or the Company, the word “Subsidiary” means any corporation more than fifty percent (50% ) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50% ) of whose total equity interest, is directly or indirectly owned by Parent, MergerCo or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. For purposes of this Agreement, the term “knowledge” means with respect to (i) the Company, with respect to any matter in question, the actual knowledge of H. Frank Gibbard, Robert Smith, William Zang, Paul McNeill, Arthur Kaufman and Dudley Wass, after due inquiry, and (ii) Parent, with respect to any matter in question, Roger Saillant, W. Mark Schmitz, Gregory A. Silvestri, Mark A. Sperry, David Neumann and Ana-Maria Galeano, after due inquiry. For purposes of this Agreement, all references to cash or dollars shall mean U.S. Dollars.

10.3.  Non-Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

10.4.  Miscellaneous.    This Agreement (a) constitutes, together with the Confidentiality Agreement, the Voting Agreements, the ECO Termination Agreement, the Company Disclosure Schedule, and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.9 hereof is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

10.5.  Assignment.    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that MergerCo may assign, in its sole discretion and without the consent of any other party, any and all of its rights, interests and obligations hereunder to Parent and/or one or more direct or indirect wholly owned Subsidiaries of Parent.

10.6.  Severability.    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

10.7.  Choice of Law/Consent to Jurisdiction.    All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

10.8.  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9.  Defined Terms.    As used in this Agreement, the following defined terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal”	Section 7.1
“Affiliate”	Section 5.15
“Affiliate”	Section 7.8
“Agreement”	Recitals
“Average Parent Common Stock Price	Section 3.1(c)
“Business”	Section 5.13
“CERCLA”	Section 5.14
“Certificate of Merger”	Section 1.2
“Closing Date”	Section 1.3
“Closing”	Section 1.3
“Code”	Recitals
“Company Board”	Section 1.4
“Company Bylaws”	Section 5.1
“Company Certificate”	Section 5.1
“Company Common Stock”	Recitals
“Company Copyrights”	Section 5.13
“Company Disclosure Schedule”	Section 5
“Company Intellectual Property Assets”	Section 5.13
“Company Intellectual Property Assets”	Section 5.13
“Company Marks”	Section 5.13
“Company Material Adverse Effect”	Section 5.1
“Company Options”	Section 3.3
“Company Patents”	Section 5.13
“Company Permits”	Section 5.1
“Company SEC Reports”	Section 5.7
“Company Stock Option Plans	Section 3.2
“Company Subsidiaries”	Section 3.1
“Company Subsidiary”	Section 3.1
“Company Trade Secrets”	Section 5.13
“Company”	Recitals
“Confidentiality Agreement”	Section 7.10
“Contingent Workers”	Section 5.16
“Copyrights”	Section 5.13

“Customers and Distributors”	Section 5.24
“Daily Volume Weighted Average Price”	Section 3.1(c)
“Delaware Courts”	Section 10.7
“DGCL”	Introduction
“ECO”	Section 5.21
“ECO Termination Agreement”	Section 8.3(j)
“EFC”	Section 5.21
“Effective Time”	Section 1.2
“Employees”	Section 5.16
“Employee Program”	Section 5.15
“Employment Agreement”	Section 5.16
“Encumbrances”	Section 5.12
“Environmental Laws”	Section 5.14
“ERISA”	Section 5.15
“Exchange Act”	Section 5.3
“Exchange Agent”	Section 4.1
“Exchange Fund”	Section 4.1
“Exchange Ratio”	Section 3.1
“Final Determination of Net Cash”	Section 3.1
“Form S-4”	Section 7.4
“GAAP”	Section 5.7
“Hazardous Materials”	Section 5.14
“Indemnified Parties”	Section 7.9
“Injunction”	Section 8.1
“Insurance Policies”	Section 5.28
“Intellectual Property Assets”	Section 5.13
“IRS”	Section 5.11
“Lehman Brothers”	Section 5.17
“Liabilities”	Section 5.10
“Liquidated Amount”	Section 9.2
“Maintains”	Section 5.15
“Marks”	Section 5.13
“Material Contracts”	Section 5.21
“Maximum Insurance Premium”	Section 7.10
“Merger Consideration”	Section 3.1
“Merger”	Recitals
“MergerCo Bylaws”	Section 1.1
“MergerCo Certificate”	Section 1.1
“MergerCo Common Stock”	Section 3.1
“MergerCo”	Recitals
“Multiemployer Plan”	Section 5.15
“Net Cash”	Section 8.3(i)
“Net Cash Accountant”	Section 3.1(c)
“Net Cash Target Amount”	Section 3.1(c)(ii)
“Objection Notice”	Section 3.1(c)(ii)
“Parent”	Recitals
“Parachute Agreements”	Section 7.25
“Parent”	Recitals
“Parent Board”	Section 6.2
“Parent Bylaws”	Section 6.1
“Parent Business:	Section 6.12
“Parent Certificate”	Section 6.1

“Parent Common Stock”	Recitals
“Parent Copyrights”	Section 6.12
“Parent Intellectual Property Assets	Section 6.12
“Parent Disclosure Schedule”	Section 6.0
“Parent Material Adverse Effect”	Section 6.1
“Parent Material Contracts”	Section 6.14
“Parent Options”	Section 6.3
“Parent Patents	Section 6.12
“Parent Permits”	Section 6.1
“Parent Preferred Stock”	Section 6.3
“Parent Products”	Section 6.12
“Parent SEC Reports”	Section 6.5
“Parent Stock Option Plans”	Section 6.3
“Parent Subsidiaries”	Section 3.1
“Parent Subsidiary”	Section 3.1
“Parent Third Party Rights	Section 6.12
“Parent Trade Secrets”	Section 6.12
“Patents”	Section 5.13
“Peugoet”	Section 3.1
“Plant Closing Laws”	Section 5.16
“Preliminary Net Cash Statement”	.Section 7.23
“Products”	Section 5.13
“Proxy Statement”	Section 7.4
“Random Trading Days”	Section 3.1(c)(i)
“Regulation S-K”	Section 5.21
“Regulatory Filings”	Section 7.4
“Reimbursable Expenses”	Section 9.2
“Restructuring Plan”	Section 5.27
“Securities Act”	Section 5.3
“Securities Act”	Section 5.3
“Securities Laws”	Section 5.3
“Securities Laws”	Section 5.7
“Stay Bonus Agreements”	Section 7.2(ix)
“Subsidiary”	Section 10.2
“Superior Proposal”	Section 7.1
“Suppliers”	Section 5.24
“Surviving Corporation”	Section 1.1
“Tail policy”	Section 7.10
“Tax Returns”	Section 5.11
“Taxes”	Section 5.11
“Third Party Rights”	Section 5.13
“Trade Secrets”	Section 5.13
“Transaction Value Price”	Section 3.1(c)(ii)
“Transactions”	Recitals
“Voting Agreement Stockholders”	Recitals
“Voting Agreement”	Recitals
“WARN Act”	Section 5.16

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLUG POWER INC.

By:	/s/ ROGER B. SAILLANT
Name: Roger B. Saillant Title: President and CEO

MONMOUTH ACQUISITION CORP.

By:	/s/ ROGER B. SAILLANT
Name: Roger B. Saillant Title: President and CEO

H POWER CORP.

By:	/s/ H. FRANK GIBBARD
Name: H. Frank Gibbard Title: Chief Executive Officer

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 26, 2002, by and among Plug Power Inc., a Delaware corporation (“Parent”), Monmouth Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), and H Power Corp., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Parent, MergerCo and the Company have previously entered into that certain Agreement and Plan of Merger, dated as of November 11, 2002 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Merger Agreement as fully set forth herein.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Amendment and the Merger Agreement, the parties agree as follows:

1.  Amendment of Section 8.3(h).    Section 8.3(h) of the Merger Agreement is hereby amended and restated by deleting it in its entirety and substituting the following:

“(h)  No Additional Liabilities, Purchases, Asset Acquisitions or Dispositions. At the Effective Time, there shall be no Liabilities of the Company and the Company Subsidiaries shall have no Liabilities other than the Liabilities (including reserves for contingent Liabilities) included and accounted for in the Net Cash Statement to the extent of the amounts therein and there shall have been no breach of Section 7.21(b) and (c) of this Agreement.”

2.  Terms and Conditions.    Except as specifically modified herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PLUG POWER INC.

By:	/s/ W. MARK SCHMITZ
Name: W. Mark Schmitz Title: Chief Financial Officer

MONMOUTH ACQUISITION CORP.

By:	/s/ W. MARK SCHMITZ
Name: W. Mark Schmitz Title: Chief Financial Officer

H POWER CORP.

By:	/s/ WILLIAM L. ZANG
Name: William L. Zang Title: Chief Financial Officer

Annex B

FORM OF VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of October     , 2002, by and between Plug Power Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of H Power Corp., a Delaware corporation (the “Company”).

RECITALS

A.    Concurrently with the execution of this Agreement, Parent, the Company and Monmouth Acquisition Corp, a Delaware corporation and a direct or indirect subsidiary of Parent (“MergerCo”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger (the “Merger”) of MergerCo with and into the Company. Pursuant to the Merger, shares of common stock of the Company will be converted into common stock of Parent and cash on the basis described in the Merger Agreement.

B.    The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock, stated value $.001 per share, of the Company as is indicated on the final page of this Agreement (the “Shares”).

C.    Parent desires, as a condition to entering into the Merger Agreement, the Stockholder to agree, and the Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereunder and prior to the Expiration Date (as defined in Section 1.1 below, except as otherwise permitted hereby), to vote the Shares and any other such shares of capital stock of the Company in a manner so as to facilitate consummation of the Merger, as provided herein, and to certain restrictions on the transfer of Exchanged Shares (as defined in Section 1.1 below).

NOW, THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Agreement to Retain Shares.

1.1  Transfer and Encumbrance.    Other than as provided herein, until the Expiration Date, Stockholder shall not hereafter (i) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of the Shares or New Shares (as defined in Section 1.2 below), (ii) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any Shares or New Shares, or (iv) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement); and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof.

1.2  Additional Purchases.    Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the execution of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.  Agreement to Vote Shares.    At every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter necessary for consummation of the Merger; (ii) against (x) approval of any Acquisition Proposal (including, without limitation, any Superior Proposal) (each as defined in the Merger Agreement) (y) any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions of the Company’s obligations under the Merger Agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Parent, to permit Parent to vote such Shares and New Shares directly.

3.  Irrevocable Proxy.    By execution of this Agreement, Stockholder does hereby appoint and constitute Parent, until the Expiration Date, with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of the undersigned’s rights with respect to the Shares and any New Shares, to vote each of such Shares and New Shares solely with respect to the matters set forth in Section 2 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares.

4.  Representations, Warranties and Covenants of Stockholder.    Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1  Due Authority.    Stockholder has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. The Stockholder has not granted any proxies relating to, transferred any interests in or otherwise granted any rights with respect to, the Shares.

4.2  No Conflict; Consents.

(a)  The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Stockholder or the Shares, (ii) conflict with or violate Stockholder’s charter, bylaws, partnership agreement or other organizational documents, if applicable, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares are bound.

(b)  The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

4.3  Ownership of Shares.    Stockholder (i) is the beneficial owner of the Shares, which at the date hereof are, and at all times up until the Expiration Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances and (ii) does not beneficially own any shares of capital stock of the Company other than the Shares.

4.4  No Solicitations.    Hereafter until the Expiration Date, Stockholder shall not, nor, to the extent applicable to Stockholder, shall it permit any of its affiliates to, nor shall it authorize any partner, officer, director, advisor or representative of, Stockholder or any of its affiliates to, (i) solicit, initiate or knowingly encourage the submission of, any inquiries, proposals or offers from any person relating to an Acquisition Proposal (including, without limitation, any Superior Proposal), (ii) enter into any agreement with respect to an Acquisition Proposal (including, without limitation, any Superior Proposal), (iii) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (including, without limitation, any Superior Proposal) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (iv) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal (including, without limitation, any Superior Proposal), or (v) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal (including, without limitation, any Superior Proposal).

5.  No Limitation on Discretion as Director.    Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder or its representatives or designees who are serving on the Board of Directors of the Company from exercising its or their duties and obligations as a Director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company.

6.  Additional Documents.    Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent to carry out the intent of the Agreement.

7.  Consent and Waiver.    Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

8.  Termination.    Except for the provisions of Section 1.1(b), this Agreement shall terminate and shall have no further force or effect as of the Expiration Date. The provisions of Section 1.1(b) will become effective upon the Effective Time and shall terminate and have no further force or effect as of the end of the Lock-up Period.

9.  Miscellaneous.

9.1  Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2  Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other.

9.3  Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4  Specific Performance; Injunctive Relief.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5  Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile (with confirmation of receipt), or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:

with a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Stuart M. Cable, P.C.

If to the Stockholder: To the address for notice set forth on the last page hereof with a copy to:

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6  Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

9.7  Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.8  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.9  Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.10  No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 203 of the Delaware General Corporation Law and any applicable provision of the Company’s Articles of Incorporation, the possible acquisition of the Shares by Parent pursuant to this Agreement, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PLUG POWER INC.:

By:
Name: Title:

STOCKHOLDER:

By:
Name: Title:

Stockholder’s Address for Notice:

Shares beneficially owned:

shares of Common Stock of Company

Annex C
LEHMAN BROTHERS

November 11, 2002

Board of Directors
H Power Corp.
60 Montgomery Street
Belleville, NJ, 07109

Members of the Board:

We understand that H Power Corp (“H Power” or the “Company”) proposes to enter into an agreement with Plug Power Inc. (“Plug Power”) pursuant to which a wholly owned subsidiary of Plug Power (“MergerCo”) will be merged with and into the Company (the “Proposed Transaction”). We further understand that upon effectiveness of such merger, each share of Company common stock that is outstanding immediately prior to the effective time of the merger will be converted into that number (the “Exchange Ratio”) of shares of Plug Power common stock equal to the quotient obtained by dividing (i) $50,675,000 divided by the Average Plug Power Common Stock Price by (ii) the number of shares of Company common stock issued and outstanding immediately prior to the effective time of the merger. “Average Plug Power Common Stock Price” means the daily volume weighted average price of Plug Power common stock for the ten trading days selected by lot out of the twenty trading days ending with the second trading day prior to the effective time of the merger. The Exchange Ratio is subject to a 10% collar as described in the Agreement. In addition, the Exchange Ratio is subject to further adjustment, as provided for in the Agreement, if the net cash of the Company that is anticipated to exist at the effective time of the merger is less than or greater than the net cash of the Company at the effective time of the merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of November 11, 2002 (the “Agreement”) among the Company, Plug Power and MergerCo.

We have been requested by the Board of Directors of H Power to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the relative merit of the Proposed Transaction in comparison to other alternatives for the Company (including the continued operation of the Company or the liquidation of the Company).

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, including the Company’s right to terminate the Agreement in certain situations if the product of (i) the anticipated number of shares of Plug Power common stock to be issued in the Proposed Transaction and (ii) the reasonably anticipated Average Plug Power Common Stock Price is less than $29,675,000; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002 and Quarterly Reports on Form 10-Q for the quarter ended August 31, 2002, (3) publicly available information concerning Plug Power that we believe to be relevant to our analysis, including Plug Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarter ended March 31 and June 30, 2002, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by management of the Company, including financial projections of the Company on a stand-alone basis prepared by management of the Company (the “Company Projections”), (5) the Company’s balance sheet, information with respect to the Company’s anticipated capital and investment expenditures, the likelihood that the Company will be able to meet its operating costs and capital requirements beyond October 2004, and the various capital market financing transactions that would be available to the Company on a stand-alone basis to fund its operations beyond October 2004, (6) financial and operating information with respect to the business, operations and prospects of Plug Power furnished to us by management of Plug Power, including financial projections of Plug Power on a stand-alone basis prepared by management of Plug Power (the “Plug Power Projections”) and financial projections of Plug Power after giving effect to the Proposed Transaction prepared by management of Plug Power (the “Combined Projections”), (7) the trading histories of the Company’s common stock and Plug Power’s common stock from October 2001 to the present and a comparison of these trading histories with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of Plug Power with those of other companies that we deemed relevant, (10) the strategic benefits expected by Plug Power’s management and the Company’s management to result from a combination of the businesses of the Company and Plug Power, (11) the relative financial contributions of the Company and Plug Power to the combined company following consummation of the Proposed Transaction, (12) a possible liquidation of the Company, including the cash that would be distributed to the Company’s stockholders in connection with such liquidation, (13) a comparison of the strategic and competitive positions of the Company and Plug Power with those of other companies in the fuel cell power source industry that we deemed relevant, and (14) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and of Plug Power concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Plug Power that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company on a stand-alone basis and that the Company would perform in accordance with such projections on a stand-alone basis. With respect to the Plug Power Projections and the Combined Projections, upon advice of Power Plug we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Power Plug as to the future financial performance of Power Plug on a stand-alone basis and after giving effect to the Proposed Transaction, respectively, and that Power Plug would perform, and that the combined company will perform, in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and of Plug Power and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or of Plug Power. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. In arriving at our opinion, upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of Plug Power common stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of Plug Power common stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company common stock owned by such stockholders at any time prior to the announcement or the consummation of the Proposed Transaction. In addition, we express no opinion as to the potential outcomes of the pending class action lawsuit in which the plaintiffs allege, among other things, that Plug Power violated certain federal securities laws by failing to disclose certain information relating to its products and prospects (the “Litigation”). However, in arriving at our opinion, we have been directed by the Company to assume that the Litigation will not have a material adverse effect on the financial position, stockholders’ equity, results of operations, business or prospects of Plug Power.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as lead manager for the initial public offering of the Company’s common stock in August 2000) and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the equity securities of the Company and Plug Power for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Howard L. Clark, Jr., currently a member of the Company’s Board of Directors, is a Vice Chairman of Lehman Brothers.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/    LEHMAN BROTHERS
LEHMAN BROTHERS

Annex D

November 11, 2002

Board of Directors
Plug Power Inc.
968 Albany-Shaker Rd.
Latham, NY 12110

Members of the Board:

We have acted as your financial advisor in connection with the proposed merger of Monmouth Acquisition Corp. (the “Merger Sub”), a wholly-owned subsidiary of Plug Power Inc. (the “Company”) with and into H Power Corp. (“H Power”) in a transaction (the “Transaction”) in which each outstanding share of H Power’s common stock, par value $0.001 per share (each an “H Power Share” and collectively, the “H Power Shares”) will be converted into the right to receive shares of the common stock, par value $.01 per share, of the Company (each a “Company Share” and collectively, the “Company Shares”) having a value equaling approximately $4.70 per share for each outstanding H Power Share; provided, the exchange ratio, initially calculated as approximately .80 of a Company Share for each H Power Share may vary depending on the weighted average value of a Company Share within a specified time period prior to closing, but shall not exceed approximately .89 nor be less than approximately .73 of a Company Share for each H Power Share. In addition, the merger consideration to be paid will vary depending on the amount of H Power’s Net Cash, as defined in the Agreement and Plan of Merger dated November 11, 2002 (the “Merger Agreement”). The exchange ratio, including adjustments as referenced herein, shall be referred to as the “Exchange Ratio”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to whether the Exchange Ratio is fair to the Company from a financial point of view.

In connection with rendering our opinion we have:

(i)  analyzed certain publicly available financial statements and reports regarding the Company and H Power;

(ii)  analyzed certain internal financial statements and other financial and operating data concerning the Company and H Power prepared by the management of each;

(iii)  analyzed, on a pro forma basis, the effect of the Transaction on the Company’s balance sheet, capitalization ratios, earnings and book value;

(iv)  reviewed and compared the reported prices and trading activity for the H Power Shares and the Company Shares, with that of certain other comparable publicly-traded companies and their securities;

(v)  analyzed the assets, liabilities and operations of H Power;

(vi)  reviewed, to the extent publicly available, certain comparable transactions;

(vii)  reviewed the Merger Agreement, and related documents;

(viii)  discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transaction to the Company, including the expected costs of integrating H Power into the Company and any expected synergies;

(ix)  assisted in your deliberations regarding the material financial terms of the Transaction and your negotiations with H Power;

(x)  considered certain financial and strategic alternatives available to the Company; and

(xi)  performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the representations and warranties of each of the parties to the merger agreement and other information and financial data provided to us by the parties, without independently verifying the same, and our opinion is based, in part, upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value.

With respect to the financial projections prepared by management of each of the Company and H Power, including potential synergies, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the future financial performance of each.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and provide other investment banking services to it. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. We are receiving a fee, and reimbursement of our expenses, in connection with the issuance of this fairness opinion. In addition, we will receive a fee for our services rendered in connection with the merger upon the closing of the Transaction.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transaction.

We are not expressing any opinion herein as to the prices at which the Company Shares will trade following the announcement or consummation of the Transaction.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Exchange Ratio is fair to the Company from a financial point of view.

This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders provided that we approve of such disclosures prior to publication.

Very truly yours, STEPHENS INC.

By:	/s/ W. KENT SORRELLS
W. Kent Sorrells Managing Director

Annex EI

PLUG POWER INC.

1999 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Plug Power Inc. 1999 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Plug Power Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cause” means, except as provided in an individual agreement or by the Committee, a vote of the Board of Directors resolving that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company are parties, (ii) any act (other than retirement) or omission to act by the participant which may have a material and adverse effect on the business of the Company or any Subsidiary or on the participant’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Subsidiary.

“Change of Control” is defined in Section 17.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 19.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ National System or

national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. Notwithstanding the foregoing, if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on NASDAQ or trading on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Initial Public Offering” means the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act, other than on Forms S-4 or S-8 or their then equivalents, covering the offer and sale by the Company of its Stock.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a participant’s right to and the payment of a Performance Share Award, Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a)  Committee.    The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”).

(b)  Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more participants;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)    subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)    to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.

(c)  Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)  Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be such aggregate number of shares of Stock as does not exceed the sum of (i) 2,561,002 shares; plus (ii) as of the first day of each January 1 and July 1 thereafter, 16.4 percent of any net increase since the preceding July 1 or January 1, as the case may be, in the total number of shares of Stock actually outstanding; plus (iii) shares of Stock underlying awards under the Plug Power, L.L.C. Membership Option Plan which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than be exercise) from time to time. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 2,561,002. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the date the Company becomes subject to the provisions of Section 162(m) of the Code, Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

(b)  Changes in Stock.    If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or Subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the participant, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)  Mergers and Other Transactions.    In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Covered Transaction”), all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective date of the Covered Transaction shall become fully exercisable as of the effective date of the Covered Transaction and all other Awards with conditions and restrictions relating solely to the passage of time and continued employment shall become fully vested and nonforfeitable as of the effective date of the Covered Transaction, except as the Administrator may otherwise specify with respect to particular Awards. Upon the consummation of the Covered Transaction, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Covered Transaction for the assumption of Awards heretofore granted, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) above. In the event of such termination, each optionee shall be permitted, within a specified period of time determined by the Administrator prior to consummation of the Covered Transaction, to exercise all outstanding Options and Stock Appreciation Rights held by such optionee, including those that will become exercisable upon the effectiveness of the Covered Transaction; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the effectiveness of the Covered Transaction shall be subject to the consummation of the Covered Transaction.

(d)  Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

Participants in the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non- Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after August 16, 2009.

(a)  Stock Options Granted to Employees and Key Persons.    The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the participant’s election, subject to such terms and conditions as the Administrator may establish.

(i)  Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant in the case of Incentive Stock Options, or 85 percent of the Fair Market Value on the date of grant, in the case of Non-Qualified Stock Options (other than options granted in lieu of cash compensation). If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)  Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the option is granted. Notwithstanding the foregoing, the rights of an employee, who at the time the option is granted is a member of the Board, in an Option granted under this Section 5(a) shall terminate ten years from the date of grant (subject to the five year limitation in the next sentence); provided, however, that if such employee ceases to be an employee for

Cause, such rights shall terminate immediately on the date on which he ceases to be an employee. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(iii)  Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date; provided, however, that Stock Options granted in lieu of compensation shall be exercisable in full as of the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)  Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)  Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D)  By the optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)  Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)  Reload Options.    At the discretion of the Administrator, Options granted under the Plan may include a “reload” feature pursuant to which an optionee exercising an option by the delivery of a number of shares of

Stock in accordance with Section 5(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with such other terms as the Administrator may provide) to purchase that number of shares of Stock equal to the sum of (i) the number delivered to exercise the original Option and (ii) the number withheld to satisfy tax liabilities, with an Option term equal to the remainder of the original Option term unless the Administrator otherwise determines in the Award agreement for the original Option grant.

(c)  Stock Options Granted to Independent Directors.

(i)  Grant of Options.    The Administrator, in its discretion, may grant Non-Qualified Stock Options to Independent Directors. Any such grant may vary among individual Independent Directors.

(ii)  Exercise; Termination.

(A)  Unless otherwise determined by the Administrator, an Option granted under Section 5(c) shall be exercisable in full as of the grant date. The rights of an Independent Director in an Option granted under this Section 5(c) shall terminate ten years from the date of grant; provided, however, that if the Independent Director ceases to be a member of the Board for Cause, such rights shall terminate immediately on the date on which he ceases to be a member of the Board.

(B)  Options granted under this Section 5(c) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 5(a)(iv). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d)  Non-transferability of Options.    No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non- Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6.    STOCK APPRECIATION RIGHTS.

(a)  Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price Stock Appreciation Right, which price shall not be less than 85 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)  Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)  Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)  Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii)  Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

(iii)  All Stock Appreciation Rights shall be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

SECTION 7.    RESTRICTED STOCK AWARDS

(a)  Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at par value or such other higher purchase price determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the participant executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

(b)  Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the participant shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)  Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminat es for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the participant or the participant’s legal representative.

(d)  Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non- transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a participant’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)  Waiver, Deferral and Reinvestment of Dividends.    The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.    DEFERRED STOCK AWARDS

(a)  Nature of Deferred Stock Awards.    A Deferred Stock Award is an Award of phantom stock units to a participant, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the participant executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the participant in the form of shares of Stock.

(b)  Election to Receive Deferred Stock Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a participant to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such participant in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c)  Rights as a Stockholder.    During the deferral period, a participant shall have no rights as a stockholder; provided, however, that the participant may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)  Restrictions.    A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a participant’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.     UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any participant pursuant to which such participant may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of cash compensation due to such participant.

SECTION 10.    PERFORMANCE SHARE AWARDS

(a)  Nature of Performance Share Awards.    A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured, and all other limitations and conditions.

(b)  Rights as a Stockholder.    A participant receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(c)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a participant’s rights in all Performance Share Awards shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

(d)  Acceleration, Waiver, Etc.    At any time prior to the participant’s termination of employment (or other business relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 15, amend any or all of the goals, restrictions or conditions applicable to a Performance Share Award.

SECTION 11.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award, Deferred Stock Award or Performance Share Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a)  Performance Criteria.    The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) the Company’s return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) sales or market share; (vii) earnings per share, (viii) the Company’s achievement of project development milestones; or (ix) any other performance criteria determined by the Committee at any time and in its sole discretion.

(b)  Grant of Performance-based Awards.    With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance- based Awards to different Covered Employees.

(c)  Payment of Performance-based Awards.    Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)  Maximum Award Payable.    The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 500,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 12.    DIVIDEND EQUIVALENT RIGHTS

(a)  Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)  Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a participant’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 13.    TAX WITHHOLDING

(a)  Payment by Participant.    Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. The Company’s obligation to deliver stock certificates to any participant is subject to and conditioned on tax obligations being satisfied by the participant.

(b)  Payment in Stock.    Subject to approval by the Administrator, a participant may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)  a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)  an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.    AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 16.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.    CHANGE OF CONTROL PROVISIONS

Upon the occurrence of a Change of Control as defined in this Section 17:

(a)  Except as otherwise provided in the applicable Award agreement, each outstanding Stock Option and Stock Appreciation Right shall automatically become fully exercisable.

(b)  Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Deferred Stock Award and Performance Share Award which relate solely to the passage of time and continued employment will be removed. Performance or other conditions (other than conditions and restrictions relating solely to the passage of time and continued employment) will continue to apply unless otherwise provided in the applicable Award Agreement.

(c)  “Change of Control” shall mean the occurrence of any one of the following events:

(i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than (w) the Company, (x) any of its Subsidiaries, (y) any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries, or (z) either of Edison Development Corporation, a Michigan corporation or Mechanical Technology Incorporated, a New York corporation), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) (other than the merger of Plug Power, L.L.C. with and into the Company), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 18.    GENERAL PROVISIONS

(a)  No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)  Delivery of Stock Certificates.    Stock certificates to participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c)  Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)  Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy, as in effect from time to time.

SECTION 19.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of stockholders. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 20.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: August 16, 1999

DATE APPROVED BY STOCKHOLDERS: August 16, 1999

AMENDMENT TO
PLUG POWER INC.

1999 STOCK OPTION AND INCENTIVE PLAN

Section 3(a) is replaced in its entirety with the following:

Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 6,128,632 shares of Stock plus, as of the first day of each January and July, commencing July 1, 2001, 16.4 percent of any net increase since the preceding July 1 or January 1, as the case may be, in the total number of shares of Stock actually outstanding; plus shares of Stock underlying awards under the Plug Power, L.L.C. Membership Option Plan which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than be exercise) from time to time. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 4,561,002. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the date the Company becomes subject to the provisions of Section 162(m) of the Code, Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

Annex EII

PLUG POWER, L.L.C.

SECOND AMENDMENT AND RESTATEMENT
OF THE MEMBERSHIP OPTION PLAN

February 15, 1999

WHEREAS, Plug Power, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Company”) entered into a Membership Option Plan and Agreement, effective as of the 1st day of July, 1997 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide consultants the opportunity to acquire Class B membership interests in the Company and to share in its success, with the added incentive to work effectively for and in the Company’s interest; and

WHEREAS, at a special meeting of the Members of Company held on January 26, 1999, at which all of the Members were present, either by person or by telephone, and acting with full authority, the Members unanimously agreed to amend the limited liability company agreement to permit the company to provide consultants the opportunity to acquire Class B membership interests in the Company, subject to the specific prior approval by the board of managers for each consulting contract that provides stock options as part of the contract; and

WHEREAS, the Company desires to also amend the Plan to include in the definition of “Employees” eligible to participate in the Plan those employees of the Company who become directly employed by GE Fuel Cell Systems, L.L.C. (“GEFCS”); and

WHEREAS, such former employees shall be subject to the same terms and conditions of the Plan; and

NOW, THEREFORE, the text of the original Plan as amended is hereby amended and restated in its entirety to read as follows:

Agreement, made and effective as of the 15th day of February, by Plug Power, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Company”).

WHEREAS, Company is a limited liability corporation with Class A membership interests and Class B membership interests, and

WHEREAS, Company has determined that its interests will be advanced and best served by providing an incentive to its current employees, certain former employees and certain consultants, to acquire Class B membership interests in Company and to share in its success, with the added incentive to work effectively for and in Company’s interest,

NOW THEREFORE, Company hereby establishes the Plan as follows:

ESTABLISHMENT OF PLAN

The Plan shall be known as the Plug Power Membership Option Plan (“Plan”), and shall be effective on the date first above written.

EII-1

ELIGIBILITY

Employees.    All employees of Company shall participate in the Plan on its effective date. An Employee who is eligible to participate in the Plan, as set forth on Exhibit “A” is hereinafter referred to as “Employee”, or in the plural, as “Employees.” Members of the Board of Managers (“Managers”) of the Company and/or Corporations named in lieu of a Manager, as set forth on Exhibit “B”, shall also participate in the Plan on its effective date. In addition, employees of the Company who become directly employed GE Fuel Cell Systems, L.L.C. (“GEFCS Employees”) shall also be eligible to participate in the Plan. Hereafter, in this Plan, Managers and/or Corporations and/or GEFCS Employees shall be referred to as “Employees”, and shall be subject to the remaining provisions of this Plan as though they were Employees, unless specifically provided otherwise.

Consultants.    The board of managers of the Company shall determine those consultants of Company, as set forth on Exhibit “C”, eligible to participate in the Plan on its effective date. A Consultant who is eligible to participate in the Plan and who is shown on the attached Exhibit “C” is hereinafter referred to as “Consultants”, or in the plural, as “Consultants.”

GRANT OF OPTIONS

Employees.    Company hereby grants to the Employees, as shown on Exhibit “A” (Employees) and Exhibit “B” (Managers), as a matter of separate agreement and not in lieu of any other compensation to which such Employees may be otherwise entitled, the right and option, hereinafter called “Option”, or “Options”, to purchase the number shares of Class B membership interests of the Company, at such times, and in such amounts, as the Company shall determine, on the terms and conditions hereinafter set forth.

Company may, from time to time, grant additional Options to Employees.

Consultants.    Company hereby grants to the Consultants, as shown on Exhibit “C”, as a matter of separate agreement, the right and option, hereinafter called “Option” or “Options”, to purchase the number shares of class B membership interests of the Company, at such times, and in such amounts, on the terms and conditions hereinafter set forth.

Company may, from time to time, amend Exhibit “C”, as may be required to add new Consultants who become eligible for the Plan, or to grant additional Options to Consultants, but not without the prior authorization of the board of managers.

OPTION PRICE

The option exercise price for shares of Class B membership interests shall be set forth on Exhibit “A” for Employees, Exhibit “B” for Managers, and Exhibit “C” for Consultants, and shall be determined by the Company’s board of managers and which price shall represent the fair value of Company stock on the grant date.

WHEN OPTIONS ARE EXERCISABLE

Employees.    Options shall be exercisable by Employees only after such Options have vested. Furthermore, no options may be exercised, even if vested, prior to July 1, 2000, except as provided in sub-paragraphs (f) and (a) below.

Vesting under this Plan is determined by an Employee’s length of service with the Employer, measured from an Employee’s date of hire by the Employer, provided however, that if an Employee’s direct prior employer was either Mechanical Technology, Inc. or Detroit Edison, such Employees prior service (measured from his date of hire) with either Mechanical Technology, Inc. or Detroit Edison shall be counted as service for purposes of this Plan.

EII-2

Options shall vest as follows.

(a)  If an Employee has completed 12 months of continuous service as of the date of the option grant, such Employee shall immediately be 20% vested in the Options granted. If an Employee has not completed 12 months of continuous service as of the date of Option grant, he shall become 20% vested in his Options once he has completed twelve months of continuous service.

(b)  An additional 20% of Options shall vest on the first 12 month anniversary from the date of original Option grant.

(c)  An additional 20% of Options shall vest on the second 12 month anniversary from the date of original Option grant.

(d)  An additional 20% of Options shall vest on the third 12 month anniversary from the date of original Option grant.

(e)  An additional 20% of Options shall vest on the fourth 12 month anniversary from the date of original Option grant.

(f)  All Options originally granted shall become immediately vested and exercisable in the event of the sale of all or substantially all of the Company’s assets, or in the event of the sale of all or substantially all of the Company’s Class A membership interests.

(g)  All vested options shall become immediately exercisable in the event the Company’s Class A membership interests become publicly traded.

(h)  Notwithstanding sub-paragraphs (a) through (e) above, Options granted to Managers, shall vest as follows:

(1)  50% of Options granted to Managers shall vest immediately upon grant.

(2)  An additional 25% of Options granted to Managers shall vest 12 months following grant.

(3)  An additional 25% of Options granted to Managers shall vest 24 months following date of grant.

Options granted under this Agreement shall automatically expire, and be null and void, ten (10) years after the date of grant, except in the death of an Employee.

In the event that an Employee’s employment shall be terminated for any reason except death, any Options held by the affected Employee, and exercisable, must be exercised, if at all, within a period of one (1) month following any such termination. Any Options outstanding and not exercised within such one (1) month period shall become void. In no event shall this one (1) month period be in addition to the ten (10) year option periods described in the paragraph immediately preceding,

In the event of the death of an Employee while holding Options which were exercisable on the date of death, the estate or beneficiary of such Employee shall have the right to exercise any such outstanding Options for a period of one (1) year following death, even if such extended exercise period extends beyond the ten (10) year option period. The Options granted by this agreement shall not be transferable by the Employee other than by will or the laws of descent and distribution.

Consultants.    Options shall be exercisable by Consultants only after such Options have vested. Furthermore, no options may be exercised, even if vested, prior to July 1, 2000, except as provided in sub-paragraphs (d) and (e) below.

Options shall vest as follows:

(a)  One-third ( 1/3) of the Options shall vest upon the expiration of Consultant’s initial contract term.

EII-3

(b)  An additional one-third ( 1/3) of the Options shall vest on the first 12 month anniversary of the expiration of the initial contract term.

(c)  The remaining one-third ( 1/3) of Options shall vest on the second 12 month anniversary of the expiration of the initial contract term.

Options shall vest in accordance with the foregoing schedule regardless of whether Consultant’s initial contract terminates prior to the expiration of the contract term or whether Consultant’s contract is renewed. Vesting, however, is subject to and contingent upon Consultant complying with the non-compete obligations set forth in his/her consulting contract. Additionally, should Consultant, at any time, provide services for, or work for a competing company, then all outstanding options, whether vested or not, become immediately null and void. If for any reason Consultant does not complete the contracted work as is evident by Consultant receiving less than the original contracted revenue, then the awarded options will be proportionately reduced to reflect the same percentage as cash paid versus original contract revenue.

(d)  Options originally granted shall become immediately vested and exercisable in the event of the sale of all or substantially all of the Company’s assets, or in the event of the sale of all or substantially all of the Company’s Class A membership interests.

(e)  All vested options shall become immediately exercisable in the event the Company’s Class A membership interests become publicly traded.

Options granted under this Agreement shall automatically expire, and be null and void, five (5) years after the date of grant, except in the death of a Consultant.

In the event of the death of a Consultant while holding Options which were exercisable on the date of death, the estate or beneficiary of such Consultant shall have the right to exercise any such outstanding Options for a period of one (1) year following death, even if such extended exercise period extends beyond the five (5) year option period. The Options granted by this agreement shall not be transferable by the Consultant other than by will or the laws of descent and distribution.

HOW OPTIONS ARE EXERCISABLE

An Employee, Consultant or his/her estate or beneficiary shall exercise the Options granted by this agreement by written notice to the Company, which notice shall specify the number of Class B membership interests to be purchased, and which shall be accompanied by a check in full payment of the option price for such Class B membership interests. Until such payment, an Employee, Consultant or his/her estate or beneficiary shall have no rights in the optioned Class B membership interests.

Until such time as the Company’s membership interests or stock is publicly traded or until such time that the board of managers amend this agreement, the Employee and Consultant agrees that all interests purchased by him/her, his/her estate or beneficiary under the Plan are acquired for investment and not for distribution. The Employee and Consultant also agrees that any notice of exercise of the Option shall become accompanied by a written representation, signed by the Employee and/or Consultant, to that effect.

If the Company ever commences a public offering of its securities, it is likely the Company’s membership interests will be reclassified into shares of common stock. Such reclassification will be structured so that Employee’s and/or Consultant’s percentage of ownership or interest in the Company is not diluted. Employees and Consultants also understand that should the Company’s membership interests or stock become publicly traded, there may be certain restrictions placed on the sale of interests held by Employees and/or Consultants, and other insiders, for a period of up to one year or longer, as determined by the underwriter of any such transaction.

EII-4

Employees and Consultants further understand that neither the Company, its officers, nor its board of managers can guarantee or promise that the Company’s membership interests or stock will ever be registered or publicly traded. Additionally, there may never be a market for any such Company membership interests or stock, and that such Company membership interests or stock may be unmarketable.

The Company shall have no duty or obligation to repurchase any or all of its outstanding Class B membership interests.

CONTINUED SERVICE

Employees.    Employee, in consideration of the granting of Options to him/her, agrees that he/she will continue to render services to the Company except as he/she may be prevented from doing so by death, disability, retirement, or termination.

Nothing in the Plan shall be deemed to confer to an Employee any guaranteed right to continue to be employed by the Company, or interfere in any way with the right of the Company to terminate his/her employment, as provided by the by-laws of the Company or as provided by law.

Consultants.    Nothing in the Plan shall be deemed to confer to a Consultant any guaranteed right to continue to be under contract by the Company, or interfere in any way with the right of the Company to terminate his/her contract, as provided by the by-laws of the Company or as provided by law.

TAX EFFECTS

Employees and Consultants understand that there may be both federal and state income tax consequences associated with the exercise of the Options granted by the Plan, including withholding requirements. Employees acknowledge that they have conferred with their respective counsel regarding any and all such tax consequences, and that in no event shall Company be liable or responsible for any such tax liability.

GOVERNING LAW

The Plan shall be governed by the law of the State of New York.

IN WITNESS WHEREOF, Corporation has caused this agreement to be executed on the date of first above written.

PLUG POWER, L.L.C.

By:	/s/ GARY MITTLEMAN
Gary Mittleman President Chief Executive Officer

EII-5

FIRST AMENDMENT TO
SECOND AMENDMENT AND RESTATEMENT
OF THE
MEMBERSHIP OPTION PLAN

PLUG POWER, L.L.C.

This First Amendment to Second Amendment and Restatement of the Membership Option Plan (the “Option Plan”) is effective as of first day of October, 1999, and amends the Option Plan, dated as of February 15, 1999;

WHEREAS, Plug Power, L.L.C. (the “Company”) desires to amend the Option Plan to provide for the ability of the Company to vary the terms of vesting and exercisability of options granted under the Option Plan;

WHEREAS, at a meeting of the Members of the Company held on October 1, 1999, at which all Members were present, either by person or by telephone, and acting with full authority, the Members agreed to amend the Option Plan, as set forth below;

NOW, THEREFORE, the Option Plan is hereby amended as follows:

1.  On page 5 of the Option Plan, before the title “How Options Are Exercisable”, insert the following sentence in a new paragraph:

“Notwithstanding anything to the contrary provided herein, the Company may, at its option, provide for different time limitations for vesting and exercisability of Options by written agreement with the grantee of such options.”

2. The remainder of the Option Plan shall continue in full force and effect.

EII-6

Exhibit A

Stock Option Plan

Employee Name	Grant Date	Option Share Price
ACKER, WILLIAM	02/27/98	$1.00
ACKER, WILLIAM	01/18/99	$5.00
ACKER, WILLIAM	10/01/97	$1.00
ACKERNECT, JON	01/11/99	$5.00
AGEN, CHRISTOPHER	05/17/99	$6.67
ALLEN, GEORGE	01/22/99	$5.00
ALVARO, ROBERT	02/18/98	$1.00
ALVARO, ROBERT	01/18/99	$5.00
ANTONELLI, GARY D.	10/01/97	$1.00
ANTONELLI, GARY D.	01/18/99	$5.00
AUSTIN, DOUG	12/21/98	$5.00
BARCOMB, CARLTON	03/29/99	$6.67
BARD, GREG	11/23/98	$5.00
BARROR, CHRISTOPHER	02/18/99	$6.67
BEBB, DAVID	07/14/98	$1.00
BEBB, DAVID	01/18/99	$5.00
BENNER, RONALD	02/22/99	$6.67
BETZ, BILL	06/22/98	$1.00
BETZ, BILL	01/18/98	$5.00
BISCEGLIA, BRYAN	03/23/98	$1.00
BISCEGLIA, BRYAN	01/18/99	$5.00
BISCHOFF, TOM	04/21/99	$6.67
BLY, JEFFREY	11/23/98	$5.00
BOICE, HAROLD	03/15/99	$6.67
BOILARD, JOSEPH	09/14/98	$5.00
BOILARD, JOSEPH	01/18/99	$5.00
BOMBARD, DENISE	04/05/99	$6.67
BOUCHEY, DARCY	03/08/99	$6.67
BOWEN, JOHN	10/06/98	$5.00
BOWEN, JOHN	01/18/99	$5.00
BOYER, JEFF	08/06/98	$5.00
BOYER, JEFF	01/18/99	$5.00
BREITENSTEIN, ADRIAN	06/07/99	$6.67
BROWNELL, ANDREW	04/19/99	$6.67
BRUCK, DANIEL	03/29/99	$6.67
BRUNNER, ADAM	10/01/97	$1.00
BRUNNER, ADAM	01/18/99	$5.00
BUCKNAM, ALLEN	02/27/98	$1.00
BUCKNAM, ALLEN	10/01/97	$1.00
BUCKNAM, ALLEN	01/18/99	$5.00
BUDESHEIM, ERIC	10/01/97	$1.00
BUDESHEIM, ERIC	01/18/99	$5.00
BUESING, DONALD G.	10/01/97	$1.00
BUESING, DONALD G.	01/18/99	$5.00
BUONOME, RALPH	03/01/99	$6.67
BRUCKHARD, RUSSELL	02/15/99	$5.00

EII-7

Employee Name	Grant Date	Option Share Price
CANFIELD, FRANK	07/27/98	$5.00
CANFIELD, FRANK	01/18/99	$5.00
CARLSTROM, CHUCK	01/06/98	$1.00
CARLSTROM, CHUCK	04/29/98	$1.00
CARLSTROM, CHUCK	06/29/98	$1.00
CARLSTROM, CHUCK	01/18/99	$5.00
CERVENY, JOHN	10/01/97	$1.00
CERVENY, JOHN	01/18/99	$5.00
CHEN, JEFFREY	02/04/98	$1.00
CHEN, JEFFREY	06/29/98	$1.00
CHEN, JEFFREY	01/18/98	$5.00
CHOW, OSCAR	01/04/99	$5.00
CHUMMERS, LAURA	12/02/97	$1.00
CHUMMERS, LAURA	01/18/99	$5.00
CLARK, PAUL	01/18/99	$5.00
COLON, DON	02/22/99	$6.67
COMI, CHRIS	01/11/99	$5.00
CROGAN, JASON	06/15/98	$1.00
CROGAN, JASON	01/18/99	$5.00
CRONIN, J. CHARLES	04/29/98	$1.00
CRONIN, J. CHARLES	01/18/99	$5.00
CROSIER, JENNIFER	12/14/98	$5.00
CURRY, JOHN	04/26/99	$6.67
CUSACK, MATTHEW J.	10/01/97	$1.00
CUSACK, MATTHEW J.	01/18/99	$5.00
CYPHERS, TAMARA	05/24/99	$6.67
DANNEHEY, CHRISTOPHER	04/21/98	$1.00
DANNEHEY, CHRISTOPHER	01/18/99	$5.00
DEAN, ROBERT	02/22/99	$6.67
DEMBROSKY, DANA	03/02/98	$1.00
DEMBROSKY, DANA	01/18/99	$5.00
DEMIRCI, OSMAN	04/05/99	$6.67
DHAR, MANMOHAN	05/14/99	$6.67
DHAR, MANMOHAN	02/27/98	$1.00
DHAR, MANMOHAN	06/29/98	$1.00
DHAR, MANMOHAN	10/01/97	$1.00
DHAR, MANMOHAN	01/18/99	$5.00
DISORDA, STEVE	01/05/98	$1.00
DISORDA, STEVE	01/18/99	$5.00
DORMOND, LOUIS	03/01/99	$6.67
DYNAN, DAVE	03/01/99	$6.67
EARLE, GEORGE	03/01/99	$6.67
EDISON DEVELOPMENT CORP.	07/10/97	$1.00
EDISON DEVELOPMENT CORP.	07/16/98	$5.00
EISMAN, GLENN	06/15/98	$1.00
EISMAN, GLENN	07/31/98	$5.00
EISMAN, GLENN	01/18/99	$5.00
EISMAN, GLENN	05/14/99	$6.67
ENFIELD, DARRYL	03/30/98	$1.00
ENFIELD, DARRYL	01/18/99	$5.00

EII-8

Employee Name	Grant Date	Option Share Price
ERNST, WILLIAM D.	10/01/97	$1.00
ERNST, WILLIAM D.	01/18/99	$5.00
ETHIER, ANNE	10/19/98	$5.00
ETHIER, ANNE	01/18/99	$5.00
EVANS, GLENN	01/19/98	$1.00
EVANS, GLENN	01/18/99	$5.00
FADELEY, SCOTT	03/16/98	$1.00
FADELEY, SCOTT	01/18/99	$5.00
FARKASH, RON	02/01/99	$5.00
FARRELL, WILLIAM	04/05/99	$6.67
FEDOROWICZ, GARTH	12/21/98	$5.00
FIORINI, LOU	03/08/99	$6.67
FOGARTY, JOHN	06/29/98	$1.00
FOGARTY, JOHN	01/18/99	$5.00
FRAKES, TIMOTHY	03/29/99	$6.67
GALEANO, ANA-MARIA	10/28/98	$5.00
GALEANO, ANA-MARIA	01/18/99	$5.00
GALEANO, ANA-MARIA	03/24/98	$1.00
GALEANO, JULIE	06/08/98	$1.00
GALEANO, JULIE	01/18/99	$5.00
GARVEY, CHING-HONG	01/11/99	$5.00
GECK, FRIEDRICH	06/07/99	$6.67
GENC, SUAT	05/31/99	$6.67
GIERISCH, GEORGIANA	12/22/97	$1.00
GIERISCH, GEORGIANA	01/18/99	$5.00
GLICKMAN, BARRY	04/26/99	$6.67
GLYNN, ROBERT	03/23/98	$1.00
GRAHAM, DAVID	10/20/97	$1.00
GRAHAM, DAVID	01/18/99	$5.00
HAACK, DAVID	03/29/99	$6.67
HALLUM, RYAN	03/01/99	$6.67
HAMM, ROBERT L.	10/01/97	$1.00
HAMM, ROBERT L.	01/18/99	$5.00
HARRINGTON, MARSHA	10/01/97	$1.00
HARRINGTON, MARSHA	01/18/99	$5.00
HARRIS, CHARLES	02/17/98	$1.00
HARRIS, CHARLES	01/18/99	$5.00
HEBERT, DAVID	11/16/98	$5.00
HOCKEY, BERNICE	03/22/99	$6.67
HOEHN, JAMES	03/15/99	$6.67
HOYT, ROBERT	04/26/98	$1.00
HOYT, ROBERT	01/18/99	$5.00
HUANG, WENHUA	10/01/97	$1.00
HUANG, WENHUA	01/18/99	$5.00
HULETT, JOE	06/07/99	$6.67
HULETT, SCOTT	05/24/99	$6.67
JAMES, DAVID	12/14/98	$5.00
JAMES, DAVID	01/18/99	$5.00
JOHNSON, DARIC	03/29/99	$6.67
JOHNSON, KATHLEEN	03/29/99	$6.67

EII-9

Employee Name	Grant Date	Option Share Price
JONES, DANIEL O.	10/01/97	$1.00
JONES, DANIEL O.	01/18/99	$5.00
JOURDIN, ALLAN	01/28/99	$5.00
KAN, WEI-PING	03/29/99	$6.67
KARUPPAIAH, CHOCKKALINGHAM	10/27/97	$1.00
KARUPPAIAH, CHOCKKALINGHAM	01/18/99	$5.00
KELLY, ALYSSON	03/02/98	$1.00
KELLY, ALYSSON	01/18/99	$5.00
KELLY, AMI	03/02/98	$1.00
KELLY, AMI	01/18/99	$5.00
KILCHER, JOHN	04/27/98	$1.00
KILCHER, JOHN	01/18/99	$5.00
KIRK, PETER	05/17/99	$6.67
KNAPP, KARL	10/01/97	$1.00
KNAPP, KARL	01/18/99	$5.00
KODESCH, STEVEN	04/19/99	$6.67
KRALICK, JAMES	02/09/98	$1.00
KRALICK, JAMES	01/18/99	$5.00
KRASTINS, KENNETH	09/28/98	$5.00
KRASTINS, KENNETH	01/18/99	$5.00
KUECKELS, ERIC	04/08/99	$6.67
LACY, ROBERT	05/11/98	$1.00
LACY, ROBERT	01/18/99	$5.00
LAPIETRO, ROBERT	06/14/99	$6.67
LARGENT, BILL	05/17/99	$6.67
LATTIMORE, MAURIE	11/16/98	$5.00
LATTIMORE, MAURIE	01/18/99	$5.00
LAW, JOHN	03/30/98	$1.00
LAW, JOHN	06/29/98	$1.00
LAW, JOHN	01/18/99	$5.00
LAW, JOHN	05/14/98	$6.67
LEE, MELANIE	04/29/99	$6.67
LEET, RANDY	11/13/97	$1.00
LEET, RANDY	01/18/99	$5.00
LEONARD, TINA S.	10/01/97	$1.00
LEONARD, TINA S.	10/28/98	$5.00
LEONARD, TINA S.	01/18/99	$5.00
LETKO, JOHN	02/01/99	$5.00
LEWIS, PHILIP	10/01/97	$1.00
LEWIS, PHILIP	01/18/99	$5.00
LOVE, JOHN	02/23/98	$1.00
LOVE, JOHN	01/18/99	$5.00
LYONS, SEAN	11/23/98	$5.00
MACCUE, SANDRA E.	10/01/97	$1.00
MACCUE, SANDRA E.	01/18/99	$5.00
MACCUE, SANDY	04/19/99	$6.67
MADDALONI, RICHARD E.	10/01/97	$1.00
MADDALONI, RICHARD E.	01/18/99	$5.00
MARONCELLI, MARK	06/07/99	$6.67
MARSHALL, DAVID	03/29/99	$6.67

EII-10

Employee Name	Grant Date	Option Share Price
MARVIN, RUSSEL	01/12/98	$1.00
MARVIN, RUSSEL	01/12/98	$1.00
MAS, CARL	06/07/99	$6.67
MASTERSON, NICOLE	04/05/99	$6.67
MATLOCK, RICHARD	03/23/98	$1.00
MATLOCK, RICHARD	01/18/99	$5.00
MATTICE, SHEILA	05/17/99	$6.67
MAYNARD, WILLIAM B.	10/01/97	$1.00
MAYNARD, WILLIAM B.	01/18/99	$5.00
MCARDLE, BILL	05/24/99	$6.67
MCELROY, JAMES	02/15/99	$5.00
MCNAMEE, GEORGE—BOARD	07/10/97	$1.00
MCNAMEE, GEORGE—BOARD	07/16/98	$5.00
MEASE, KEVIN	01/11/99	$5.00
MEIER, GARY	12/21/98	$5.00
MEREDITH, JON	01/18/99	$5.00
MIGIRDITCH, GREG M.	10/01/97	$1.00
MIGIRDITCH, GREG M.	01/18/99	$5.00
QUICK, ROBERT	08/10/98	$5.00
QUICK, ROBERT	01/18/99	$5.00
RATHBURN, ROBERT	03/30/98	$1.00
RATHBURN, ROBERT	01/18/99	$5.00
REMILLARD, MATTHEW	10/01/97	$1.00
REMILLARD, MATTHEW	01/18/99	$5.00
RHODES, THOMAS	10/01/97	$1.00
RHODES, THOMAS	01/18/99	$5.00
RIBSAMEN, FOSTER	02/10/98	$1.00
RIBSAMEN, FOSTER	01/18/99	$5.00
RICHARDSON, CURTIS	03/15/99	$6.67
ROBB, WALTER-BOARD	07/10/97	$1.00
ROBB, WALTER-BOARD	07/16/98	$5.00
ROBERTS, GRANT	02/17/98	$1.00
ROBERTS, GRANT	01/18/99	$5.00
ROBERTSON, RICHARD	05/04/98	$1.00
ROBERTSON, RICHARD	01/18/99	$5.00
ROBINSON, DAVID	07/27/98	$5.00
ROBINSON, DAVID	01/18/99	$5.00
ROCK, DEBRA	12/15/97	$1.00
ROCK, DEBRA	01/18/99	$5.00
RODRIGUEZ, DANIEL	02/22/99	$6.67
ROLLINS, DAVID	04/05/99	$6.67
ROSSI, EUGENE	12/14/98	$5.00
ROSSI, EUGENE	01/18/99	$5.00
RUSH, KENNETH	06/22/98	$1.00
RUSH, KENNETH	01/18/99	$5.00
SANDERSON, DEREK	05/26/99	$6.67
SANKEL, BRIAN	02/22/99	$6.67
SCHAFER, GUNTER	06/03/99	$6.67
SCHREIBER, DIANE	04/19/99	$6.67
SCOTT, BRUCE	03/30/98	$1.00

EII-11

Employee Name	Grant Date	Option Share Price
SCOTT, BRUCE	01/18/99	$5.00
SCOVELLO, FRANK	04/26/99	$6.67
SHAPIRO, CHANAN	07/13/98	$1.00
SHAPIRO, CHANAN	01/18/99	$5.00
SHERRY, JAMES	04/05/99	$6.67
SHERWIN, GREG	02/22/99	$6.67
SILER, DAVID N.	10/01/97	$1.00
SILER, DAVID N.	01/18/99	$5.00
SILVESTRI, GREG	06/14/99	$6.67
SKIDMORE, DUSTAN	05/18/99	$6.67
SKRZYCKE, DEAN	01/19/98	$1.00
SKRZYCKE, DEAN	01/18/99	$5.00
MIKLAS, RICHARD	01/28/99	$5.00
MILLER, MATTHEW	05/04/98	$1.00
MILLER, MATTHEW	01/18/99	$5.00
MITTLEMAN, GARY	06/28/97	$1.00
MITTLEMAN, GARY	07/16/98	$5.00
MOUSAW, JOHN	10/29/98	$5.00
MOUSAW, JOHN	01/18/99	$5.00
MUELLER, JOHN	01/25/99	$5.00
NELSON, MILTON	09/10/98	$5.00
NELSON, MILTON	01/18/99	$5.00
NELSON, CAROL	03/22/99	$6.67
NESTLER, EDWARD JR.	04/06/98	$1.00
NESTLER, EDWARD JR.	01/18/99	$5.00
NESTLER, EDWARD SR.	10/01/97	$1.00
NESTLER, EDWARD SR.	01/18/99	$5.00
NEUMANN, DAVID	10/28/98	$5.00
NEUMANN, DAVID	12/15/97	$1.00
NEUMANN, DAVID	01/18/99	$5.00
NIEDZIEJKO, EDWARD	05/24/99	$6.67
NOLAN, JOHN	04/26/99	$6.67
O’HARA, SCOTT	06/10/99	$6.67
OKO, URIEL	06/08/98	$1.00
OKO, URIEL	01/18/99	$5.00
OYEROKUN, FOLUSHO	01/12/98	$1.00
OYEROKUN, FOLUSHO	01/18/99	$5.00
PATTI, DAVID	02/15/99	$5.00
PESCHKE, NORM	12/07/98	$5.00
PESCHKE, NORM	01/18/99	$5.00
PICCIRILLO, NICK	11/23/98	$5.00
PICCIRILLO, NICK	01/18/99	$5.00
PIMENTEL, CHARLES	04/12/99	$6.67
PITTS, LARRY	07/27/98	$5.00
PITTS, LARRY	01/18/99	$5.00
POMYKAI, MICHAEL	10/19/98	$5.00
POWER, ROBERT	08/10/98	$5.00
POWER, ROBERT	01/18/99	$5.00
PRESCOTT, GARNET	02/08/99	$5.00
PRESTIPINO, JOHN	07/27/98	$5.00

EII-12

Employee Name	Grant Date	Option Share Price
PRESTIPINO, JOHN	01/18/99	$5.00
PREVISH, TOM	07/01/98	$1.00
PREVISH, TOM	01/18/99	$5.00
PURNER, JEFF	01/18/99	$5.00
PUSTOLKA, MARK	02/22/99	$6.67
QUERRARD, DAVID	05/24/99	$6.67
SMITH, DAVID	04/13/98	$1.00
SMITH, DAVID	01/18/99	$5.00
SMITH, DOUGLAS	02/08/99	$5.00
SPARGO, TRACY	04/12/99	$6.67
STANTON, ROBERT	03/02/98	$1.00
STANTON, ROBERT	01/18/99	$5.00
STERNLICHT, BENO-BOARD	07/10/97	$1.00
STERNLICHT, BENO-BOARD	07/16/98	$5.00
SUMIGRAY, WILLIAM P.	10/01/97	$1.00
SUMIGRAY, WILLIAM P.	01/18/99	$5.00
SUWALSKI, HENRY	03/22/99	$6.67
TANG, CHING-JEN	04/19/99	$6.67
THOMAS, MARK	06/14/99	$6.67
TOEPFER, TIM	01/25/99	$5.00
TOMSON, LOU	01/11/99	$5.00
TOMSON, LOU	05/14/99	$6.67
VANHEERTUM III, JOHN	10/01/97	$1.00
VANHEERTUM III, JOHN	01/18/99	$5.00
VARIN, ROGER	04/27/98	$1.00
VARIN, ROGER	01/18/99	$5.00
WARREN, DAVID	03/02/98	$1.00
WARREN, DAVID	01/18/99	$5.00
WHEELER, MARIE	05/24/99	$6.67
WHIPPLE, KATHRYN	03/16/98	$1.00
WHIPPLE, KATHRYN	01/18/99	$5.00
WHITE, ERIC	02/02/98	$1.00
WHITE, ERIC	07/07/98	$1.00
WHITE, ERIC	01/18/99	$5.00
WILSHIRE, SCOTT	03/08/99	$6.67
WINCHELL, JOHN	01/04/99	$5.00
WINSLOW, ALAN	07/30/98	$5.00
WINSLOW, ALAN	01/18/99	$5.00
WOOD, AMY	05/26/98	$1.00
WOOD, AMY	01/18/99	$5.00
WOOLLEY, DAN	01/13/99	$5.00
WU, YAOBANG	01/12/98	$1.00
WU, YAOBANG	01/18/99	$1.00
ZEMSKY, JEFF	01/18/99	$5.00
ZIELINSKI, WIESLAW	05/24/99	$6.67
MITTLEMAN, GARY	07/19/99	$11.00
CREWELL, GARY	07/26/99	$11.00
DAIGNEAULT, MARK	07/26/99	$11.00
HARDWICKE, TED	07/26/99	$11.00
TANGUAY, SCOTT	07/26/99	$11.00

EII-13

Employee Name	Grant Date	Option Share Price
DAGOSTINO, ANTHONY	07/26/99	$11.00
SCRIVEN, TROY	07/26/99	$11.00
DLEO, JAMES	07/26/99	$11.00
MARE, TRAVIS	07/26/99	$11.00
SCHIMER, JAMIE	07/26/99	$11.00
TRAVER, ROB	07/26/99	$11.00
WHALEN, BRYAN	07/26/99	$11.00
POWER, DAN	07/26/99	$11.00
BAGSTAD, BRUCE	07/26/99	$11.00
HIERONYMI, MARTIN	07/26/99	$11.00
POWELL, PARKER	07/26/99	$11.00
BECKER, JAMIE	07/26/99	$11.00
BUELTE, STEVE	07/26/99	$11.00
LATORRE, MARIA	07/26/99	$11.00
BARKALOW, TOM	07/26/99	$11.00
VAINAUSKAS, PAUL	07/29/99	$11.00
SCHAFER, JENNIFER	08/02/99	$11.00
GOLIBER, JOHN	08/09/99	$11.00
KIRCHOFF, DAVID	08/09/99	$11.00
LEZBERG, ROBERT	08/11/99	$11.00

EII-14

Exhibit B

PLUG POWER, L.L.C.

Director Name	Option Grant Date	Share Price	Shares
Beno Sternlicht	07/10/97	$1.00	50,000
	07/16/98	$5.00	10,000
George McNamee	07/10/97	$1.00	100,000
	07/16/98	$5.00	10,000
Walter Robb	07/10/97	$1.00	50,000
		$5.00	10,000
EDC	07/10/97	$1.00	200,000
	07/16/98	$5.00	30,000

EII-15

Exhibit C

POWER PLUG, L.L.C.

Consultant	Option Grant Date	Share Price	Shares
Jim Mcelroy	02/15/99	$5.00	15,000
	07/26/99	$11.00	6,000
Mike Walsh	07/26/99	$11.00	6,000

EII-16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provision of the law.

The certificate of incorporation of Plug Power contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Plug Power bylaws provide that directors and officers shall be, and in the discretion of the board of directors of Plug Power, non-officer employees may be indemnified by Plug Power to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Plug Power. The bylaws of Plug Power also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. Plug Power also has directors’ and officers’ insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Plug Power as described above, Plug Power has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Plug Power and certain of its former officers and former directors are currently subject to a securities class action litigation in which indemnification may be required or permitted.

Item 21.    Exhibits and Financial Statement Schedules

(a) See Exhibit Index immediately following the signature page.

(b) The financial statement schedules for H Power are included on page F-21 of the prospectus included within this registration statement and the financial statement schedules for Plug Power are incorporated herein by reference to Plug Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(c) The fairness opinions of Lehman Brothers Inc. and Stephens Inc. are included as Annex C and Annex D, respectively, to the joint proxy statement/prospectus which is a part of this registration statement.

Item 22.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected, in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof,

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Latham, the State of New York, on January 29, 2003.

PLUG POWER INC.

By:	/s/ ROGER SAILLANT
Roger Saillant President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROGER SAILLANT Roger Saillant	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2003

/s/ DAVID A. NEUMANN David A. Neumann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2003

* Anthony F. Earley, Jr.	Director	January 29, 2003

* Larry G. Garberding	Director	January 29, 2003

* J. Douglas Grant	Director	January 29, 2003

* Douglas T. Hickey	Director	January 29, 2003

* George C. McNamee	Director	January 29, 2003

* John G. Rice	Director	January 29, 2003

* John M. Shalikashvili	Director	January 29, 2003

*By: /S/ ROGER SAILLANT Roger Saillant Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1
Agreement and Plan of Merger by and between Plug Power and Plug Power, LLC, a Delaware limited liability company, dated as of October 7, 1999 (incorporated by reference to Exhibit 2.1 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

2.2
Agreement and Plan of Merger by and among Plug Power Inc., Monmouth Acquisition Corp. and H Power Corp., dated as of November 11, 2002, as amended (excluding schedules and exhibits which Plug Power Inc. agrees to furnish supplementally to the Securities and Exchange Commission upon request) (attached as Annex A to the joint proxy statement/prospectus and incorporated herein by reference)

3.1	Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference to Exhibit 3.1 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999)

3.2	Amended and Restated By-laws of Plug Power Inc. (incorporated by reference to Exhibit 3.2 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999)

3.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Plug Power (incorporated by reference to Exhibit 3.3 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.1
Specimen certificate for shares of common stock, $.01 par value, of Plug Power Inc. (incorporated by reference to Exhibit 4.1 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

**5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities

*8.1	Opinion of Goodwin Procter LLP, as to certain tax matters

9.1	Form of Voting Agreement by and between Plug Power Inc. and certain stockholders of H Power Corp. (attached as Annex B to the joint proxy statement/prospectus and incorporated herein by reference)

10.1
Amended and Restated Limited Liability Company Agreement of GE Fuel Cell Systems, LLC, dated February 3, 1999, between GE On-Site Power, Inc. and Plug Power, LLC (incorporated by reference to Exhibit 10.1 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.2
Contribution Agreement, dated as of February 3, 1999, by and between GE On-Site Power, Inc. and Plug Power, LLC (incorporated by reference to Exhibit 10.2 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.3
Trademark and Trade Name Agreement, dated as of February 2, 1999, between General Electric Company and GE Fuel Cell Systems, LLC (incorporated by reference to Exhibit 10.3 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.4
Trademark Agreement, dated as of February 2, 1999, between Plug Power LLC and GE Fuel Cell Systems, LLC (incorporated by reference to Exhibit 10.4 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.5
Distributor Agreement, dated as of February 2, 1999 between GE Fuel Cell Systems, LLC and Plug Power, LLC (incorporated by reference to Exhibit 10.5 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.6
Side letter agreement, dated February 3, 1999, between General Electric Company and Plug Power, LLC (incorporated by reference to Exhibit 10.6 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

Exhibit No.	Exhibit Description

10.7
Mandatory Capital Contribution Agreement, dated as of January 26, 1999, between Edison Development Corporation, Mechanical Technology Incorporated and Plug Power, LLC and amendments thereto, dated August 25, 1999 and August 26, 1999 (incorporated by reference to Exhibit 10.7 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.8
LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Michael J. Cudahy (incorporated by reference to Exhibit 10.8 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.9
Warrant Agreement, dated as of February 16, 1999, between Plug Power, LLC and Michael J. Cudahy and amendment thereto, dated July 26, 1999 (incorporated by reference to Exhibit 10.9 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.10
LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Kevin Lindsey (incorporated by reference to Exhibit 10.10 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.11
LLC Interest Purchase Agreement, dated as of April 1, 1999, between Plug Power, LLC and Antaeus Enterprises, Inc. (incorporated by reference to Exhibit 10.11 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.12
LLC Interest Purchase Agreement, dated as of April 9, 1999, between Plug Power, LLC and Southern California Gas Company (incorporated by reference to Exhibit 10.12 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.13
Warrant Agreement, dated as of April 9, 1999, between Plug Power, LLC and Southern California Gas Company and amendment thereto, dated August 26, 1999 (incorporated by reference to Exhibit 10.13 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.14
Agreement, dated as of June 26, 1997, between the New York State Energy Research and Development Authority and Plug Power, LLC and amendments thereto dated as of December 17, 1997 and March 30, 1999 (incorporated by reference to Exhibit 10.14 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.15
Agreement, dated as of January 25, 1999, between the New York State Energy Research and Development Authority and Plug Power, LLC (incorporated by reference to Exhibit 10.15 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.16
Agreement, dated as of September 30, 1997, between Plug Power, LLC and the U.S. Department of Energy (incorporated by reference to Exhibit 10.16 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.17
Cooperative Agreement, dated as of September 30, 1998, between the National Institute of Standards and Technology and Plug Power, LLC, and amendment thereto dated May 10, 1999 (incorporated by reference to Exhibit 10.17 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.18
Joint Venture Agreement, dated as of June 14, 1999 between Plug Power, LLC, Polyfuel, Inc., and SRI International (incorporated by reference to Exhibit 10.18 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.19
Cooperative Research and Development Agreement, dated as of February 12, 1999, between Plug Power, LLC and U.S. Army Benet Laboratories (incorporated by reference to Exhibit 10.19 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

Exhibit No.	Exhibit Description

10.20
Nonexclusive License Agreement, dated as of April 30, 1993, between Mechanical Technology Incorporated and the Regents of the University of California (incorporated by reference to Exhibit 10.20 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.21
Development Collaboration Agreement, dated as of July 30, 1999, by and between John. Vaillant GMBH. U. CO. and Plug Power, LLC (incorporated by reference to Exhibit 10.21 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.22
Agreement of Sale, dated as of June 23, 1999, between Mechanical Technology, Incorporated and Plug Power, LLC (incorporated by reference to Exhibit 10.22 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.23
Assignment and Assumption Agreement, dated as of July 1, 1999, between the Town of Colonie Industrial Development Agency, Mechanical Technology, Incorporated, Plug Power, LLC, KeyBank, N.A., and First Albany Corporation (incorporated by reference to Exhibit 10.23 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.24
Replacement Reimbursement Agreement, dated as of July 1, 1999, between Plug Power, LLC and KeyBank, N.A (incorporated by reference to Exhibit 10.24 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.25
1997 Membership Option Plan and amendment thereto dated September 27, 1999 (incorporated by reference to Exhibit 10.25 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.26
Trust Indenture, dated as of December 1, 1998, between the Town of Colonie Industrial Development Agency and Manufacturers and Traders Trust Company, as trustee (incorporated by reference to Exhibit 10.26 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.27
Distribution Agreement, dated as of June 27, 1997, between Plug Power, LLC and Edison Development Corporation and amendment thereto dated September 27, 1999 (incorporated by reference to Exhibit 10.27 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.28
Agreement, dated as of June 27, 1999, between Plug Power, LLC and Gary Mittleman (incorporated by reference to Exhibit 10.28 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.29
Agreement, dated as of June 8, 1999, between Plug Power, LLC and Louis R. Tomson (incorporated by reference to Exhibit 10.29 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.30
Agreement, dated as of August 6, 1999, between Plug Power, LLC and Gregory A. Silvestri (incorporated by reference to Exhibit 10.30 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.31
Amendment, dated as of August 12, 1999, between Plug Power, LLC and William H. Largent (incorporated by reference to Exhibit 10.31 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.32
Agreement, dated as of August 20, 1999, between Plug Power, LLC and Dr. Manmohan Dhar (incorporated by reference to Exhibit 10.32 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

Exhibit No.	Exhibit Description

10.33	1999 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.33 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.34	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.34 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.35
Agreement, dated as of August 27, 1999, by Plug Power, LLC, Plug Power Inc., GE On-Site Power, Inc., GE Power Systems Business of General Electric Company, and GE Fuel Cell Systems, L.L.C. (incorporated by reference to Exhibit 10.35 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999)

10.36
Registration Rights Agreement entered into by Plug Power Inc. and the stockholders of Plug Power Inc. (incorporated herein by reference to Exhibit 10.36 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999)

10.37
Registration Rights Agreement to be entered into by Plug Power L.L.C. and GE On-Site Power Inc. (incorporated by reference to Exhibit 10.37 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999)

10.38
Agreement dated September 11, 2000, between Plug Power Inc. and Gary Mittleman (incorporated by reference to Exhibit 10.38 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2000)

10.39
Amendment No. 1 to Distributor Agreement dated February 2, 1999, between GE Fuel Cell Systems L.L.C. and Plug Power Inc. (incorporated by reference to Exhibit 10.39 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2000)

10.40
Amendment to Distributor Agreement dated February 2, 1999, made as of July 31, 2000, between GE Fuel Cell Systems L.L.C. and Plug Power Inc. (incorporated by reference to Exhibit 10.40 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2000)

10.41
Agreement, dated as of December 15, 2000, between Plug Power Inc. and Roger Saillant (incorporated by reference to Exhibit 10.41 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.42
Agreement dated February 13, 2001, between Plug Power Inc. and William H. Largent (incorporated by reference to Exhibit 10.42 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.43
Amendment dated September 19, 2000 to agreement, dated as of August 6, 1999, between Plug Power Inc. and Gregory A. Silvestri (incorporated by reference to Exhibit 10.43 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.44
Joint Development Agreement, dated as of June 2, 2000, between Plug Power Inc. and Engelhard Corporation (incorporated by reference to Exhibit 10.44 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.45
Amended and Restated Limited Liability Company Agreement of GE Fuel Cell Systems, L.L.C. dated August 21, 2001, between GE MicroGen, Inc. and Plug Power Inc. (incorporated by reference to Exhibit 10.45 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.46
Side Letter, dated August 21, 2001, to Amended and Restated Limited Liability Company Agreement of GE Fuel Cell Systems, L.L.C. between GE MicroGen, Inc. and Plug Power Inc. (incorporated by reference to Exhibit 10.46 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

Exhibit No.	Exhibit Description

10.47
First Amendment, dated July 25, 2001, to Registration Rights Agreement entered into by Plug Power, L.L.C. and GE On-Site Power, Inc. (incorporated by reference to Exhibit 10.47 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.48
Amended and Restated Distribution Agreement, dated as of August 21, 2001, between GE Fuel Cell Systems, LLC and Plug Power, LLC (incorporated herein by reference to Exhibit 10-48 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.49
Investment Agreement dated July 25, 2001, by and between Plug Power Inc. GE Power Systems Equities Inc. (incorporated by reference to Exhibit 10.49 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.50
Option to Purchase Common Stock of Plug Power Inc. by GE Power Systems Equities, Inc., dated August 21, 2001 (incorporated by reference to Exhibit 10.50 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.51
Services Agreement, dated March 17, 2000, between Plug Power Inc. and General Electric Company (incorporated by reference to Exhibit 10.51 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.52
Amendment, dated September 18, 2000, to the Services Agreement between Plug Power Inc. and General Electric Company (incorporated by reference to Exhibit 10.52 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.53
Amendment, dated December 31, 2000, to the Services Agreement between Plug Power Inc. and General Electric Company (incorporated by reference to Exhibit 10.53 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.54
Amendment, dated March 31, 2001, to the Services Agreement between Plug Power Inc. and General Electric Company (incorporated by reference to Exhibit 10.54 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.55
Amendment No. 1, dated February 27, 2002, to Services Agreement, between Plug Power Inc. and GE Microgen (f/k/a GE On-Site Power) (incorporated by reference to Exhibit 10.55 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.56
Agreement dated as of August 29, 2002, between Plug Power Inc. and W. Mark Schmitz (incorporated by reference to Exhibit 10.56 to Plug Power Inc.’s Quarterly Report on Form
10-Q for the third quarter ended September 30, 2002)

10.57
Agreement dated as of August 29, 2002, between Plug Power Inc. and Mark Sperry (incorporated by reference to Exhibit 10.57 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2002)

10.58
Agreement dated as of August 29, 2002, between Plug Power Inc. and John Elter (incorporated by reference to Exhibit 10.58 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2002)

11.1
Statement regarding computation of per share earnings (incorporated by reference to “Notes to Consolidated Financial Statements” in Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001)

**21.1	List of Subsidiaries

*23.1	Consent of KPMG LLP

*23.2	Consent of PricewaterhouseCoopers LLP

*23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and Exhibit 8.1)

Exhibit No.	Exhibit Description

**23.5	Consent of Lehman Brothers Inc.

**23.6	Consent of Stephens Inc.

**24.1	Power of Attorney

99.1	Fairness Opinion of Lehman Brothers (attached as Annex C to the joint proxy statement/prospectus and incorporated herein by reference)

99.2	Fairness Opinion of Stephens Inc. (attached as Annex D to the joint proxy statement/prospectus and incorporated herein by reference)

*99.3	Form of Plug Power Inc. Proxy Card

*99.4	Form of H Power Corp. Proxy Card

*	Filed herewith
**	Previously filed